Exhibit 10.12

ELEVENTH AMENDMENT TO CREDIT AGREEMENT

This ELEVENTH AMENDMENT TO CREDIT AGREEMENT, dated as of January 24, 2025 (this “Eleventh Amendment”), by and among AI PAVE Dutchco III B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Holdings”), Intermediate Dutch Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Intermediate Dutch Holdings”), Indy US Holdco, LLC, a Delaware limited liability company (“US Top Borrower”), Nielsen Consumer Inc., a Delaware corporation (the “US Borrower” and the “Borrower Representative”), Indy Dutch Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Dutch Borrower”, and together with US Top Borrower and US Borrower, the “Term Borrowers”), the Loan Guarantors party hereto, each financial institution identified on the signature pages hereto as a “Eleventh Amendment Dollar Refinancing Term Lender” (collectively, the “Eleventh Amendment Dollar Refinancing Term Lenders”), each financial institution identified on the signature pages hereto as a “Eleventh Amendment Euro Refinancing Term Lender” (collectively, the “Eleventh Amendment Euro Refinancing Term Lenders”, and together with the Eleventh Amendment Dollar Refinancing Term Lenders, the “Eleventh Amendment Refinancing Term Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and US collateral agent (in such capacity, the “US Collateral Agent”) and Kroll Agency Services (US) LLC, as non-US collateral agent (in such capacity, the “Non-US Collateral Agent” and, together with the Administrative Agent and the US Collateral Agent, collectively, the “Agents”). Capitalized terms not otherwise defined in this Eleventh Amendment have the same meanings as specified in the Amended Credit Agreement (as defined below).

RECITALS

WHEREAS, Holdings, Intermediate Dutch Holdings, the US Top Borrower, the US Borrower, the Dutch Borrower, the Revolving Borrowers from time to time party thereto, the lenders and issuing banks from time to time party thereto and the Agents have entered into that certain Credit Agreement, dated as of March 5, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of November 30, 2021, as further amended by that certain Second Amendment to Credit Agreement, dated as of December 3, 2021, as further amended by that certain Third Amendment to Credit Agreement, dated as of August 31, 2022, as further amended by that certain Fourth Amendment to Credit Agreement, dated as of January 31, 2023, as further amended by that certain Fifth Amendment to Credit Agreement, dated as of February 28, 2023, as further amended by that certain Sixth Amendment to Credit Agreement, dated as of June 7, 2023, as further amended by that certain Seventh Amendment to Credit Agreement, dated as of July 10, 2023, as further amended by that certain Eighth Amendment to Credit Agreement, dated as of June 28, 2024, as further amended by that certain Ninth Amendment to Credit Agreement, dated as of July 11, 2024, as further amended by that certain Tenth Amendment to Credit Agreement, dated as of July 18, 2024 (the “Tenth Amendment”), and as further amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the date hereof, together with all exhibits and schedules attached thereto, the “Existing Credit Agreement”);

WHEREAS, Holdings, Intermediate Dutch Holdings, the Term Borrowers, the Eleventh Amendment Refinancing Term Lenders and the Administrative Agent have agreed to amend the Existing Credit Agreement as hereinafter set forth (the Existing Credit Agreement as amended hereby, the “Amended Credit Agreement”);

WHEREAS, the Borrower Representative has requested that, on the Eleventh Amendment Effective Date (as defined below), (a)(i) the outstanding 2021 Repricing Dollar Term Loans and Ninth Amendment Dollar Refinancing Term Loans as of the Eleventh Amendment Effective Date be refinanced with a new term facility in accordance with the applicable provisions of the Existing Credit Agreement (including Sections 1.09 and 9.02(c)(i) thereof) consisting of Eleventh Amendment Dollar Refinancing Term Loans (as defined below) and (b) the outstanding 2021 Repricing Euro Term Loans and Ninth Amendment Euro

Refinancing Term Loans as of the Eleventh Amendment Effective Date be refinanced with a new term facility in accordance with the applicable provisions of the Existing Credit Agreement (including Sections 1.09 and 9.02(c)(i) thereof) consisting of Eleventh Amendment Euro Refinancing Term Loans (as defined below) as provided herein and in the Amended Credit Agreement; and

WHEREAS, (a) the Eleventh Amendment Dollar Refinancing Term Lenders have committed (the amount of such commitment, the “Eleventh Amendment Dollar Refinancing Term Loan Commitment”), subject to the terms and conditions hereinafter set forth, to make a Eleventh Amendment Dollar Refinancing Term Loan on the Eleventh Amendment Effective Date to the applicable Borrower in an aggregate principal amount equal to the aggregate principal amount of 2021 Repricing Dollar Term Loans and Ninth Amendment Dollar Refinancing Term Loans outstanding on the Eleventh Amendment Effective Date immediately prior to the consummation of this Amendment and (b) the Eleventh Amendment Euro Refinancing Term Lenders have committed (the amount of such commitment, the “Eleventh Amendment Euro Refinancing Term Loan Commitment” and together with the Eleventh Amendment Dollar Refinancing Term Loan Commitment, the “Eleventh Amendment Refinancing Term Loan Commitments”), subject to the terms and conditions hereinafter set forth, to make a Eleventh Amendment Euro Refinancing Term Loan on the Eleventh Amendment Effective Date to the applicable Borrower in an aggregate principal amount equal to the aggregate principal amount of 2021 Repricing Euro Term Loans and Ninth Amendment Euro Refinancing Term Loans outstanding on the Eleventh Amendment Effective Date immediately prior to the consummation of this Amendment.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Eleventh Amendment Refinancing Term Loans.

Subject to the terms and conditions set forth herein, at the Eleventh Amendment Effective Date, (i) the Eleventh Amendment Dollar Refinancing Term Lender agrees to make a new term loan (a “Eleventh Amendment Dollar Refinancing Term Loan”) to the applicable Borrower in an aggregate original principal amount equal to its Eleventh Amendment Dollar Refinancing Term Commitment under the Amended Credit Agreement as set forth opposite its name on Schedule I hereto and (ii) the Eleventh Amendment Euro Refinancing Term Lender agrees to make a new term loan (a “Eleventh Amendment Euro Refinancing Term Loan” and together with the Eleventh Amendment Dollar Refinancing Term Loan, the “Eleventh Amendment Refinancing Term Loans”) to the applicable Borrower in an aggregate original principal amount equal to its Eleventh Amendment Euro Refinancing Term Loan Commitment under the Amended Credit Agreement as set forth opposite its name on Schedule II hereto. The Eleventh Amendment Refinancing Term Loan Commitments shall constitute “Additional Term Commitments” under the Amended Credit Agreement and the Eleventh Amendment Refinancing Term Loans shall constitute “Additional Term Loans” under the Amended Credit Agreement.

SECTION 2. Amendments to the Existing Credit Agreement.

Subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 3 below, on and after the Eleventh Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ or ~~stricken text~~) and to add (x) the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and (y) the single-underlined text (indicated textually in the same manner as the following example: single-underlined text) as set forth in Annex I attached hereto.

SECTION 3. Conditions to the Eleventh Amendment Effective Date. The effectiveness of this Eleventh Amendment is subject to the satisfaction (or waiver) of the following conditions and this Eleventh Amendment shall become effective on the time at which such conditions are satisfied or waived (such date, the “Eleventh Amendment Effective Date”):

(a) this Eleventh Amendment shall have been duly executed by each Loan Party, the Administrative Agent and the Eleventh Amendment Refinancing Term Lenders (which may include a copy transmitted by facsimile or other electronic method);

(b) the Administrative Agent (or its counsel) shall have received, on behalf of the Eleventh Amendment Refinancing Term Lenders on the Eleventh Amendment Effective Date, a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special counsel for the Loan Parties, dated as of the Eleventh Amendment Effective Date and addressed to the Agents and the Eleventh Amendment Refinancing Term Lenders;

(c) the Administrative Agent shall have received, on behalf of the Eleventh Amendment Refinancing Term Lenders, a certificate of a Responsible Officer of each Term Borrower (or the Borrower Representative on its respective behalf), dated as of the Eleventh Amendment Effective Date, which shall (I) certify that (A) attached thereto is a true and complete copy of the resolutions, written consent or extract of minutes of a meeting, as applicable, of the board of directors or similar governing body of such Borrower authorizing the execution, delivery and performance of this Eleventh Amendment, and (B) such resolutions or written consent have not been modified, rescinded or amended and are in full force and effect and (II) certify that either (A)(1) attached thereto is a true and complete copy of (x) the certificate of incorporation (or equivalent governing document) of such Borrower and (y) the by-laws (or similar governing document) of such Borrower and (2) such documents have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendment thereto as of such date) or (B) the certificate of incorporation (or similar governing document) and bylaws (or similar governing document) of such Borrower have not been amended, repealed, modified or restated since the delivery of the certificate described in the Tenth Amendment;

(d) the representations and warranties of each Loan Party in Section 4 shall be true and correct in all material respects on and as of the Eleventh Amendment Effective Date (except in the case of any such representation or warranty which expressly relates to a given earlier date or earlier period, in which case such representation or warranty is made as of the respective earlier date or for the respective earlier period, as the case may be); provided, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such respective periods;

(e) no Event of Default exists on the Eleventh Amendment Effective Date;

(f) the Administrative Agent shall have received, on behalf of the Eleventh Amendment Refinancing Term Lenders, a certificate from a Responsible Officer of the Borrower Representative certifying as to the satisfaction of the conditions set forth in clauses (d) and (e) of this Section 3;

(g) the Administrative Agent shall have received, on behalf of the Eleventh Amendment Refinancing Term Lenders, at least three Business Days prior to the Eleventh Amendment Effective Date, (I) all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (II) to the extent any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a customary certification for such Borrower regarding beneficial ownership in relation to such Borrower, in each case of clauses (I) and (II), that has been reasonably requested by any Lender in writing at least ten Business Days in advance of the Eleventh Amendment Effective Date;

(h) the Administrative Agent shall have received, on behalf of the Eleventh Amendment Refinancing Term Lenders, an executed Borrowing Request in accordance with Section 2.03 of the Existing Credit Agreement in respect of the Eleventh Amendment Refinancing Term Loans; it being understood that the requirement to deliver such Borrowing Request shall not result in the imposition of any condition precedent that is otherwise expressly set forth herein;

(i) the Administrative Agent shall have received an executed prepayment notice, in accordance with Section 2.11(a) of the Existing Credit Agreement in respect the prepayment or replacement of any 2021 Repricing Dollar Term Loans, Ninth Amendment Dollar Refinancing Term Loans, 2021 Repricing Euro Term Loans and/or Ninth Amendment Euro Refinancing Term Loans;

(j) at the Eleventh Amendment Effective Date, the Borrower Representative shall have paid to the Administrative Agent, for distribution to each 2021 Repricing Term Loan Lender and Ninth Amendment Refinancing Term Lender, all accrued interest owing to such 2021 Repricing Term Loan Lender or Ninth Amendment Refinancing Term Lender, as applicable, as of the Eleventh Amendment Effective Date; and

(k) prior to or substantially concurrently with the funding of the Eleventh Amendment Refinancing Term Loans under the Amended Credit Agreement, the Administrative Agent shall have received all fees and expenses required to be paid by the Borrower Representative pursuant to the Amended Credit Agreement for which invoices have been presented at least three Business Days prior to the Eleventh Amendment Effective Date (or such later date to which the Borrower Representative may agree), which amounts may be offset against the proceeds of the Eleventh Amendment Refinancing Term Loans.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Eleventh Amendment, each Borrower hereby makes the representations and warranties in Article 3 of the Existing Credit Agreement and each other Loan Document to the Administrative Agent and the Lenders party hereto, in each case on and as of the Eleventh Amendment Effective Date (except in the case of any such representation or warranty which expressly relates to a given earlier date or earlier period, in which case such representation or warranty is made as of the respective earlier date or for the respective earlier period, as the case may be); provided, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such respective periods.

SECTION 5. Effects on Loan Documents.

(a) Except as specifically amended herein or contemplated hereby, each Loan Document continues to be in full force and effect and is hereby ratified and confirmed in all respects.

(b) The execution, delivery and effectiveness of this Eleventh Amendment does not operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor in any way limit, impair or otherwise affect the rights and remedies of the Lenders or the Agents under the Loan Documents.

(c) (i) Each of Holdings, Intermediate Dutch Holdings, each Borrower and each Subsidiary Guarantor acknowledges and agrees that on and after the Eleventh Amendment Effective Date, this Eleventh Amendment constitutes a Loan Document for all purposes under the Amended Credit Agreement and (ii) each of Holdings, Intermediate Dutch Holdings, each Borrower and each Subsidiary Guarantor hereby acknowledges and confirms all of its obligations and liabilities under the Existing Credit Agreement and each other Loan Document to which it is a party, in each case after giving effect to this Eleventh Amendment, and acknowledges and agrees that such obligations and liabilities continue in full force and effect on a continuous basis in respect of, and to secure, the Obligations under the Existing Credit Agreement and the other Loan Documents, in each case after giving effect to this Eleventh Amendment.

(d) On and after the Eleventh Amendment Effective Date, (i) each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Existing Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “the Existing Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Amended Credit Agreement, (ii) this Eleventh Amendment and the Amended Credit Agreement shall be read together and construed as a single instrument and (iii) the amendments constituted by this Eleventh Amendment shall, collectively, constitute a “Refinancing Amendment” under and as defined in the Existing Credit Agreement.

(e) Nothing herein shall be deemed to entitle Holdings, Intermediate Dutch Holdings, any Borrower nor any Subsidiary Guarantor to a further consent to, or a further waiver, amendment, modification or other change of, any term, condition, obligation, covenant or agreement contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

SECTION 6. Amendments; Execution in Counterparts; Severability.

(a) This Eleventh Amendment may not be amended nor may any provision hereof be waived except in accordance with the provisions of Section 1.13, Section 2.23 and Section 9.02 of the Amended Credit Agreement; and

(b) To the extent any provision of this Eleventh Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Eleventh Amendment in any jurisdiction.

SECTION 7. Agents. The Borrower Representative acknowledges and agrees that (i) JPMorgan Chase Bank, N.A., in its capacity as administrative agent and US collateral agent under the Existing Credit Agreement will continue to serve as Administrative Agent and US Collateral Agent under the Amended Credit Agreement and (ii) Kroll Agency Services (US) LLC, in its capacity as non-US collateral agent under the Existing Credit Agreement will continue to serve as Non-US Collateral Agent under the Amended Credit Agreement.

SECTION 8. Governing Law; Waiver of Jury Trial; Jurisdiction. THIS ELEVENTH AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS ELEVENTH AMENDMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The provisions of Sections 9.10(b), 9.10(c), 9.10(d) and 9.11 of the Existing Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 9. Headings. Section headings in this Eleventh Amendment are included herein for convenience of reference only, are not part of this Eleventh Amendment and shall not affect the construction of, or to be taken into consideration in interpreting, this Eleventh Amendment.

SECTION 10. Counterparts. This Eleventh Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Eleventh Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Eleventh Amendment. It is understood and agreed that, subject to any Requirement of Law, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any Loan Document shall be deemed to include any Electronic Signature, delivery or the keeping of any record in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11. Guarantor Consent and Reaffirmation. Each Loan Guarantor hereby (i) consents to the amendment of the Existing Credit Agreement effected hereby, (ii) acknowledges and agrees that all of its obligations under the Existing Credit Agreement, the Collateral Documents and the other Loan Documents to which it is a party (in each case, to the extent applicable, as amended hereby, are reaffirmed and remain in full force and effect), (iii) reaffirms (A) each Lien granted by it to the Collateral Agents for the benefit of the Secured Parties and (B) any guarantee made by it pursuant to the Loan Guaranty, (iv) acknowledges and agrees that the grant of a security interest by it as set forth in the applicable Security Agreement and/or any other applicable Collateral Document remains in full force and effect and continues to secure the obligations of the Loan Parties under the Amended Credit Agreement and (v) nothing contained in this Eleventh Amendment shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or the other Loan Documents, which remain in full force and effect, except as modified hereby.

SECTION 12. Appointment of Arrangers. The Borrower hereby appoints JPMorgan Chase Bank, N.A., UBS Securities LLC, HSBC Securities (USA) Inc., Royal Bank of Canada, BofA Securities, Inc., MUFG Bank, Ltd., Barclays Bank PLC, Deutsche Bank Securities Inc., Fifth Third Bank, National Association, BMO Capital Markets Corp., BNP Paribas Securities Corp., Banco Santander, S.A., New York Branch, Capital One, National Association, Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC and Standard Chartered Bank as lead arrangers in connection with this Eleventh Amendment (in such capacity, the “Lead Arrangers”). The Lead Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Eleventh Amendment except in their respective capacity as Agent, if applicable. Without limiting the foregoing, the Lead Arrangers shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lead Arrangers or other Persons so identified in deciding to enter into this Eleventh Amendment or in taking or not taking action hereunder.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

AI PAVE DUTCHCO III B.V.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Authorized Signatory

INTERMEDIATE DUTCH HOLDINGS:

INTERMEDIATE DUTCH HOLDINGS B.V.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer – Under powers of attorney from Intermediate Dutch Holdings B.V. and Nielsen Consumer LLC
Title:	Authorized Signatory

US TOP BORROWER:

INDY US HOLDCO, LLC

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Vice President and Treasurer

US BORROWER & BORROWER REPRESENTATIVE:

NIELSEN CONSUMER INC.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Senior Vice President and Treasurer

DUTCH BORROWER:

INDY DUTCH BIDCO B.V.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Authorized Signatory

[Signature Page to Eleventh Amendment to Credit Agreement]

SUBSIDIARY GUARANTORS:

NIELSEN PRECIMA, LLC

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	SVP – Treasurer

NIELSEN CONSUMER LLC

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Senior Vice President and Treasurer

THE NIELSEN COMPANY (EUROPE) SÀRL

By:	/s/ Emilie Darolles
Name:	Emilie Darolles
Title:	Authorized Signatory

TNC EUROPE B.V.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Authorized Signatory

NIELSENIQ SUB HOLDINGS I B.V.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Authorized Signatory

[Signature Page to Eleventh Amendment to Credit Agreement]

AC NIELSEN (NEDERLAND) B.V.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Authorized Signatory

NIELSEN PRECIMA B.V.

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Authorized Signatory

GFK GMBH

By:	/s/ Emilie Darolles
Name:	Emilie Darolles
Title:	Managing Director

By:	/s/ Michael Mueller
Name:	Michael Mueller
Title:	Authorized Signatory (Prokurist)

GRACE HOLDCO GMBH

By:	/s/ Thomas Kovats
Name:	Thomas Kovats
Title:	Managing Director

GRACE BIDCO GMBH

By:	/s/ Peter Schaedelbauer
Name:	Peter Schaedelbauer
Title:	Managing Director

GFK MIDDLE EAST CR HOLDING GMBH

By:	/s/ Thomas Kovats
Name:	Thomas Kovats
Title:	Managing Director

[Signature Page to Eleventh Amendment to Credit Agreement]

GFK ENTERTAINMENT GMBH

By:	/s/ Mathias Giloth
Name:	Mathias Giloth
Title:	Managing Director

GFK GEOMARKETING GMBH

By:	/s/ Doris Vera Luisa Steffen
Name:	Doris Vera Luisa Steffen
Title:	Managing Director

ACCELERATIO HOLDCO SÀRL

By:	/s/ Thomas Kovats
Name:	Thomas Kovats
Title:	Manager

GFK NORTH AMERICA HOLDING LLC
GFK US HOLDINGS, INC.
GFK US, LLC
GFK CUSTOM RESEARCH, LLC
GFK BOUTIQUE RESEARCH INC.

By:	/s/ Esther Koh
Name:	Esther Koh
Title:	President

[Signature Page to Eleventh Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and the US Collateral Agent

By:	/s/ Christopher Beery
Name: Christopher Beery
Title: Vice President

[Signature Page to Eleventh Amendment to Credit Agreement]

KROLL AGENCY SERVICES (US) LLC, as the Non-US Collateral Agent

By:	/s/ Jay Polcari
Name: Jay Polcari
Title: Transaction Manager

[Signature Page to Eleventh Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as an Eleventh Amendment Dollar Refinancing Term Lender

By:	/s/ Christopher Beery
Name: Christopher Beery
Title: Vice President

[Signature Page to Eleventh Amendment to Credit Agreement]

JPMORGAN CHASE BANK, LONDON BRANCH, as an Eleventh Amendment Euro Refinancing Term Lender

By:	/s/ Tom Hacker
Name: Tom Hacker
Title: Executive Director

[Signature Page to Eleventh Amendment to Credit Agreement]

ANNEX I TO ELEVENTH AMENDMENT TO CREDIT AGREEMENT

CREDIT AGREEMENT

as amended by

that certain First Amendment to Credit Agreement, dated as of November 30, 2021,

that certain Second Amendment to Credit Agreement, dated as of December 3, 2021,

that certain Third Amendment to Credit Agreement, dated as of August 31, 2022,

that certain Fourth Amendment to Credit Agreement, dated as of January 31, 2023,

that certain Fifth Amendment to Credit Agreement, dated as of February 28, 2023,

that certain Sixth Amendment to Credit Agreement, dated as of June 7, 2023,

that certain Seventh Amendment to Credit Agreement, dated as of July 10, 2023,

that certain Eighth Amendment to Credit Agreement, dated as of June 28, 2024,

that certain Ninth Amendment to Credit Agreement, dated as of July 11, 2024,

that certain Tenth Amendment to Credit Agreement, dated as of July 18, 2024, and that certain Eleventh Amendment to Credit Agreement, dated as of January 24, 2025 dated as of March 5, 2021

among

INDY US BIDCO, LLC,

as the US Borrower and the Borrower Representative,

INDY US HOLDCO, LLC,

as the US Top Borrower,

INDY DUTCH BIDCO B.V.,

as the Dutch Borrower,

EACH OTHER BORROWER PARTY HERETO,

together with the US Borrower, the US Top Borrower and the Dutch Borrower,

as the Borrowers,

AI PAVE DUTCHCO III B.V.,

as Holdings,

INTERMEDIATE DUTCH HOLDINGS B.V.,

as Intermediate Dutch Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders and Issuing Banks,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, US Collateral Agent, an Issuing Bank and the Swingline Lender,

and

KROLL AGENCY SERVICES (US) LLC,

as Non-US Collateral Agent,

BOFA SECURITIES, INC., UBS SECURITIES LLC, BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC., HSBC SECURITIES (USA) INC., RBC CAPITAL MARKETS1, MUFG BANK, LTD., WELLS FARGO SECURITIES, LLC, FIFTH THIRD BANK, NATIONAL ASSOCIATION, BMO CAPITAL MARKETS CORP., BNP PARIBAS SECURITIES CORP., CAPITAL ONE, NATIONAL ASSOCIATION, MIZUHO BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION AND TD SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(c)	–	Mortgages
Schedule 1.01(d)	–	Agreed Security Principles
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 4.01(b)	–	Local Counsel Opinions
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.15	–	Post-Closing Obligations
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 9.01	–	Borrowers’ Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-2	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Intellectual Property Security Agreement
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of First Lien Intercreditor Agreement
Exhibit F	–	Form of Revolving Borrower Joinder
Exhibit G	–	Form of Junior Lien Intercreditor Agreement
Exhibit H	–	Form of Interest Election Request
Exhibit I	–	Form of Loan Guaranty
Exhibit J	–	Form of Perfection Certificate
Exhibit K	–	Form of Joinder Agreement
Exhibit L	–	Form of Promissory Note
Exhibit M	–	Form of US Pledge and Security Agreement
Exhibit N	–	Form of Letter of Credit Request
Exhibit O-1	–	Form of Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)
Exhibit O-2	–	Form of Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes)
Exhibit O-3	–	Form of Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)
Exhibit O-4	–	Form of Tax Compliance Certificate (For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes)
Exhibit P	–	Form of Solvency Certificate

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 5, 2021 (this “Agreement”), by and among AI PAVE Dutchco III B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Holdings”), Intermediate Dutch Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Intermediate Dutch Holdings”), Indy US Holdco, LLC, a Delaware limited liability company (“US Top Borrower”), Indy US Bidco, LLC, a Delaware limited liability company (“US Bidco” and, prior to the consummation of the Closing US Merger (as defined below), the US Borrower), Nielsen Consumer Inc., a Delaware corporation (the “US Target” and, following the consummation of the Closing US Merger, the US Borrower), Indy Dutch Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Dutch Borrower”), the Revolving Borrowers from time to time party hereto (together with any other Restricted Subsidiary designated hereunder as an Additional Revolving Borrower pursuant to the terms hereof), the Lenders from time to time party hereto, the Issuing Banks from time to time party hereto, JPMorgan Chase Bank, N.A. (“JPMorgan”) in its capacities as administrative agent for the Lenders (in such capacity and together with its successors and assigns, the “Administrative Agent”), US collateral agent for the Secured Parties (in such capacity and together with its successors and assigns, the “US Collateral Agent”), an Issuing Bank and the Swingline Lender and Kroll Agency Services (US) LLC in its capacity as non-US collateral agent for the Secured Parties (in such capacity and together with its successors and assigns, the “Non-US Collateral Agent”).

RECITALS

A. Pursuant to the terms of the Acquisition Agreement, (i) (x) US Bidco will acquire all of the issued and outstanding Capital Stock of the US Target and (y) immediately thereafter US Bidco shall merge (the “Closing US Merger”) with and into the US Target, with the US Target as the surviving entity, (ii) the Dutch Borrower will acquire all of the issued and outstanding Capital Stock of (x) TNC Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (the “Dutch Target”) and (y) The Nielsen Company (Europe) Sàrl, a limited liability company (société à responsabilité limitée) incorporated and organized under the laws of Switzerland (the “Swiss Target” and together with the US Target and the Dutch Target, the “Target”), and (iii) the Dutch Borrower will acquire and become the “lender” under the Swiss Note (as defined in the Acquisition Agreement) (the foregoing clauses (i), (ii) and (iii), collectively the “Closing Date Acquisition”).

B. Substantially concurrently with the consummation of the Closing Date Acquisition, the Target and its subsidiaries that are guarantors and/or security providers under the Seller Debt Facilities (as defined in the Acquisition Agreement) (in each case, other than letters of credit or bank guarantees issued in respect of obligations of the Target and its subsidiaries that are replaced, backstopped, cash collateralized or with respect to which other arrangements have been made in accordance with the terms of such Seller Debt Facilities), will be released from their obligations thereunder and all Liens and guarantees granted by the Target and/or its subsidiaries thereunder will be terminated (the “Closing Date Releases”).

C. To fund a portion of the consideration for the Acquisition, the Borrowers have requested that the Lenders extend credit under this Agreement in the form of (x) Initial Term Loans on the Closing Date consisting of (1) a Dollar tranche in the aggregate principal amount of $950,000,000, (2) a Euro tranche in the aggregate principal amount of €545,000,000 and (3) a Canadian Dollar tranche in the aggregate principal amount of C$128,000,000 and (y) an Initial Revolving Facility with an available amount of $350,000,000.

D. The Revolving Facility will include the ability of the Revolving Lenders (or any of their Affiliates) to provide one or more Ancillary Facilities from time to time.

E. The Lenders (including the 2021 Repricing Term Loan Lenders, the 2021 Incremental Euro Term Loan Lender, the Fifth Amendment Incremental Term Lenders, the Seventh Amendment Incremental Lenders, the Ninth Amendment Refinancing Term Lenders and the Eleventh Amendment Refinancing Term Lenders) are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2021 Incremental Euro Term Loan” has the meaning assigned to such term in the First Amendment.

“2021 Incremental Euro Term Loan Lender” has the meaning assigned to such term in the First Amendment.

“2021 Repricing Dollar Term Loan Lender” means any Lender that holds a 2021 Repricing Dollar Term Loan.

“2021 Repricing Dollar Term Loans” has the meaning assigned to such term in the First Amendment.

“2021 Repricing Euro Term Loans” has the meaning assigned to such term in the First Amendment (and includes, for the avoidance of doubt, the 2021 Incremental Euro Term Loans).

“2021 Repricing Term Loan Lender” means any Lender that holds a 2021 Repricing Dollar Term Loan or a 2021 Repricing Euro Term Loan.

“2021 Repricing Term Loans” means the 2021 Repricing Euro Term Loans, the 2021 Repricing Dollar Term Loans and the Tranche B-3 Term Loans.

“2023 Incremental Dollar Term Lenders” means each Lender with an outstanding 2023 Incremental Dollar Term Loan.

“2023 Incremental Dollar Term Loans” means the Fifth Amendment Dollar Incremental Term Loans and the Seventh Amendment Dollar Incremental Term Loans.

“2023 Incremental Term Loan Lenders” means each Lender with an outstanding 2023 Incremental Term Loan.

“2023 Incremental Term Loans” means the 2023 Incremental Dollar Term Loans and the Seventh Amendment Euro Incremental Term Loans.

“2023 MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v)(B).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceleratio” means Acceleratio Holdco S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 2, rue Edward Steichen, L-2540 Luxembourg, registered with the RCSL under number B210752.

“Acceptable Debtor-In-Possession Financings” means any debtor-in-possession or similar financing (a) incurred by Holdings, Intermediate Dutch Holdings or a Restricted Subsidiary following a voluntary petition by Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries under or in connection with any Debtor Relief Law and (b) approved pursuant to an order of an applicable court under any Debtor Relief Law; provided, that, in the event that all or any portion of such debtor-in-possession financing is provided by a Lender or an Affiliate thereof, each Lender (as of the time of incurrence thereof) shall have been offered an opportunity to participate in such debtor in-possession financing on a pro rata basis.

“ACH” means automated clearing house transfers.

“Acquisition” means the Closing Date Acquisition and, if any, each Potential Subsequent Acquisition and the other transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of October 31, 2020 (and as amended pursuant to that certain Letter Agreement, dated as of March 5, 2021), by and among the US Borrower, the Dutch Borrower and Nielsen Holdings PLC.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Loans” means any Additional Revolving Loan and any Additional Term Loan.

“Additional Revolving Borrower” means any Restricted Subsidiary as may be requested by the Borrower Representative to become an Additional Revolving Borrower in accordance with Section 2.24.

“Additional Revolving Credit Commitments” means any Revolving Credit Commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii); provided that, with respect to any Additional Revolving Credit Commitment of any Lender, other than for purposes of determining the Required Lenders or Required Revolving Lenders at any time, if such Lender is an Ancillary Lender, such Additional Revolving Credit Commitment is decreased by the amount of such Lender’s Ancillary Commitment (and is increased to the extent that any such Ancillary Commitment is reduced, cancelled or terminated).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Incremental Amount” has the meaning assigned to such term in clause (a)(iii) of the definition of “Incremental Cap”.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any term commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Section 2.22, 2.23 and/or 9.02(c)(i).

“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR Rate for such calculation, plus (b) the Term SOFR Adjustment; provided, that in no event shall the Adjusted Term SOFR Rate be less than (i) 0.00% in the case of the Eighth Amendment Revolving Loans or (ii) 0.50% in the case of the Eleventh Amendment Dollar Refinancing Term Loans.

“Adjustment” has the meaning assigned to such term in Section 1.13(a).

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fee Letter” means that certain administrative agent fee letter dated as of the Eighth Amendment Effective Date, by and among the Borrower Representative, the Administrative Agent and the US Collateral Agent.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Advent” means Advent International, L.P.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries, threatened in writing, against or affecting Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries or any property of Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Intermediate Dutch Holdings solely because it is an unrelated portfolio company of the Sponsor and none of the Agents, the Arrangers, the Project Grace Arrangers, the Ninth Amendment Lead Arrangers, the Eleventh Amendment Lead Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Intermediate Dutch Holdings or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Intermediate Dutch Holdings and/or any subsidiary of Intermediate Dutch Holdings.

“Affiliated Lender Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-1 and/or (b) any other form approved by the Administrative Agent and the Borrower Representative.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agents” means, collectively, the Administrative Agent, the US Collateral Agent and the Non-US Collateral Agent.

“Agreed Security Principles” means the principles set forth on Schedule 1.01(d) and the provisions of Section 5.12(d).

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.25.

“Agency Resignation Agreement” means the Agency Resignation Agreement, dated as of the Eighth Amendment Effective Date, by and among the Borrowers, Holdings, Intermediate Dutch Holdings, the Agents and the Previous Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis and, for the avoidance of doubt, the Published LIBO Rate for any day shall be based on the rate determined on such day at 11:00 a.m. (London time)) plus 1.00%, (c) the Prime Rate and (d) 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Published LIBO Rate. Notwithstanding anything to the contrary herein and solely in connection with any Term SOFR Rate Loan, each reference to “Published LIBO Rate” in this definition of “Alternate Base Rate” shall be deemed to be a reference to the “Adjusted Term SOFR Rate”.

“Alternate Currency” means Euros, Canadian Dollars and, in the case of Revolving Loans, Letters of Credit and Swingline Loans, each other currency that is approved in accordance with Section 1.10.

“Ancillary Borrower” and “Ancillary Borrowers” means all or any of the Revolving Borrowers and/or any direct or indirect Wholly-Owned Restricted Subsidiary of Intermediate Dutch Holdings.

“Ancillary Commencement Date” means, with respect to any Ancillary Facility, the date (which must be a Business Day prior to the Maturity Date for the Revolving Facility related to the Ancillary Facility) on which such Ancillary Facility is first made available.

“Ancillary Commitment” means, with respect to any Ancillary Lender and any Ancillary Facility, the maximum applicable Dollar Equivalent amount which such Ancillary Lender has agreed (whether or not subject to the satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility in accordance with Section 2.25 hereof to the extent such amount has not been cancelled or reduced under this Agreement or the Ancillary Documents relating to such Ancillary Facility.

“Ancillary Document” means each document, instrument or agreement relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means (a) any overdraft, automated payment, check drawing and/or other current account facility, (b) any short term loan facility, (c) any foreign exchange facility, (d) any standby letter of credit, documentary letter of credit, suretyship, suretyship on first demand, guarantee and/or bonding facility or any other instrument to provide a contingent liability, (e) any derivatives facility, (f) any notional cash pooling, cash concentration, target balancing, cash/overdraft netting, liquidity management or other cash management facility, (g) stay, customs, appeal, performance and/or return of money bonds or similar obligations and/or (g) any other facility or financial accommodation that may be required or appropriate in connection with the business of Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries, in each case, that is made available by an Ancillary Lender in accordance with Section 2.25.

“Ancillary Lender” means each Revolving Lender (or Affiliate of a Revolving Lender, or branch of any Revolving Lender or of an Affiliate of any Revolving Lender) that makes available an Ancillary Facility in accordance with Section 2.25.

“Ancillary Obligations” means all obligations in respect of Ancillary Outstandings (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Ancillary Outstandings” means, at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, the aggregate of the Dollar Equivalent (as calculated in accordance with this Agreement) of the sum (without duplication) of the following amounts outstanding under such Ancillary Facility, (a) the principal amount owing under each overdraft facility and on-demand short term loan facility (net of any credit balance on any account of any Borrower under any Ancillary Facility with the relevant Ancillary Lender to the extent that such credit balance is freely available to be set-off by such Ancillary Lender against liabilities owing by such Borrower under such Ancillary Facility), (b) the aggregate stated amount available to be drawn under each guaranty, bond and letter of credit provided or issued under such Ancillary Facility plus any unreimbursed amounts in respect of drawings under each such guaranty, bond and letter of credit (with the amount available to be drawn under any guaranty, bond or letter of credit to be determined in a manner substantially similar to how amounts available to be drawn under Letters of Credit or Bank Guarantees are calculated hereunder), (c) all net obligations owing to such Ancillary Lender under any derivatives facility and (d) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and the terms of the relevant Ancillary Document, in each case of the foregoing clauses (a) through (d), net of any cash cover for that Ancillary Facility and any credit balances on any account of any Ancillary Borrower with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set-off by that Ancillary Lender against liabilities owed to it by that Ancillary Borrower and in each case as determined by such Ancillary Lender, acting reasonably and in accordance with the relevant Ancillary Document, or (if not provided for in the relevant Ancillary Document), after consultation with the relevant Ancillary Borrower, in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Applicable Ancillary Borrower” means any Revolving Borrower and/or any direct or indirect Wholly-Owned Restricted Subsidiary of Intermediate Dutch Holdings, in each case, that is a borrower, counterpart or similar, under an Ancillary Facility.

“Applicable Borrower” means any Term Borrower and/or any Revolving Borrower, as the context may require.

“Applicable Percentage” means, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that (i) for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation and (ii) when any Revolving Lender (or its applicable Affiliate) provides Ancillary Commitments under a certain Class of Revolving Credit Commitments, the Applicable Percentage with respect to any Obligations outstanding under such Revolving Credit Commitments prior to the incurrence of the obligations under such Ancillary Facility shall be calculated without giving effect to the reduction in the Total Revolving Credit Commitments of such Class as a result of the incurrence of such Ancillary Commitment until (1) the end of the Interest Period then in effect or (2) the next Credit Extension with respect to Revolving Credit Commitments of such Class, at which point, the Applicable Percentage shall be calculated after giving effect to the reduction in the Total Revolving Credit Commitments of such Class as a result of the incurrence of such Ancillary Commitment. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, with respect to:

(a) any Tranche B-1 Term Loan at any time prior to the First Amendment Effective Date, the rate per annum applicable to the Type of Loans in the table set forth below under the caption “ABR Spread for Tranche B-1 Term Loans” or “LIBO Rate Spread for Tranche B-1 Term Loans”, as the case may be, based upon the applicable First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR Spread for Tranche B-1 Term Loans	LIBO Rate Spread for Tranche B-1 Term Loans
Category 1 Greater than 1.75 to 1.00	3.00%	4.00%
Category 2 Less than or equal to 1.75 to 1.00	2.75%	3.75%

(b) any Tranche B-2 Term Loan at any time prior to the First Amendment Effective Date, the rate per annum applicable to the Type of Loans in the table set forth below under the caption “LIBO Rate Spread for Tranche B-2 Loans” based upon the applicable First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	LIBO Rate Spread for Tranche B-2 Term Loans
Category 1
Greater than 1.75 to 1.00	4.00%
Category 2
Less than or equal to 1.75 to 1.00 and greater than 1.25 to 1.00	3.75%
Category 3
Less than or equal to 1.25 to 1.00	3.50%

(c) any Tranche B-3 Term Loan:

(i) at any time prior to the First Amendment Effective Date, the rate per annum applicable to the Type of Loans in the table set forth below under the caption “Canadian Prime Rate Spread for Tranche B-3 Term Loans” or “LIBO Rate Spread for Tranche B-3 Term Loans”, as the case may be, based upon the applicable First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	Canadian Prime Rate Spread for Tranche B-3 Term Loans	LIBO Rate Spread for Tranche B-3 Term Loans
Category 1 Greater than 1.75 to 1.00	3.75%	4.75%
Category 2 Less than or equal to 1.75 to 1.00	3.50%	4.50%

and

(ii) at any time on and after the First Amendment Effective Date, the rate per annum applicable to the Type of Loans in the table set forth below under the caption “Canadian Prime Rate Spread for Tranche B-3 Term Loans” or “LIBO Rate and Daily Simple CORRA Spread for Tranche B-3 Term Loans”, as the case may be, based upon the applicable First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	Canadian Prime Rate Spread for Tranche B-3 Term Loans	LIBO Rate and Daily Simple CORRA Spread for Tranche B-3 Term Loans
Category 1 Greater than 1.75 to 1.00	3.25%	4.25%
Category 2 Less than or equal to 1.75 to 1.00	3.00%	4.00%

(d)

(i) at any time prior to the First Amendment Effective Date, any Initial Revolving Loan, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “ABR and Canadian Prime Rate Spread for Initial Revolving Loans” or “LIBO Rate Spread for Initial Revolving Loans”, as the case may be, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR, Canadian Prime Rate and Overnight Rate Spread for Initial Revolving Loans (including Swingline Loans)	LIBO Rate Spread for Initial Revolving Loans
Category 1
Greater than 1.75 to 1.00	3.00%	4.00%
Category 2
Less than or equal to 1.75 to 1.00 and greater than 1.25 to 1.00	2.75%	3.75%
Category 3
Less than or equal to 1.25 to 1.00	2.50%	3.50%

; (ii) at any time on and after the First Amendment Effective Date but prior to the Third Amendment Effective Date, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “ABR and Canadian Prime Rate Spread for Initial Revolving Loans” or “LIBO Rate Spread for Initial Revolving Loans”, as the case may be, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR, Canadian Prime Rate and Overnight Rate Spread for Initial Revolving Loans (including Swingline Loans)	LIBO Rate Spread for Initial Revolving Loans
Category 1
Greater than 1.75 to 1.00	2.75%	3.75%
Category 2
Less than or equal to 1.75 to 1.00 and greater than 1.25 to 1.00	2.50%	3.50%
Category 3
Less than or equal to 1.25 to 1.00	2.25%	3.25%

; (iii) at any time on and after the Third Amendment Effective Date but prior to the Eighth Amendment Effective Date, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “ABR and Canadian Prime Rate Spread for Initial Revolving Loans”, “LIBO Rate Spread for Initial Revolving Loans denominated in Alternate Currencies” or “Adjusted Term SOFR Rate Spread for Initial Revolving Loans denominated in Dollars”, as the case may be, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR, Canadian Prime Rate and Overnight Rate Spread for Initial Revolving Loans (including Swingline Loans)	LIBO Rate Spread for Initial Revolving Loans denominated in Alternate Currencies	Adjusted Term SOFR Rate Spread for Initial Revolving Loans denominated in Dollars
Category 1
Greater than 1.75 to 1.00	2.75%	3.75%	3.75%
Category 2
Less than or equal to 1.75 to 1.00 and greater than 1.25 to 1.00	2.50%	3.50%	3.50%
Category 3
Less than or equal to 1.25 to 1.00	2.25%	3.25%	3.25%

; and (iv) at any time on and after the Eighth Amendment Effective Date, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “ABR, Canadian Prime Rate Spread and Overnight Rate Spread for Eighth Amendment Revolving Loans (including Swingline Loans)”, “LIBO Rate and Daily Simple CORRA Spread for Eighth Amendment Revolving Loans denominated in Alternate Currencies” or “Adjusted Term SOFR Rate Spread for Eighth Amendment Revolving Loans denominated in Dollars”, as the case may be, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR, Canadian Prime Rate and Overnight Rate Spread for Eighth Amendment Revolving Loans (including Swingline Loans)	LIBO Rate and Daily Simple CORRA Spread for Eighth Amendment Revolving Loans denominated in Alternate Currencies	Adjusted Term SOFR Rate Spread for Eighth Amendment Revolving Loans denominated in Dollars
Category 1
Greater than 1.75 to 1.00	2.75%	3.75%	3.75%
Category 2
Less than or equal to 1.75 to 1.00 and greater than 1.25 to 1.00	2.50%	3.50%	3.50%
Category 3
Less than or equal to 1.25 to 1.00	2.25%	3.25%	3.25%

(e) any 2021 Repricing Dollar Term Loans at any time prior to the Eleventh Amendment Effective Date, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “ABR Spread for 2021 Repricing Dollar Term Loan” or “Adjusted Term SOFR Rate Spread for 2021 Repricing Dollar Term Loan”, as the case may be, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	ABR Spread for 2021 Repricing Dollar Term Loan	Adjusted Term SOFR Rate Spread for 2021 Repricing Dollar Term Loan
Category 1 Greater than 1.75 to 1.00	2.75%	3.75%
Category 2 Less than or equal to 1.75 to 1.00	2.50%	3.50%

(f) any 2021 Repricing Euro Term Loan at any time after the First Amendment Effective Date but prior to the Eleventh Amendment Effective Date, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “LIBO Rate Spread for 2021 Repricing Euro Term Loan”, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	LIBO Rate Spread for 2021 Repricing Euro Term Loan
Category 1
Greater than 1.75 to 1.00	3.75%
Category 2
Less than or equal to 1.75 to 1.00 and greater than 1.25 to 1.00	3.50%
Category 3
Less than or equal to 1.25 to 1.00	3.25%

(g) any 2023 Incremental Dollar Term Loan at any time prior to the Ninth Amendment Effective Date, (i) 6.25% per annum with respect to Term SOFR Rate Loans and (ii) 5.25% per annum with respect to ABR Loans;

(h) any Seventh Amendment Euro Incremental Term Loan at any time prior to the Ninth Amendment Effective Date, 6.50% per annum;

(i) any Ninth Amendment Dollar Refinancing Term Loan at any time on and after the Ninth Amendment Effective Date but prior to the Eleventh Amendment Effective Date, (i) 4.75% per annum with respect to Term SOFR Rate Loans and (ii) 3.75% per annum with respect to ABR Loans;

(j) any Ninth Amendment Euro Refinancing Term Loan at any time on and after the Ninth Amendment Effective Date but prior to the Eleventh Amendment Effective Date, 4.75% per annum;

(k) any Eleventh Amendment Dollar Refinancing Term Loan at any time on and after the Eleventh Amendment Effective Date, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “ABR Spread for Eleventh Amendment Dollar Refinancing Term Loan” or “Adjusted Term SOFR Rate Spread for Eleventh Amendment Dollar Refinancing Term Loan”, as the case may be, based upon the First Lien Gross Leverage Ratio; provided that, upon the occurrence of the first IPO after the Eleventh Amendment Effective Date, the Applicable Rate with respect to any Eleventh Amendment Dollar Refinancing Term Loan shall be permanently reduced by 0.25%:

First Lien Gross Leverage Ratio	ABR Spread for Eleventh Amendment Dollar Refinancing Term Loan	Adjusted Term SOFR Rate Spread for Eleventh Amendment Dollar Refinancing Term Loan
Category 1 Greater than 3.90 to 1.00	2.50%	3.50%
Category 2 Less than or equal to 3.90 to 1.00	2.25%	3.25%

(l) any Eleventh Amendment Euro Refinancing Term Loan at any time on and after the Eleventh Amendment Effective Date, the rate per annum applicable to the relevant Type of Loans in the table set forth below under the caption “LIBO Rate Spread for Eleventh Amendment Euro Refinancing Term Loan”, based upon the First Lien Gross Leverage Ratio; provided that, upon the occurrence of the first IPO after the Eleventh Amendment Effective Date, the Applicable Rate with respect to any Eleventh Amendment Euro Refinancing Term Loan shall be permanently reduced by 0.25%:

First Lien Gross Leverage Ratio	LIBO Rate Spread for Eleventh Amendment Euro Refinancing Term Loan
Category 1
Greater than 3.90 to 1.00	3.50%
Category 2
Less than or equal to 3.90 to 1.00 and greater than 3.40 to 1.00	3.25%
Category 3
Less than or equal to 3.40 to 1.00	3.00%

The Applicable Rate with respect to any Tranche B-1 Term Loan, Tranche B-2 Term Loan, Tranche B-3 Term Loan, Initial Revolving Loan (including any Swingline Loan), Eighth Amendment Revolving Loan (including any Swingline Loan), 2021 Repricing Dollar Term Loans, 2021 Repricing Euro Term Loans, Eleventh Amendment Dollar Refinancing Term Loans and Eleventh Amendment Euro Refinancing Term Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Net Leverage Ratio or the First Lien Gross Leverage Ratio, as applicable, in accordance with the table above; provided, that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Tranche B-1 Term Loan, Tranche B-2 Term Loan, Tranche B-3 Term Loan and/or any Initial Revolving Loan shall be the applicable rate per annum set forth in Category 1 of the applicable table set forth above; provided, further that, at the election of (i) with respect to the Tranche B-1 Term Loans that are LIBO Rate Loans, the Required Tranche B-1 Term Loan Lenders, (ii) with respect to the Tranche B-2 Term Loans that are LIBO Rate Loans, the Required Tranche B-2 Term Loan Lenders, (iii) with respect to Tranche B-3 Term Loans that are LIBO Rate Loans, the Required Tranche B-3 Term Lenders, (iv) with respect to the Initial Revolving Loans (including Swingline Loans) and the Eighth Amendment Revolving Loans (including Swingline Loans), the Required Revolving Lenders, (v) with respect to 2021 Repricing Dollar Term Loans that are Term SOFR Rate Loans, the Required 2021 Repricing Dollar Term Loan Lenders, (vi) with respect to 2021 Repricing Euro Term Loans that are LIBO Rate Loans, the Required 2021 Repricing Euro Term Loan Lenders, (vii) with respect to Eleventh Amendment Dollar Refinancing Term Loans that are Term SOFR Rate Loans, the Required Eleventh Amendment Dollar Refinancing Term Loan Lenders and (viii) with respect to Eleventh Amendment Euro Refinancing Term Loans that are LIBO Rate Loans, the Required Eleventh Amendment Euro Refinancing Term Loan Lenders, as applicable, if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for any Tranche B-1 Term Loan, Tranche B-2 Term Loan, Tranche B-3 Term Loan, Initial Revolving Loan, Eighth Amendment Revolving Loan, Swingline Loan, 2021 Repricing Euro Term Loans, 2021 Repricing Dollar Term Loans, Eleventh Amendment Dollar Refinancing Term Loans or Eleventh Amendment Euro Refinancing Term Loans shall be the rate per annum set forth in the applicable table above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Applicable Revolving Borrower” means any Revolving Borrower, as the context may require.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that (i) for purposes of Section 2.21, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations and (ii) when any Revolving Lender (or its applicable Affiliate) provides Ancillary Commitments under a certain Class of Revolving Credit Commitments, the Applicable Revolving Credit Percentage with respect to any Obligations outstanding under such Revolving Credit Commitments prior to the incurrence of the obligations under such Ancillary Facility shall be calculated without giving effect to the reduction in the Total Revolving Credit Commitments of such Class as a result of the incurrence of such Ancillary Commitment until (1) the end of the Interest Period then in effect or (2) the next Credit Extension with respect to Revolving Credit Commitments of such Class, at which point, the Applicable Revolving Credit Percentage shall be calculated after giving effect to the reduction in the Total Revolving Credit Commitments of such Class as a result of the incurrence of such Ancillary Commitment. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Approved Jurisdiction” means the US, the Netherlands, Canada, Mexico, the United Kingdom and Germany and, in each case, any state, province, territory or other similar local unit therein.

“Arrangers” means BofA Securities, Inc., UBS Securities LLC, Barclays Bank PLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., RBC Capital Markets, MUFG Bank, Ltd., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, BMO Capital Markets Corp., BNP Paribas Securities Corp., Capital One, National Association, Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation and TD Securities (USA) LLC, in their respective capacities as joint lead arrangers and joint bookrunners hereunder.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-2 and/or (b) any other form approved by the Administrative Agent and the Borrower Representative.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of $196,800,000 and 40% of Consolidated Adjusted EBITDA as of the end of the most recently ended Test Period; plus

(ii) an amount, not less than zero for any period, equal to the Retained Excess Cash Flow Amount (provided, that the Retained Excess Cash Flow Amount shall not be available for any Restricted Payment pursuant to Section 6.04(a)(iii)(A) or any Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A), in each case, if an Event of Default under Sections 7.01(a), (f) or (g) exists at the time of declaration of such Restricted Payment); plus

(iii) (A) the amount of any capital contribution in respect of Qualified Capital Stock or the proceeds of any issuance of Qualified Capital Stock after the Closing Date (other than any amount (1) constituting a Cure Amount or an Available Excluded Contribution Amount, (2) received from Intermediate Dutch Holdings or any Restricted Subsidiary or (3) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received or deemed to be received as Cash equity by Intermediate Dutch Holdings or any of its Restricted Subsidiaries, plus (B) the fair market value, as determined by the Borrower Representative in good faith, of Cash Equivalents, marketable securities or other property received or deemed to be received by Intermediate Dutch Holdings or any Restricted Subsidiary as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of

Qualified Capital Stock (other than any amount (1) constituting a Cure Amount or an Available Excluded Contribution Amount or (2) received from Intermediate Dutch Holdings or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock), of Intermediate Dutch Holdings or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to Intermediate Dutch Holdings or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of Intermediate Dutch Holdings, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as determined by the Borrower Representative in good faith) of any assets received by Intermediate Dutch Holdings or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the Net Proceeds received by Intermediate Dutch Holdings or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than Intermediate Dutch Holdings or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for the purposes of determining the amount of such Investment (pursuant to the definition thereof) the proceeds received (or deemed to be received) by Intermediate Dutch Holdings or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments and interest payments of loans, in each case, received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus

(vii) an amount equal to the sum of (A) the amount of any Investment by Intermediate Dutch Holdings or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary or any other Person (other than Intermediate Dutch Holdings or any Restricted Subsidiary) that has been re-designated as or has become, as applicable, a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, Intermediate Dutch Holdings or any Restricted Subsidiary and (B) the fair market value (as determined by the Borrower Representative in good faith) of the assets (including cash or Cash Equivalents) of any Unrestricted Subsidiary or any other Person (other than Intermediate Dutch Holdings or any Restricted Subsidiary) that have been distributed, conveyed or otherwise transferred to Intermediate Dutch Holdings or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) to the extent not already included in the Retained Excess Cash Flow Amount the aggregate amount of any Cash dividend or other Cash distribution received (or deemed received) by Intermediate Dutch Holdings or any Restricted Subsidiary from any Unrestricted Subsidiary after the Closing Date; plus

(ix) the amount of any Declined Proceeds; plus

(x) the amount of any Retained Asset Sale Proceeds; plus

(xi) the fair market value of any First Lien Debt and/or Junior Lien Debt that has been contributed to Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries in accordance with Section 9.05(g) (or any comparable provision under any definitive documentation governing such First Lien Debt and/or Junior Lien Debt, as applicable); plus

(xii) the aggregate face amount of any Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary that is cancelled, released or otherwise terminated by virtue of the incurrence or assumption by any Unrestricted Subsidiary of any such Indebtedness, including by way of an “exchange” or similar transaction; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets (as determined by the Borrower Representative in good faith, but excluding any Cure Amount and/or any Contribution Indebtedness Amount) received (or deemed received) by Intermediate Dutch Holdings or any of its Restricted Subsidiaries after the Closing Date from:

(a) contributions (or deemed contributions) of assets (including cash) in respect of Qualified Capital Stock of Intermediate Dutch Holdings (other than any amount received from any Restricted Subsidiary); and

(b) the sale or issuance of Qualified Capital Stock of Intermediate Dutch Holdings (other than (x) to any Restricted Subsidiary, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated by the Borrower Representative as an Available Excluded Contribution Amount on or promptly after the date on which the relevant capital contribution is made (or deemed to be made) or the relevant proceeds are received (or deemed to be received), as the case may be, and which are excluded from the calculation of the Available Amount.

“Available RP Capacity Amount” means, at any time, the aggregate amount of Restricted Payments that may be made at such time pursuant to Sections 6.04(a)(iii)(A), (x) and/or (xi).

“Available Tenor” means, as of any date of determination and with respect to the then-current benchmark, as applicable, (a) if such benchmark is a term rate, any tenor for such benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such benchmark pursuant to this Agreement, in each case, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, supply chain and/or supplier financing services and any arrangement and/or service similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement (but excluding any arrangement documenting any Ancillary Facilities) in connection with Banking Services that is in effect on the Closing Date or entered into at any time on or after the Closing Date between any Loan Party and (a) a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or at the time such arrangement is entered into and/or (b) any other Person designated by the Borrower Representative to the Administrative Agent, in each case of this clause (b), that have been designated to the Administrative Agent in writing by the Borrower Representative as being Banking Services Obligations; it being understood that in the case of the foregoing clauses (a) and (b), each such provider of Banking Services shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any applicable Intercreditor Agreement as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 USC § 101 et seq.), as it has been, or may be, amended, from time to time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means an “affiliate” (as defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)).

“Board” means the Board of Governors of the Federal Reserve System of the US.

“Borrower” and “Borrowers” means all or any of the Term Borrowers and Revolving Borrowers.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrower Representative” has the meaning assigned to such term in Section 2.26(a).

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans or Term SOFR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Applicable Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Applicable Borrower.

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, the Netherlands, London, Frankfurt, or, solely in the case of the Tranche B-3 Terms Loans, Toronto, Ontario or Victoria, British Columbia are authorized or required by law to remain closed; provided that (x) when used in connection with Loans denominated in Canadian Dollars, in relation to the calculation or computation of CORRA, the term “Business Day” shall also exclude any day on which commercial banks in Toronto are authorized or required by law to remain closed and (y) when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude (i) any day that is not a US Government Securities Business Day, (ii) with respect to any LIBO Rate Loans denominated in Euros, any day which is not a TARGET Day and (iii) with respect to any LIBO Rate Loans denominated in any Alternate Currency (other than Canadian Dollars), any day on which banks are not open for dealings in deposits in such currency in the London interbank market.

“Business Material Adverse Effect” has the meaning assigned to such term in the Acquisition Agreement.

“Business Optimization Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Calculation Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as applicable.

“Canadian Benchmark” means, initially, the Term CORRA Reference Rate; provided that solely if a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, Daily Simple CORRA or the then-current Canadian Benchmark, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(e)(i).

“Canadian Benchmark Replacement” means, with respect to any Canadian Benchmark Transition Event,

(a) where a Canadian Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Simple CORRA; and

(b) where a Canadian Benchmark Transition Event has occurred with respect to a Canadian Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Canadian Benchmark Replacement Adjustment.

If the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the 0.0%, the Canadian Benchmark Replacement will be deemed to be 0.0% for the purposes of this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Canadian Benchmark Replacement Date the “Canadian Benchmark Replacement” shall revert to and shall be deemed to be the Term CORRA Reference Rate.

“Canadian Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Canadian Benchmark with a Canadian Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Canadian Benchmark Replacement Date” means a date and time determined by the Administrative Agent (in consultation with the Borrower Representative), which date shall be no later than the earliest to occur of the following events with respect to the then-current Canadian Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Canadian Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Canadian Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Canadian Benchmark Transition Event,” the first date on which such Canadian Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Canadian Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Canadian Benchmark (or such component thereof) continues to be provided on such date; or

(c) in the case of a Term CORRA Reelection Event, the date that is thirty days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrowers pursuant to Section 2.14.

For the avoidance of doubt, the “Canadian Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Canadian Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Canadian Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Canadian Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Canadian Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark (or such component), which states that the administrator of such Canadian Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Canadian Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Canadian Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Canadian Benchmark Transition Event” will be deemed to have occurred with respect to any Canadian Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Canadian Benchmark Replacement Date has occurred if, at such time, no Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(e) and (b) ending at the time that a Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(e).

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Canadian Dollar Lenders” has the meaning assigned to such term in the Eighth Amendment.

“Canadian Prime Rate” means, for any day, a rate per annum equal to the highest of (a) the variable per annum rate of interest designated by the Administrative Agent (acting through its Canada branch) as its prime rate for commercial loans, as in effect from time to time, for Canadian Dollar loans in Canada, and (b) the rate of interest per annum that is equal to the sum of the 1-month Term CORRA, plus 1.00% per annum; provided that in no event shall the Canadian Prime Rate be less than 0.00%.

“Canadian Unadjusted Benchmark Replacement” means the applicable Canadian Benchmark Replacement excluding the related Canadian Benchmark Replacement Adjustment.

“Capital Expenditures” means, with respect to Intermediate Dutch Holdings and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that would, in accordance with GAAP, are, or are required to be included as, capital expenditures on the consolidated statement of cash flows of Intermediate Dutch Holdings and its Restricted Subsidiaries for such period.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” means any and all shares, account 115, interests, participations, preferred equity certificates, convertible preferred equity certificates or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of Intermediate Dutch Holdings that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the US government or (ii) issued by any agency or instrumentality of the US the obligations of which are backed by the full faith and credit of the US, in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (b) readily marketable direct obligations issued by any state of the US or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “F2” from Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies in each case organized under, or authorized to operate as bank under, the laws of any jurisdiction in which any subsidiary is organized or has operations and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000, (f) shares of any investment fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P, at least P-2 from Moody’s or at least “A” from Fitch (or, if at any time either S&P, Moody’s or Fitch are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law. “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).

For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or US or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) at any time prior to an IPO, the Permitted Holders ceasing to beneficially own, either directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), Capital Stock representing more than 50% of the total voting power of all of the outstanding voting common stock of Holdings;

(b) at any time on or after an IPO, a Responsible Officer of the Borrower Representative becomes aware of the acquisition by any Person or group (as used in this definition, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with any IPO), of voting common stock representing more than (A) 35% of the total voting power of all of the outstanding voting common stock of a Specified IPO Entity and (B) the percentage of the total voting power of all of the outstanding voting common stock of a Specified IPO Entity owned, directly or indirectly, beneficially by the Permitted Holders;

(c) after the Closing Date and prior to the consummation of any IPO, (i) Intermediate Dutch Holdings ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings, (ii) US Top Borrower ceases to be a direct or indirect Wholly-Owned Subsidiary of Intermediate Dutch Holdings, (iii) Dutch Borrower ceases to be a direct or indirect Wholly-Owned Subsidiary of Intermediate Dutch Holdings and/or (iv) US Borrower ceases to be a direct or indirect Wholly-Owned Subsidiary of US Top Borrower.

For purposes of this definition, (1) a Person or group shall not be deemed to beneficially own Capital Stock or voting power subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock or voting power pursuant to the transactions contemplated by such agreement, (2) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of the relevant Person that are directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (3) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent company (or any related contractual right) unless it beneficially owns or controls 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such Person’s parent company having a majority of the aggregate votes on the board of directors (or equivalent governing body) of such Person’s parent company and (4) it is understood and agreed that any transaction resulting in a Successor Borrower or Successor Holdings in accordance with the terms hereof shall not give rise to a Change of Control.

“Charge” means any charge, expense, cost, accrual, reserve or loss of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B-1 Term Loans, Tranche B-2 Term Loans, Tranche B-3 Term Loans, 2021 Repricing Dollar Term Loans, 2021 Repricing Euro Term Loans, 2023 Incremental Dollar Term Loans, Seventh Amendment Euro Incremental Term Loans, Ninth Amendment Dollar Refinancing Term Loans, Ninth Amendment Euro Refinancing Term Loans, Eleventh Amendment Dollar Refinancing Term Loans, Eleventh Amendment Euro Refinancing Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i), Initial Revolving Loans, Eighth Amendment Revolving Loans, Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii) or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Tranche B-1 Commitment, a Tranche B-2 Commitment, a Tranche B-3 Commitment, a Fifth Amendment Dollar Incremental Term Loan Commitment, a Seventh Amendment Dollar Incremental Term Loan Commitment, a Seventh Amendment Euro Incremental Term Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i), an Initial Revolving Credit Commitment, an Eighth Amendment Revolving Commitment, an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii) or a commitment to make Swingline Loans, (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class. For the avoidance of doubt, the Fifth Amendment Dollar Incremental Term Loans and the Seventh Amendment Dollar Incremental Term Loans constitute a single Class for purposes of this Agreement and the other Loan Documents.

“Closing Date” means March 5, 2021, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02), it being understood and agreed that the consummation of each Potential Subsequent Acquisition, if any, shall not be a condition to the occurrence of the Closing Date.

“Closing Date Acquisition” has the meaning assigned to such term in the recitals to this Agreement and includes the Closing US Merger.

“Closing Date Material Adverse Effect” has the meaning assigned to the term “Business Material Adverse Effect” in the Acquisition Agreement, as in effect on October 31, 2020 and giving effect to any amendment, waiver or consent permitted under Section 4.01(l).

“Closing Date Releases” has the meaning assigned to such term in the recitals to this Agreement.

“Closing US Merger” has the meaning assigned to such term in the recitals to this Agreement.

“CME” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator reasonably satisfactory to the Administrative Agent and the Borrower Representative).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral Agent” means, the US Collateral Agent or the Non-US Collateral Agent, as the context may require, and “Collateral Agents” means the US Collateral Agent and the Non-US Collateral Agent, collectively.

“Collateral and Guarantee Requirement” means, at any time, subject, in all cases, to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, (including the Agreed Security Principles, the terms of the last paragraph of Section 4.01 and the terms of any applicable Intercreditor Agreement) and (y) the time periods (and extensions thereof) set forth in Section 5.12 and/or Section 5.15, as applicable, the requirement that:

(a) on the Closing Date:

(i) in the case of any Domestic Subsidiary (including the US Top Borrower and the US Borrower), the US Collateral Agent shall have received (A) each applicable Collateral Document and the Loan Guaranty, duly executed by each Domestic Subsidiary party thereto, (B) a pledge of all of the Capital Stock (together, in the case of Capital Stock that is certificated, with undated stock or similar powers for each such certificate executed in blank by a Responsible Officer of the pledgor thereof), listed on Schedule 3 to the Perfection Certificate, (C) each Material Debt Instrument listed on Schedule 4 to the Perfection Certificate, endorsed (without recourse) in blank or accompanied by executed transfer form in blank by the pledgor thereof; and

(ii) in the case of Holdings, Intermediate Dutch Holdings and the Dutch Borrower, the Non-US Collateral Agent shall have received (A) each applicable Collateral Document and the Loan Guaranty, duly executed by Holdings, Intermediate Dutch Holdings and the Dutch Borrower, (B) a pledge of all of the Capital Stock of (w) Intermediate Dutch Holdings by Holdings, (x) the Dutch Borrower by Intermediate Dutch Holdings, (y) US Top Borrower by Intermediate Dutch Holdings and (z) the Swiss Target by the Dutch Borrower and any other document customary under local Requirements of Law, (C) a pledge by Intermediate Dutch Holdings and the Dutch Borrower of any Deposit Account maintained by such Person in the Netherlands and (D) a pledge by Intermediate Dutch Holdings and the Dutch Borrower any Material Dutch Intercompany Receivables of such Person;

(b) after the Closing Date, in the case of any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party after the Closing Date, the applicable Collateral Agent shall have received:

(i) in the case of any Domestic Subsidiary (other than any Discretionary Guarantor), (A) a Joinder Agreement, (B) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for US Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (C) a completed Perfection Certificate, (D) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the US Collateral Agent may reasonably request, (E) an executed joinder to each applicable Intercreditor Agreement in substantially the form attached as an exhibit thereto or such other form to which the US Collateral Agent may reasonably agree and (F) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the US Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

(ii) in the case of any Dutch Subsidiary (other than any Discretionary Guarantor), (A) a Joinder Agreement and (B) such security agreement as may be required to confer on the Non-US Collateral Agent security over (1) the Capital Stock of any first tier Restricted Subsidiary of such Dutch Subsidiary (other than any Excluded Subsidiary), (2) any Deposit Account maintained by such Person in the Netherlands and (3) any Material Dutch Intercompany Receivables (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

(iii) in the case of the Swiss Target and any Swiss Subsidiary (other than any Discretionary Guarantor), (A) a Joinder Agreement and (B) such security agreement as may be required to confer on the Non-US Collateral Agent security over (1) the Capital Stock of any first tier Restricted Subsidiary of such Person (other than any Excluded Subsidiary), (2) any Deposit Account maintained by such Person in Switzerland and (3) any Material Swiss Intercompany Receivable (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

(iv) in the case of any German Subsidiary (other than any Discretionary Guarantor), (A) a Joinder Agreement and (B) such security agreement as may be required to confer on the Non-US Collateral Agent security over (1) the Capital Stock of any first tier Restricted Subsidiary of such Person (other than any Excluded Subsidiary), (2) any Deposit Account maintained by such Person in Germany and (3) any Material German Intercompany Receivable (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

(v) (A) in the case of Acceleratio, (1) a Joinder Agreement and (2) such security agreement as may be required to confer on the Non-US Collateral Agent security over the Capital Stock of any first tier Restricted Subsidiary of such Person that is a Specified German Loan Party (other than any Excluded Subsidiary) (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a)); and

(vi) in the case of any subsidiary that has been designated as a Discretionary Guarantor (A) with respect to any such subsidiary that is a US Subsidiary, the documents described in clause (b)(i) above, (B) with respect to any such subsidiary that is a Dutch Subsidiary, the documents described in clause (b)(ii) above, (C) with respect to any such subsidiary that is a Swiss Subsidiary, the documents described in clause (b)(iii) above, (D) with respect to any such subsidiary that is a German Subsidiary, the documents described in clause (b)(iv) above and (E) with respect to any such subsidiary that is a Foreign Subsidiary (other than a Dutch Subsidiary, Swiss Subsidiary or German Subsidiary), (1) a Joinder Agreement and (2) such other documentation relating to such categories of assets (other than Excluded Assets) as the Borrower Representative and the applicable Collateral Agent may reasonably agree;

(c) with respect to any Material Real Estate Asset acquired after the Closing Date the US Collateral Agent shall have received:

(i) (A) evidence that (1) a counterpart of a Mortgage with respect to such Material Real Estate Asset has been duly executed, acknowledged and delivered by the relevant Loan Party and such Mortgage and, to the extent the same does not serve as a fixture filing in the relevant jurisdiction, any corresponding UCC or equivalent fixture filing, each in form suitable for filing or recording in all filing or recording offices that the US Collateral Agent may reasonably deem necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the US Collateral Agent for the benefit of the Secured Parties, (2) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed or delivered for recordation or filing, as applicable and (3) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the US Collateral Agent and (B) a Flood Certificate; and

(ii) customary legal opinions of local counsel for the relevant Loan Party or the US Collateral Agent (in accordance with customary practice in the relevant jurisdiction) in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the US Collateral Agent may reasonably request.

Notwithstanding any provision of any Loan Document to the contrary, (a) if any mortgage tax or similar tax or charge is or will be owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Material Real Estate Asset and (y) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to the US Collateral Agent and the Borrower Representative, which in the case of clause (y) will result in a limitation of the Obligations secured by the Mortgage to such amount and (b) no Loan Party will be required to procure title insurance or any survey with respect to any Mortgaged Property. For the avoidance of doubt, Holdings and its subsidiaries shall not be required pursuant to this Agreement or any other Loan Document to comply with a “collateral coverage”, “guarantor coverage” or similar requirement.

“Collateral Documents” means, collectively, (a) each Security Agreement, (b) each Mortgage, (c) each Intellectual Property Security Agreement, (d) any supplement to any of the foregoing delivered to the applicable Collateral Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (e) the Perfection Certificate (including any Perfection Certificate delivered to the Collateral Agents pursuant to the definition of “Collateral and Guarantee Requirement”) and (f) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Intermediate Dutch Holdings or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Fifth Amendment Dollar Incremental Term Loan Commitment, Seventh Amendment Incremental Term Loan Commitment, Initial Revolving Credit Commitment, Eighth Amendment Revolving Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments and the Eighth Amendment Revolving Commitments, the applicable rate per annum set forth below based upon the First Lien Net Leverage Ratio; provided, that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1 and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment:

First Lien Net Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 3.00 to 1.00	0.50%
Category 2
Equal to or less than 3.00 to 1.00 and greater than 2.50 to 1.00	0.375%
Category 3
Equal to or less than 2.50 to 1.00	0.25%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment and the Eighth Amendment Revolving Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Net Leverage Ratio in accordance with the table set forth above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, at the election of the Required Revolving Lenders, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 USC. § 1 et seq.).

“Company Competitor” means any competitor of Holdings, any Borrower and/or any of its or their subsidiaries (including the Target and/or any of its subsidiaries).

“Competitor Debt Fund Affiliate” means, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution or any Excluded Party) that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes (but not with a view towards owning the borrower or issuer of any such loan or similar extension of credit) and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management, control or operation thereof, (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, Intermediate Dutch Holdings, any Borrower and/or any entity that forms part of their respective businesses (including any of their respective subsidiaries).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or such other form to which the Borrower Representative and the Administrative Agent may reasonably agree.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a) Consolidated Net Income for such period; plus

(b) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy (whether or not then received so long as such Person in good faith expects to receive such proceeds); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i) Consolidated Interest Expense; plus

(ii) losses or discounts on sales of receivables and related assets in connection with any Receivables Facility; plus

(iii) Taxes paid and any provision for Taxes, including income, capital, federal, provincial, state, franchise, excise, value added and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution) of such Person paid or accrued during such period; plus

(iv) (A) all depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) all impairment Charges, including any bad debt expense, and (C) all asset write-offs and/or write-downs, including any amortization or write-off of (1) intangible assets and non-cash organization costs, (2) deferred financing and debt issuance fees, costs and expenses, (3) capitalized expenditures (including capitalized software expenditures), customer acquisition costs and incentive payments, (4) media development costs, conversion costs and contract acquisition costs, (5) the amortization of original issue discount resulting from the issuance or incurrence of Indebtedness at less than par, (6) the amortization of favorable or unfavorable lease assets or liabilities and/or (7) capitalized fees relating to any Receivables Facility; plus

(v) any earn-out and/or contingent consideration obligation (including those accounted for as bonuses, compensation or otherwise) and any adjustment thereof incurred in connection with the Transactions and/or any acquisition and/or other Investment (whether or not consummated) which is paid or accrued during such period and, in each case, adjustments thereof; plus

(vi) any non-cash Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided, that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge in the current period, the cash payment in respect thereof in such future period shall not be added back to Consolidated Adjusted EBITDA to such extent); plus

(vii) any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement); plus

(viii) (A) Transaction Costs, (B) any Charge incurred in connection with any transaction (in each case, whether or not consummated and whether or not permitted under this Agreement), including (1) any issuance and/or incurrence of Indebtedness (including any Charge that would constitute a Public Company Cost), any Receivables Facility (including commissions, discounts, yield, interest expense and similar fees and charges relating thereto) and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any acquisition or other Investment, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (2) in connection with any IPO (whether or not consummated), including any Charge that would constitute a Public Company Cost and/or (3) equipment leases and/or equipment financings, (C) the amount of any Charge that is actually reimbursed or reimbursable by any third party pursuant to any indemnification or reimbursement provision or similar agreement (including any purchase price adjustment) or insurance; provided that in respect of any Charge that is added back in reliance on this clause (C), the relevant Person in good faith expects to receive reimbursement for such Charge and/or (D) Public Company Costs; plus

(ix) any Charge or deduction that is associated with any Restricted Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party; plus

(x) without duplication of any amount referred to in clause (b) above, the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such Charge or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy or (ii) without duplication of any amount included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of any Charge paid during such period such excess amounts received may be carried forward and applied against any Charge in any future period); plus

(xi) (A) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and/or expenses (including reimbursements) pursuant to any sponsor management agreement (including prior to the Closing Date) and any payment made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and/or payments to outside directors of any Borrower, Intermediate Dutch Holdings or any Parent Company actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided, that such payment is permitted under this Agreement and (B) to the extent the relevant payment is permitted hereunder, the amount of any payment to any holder of any option in respect of the Capital Stock of any Borrower, Intermediate Dutch Holdings and/or any Parent Company in lieu of a Restricted Payment, which payment is made to compensate such optionholder as if it was an equity holder at the time of the relevant Restricted Payment; plus

(xii) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating improvements and/or expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, operational improvement, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring and/or integration Charge (including any Charge relating to any Tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to any strategic initiative, any signing Charge, any Charge relating to any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension or post-retirement employee benefit plan, any software or intellectual property development Charge, any Charge associated with system design, update and/or establishment, any upgrade Charge, any platform optimization Charge, any new system implementation Charge, any startup and/or expansion Charge (including administrative, overhead, staffing and related costs and expenses), any Charge in connection with new and/or expanded operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, or any corporate development Charge, any Charge incurred in connection with software, product and/or intellectual property development, any Charge relating to any distribution network and/or sales channel, any Charge in connection with any exit from, wind down or termination of any line of business, any Charge related to any customer dispute and/or any Charge in connection with the implementation, replacement, development or upgrade of any operational, reporting and/or information technology system and/or technology initiative; plus

(xiii) any Charge incurred or accrued in connection with any single or one-time event, including in connection with (A) the Acquisition (whether incurred or accrued on or after the Closing Date), any acquisition or similar Investment consummated after the Closing Date, (B) the closing, consolidation, opening or reconfiguration of any facility during such period (C) any restructuring Charge and/or (D) one-time consulting costs or expenses; plus

(xiv) any Charge relating to entry into a new market or the sale of products in new locations (including, without limitation, start-up costs, slotting fees (including in connection with the buyout of existing merchandise), new fixture freight costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any and all of the foregoing); plus

(xv) any other add-back, adjustment and/or exclusion of the type reflected in (i) the Financial Model, (ii) the Target Quality of Earnings Report, (iii) the Cost Outs Report and/or (iv) any other quality of earnings report prepared by any independent registered public accountant of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent, in each case, delivered to the Administrative Agent (including, for the avoidance of doubt, in connection with any acquisition or similar investment after the Closing Date) (a “Future Quality of Earnings Report”) (this clause (c)(xv), the “QofE Adjustment”); plus

(d) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period in respect of any non-cash income or gain that was deducted in the calculation of Consolidated Adjusted EBITDA (including any component definition) for any previous period and not added back; plus

(e) the full pro forma “run rate” expected cost savings, operating expense reductions, operational improvements, business optimization, restructuring and cost synergies (collectively, “Run-Rate Synergies”) (net of the amount of actual amounts realized) that are reasonably identifiable (in the good faith determination of such Person) related to (A) the Transactions, (B) any asset sale, merger or other business combination, Investment, Disposition, operating improvement, expense reduction, restructuring, cost savings initiative and/or any initiative similar to any of the foregoing (including the entry into or renegotiation of any contract and/or other arrangement (including any such contract and/or other arrangement in respect of which binding commitments have been provided)) and/or specified transaction (each, a “Business Optimization Initiative”), in each case, consummated or implemented prior to or on the Closing Date and (C) any Business Optimization Initiative consummated, implemented or expected to be consummated or implemented after the Closing Date; provided that, with respect to clause (C), the relevant action resulting in (or substantial steps towards the relevant action that would result in) such Run-Rate Synergies must either be taken or expected to be taken within 36 months following the applicable date of determination (this clause (e), the “Run Rate Adjustment”); plus

(f) to the extent not otherwise included in calculating Consolidated Net Income, the amount of any distribution received by such Person from any Unrestricted Subsidiary; plus

(g) pro forma “run-rate” adjustments in an amount of any incremental contract value (if positive) of the relevant Person and its Restricted Subsidiaries that such Person in good faith reasonably believes would have been or will be realized or achieved as a contribution to Consolidated Adjusted EBITDA from (1) any increased pricing or volume initiative and/or (2) the entry into (and performance under) (i) any binding and effective new agreement with any new customer and/or (ii) if the same generates incremental contract value, any new agreement (or any amendment to any existing agreement) with any existing customer (collectively clauses (1) and (2), “New Contracts”) during the relevant period if the relevant New Contract had been effective and performance thereunder had commenced as of the beginning of the relevant period (which incremental contract value shall be calculated on a pro forma basis as though the full run rate effect of such incremental contract value had been realized as a contribution to Consolidated Adjusted EBITDA on the first day of such period), including, without limitation, such incremental contract value attributable to any New Contract that is in excess of (but without duplication of) the contract value attributable to any New Contract that has been actually realized as a contribution to Consolidated Adjusted EBITDA during such period; minus

(h) any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gain, all as determined in accordance with GAAP; provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period; minus

(i) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that (A) is accounted for in a prior period, (B) was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and (C) does not otherwise reduce Consolidated Net Income for the current period.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and/or the amount of any basket based on a percentage of Consolidated Adjusted EBITDA for any period that includes any Fiscal Quarter listed in the table set forth below, Consolidated Adjusted EBITDA for any Fiscal Quarter referenced in the table below shall be deemed to be the sum of (i) the amount set forth opposite such Fiscal Quarter in the table set forth below (which amount for each such Fiscal Quarter does not include adjustments in respect of any Specified EBITDA Adjustments and/or the Run Rate Adjustment) and (ii) each Specified EBITDA Adjustment and the Run Rate Adjustment for such Fiscal Quarter (in each case, as determined by the Borrower Representative in accordance with the definitions thereof), in each case, as adjusted on a Pro Forma Basis; provided, that the Borrower Representative may elect not to calculate any Specified EBITDA Adjustment the QofE Adjustment and/or the Run Rate Adjustment on a quarterly basis and add such adjustment as described in clause (ii) above and instead calculate and apply such Specified EBITDA Adjustment QofE Adjustment and/or such Run Rate Adjustment for the four fiscal quarter period comprising the applicable Test Period. It is understood and agreed for the avoidance of doubt that the “deemed” Consolidated Adjusted EBITDA numbers set forth in this paragraph (including the table set forth below ) shall not reduce the amount available under any cap set forth in this definition of “Consolidated Adjusted EBITDA”.

Fiscal Quarter Ending	Consolidated Adjusted EBITDA
March 31, 2020	$44,000,000
June 30, 2020	$74,000,000
September 30, 2020	$107,000,000
December 31, 2020	$167,000,000

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on substantially all of the Collateral on a first priority basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (including, without limitation and without duplication, amortization of any debt issuance cost, original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee, to the extent not otherwise included in consolidated total interest expense, customary commissions, discounts, yield and other fees and charges (including interest expense) relating to any Receivables Facility and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Restricted Subsidiary of such Person, plus (c) any net losses or obligations arising from any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case, determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding:

(a) (i) the income of any Person (other than the Subject Person or a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any Restricted Subsidiary of the Subject Person) has a joint interest, except to the extent of the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period and (ii) the loss of any Person (other than the Subject Person or a Restricted Subsidiary of the Subject Person (or a Person who, if a subsidiary of the Subject Person, would be a Restricted Subsidiary of the Subject Person)) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed Cash or Cash Equivalents to such Person in respect of such loss during such period;

(b) any gain or Charge attributable to any asset Dispositions (including asset retirement costs and including any abandonment of assets) or of returned surplus assets outside the ordinary course of business;

(c) (i) any Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any unusual, non-recurring, infrequent and/or exceptional item (as determined in good faith by such Person) and/or (ii) any Charge attributable to and/or payment of any legal settlement, fine, judgment or order;

(d) any net gain or Charge with respect to, or in connection with, (i) any disposed, abandoned, divested and/or discontinued asset, property or operation and/or discontinued operation (other than, at the option of such Person, any gain or Charge relating to any asset, property or operation held for sale or pending the divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation outside the ordinary course of business (including any asset retirement cost) (other than, at the option of such Person, any gain or Charge relating to assets or properties held for sale or pending the divestiture or termination thereof) and/or (iii) any facility that has been closed during such period;

(e) (i) any write-off or amortization made of any deferred financing cost and/or premium paid and (ii) any Charge attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement);

(f) (i) any Charge incurred as a result of, pursuant to or in connection with any management equity plan, bonus or other incentive plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan (including any post-employment benefit scheme which has been agreed to with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management; provided, that, in the case of clause (ii), to the extent that any such Charge is a cash charge, such Charge shall only be excluded to the extent the same is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock;

(g) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 12 months after the closing of any other acquisition or similar Investment (including any Potential Subsequent Acquisition) that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (iii) as a result of any change in, or the adoption or modification of, accounting principles and/or policies in accordance with GAAP;

(h) (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting, recapitalization accounting and/or acquisition method accounting, as applicable, in relation to the Transactions or any consummated acquisition or other similar Investment or the amortization or write-off of any amount thereof, and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, and/or any change resulting from the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if such Person determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(i) solely for the purpose of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person;

(j) (i) any realized or unrealized net gain and/or loss in the fair market value of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, and/or (ii) any realized or unrealized foreign currency translation or transaction gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income;

(k) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(l) any non-cash (and, with respect to clause (ii), cash) Charge (including any implementation Charge) (other than any write-down of current assets) (including non-cash compensation expense and any amount representing any non-cash adjustment) required by the application of (i) FASB Statement No. 144, (ii) FASB Statement No. 141R, (iii) FASB Statement No. 142 and (iv) Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers;

(m) any cash or non-cash Charge required by the application of FASB Statement No. 141R to be expensed by such Person and/or any Restricted Subsidiary during the applicable period; and

(n) (i) any one-time cumulative effect adjustment resulting from any change in accounting for revenue required by Accounting Standards Codification 606 or its replacement) and/or (ii) any Charge incurred in connection with the implementation of ASC 606.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on substantially all of the Collateral.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all third party Indebtedness for borrowed money of such Person represented by notes, bonds and similar instruments and excluding, for the avoidance of doubt, undrawn letters of credit and/or bank guarantees), as such amount may be adjusted to reflect the effect (as determined by the Borrower Representative in good faith) of any Debt FX Hedge, calculated on a mark-to-market basis; provided, that “Consolidated Total Debt” shall be calculated (a) net of the Unrestricted Cash Amount and (b) excluding (i) any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (ii) Indebtedness comprised of Revolving Loans borrowed for working capital purposes, (iii) Capital Leases, (iv) purchase money Indebtedness, (v) any Indebtedness the proceeds of which are held in Escrow and (vi) the principal amount of any Indebtedness with respect to which an irrevocable deposit of necessary funds for the payment, redemption or satisfaction of such Indebtedness has been made.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness Amount” has the meaning assigned to such term in Section 6.01(r).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Borrowings” means Term CORRA Borrowings and, solely after a Canadian Benchmark Transition Event, Daily Simple CORRA Borrowings.

“CORRA Determination Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Cost Outs Report” means the operational cost assessment report with respect to the Target Business, dated as of October 14, 2020.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.27.

“Credit Extension” means each of (a) the making of a Revolving Loan or Swingline Loan (other than any Letter of Credit Reimbursement Loan or any Revolving Loan resulting from the application of Section 2.04(b)) or (b) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.10(b).

“Cure Right” has the meaning assigned to such term in Section 6.10(b).

“Current Assets” means, at any date, (a) all assets of Intermediate Dutch Holdings and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by Intermediate Dutch Holdings and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) management fees receivables) and (b) in the event that any Receivables Facility is accounted for off-balance sheet, (i) gross receivables subject to such Receivables Facility minus (ii) collections against the amounts sold pursuant to such Receivables Facility.

“Current Liabilities” means, at any date, all liabilities of Intermediate Dutch Holdings and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) short term debts, including current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts or unpaid acquisition, disposition or refinancing related expenses, deferred purchase price holdbacks, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with Intermediate Dutch Holdings and/or any Restricted Subsidiary, (ix) management fees payables, (x) the current portion of any Capital Lease Obligation, (xi) the current portion of any other long term liability for Indebtedness, (xii) accrued settlement costs, (xiii) non-cash compensation costs and expenses, (xiv) deferred revenue arising from cash receipts that are earmarked for specific projects and (xv) any other liabilities that are not Indebtedness and will not be settled in Cash or Cash Equivalents during the next succeeding twelve month period after such date.

“Customary Bridge Loans” means bridge loans with a maturity date of not longer than one year; provided that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces (or is to be exchanged for or otherwise replace) such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of then-existing Term Loans and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces (or is to be exchanged for or otherwise replace) such bridge loans is not earlier than the Latest Term Loan Maturity Date on the date of the issuance or incurrence thereof.

“Customary Term A Loans” means term loans that (a) have scheduled amortization of 2.50% or more per annum, (b) a final maturity date of five years or less and (c) are primarily syndicated to commercial and/or investment banks (as determined by the Borrower Representative in good faith).

“Daily Simple CORRA” means, for any day a (“CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrowers. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Canadian Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding Business Day is not more than five Business Days prior to such CORRA Determination Date; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; provided, further, that, if Daily Simple CORRA as so determined shall be less than 0.00% per annum, then Daily Simple CORRA shall be deemed to be 0.00% per annum.

“Daily Simple CORRA Borrowing” means, as to any Borrowing, Daily Simple CORRA Loans comprising such Borrowing.

“Daily Simple CORRA Loan” means a Loan that bears interest at a rate based on Daily Simple CORRA.

“Daily Simple SOFR” means, for any day (as used in this definition, a “SOFR Day”), a rate per annum equal to SOFR for the day that is five US Government Securities Business Days prior to (a) if such SOFR Day is a US Government Securities Business Day, such SOFR Day or (b) if such SOFR Day is not a US Government Securities Business Day, the US Government Securities Business Day immediately preceding such SOFR Day, in each case, as SOFR is published by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website (or any successor source). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“De Minimis ECF Threshold” has the meaning assigned to such term in Section 2.11(b)(i).

“De Minimis Proceeds Threshold” has the meaning assigned to such term in Section 2.11(b)(ii).

“Debt Fund Affiliate” means any Affiliate of Advent (other than a natural Person) that is a bona fide debt fund or other investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to Advent) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt”.

“Debtor Relief Laws” means the Bankruptcy Code of the US, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US, the Netherlands, Switzerland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including its obligations, (x) to make a Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit or Swingline Loan was required to be made or funded, unless, in the case of subclause (x) above, such Person notifies the Administrative Agent in writing that such failure is the result of such Person’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or the Borrower Representative in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c)

failed, within two Business Days after the request of the Administrative Agent or the Borrower Representative, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund any prospective Loan and/or any participation in any then outstanding Letter of Credit or Swingline Loans; provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e)(i) become (or any parent company thereof has become) either the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Borrower Representative and the Administrative Agent have each determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower Representative and the Administrative Agent), to continue to perform its obligations hereunder; provided that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Person or its parent by any Governmental Authority; provided that such action does not result in or provide such Person with immunity from the jurisdiction of courts within the US or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party. In the event that the Administrative Agent determines that a Lender is a Defaulting Lender pursuant to the foregoing, such determination shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(e)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower Representative, each Issuing Bank, each Swingline Lender and each other Lender promptly following such determination.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Intermediate Dutch Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Gross Amount” has the meaning assigned to such term in Section 2.25(a).

“Designated Net Amount” has the meaning assigned to such term in Section 2.25(a).

“Designated Non-Cash Consideration” means the fair market value (as determined by Intermediate Dutch Holdings in good faith) of non-Cash consideration received by Intermediate Dutch Holdings or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement (a) entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of Intermediate Dutch Holdings and/or any of its subsidiaries and (b) designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Borrower Representative in a writing delivered to the Administrative Agent.

“Discretionary Guarantor” has the meaning assigned to such term in Section 5.12(c).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to the Latest Maturity Date at the time such Capital Stock is issued or (c) contains any mandatory repurchase obligation (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the Latest Maturity Date shall constitute Disqualified Capital Stock); provided that any (x) Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, IPO or any other liquidity event or any Disposition occurring prior to the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if the documentation governing such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions unless either (1) the relevant redemption is permitted by the terms of this Agreement or (2) the Termination Date has occurred and (y) for purposes of clause (a) through (c) above, it is understood and agreed that if any such maturity, redemption conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to the Latest Maturity Date (determined at the time such Capital Stock is issued) shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Intermediate Dutch Holdings or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of Intermediate Dutch Holdings (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified in writing to the Administrative Agent on or prior to the date hereof, (ii) any Person that is identified in writing to the Administrative Agent after the Closing Date (provided, that any Person so identified after the Closing Date must be reasonably acceptable to the Administrative Agent), (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is reasonably identifiable on the basis of such Person’s name as an Affiliate of such Person, and (iv) any other Affiliate of any Person described in clauses (i), (ii) or (iii) above that is identified in a written notice to the Administrative Agent) (each such person, a “Disqualified Lending Institution”);

(b) (i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than a Competitor Debt Fund Affiliate, unless the Borrower Representative has other grounds on which to withhold its consent), in each case, that is identified in writing to the Administrative Agent, (ii) any Affiliate of any Person described in clause (i) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable on the basis of such Affiliate’s name as an Affiliate of such Person and (iii) any other Affiliate of any Person described in clauses (i) and/or (ii) above that is identified in a written notice to the Administrative Agent; it being understood and agreed that no Competitor Debt Fund Affiliate of any Company Competitor may be designated as a Disqualified Institution pursuant to this clause (iii); and

(c) any Affiliate or Representative of any Arranger and/or any Initial Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital (any Person described in this clause (c), an “Excluded Party”);

provided that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans under the applicable Credit Facility prior to the delivery of such notice. Any written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall be delivered to the Administrative Agent at [***].

The Borrower Representative shall be permitted to remove any Person from the list of Disqualified Institutions; provided, that at any time after the removal of such Person, the Borrower Representative shall be permitted to redesignate such Person a Disqualified Institution without the consent of the Administrative Agent or any other Person. Notwithstanding the foregoing or anything to the contrary herein, any supplement to the list of Disqualified Institutions shall take effect on the Business Day following the date such notice is received by the Administrative Agent.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the US.

“Domestic Subsidiary” means US Top Borrower and any subsidiary of US Top Borrower incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b) hereto.

“Dutch Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Dutch Loan Party” means any Loan Party formed under the laws of the Netherlands.

“Dutch Subsidiary” means any Restricted Subsidiary of the Dutch Borrower organized under the laws of the Netherlands.

“Dutch Target” has the meaning assigned to such term in the recitals to this Agreement.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country, which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country, which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country, which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower Representative in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line and/or amendment fee (regardless of whether any such fee is paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the issuer of such Indebtedness generally to all relevant lenders ratably; provided, that (A) to the extent that the Published LIBO Rate, Published EURIBOR Rate or Term CORRA, as applicable (with an Interest Period of three months) or Alternate Base Rate or Canadian Prime Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Indebtedness in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Published LIBO Rate, Published EURIBOR Rate or Term CORRA, as applicable (for a period of three months) or Alternate Base Rate or Canadian Prime Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Eighth Amendment” means that certain Eighth Amendment to Credit Agreement, dated as of June 28, 2024, among Holdings, Intermediate Dutch Holdings, the Borrowers, the Loan Guarantors party thereto, the Administrative Agent, the US Collateral Agent, the Non-US Collateral Agent and the Lenders party thereto.

“Eighth Amendment Effective Date” has the meaning assigned to such term in the Eighth Amendment.

“Eighth Amendment Extending Revolving Commitment” means, with respect to each Eighth Amendment Extending Revolving Lender, the commitment of such Person to make Eighth Amendment Extending Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on Schedule I to the Eighth Amendment, or in the Assignment Agreement pursuant to which such Person assumed its Eighth Amendment Extending Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05, (c) increased pursuant to Section 2.22 or (d) other than for purposes of determining the Required Lenders or Required Revolving Lenders at any time, if such Lender is an Ancillary Lender, decreased by the amount of such Lender’s Ancillary Commitment (and is increased to the extent that any such Ancillary Commitment is reduced, cancelled or terminated). The aggregate amount of the Eighth Amendment Extending Revolving Commitments as of the Eighth Amendment Effective Date is $630,766,666.67.

“Eighth Amendment Extending Revolving Facility” means the Eighth Amendment Extending Revolving Commitments and the Eighth Amendment Extending Revolving Loans and other extensions of credit thereunder.

“Eighth Amendment Extending Revolving Lenders” has the meaning assigned to such term in the Eighth Amendment.

“Eighth Amendment Extending Revolving Loans” has the meaning assigned to such term in Section 2.01(a)(iii).

“Eighth Amendment Fee Letter” means that certain Fee Letter, dated as of June 28, 2024, by and among the Borrower Representative and the Administrative Agent.

“Eighth Amendment Non-Extending Revolving Commitments” means, with respect to each Eighth Amendment Non-Extending Revolving Lender, the commitment of such Person to make Eighth Amendment Non-Extending Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on Schedule I to the Eighth Amendment, or in the Assignment Agreement pursuant to which such Person assumed its Eighth Amendment Non-Extending Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05, (c) increased pursuant to Section 2.22 or (d) other than for purposes of determining the Required Lenders or Required Revolving Lenders at any time, if such Lender is an Ancillary Lender, decreased by the amount of such Lender’s Ancillary Commitment (and is increased to the extent that any such Ancillary Commitment is reduced, cancelled or terminated). The aggregate amount of the Eighth Amendment Non-Extending Revolving Commitments as of the Eighth Amendment Effective Date is $7,500,000.00.

“Eighth Amendment Non-Extending Revolving Facility” means the Eighth Amendment Non-Extending Revolving Commitments and the Eighth Amendment Non-Extending Revolving Loans and other extensions of credit thereunder.

“Eighth Amendment Non-Extending Revolving Lenders” has the meaning assigned to such term in the Eighth Amendment.

“Eighth Amendment Non-Extending Revolving Loans” has the meaning assigned to such term in Section 2.01(a)(iv).

“Eighth Amendment Revolving Commitments” means, collectively, the Eighth Amendment Extending Revolving Commitments and the Eighth Amendment Non-Extending Revolving Commitments.

“Eighth Amendment Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Eighth Amendment Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Eighth Amendment Revolving Commitment.

“Eighth Amendment Revolving Facility” means, collectively, the Eighth Amendment Extending Revolving Facility and the Eighth Amendment Non-Extending Revolving Facility.

“Eighth Amendment Revolving Lenders” means, collectively, the Eighth Amendment Extending Revolving Lenders and the Eighth Amendment Non-Extending Revolving Lenders.

“Eighth Amendment Revolving Loans” means, collectively, the Eighth Amendment Extending Revolving Loans and the Eighth Amendment Non-Extending Revolving Loans.

“Eighth Amendment Transaction Costs” means the fees, premiums, expenses and other transaction costs (including original issue discount and/or upfront fees) payable or otherwise borne by the Borrowers, any Parent Company and/or their respective subsidiaries in connection with the Eighth Amendment Transactions and the transactions contemplated thereby.

“Eighth Amendment Transactions” means, collectively, (a) the execution, delivery and performance by the Borrowers and their applicable subsidiaries of the Eighth Amendment and the other Loan Documents entered into on the Eighth Amendment Effective Date and, in each case, the transactions contemplated thereby and (b) the payment of Eighth Amendment Transaction Costs.

“Electronic Signature” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eleventh Amendment” means that certain Eleventh Amendment to Credit Agreement, dated as of January 24, 2025, among Holdings, Intermediate Dutch Holdings, the Borrowers, the Loan Guarantors party thereto, the Administrative Agent, the US Collateral Agent, the Non-US Collateral Agent and the Lenders party thereto.

“Eleventh Amendment Dollar Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(ii).

“Eleventh Amendment Dollar Refinancing Term Lender” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Dollar Refinancing Term Loans” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Dollar Refinancing Term Loan Commitment” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Effective Date” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Euro Refinancing Term Lender” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Euro Refinancing Term Loans” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Euro Refinancing Term Loan Commitment” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Lead Arrangers” means the “Lead Arrangers” as defined in the Eleventh Amendment.

“Eleventh Amendment Refinancing Term Lender” means any Person that holds an Eleventh Amendment Dollar Refinancing Term Loan or an Eleventh Amendment Euro Refinancing Term Loan.

“Eleventh Amendment Refinancing Term Loan Commitments” has the meaning assigned to such term in the Eleventh Amendment.

“Eleventh Amendment Refinancing Term Loans” means, collectively, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans.

“Eleventh Amendment Transaction Costs” means the fees, premiums, expenses and other transaction costs (including original issue discount and/or upfront fees) payable or otherwise borne by the Borrowers, any Parent Company and/or their respective subsidiaries in connection with the Eleventh Amendment Transactions and the transactions contemplated thereby.

“Eleventh Amendment Transactions” means, collectively, (a) the execution, delivery and performance by the Borrowers and their applicable subsidiaries of the Eleventh Amendment and the other Loan Documents entered into on the Eleventh Amendment Effective Date and, in each case, the transactions contemplated thereby and (b) the payment of Eleventh Amendment Transaction Costs.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person (or any holding company, investment vehicle or trust for, or owned and operated by, or for the primary benefit of, one or more natural persons), (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), Intermediate Dutch Holdings or any of its Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Sale and Leaseback Transaction” means any equipment financing or similar arrangement that is not prohibited by Sections 6.01 and/or 6.02 hereof entered into by Intermediate Dutch Holdings and/or any Restricted Subsidiary in the ordinary course of business with any Person that requires Intermediate Dutch Holdings and/or any Restricted Subsidiary to purchase the equipment subject to such financing or similar arrangement, sell such equipment to the relevant financing provider and thereafter rent or lease such equipment from the relevant financing provider.

“Equitably Subordinated Lender” means any Lender to the extent (i) its claims under the Loan Documents against the Loan Parties would be subject to the subordination provision of section 39 para. 1 no. 5 of the German Insolvency Code (Insolvenzordnung) or (ii) any discharge of its claims under the Loan Documents against the Loan Parties, or the granting of Collateral pursuant to the Collateral Documents for its claims under the Loan Documents by the Loan Parties, would be subject the avoidance provision of section 135 para. 1 of the German Insolvency Code (Insolvenzordnung) or section 6 of the German Avoidance Act (Anfechtungsgesetz), unless other applicable laws or regulations provide that no subordination would apply or avoidance claim would exist.

“Equity Contribution” means, collectively, the Cash (or, in the case of members of management of the Target and/or “rollover” equity investors in the Target, Cash or non-Cash) equity contributions made by the Investors, directly or indirectly, to Holdings in the form of Qualified Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary or any ERISA Affiliate, notification of Holdings, Intermediate Dutch Holdings or any Restricted

Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, or the receipt by Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary or any ERISA Affiliate or, to the knowledge of the Borrower Representative, any Multiemployer Plan of written notice of (i) the commencement of proceedings by the PBGC to terminate a Pension Plan, (ii) the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or (iii) the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“Escrow” has the meaning set forth in the definition of “Indebtedness”.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Equivalent” means, at any time, (a) with respect to any amount denominated in Euros, such amount and (b) with respect to any amount denominated in any currency other than Euros, the equivalent amount thereof in Euros as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Euros with such other currency.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Calculation Period, any amount (if positive) equal to:

(a) Consolidated Adjusted EBITDA for such Calculation Period (without giving effect to clauses (b), (e), (f) and/or (g) of the definition thereof, the amounts added back in reliance on which shall be deducted in determining Excess Cash Flow); plus

(b) any extraordinary, unusual or non-recurring cash gain during such Calculation Period (whether or not accrued in such Calculation Period) to the extent not otherwise included in Consolidated Adjusted EBITDA (including any component definitions used therein); plus

(c) any foreign currency exchange gain actually realized and received in cash in Dollars (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk), net of any loss from foreign currency translation; plus

(d) [Reserved]; plus

(e) an amount equal to all Cash received for such period on account of any net non-Cash gain or income from any Investment deducted in a previous period pursuant to clause (s) of this definition; plus

(f) the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Calculation Period (or, in the case of any Excess Cash Flow Interim Period, from the first day of such Excess Cash Flow Interim Period to the last day of the most recently ended Test Period), but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by Intermediate Dutch Holdings or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(g) the amount, if any, which, in the determination of Consolidated Adjusted EBITDA (including any component definition used therein) for such Calculation Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business (including Dispositions constituting covered losses or taking of assets referred to in the definition of “Net Insurance/Condemnation Proceeds”) of Intermediate Dutch Holdings and/or any Restricted Subsidiary; minus

(h) cash payments actually made in respect of the following (without duplication):

(i) any Investment permitted by Section 6.06 (other than Investments (i) in Cash or Cash Equivalents, (ii) in any Loan Party or (iii) made pursuant to Section 6.06(r)(i)) and/or any Restricted Payment permitted by Section 6.04(a) (other than pursuant to Section 6.04(a)(iii)(A)) and actually made in cash during such Calculation Period or, at the option of the Borrower Representative, made prior to the date Intermediate Dutch Holdings is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant Investment and/or Restricted Payment is financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness) and (B) without duplication of (1) any amount deducted from Excess Cash Flow for a prior Calculation Period and/or (2) the amount of any deduction and/or reduction in the amount of any mandatory prepayment resulting from the application of Section 2.11(b)(i)(C);

(ii) any realized foreign currency exchange loss actually paid or payable in cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk);

(iii) the aggregate amount of any extraordinary, unusual or non-recurring cash Charge (whether or not incurred in such Calculation Period) excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein);

(iv) consolidated Capital Expenditures actually made in cash during such Calculation Period or, at the option of the Borrower Representative, made prior to the date Intermediate Dutch Holdings is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness) and (B) without duplication of (1) any amount deducted from Excess Cash Flow for a prior Calculation Period and/or (2) the amount of any deduction and/or reduction in the amount of any mandatory prepayment resulting from the application of Section 2.11(b)(i)(C);

(v) any long-term liability, excluding the current portion of any such liability (other than Indebtedness) of Intermediate Dutch Holdings and/or any Restricted Subsidiary;

(vi) any cash Charge added back in calculating Consolidated Adjusted EBITDA pursuant to clauses (c) and/or (g) of the definition thereof or excluded from the calculation of Consolidated Net Income in accordance with the definition thereof;

(vii) the aggregate amount of expenditures actually made by Intermediate Dutch Holdings and/or any Restricted Subsidiary during such Fiscal Year (including any expenditure for the payment of financing fees) to the extent that such expenditures are not expensed; minus

(i) the aggregate principal amount of (i) all optional prepayments of Indebtedness (other than (A) any optional prepayment, repurchase, redemption or other retirement of any Indebtedness under the Loan Documents, any other First Lien Debt and/or any Junior Lien Debt, prior to such date, in each case, that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (B) any optional repayment of revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment) and/or any prepayment or repayment of any amount owing under any Receivables Facility, (ii) all mandatory prepayments and scheduled repayments of Indebtedness during such Calculation Period and (iii) the aggregate amount of any premium, make-whole or penalty payment actually paid in cash by Intermediate Dutch Holdings and/or any Restricted Subsidiary during such period that is required to be made in connection with any prepayment, repayment, repurchase, redemption or other retirement of Indebtedness, in each case except to the extent financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness); minus

(j) Consolidated Interest Expense actually paid or payable in cash by Intermediate Dutch Holdings and/or any Restricted Subsidiary during such Calculation Period; minus

(k) Taxes (inclusive of Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any intercompany distribution) paid or payable by Intermediate Dutch Holdings and/or any Restricted Subsidiary with respect to such Calculation Period; minus

(l) the increase, if any, in Consolidated Working Capital from the first day to the last day of such Calculation Period (or, in the case of any Excess Cash Flow Interim Period, from the first day of such Excess Cash Flow Interim Period to the last day of the most recently ended Test Period), but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by Intermediate Dutch Holdings or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or acquisition method accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(m) the amount of any Tax obligation of Intermediate Dutch Holdings and/or any Restricted Subsidiary that is estimated in good faith by the Borrower Representative as due and payable (but is not currently due and payable) by Intermediate Dutch Holdings and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to Intermediate Dutch Holdings or any Restricted Subsidiary; minus

(n) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period and except to the extent deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i), at the option of the Borrower Representative, (i) the aggregate consideration (including earn-outs) required to be paid in Cash by Intermediate Dutch Holdings or its Restricted Subsidiaries pursuant to binding contracts, letters of intent or purchase orders entered into prior to or during such period relating to Capital Expenditures, acquisitions or Investments (other than Investments (A) in Cash and Cash Equivalents, (B) in any Loan Party or (C) made pursuant to Section 6.06(r)(i)), Restricted Payments described in clause (h)(i) above and/or Restricted Debt Payments and/or

(ii) the aggregate amount otherwise committed, planned or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments (other than Investments (A) in Cash and Cash Equivalents, (B) in any Loan Party or (C) made pursuant to Section 6.06(r)(i)), Restricted Payments described in clause (h)(i) above and/or Restricted Debt Payments (collectively, clauses (i) and (ii), the “Scheduled Expenditures”), in each case of the foregoing clauses (i) and (ii), to be consummated or made prior to the expiry of the immediately succeeding Fiscal Year (except, in each case, to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions, Investments, Restricted Payments or Restricted Debt Payments during such immediately succeeding Fiscal Year is less than the Scheduled Expenditures, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow for such immediately succeeding Fiscal Year; minus

(o) [Reserved]; minus

(p) cash payments (other than in respect of Taxes, which are governed by clause (k) above) made during such Calculation Period for any liability the accrual of which in a prior Calculation Period resulted in an increase in Excess Cash Flow in such prior period (provided that there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness); minus

(q) cash expenditures made in respect of any Hedge Agreement during such period to the extent (i) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (ii) not financed with long term funded Indebtedness (other than revolving Indebtedness); minus

(r) amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (i) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income; minus

(s) an amount equal to the sum of the aggregate net non-Cash gain or income from any non-ordinary course Investment to the extent included in arriving at Consolidated Adjusted EBITDA.

“Excess Cash Flow Interim Period” means, (a) during any Excess Cash Flow Period, any one, two or three Fiscal Quarter period (i) commencing at the end of the immediately preceding Excess Cash Flow Period and (ii) ending on the last day of the most recently ended Fiscal Quarter (other than the last day of the Fiscal Year) during such Excess Cash Flow Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, and (b) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the first day of the Fiscal Quarter in which the Closing Date occurs and ending on the last day of the most recently ended Fiscal Quarter for which financial statements of the type required by Sections 5.01(a) or (b), as applicable have been delivered or, if earlier, are internally available.

“Excess Cash Flow Period” means each Fiscal Year of Intermediate Dutch Holdings, commencing with the Fiscal Year of Intermediate Dutch Holdings ending on or about December 31, 2022.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) any asset the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Capital Leases and purchase money financings), (ii) violate (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Capital Leases and purchase money financings), or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(b) the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) not-for-profit subsidiary, (iv) Immaterial Subsidiary (other than an Immaterial Subsidiary that is a Loan Party) and/or (v) Receivables Subsidiary;

(c) any intellectual property or IP Right with regard to which (and only for so long as) the granting or perfection of a security interest, or the enforcement of the creditor’s rights hereunder, would result in the invalidation, abandonment, forfeiture, or loss of such intellectual property or IP Right, including any intent-to-use (or similar) Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office (or similar Governmental Authority) of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar filing with respect thereto;

(d) any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including any rule and/or regulation of any Governmental Authority) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law), (ii) require any governmental or regulatory consent, approval, license or authorization, in each case, to the extent such consent, approval, license or authorization has not been obtained (it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses (d)(i) or (d)(ii) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition or (iii) be reasonably likely to result in material and adverse tax consequences (including as a result of the application of Section 956 of the Code or any similar Requirement of Law) as reasonably determined by the Borrower Representative;

(e) (i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any other leasehold interest, and (iii) any owned Real Estate Asset that (A) is not a Material Real Estate Asset or (B) is or becomes located in a Special Flood Hazard Area;

(f) the Capital Stock of (i) any Person that is not a Wholly-Owned Subsidiary of Intermediate Dutch Holdings and/or (ii) any subsidiary of any non-Wholly Owned Subsidiary of Intermediate Dutch Holdings;

(g) any Margin Stock;

(h) the Capital Stock of (i) any Foreign Subsidiary of a Domestic Subsidiary or (ii) FSHCO directly or indirectly owned by US Top Borrower or its Restricted Subsidiaries, in each case, in excess of 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of any such Person;

(i) any Commercial Tort Claim with a value (as estimated by the Borrower Representative in good faith) of less than $10,000,000 individually;

(j) any Deposit Account, securities account and/or similar account (including any securities entitlement), any escrow, fiduciary and/or trust account, payroll and other employee wage and benefit accounts, tax accounts (including, sales tax accounts), any cash collateral account, any Cash and Cash Equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC-1 financing statement, automatically in accordance with the UCC);

(k) assets subject to any purchase money security interest, Capital Lease obligation, sale-leaseback obligation or similar arrangement, in each case, that is permitted or otherwise not prohibited by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any subsidiary of Holdings) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (k) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation;

(l) with respect to any Dutch Loan Party, all property of such Dutch Loan Party other than the Capital Stock of first tier subsidiaries of such Dutch Loan Party, Deposit Accounts maintained by such Dutch Loan Party in the Netherlands and Material Dutch Intercompany Receivables;

(m) with respect to any Swiss Loan Party, all property of such Swiss Loan Party other than the Capital Stock of first tier subsidiaries of such Swiss Loan Party, Deposit Accounts maintained by such Swiss Loan Party in Switzerland and Material Swiss Intercompany Receivables;

(n) with respect to any German Loan Party, all property of such German Loan Party other than the Capital Stock of first tier subsidiaries of such German Loan Party, Deposit Accounts maintained by such German Loan Party in Germany and Material German Intercompany Receivables;

(o) with respect to Acceleratio, all property of Acceleratio other than the Capital Stock of first tier subsidiaries;

(p) Tax and Trust Funds;

(q) any Letter-of-Credit Right that does not constitute a Supporting Obligation, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction;

(r) motor vehicles and other assets subject to certificates of title;

(s) any asset of a Person acquired by Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed Indebtedness permitted by this Agreement to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such asset from being pledged to secure the Secured Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition;

(t) any asset with respect to which the Borrower Representative has in good faith determined that the cost, burden, difficulty or consequence (including (i) any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business and (ii) the cost of title insurance, surveys, flood insurance (if necessary) or mortgage, stamp, intangible or other taxes or expenses) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby (and the Lenders acknowledge that the Collateral that may be provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the Guarantee and/or secured amount is disproportionate to the level of such fees, taxes and duties);

(u) any governmental license or state or local franchise, charter or authorization, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby, after giving effect to the anti-assignment provisions of the UCC of any applicable jurisdiction, other than any proceeds or receivable thereof to the extent the assignment of the same is effective under the UCC of any applicable jurisdiction notwithstanding such consent or restriction;

(v) any assets subject to any Receivables Facility;

(w) on the date of, and after, an IPO where Intermediate Dutch Holdings is the publicly listed entity, 100% of the Capital Stock of Intermediate Dutch Holdings;

(x) aircraft, airframes, aircraft engines, helicopters and equipment and/or other assets that are affixed to, or otherwise constitute, such aircraft, airframes, aircraft engines and/or helicopters; and

(y) any asset excluded by application of the Agreed Security Principles.

“Excluded Party” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary and each subsidiary of each such non-Wholly-Owned Subsidiary;

(b) any Immaterial Subsidiary;

(c) any Restricted Subsidiary that (i) is prohibited or restricted from providing a Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary (which Contractual Obligation was not entered into in contemplation of the acquisition of such Restricted Subsidiary (including pursuant to assumed Indebtedness)), (ii) would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Loan Guaranty (in each case, on the Closing Date or at the time of the acquisition of such Restricted Subsidiary became a Subsidiary) (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained (it being understood and agreed that none of Holdings, Intermediate Dutch Holdings and/or any of their respective subsidiaries shall have any obligation to obtain (or seek to obtain) any such consent, approval, license or authorization) or (iii) with respect to which the provision of a Loan Guaranty could reasonably be expected to result in material and adverse tax consequences to Holdings, Intermediate Dutch Holdings, any Parent Company and/or any of its or their subsidiaries as reasonably determined by the Borrower Representative in consultation with the Administrative Agent;

(d) any not-for-profit subsidiary;

(e) any Captive Insurance Subsidiary;

(f) any Receivables Subsidiary;

(g) any Restricted Subsidiary that is a Non-US Subsidiary (other than a Dutch Loan Party, a Swiss Loan Party, Acceleratio and any Specified German Loan Party);

(h) any (i) FSHCO and (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary of US Top Borrower or a FSHCO;

(i) any Unrestricted Subsidiary;

(j) (i) any Restricted Subsidiary acquired by Intermediate Dutch Holdings or any Restricted Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Loan Guaranty (which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a subsidiary in order to avoid the requirement of providing a Loan Guaranty) and (ii) any subsidiary of any Restricted Subsidiary described in the immediately preceding clause (i) that is subject to any prohibition described in such clause (i);

(k) any other Restricted Subsidiary with respect to which the burden or cost of providing a Loan Guaranty outweighs, or would be excessive in light of, the practical benefits afforded thereby as reasonably determined by the Borrower Representative in consultation with the Administrative Agent;

(l) solely in the case of any Swap Obligation that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act (which for the avoidance of doubt shall be determined after giving effect to any “keepwell, support or other agreement” (as such terms are used under the Commodity Exchange Act)), any subsidiary that is not an “eligible contract participant” as defined under the Commodity Exchange Act and the regulations thereunder;

(m) any subsidiary where the provision by such subsidiary of a Loan Guaranty could reasonably be expected to conflict with the fiduciary duties of such subsidiary’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for such subsidiary or any of its officers or directors or to the extent it is not within the legal capacity of such subsidiary to provide a Loan Guaranty (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or otherwise), in each case, after giving effect to applicable “whitewash” or similar procedures to the extent any such “whitewash” or similar procedure is commercially reasonable in the good faith determination of the Borrower Representative; provided that, subject to the Agreed Security Principles, the applicable subsidiary shall use its commercially reasonable efforts to structure its Loan Guaranty to avoid or address such conflicts or risks and, where such restrictions, conflicts or risks apply, the relevant Loan Guaranty will be limited to the maximum amount or the maximum scope which such subsidiary may provide giving regard to applicable law, rules and legal principles (without subjecting members of management or directors of such subsidiary to any risk or personal and/or criminal liability);

(n) any broker-dealer subsidiary; and

(o) any other subsidiary of Holdings that is not required to provide a Loan Guaranty or Collateral as a result of the application of the Agreed Security Principles.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof, or any Governmental Authority succeeding to any or all of its functions) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net income (however denominated) or overall gross income or franchise Taxes, (i) imposed as a result of such recipient being organized or having its principal office or other permanent establishment located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any Taxes that are imposed or withheld under or pursuant to the German Defence against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb und zur Änderung weiterer Gesetze) as amended, (c) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (d) any US federal, German or Dutch withholding Tax that is imposed on amounts payable to or for the account of such Lender (other than a Lender that became a Lender pursuant to an assignment under Section 2.19) with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new lending office, (e) any Tax imposed as a result of a failure by the Administrative Agent, such Lender or any Issuing Bank to comply with Section 2.17(f), (f) any withholding Tax imposed under FATCA, (g) Taxes, whether imposed by withholding or otherwise, assessed on a recipient under the laws of the Netherlands, if and to the extent such Taxes become payable as a result of such recipient having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Dutch Loan Party and (h) Taxes imposed by the Netherlands pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021).

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrower Representative executed by each of (a) each Applicable Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, previously owned, leased, operated or used by Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing, and related legislation or official administrative rules or practices with respect to any of the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three major US banks of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Amended & Restated Fee Letter, dated as of November 18, 2020, by and among, the US Borrower, the Dutch Borrower and the Arrangers.

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of the Fifth Amendment Effective Date, among Holdings, Intermediate Dutch Holdings, the Borrowers, the Loan Guarantors party thereto, the Previous Agent and the Lenders party thereto.

“Fifth Amendment Dollar Incremental Term Loan” has the meaning assigned to such term in the Fifth Amendment.

“Fifth Amendment Dollar Incremental Term Loan Commitment” has the meaning assigned to such term in the Fifth Amendment.

“Fifth Amendment Effective Date” has the meaning assigned to such term in the Fifth Amendment.

“Fifth Amendment Incremental Term Lender” has the meaning assigned to such term in the Fifth Amendment.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 7.01(c).

“Financial Model” the model made available by the Sponsor to the Administrative Agent on January 24, 2021.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, among Holdings, Intermediate Dutch Holdings, the Borrowers, the Loan Guarantors party thereto, the Previous Agent and the Lenders party thereto.

“First Amendment Effective Date” has the meaning assigned to such term in the First Amendment.

“First Amendment Transaction Costs” means the fees, premiums, expenses and other transaction costs (including original issue discount and/or upfront fees) payable or otherwise borne by the Term Borrowers, any Parent Company and/or their respective subsidiaries in connection with the First Amendment Transactions and the transactions contemplated thereby.

“First Amendment Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower and its applicable subsidiaries of the First Amendment and the other Loan Documents entered into on the First Amendment Effective Date and, in each case, the transactions contemplated thereby (including the incurrence of the 2021 Repricing Term Loans) and (b) the payment of First Amendment Transaction Costs.

“First Lien Debt” means (a) the Tranche B-3 Term Loans, the Eighth Amendment Revolving Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans and (b) any other Indebtedness (other than any such Indebtedness among Holdings, Intermediate Dutch Holdings and/or any of their respective subsidiaries) that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Tranche B-3 Term Loans, the Eighth Amendment Revolving Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit E hereto, with any changes thereto (whether material or immaterial) as the Borrower Representative and the Administrative Agent may agree in their respective reasonable discretion.

“First Lien Gross Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt plus the Unrestricted Cash Amount, in each case, as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of Intermediate Dutch Holdings and its Restricted Subsidiaries on a consolidated basis.

“First Lien Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of Intermediate Dutch Holdings and its Restricted Subsidiaries on a consolidated basis.

“First Potential Covenant Testing Date” means the last day of the first full Fiscal Quarter ending after the Closing Date.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Intermediate Dutch Holdings, ending on December 31 of each year.

“Fitch” means Fitch Ratings, Inc.

“Fixed Amount” has the meaning assigned to such term in Section 1.12(c).

“Flood Certificate” means a “Life-of-Loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Mortgaged Property that on the relevant date of determination includes a building and, as shown on a Flood Certificate, such building is located in a Special Flood Hazard Area.

“Flood Redesignation” means the designation of any Mortgaged Property as a Flood Hazard Property, where such property was not a Flood Hazard Property prior to such designation.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any existing or future direct or indirect subsidiary of Intermediate Dutch Holdings that is not a Domestic Subsidiary.

“Fourth Amendment Effective Date” means January 31, 2023.

“FSHCO” means (a) any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock (or Capital Stock and Indebtedness) of one or more direct or indirect Foreign Subsidiaries of the US Top Borrower and (b) any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock (or Capital Stock and Indebtedness) of one or more Persons of the type described in the immediately preceding clause (a).

“Future Quality of Earnings Report” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“GAAP” means generally accepted accounting principles in the US in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“German Loan Party” means any Loan Party that is a German Subsidiary.

“German StaRUG” means the German Act on the stabilization and restructuring framework for businesses (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen (Unternehmensstabilisierungs- und -restrukturierungsgesetz - StaRUG)).

“German Subsidiary” means any Restricted Subsidiary of Intermediate Dutch Holdings that is organized under the laws of Germany.

“Germany” means the Federal Republic of Germany.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof, including any applicable supranational body (such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grace” means GfK SE, a European company (societas Europaea) organized under the laws of Germany, having its registered seat in Nuremberg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Nuremberg under HRB 25014.

“Grace Acquisition” means the acquisition, directly or indirectly, by Intermediate Dutch Holdings of all of the outstanding equity interests and/or assets of Grace and the other Purchased Companies (as defined in the Grace Acquisition Agreement), all as set forth in Grace Acquisition Agreement.

“Grace Acquisition Agreement” means that certain Equity Purchase Agreement, dated as July 1, 2022, by and among, inter alios, AI PAVE Dutchco I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat at Amsterdam, the Netherlands, with its address at: Herengracht 450, 1017 CA Amsterdam and trade register number 81838441 and an indirect Parent Company of Intermediate Dutch Holdings, Grace, and the Sellers party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and together with the exhibits, schedules, and all related documents.

“Grace Bidco” means Grace BidCo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) organized under the laws of Germany, having its registered seat in Insterburger Strasse 16, 60487 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under 127678.

“Grace Holdco” means Grace HoldCo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) organized under the laws of Germany, having its registered seat in Insterburger Strasse 16, 60487 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under 127656.

“Grace Transactions” has the meaning assigned to such term in the Seventh Amendment.

“Grace Transaction Costs” has the meaning assigned to such term in the Seventh Amendment.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Gross Outstandings” means, in relation to a Multi-Account Overdraft, the Ancillary Outstandings of that Multi-Account Overdraft but calculated on the basis that the words “(net of any credit balance on any account of any borrower under any Ancillary Facility with the relevant Ancillary Lender to the extent that such credit balance is freely available to be set-off by such Ancillary Lender against liabilities owing by such borrower under such Ancillary Facility)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority or which poses a hazard to the Environment or to human health and safety, including without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste and pharmaceutical waste.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction (or any master agreement which is intended to govern multiple Derivative Transactions) between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement and shall, for the avoidance of doubt, include any Successor Holdings.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of Intermediate Dutch Holdings the contribution to Consolidated Adjusted EBITDA of which, when taken together with the contribution to Consolidated Adjusted EBITDA of all other Restricted Subsidiaries that are Immaterial Subsidiaries, does not exceed 5.00% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of Intermediate Dutch Holdings delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a).

“Incremental Calculation Methodology” has the meaning assigned to such term in the definition of “Incremental Cap”.

“Incremental Cap” means:

(a) the sum of:

(i) the Shared Incremental Amount, minus (A) the aggregate outstanding principal amount of any Incremental Facility and/or Incremental Equivalent Debt previously incurred or issued in reliance on the Shared Incremental Amount, minus (B) the aggregate outstanding principal amount of any Ratio Debt issued and/or incurred in reliance on the Shared Incremental Amount pursuant to Section 6.01(w)(i), in the case of clauses (A) and (B); after giving effect to (1) any reclassification of any Incremental Facility and/or Incremental Equivalent Debt as having been issued or incurred in reliance on the Incremental Incurrence-Based Component and/or (2) any reclassification of any Ratio Debt as having been incurred in reliance on Section 6.01(w)(ii); plus

(ii) any unused amount available under Section 6.01(u) (this clause (ii) the “Reallocated General Debt Basket Incremental Component”); plus

(iii) if greater than zero, an additional amount of Incremental Revolving Facilities not to exceed the maximum amount that could be implemented such that, immediately upon the effectiveness thereof, the aggregate amount of the Revolving Credit Commitments of all Classes does not exceed an amount equal to 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at the time of the implementation of such Incremental Revolving Facility, after giving effect to (1) any reclassification of any Incremental Facility and/or Incremental Equivalent Debt as having been issued or incurred in reliance on the Incremental Incurrence-Based Component and/or (2) any reclassification of any Ratio Debt as having been incurred in reliance on Section 6.01(w)(ii) (this clause (iii), the “Additional Revolving Incremental Amount”); plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends (i) the Maturity Date with respect to any Class of Loans and/or Commitments hereunder and/or (ii) the maturity date with respect to any other First Lien Debt, an amount equal to the portion of the relevant Class of Loans or Commitments or such other First Lien Debt that will be replaced by such Incremental Facility or Incremental Equivalent Debt; plus

(c) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment; plus

(d) (x) (i) the amount of any voluntary prepayment, redemption, repurchase or other retirement of (A) any Loan (including any Initial Term Loan, any 2021 Repricing Term Loan, any 2023 Incremental Dollar Term Loan, any Seventh Amendment Euro Incremental Term Loan, any Ninth Amendment Dollar Refinancing Term Loan, any Ninth Amendment Euro Refinancing Term Loan, any Eleventh Amendment Dollar Refinancing Term Loan, any Eleventh Amendment Euro Refinancing Term Loan and/or any Additional Term Loan) and/or any other First Lien Debt, (B) the amount of any permanent reduction of (1) any Revolving Credit Commitment and/or any revolving commitment in respect of any First Lien Debt and (ii) the amount of any reduction in the outstanding principal amount of any Term Loan and/or any other First Lien Debt resulting from any assignment of such Term Loan or First Lien Debt to (and/or any purchase of such Term Loan or First Lien Debt by) Holdings, Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries; provided that, in the case of each of clauses (x)(i) and (ii), the relevant prepayment, redemption, purchase, assignment, redemption or other retirement was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness); plus

(e) an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility and/or Incremental Equivalent Debt, as applicable:

(i) if such Incremental Facility and/or Incremental Equivalent Debt constitutes First Lien Debt, the First Lien Net Leverage Ratio does not exceed (A) 3.50:1.00 or (B) if such Incremental Facility and/or Incremental Equivalent Debt, as applicable, is incurred in connection with an acquisition or similar Investment, at the election of the Borrower Representative, the First Lien Net Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) the First Lien Net Leverage Ratio as of the end of the most recently ended Test Period;

(ii) if such Incremental Facility and/or Incremental Equivalent Debt constitutes Junior Lien Debt, (A) at the election of the Borrower Representative, either (x) the Secured Net Leverage Ratio does not exceed 3.75:1.00 or (y) the Interest Coverage Ratio is not less than 2.00:1.00 or (B) if such Incremental Facility and/or Incremental Equivalent Debt, as applicable, is incurred in connection with an acquisition or similar Investment, at the election of the Borrower Representative, either (x) the Secured Net Leverage Ratio does not exceed the greater of (1) 3.75:1.00 and (2) the Secured Net Leverage Ratio as of the last day of the most recently ended Test Period or (y) the Interest Coverage Ratio is not less than the lesser of (1) 1.75:1.00 and (2) the Interest Coverage Ratio as of the last day of the most recently ended Test Period; or

(iii) if such Incremental Facility and/or Incremental Equivalent Debt is unsecured, (A) at the election of the Borrower Representative, either (x) the Total Net Leverage Ratio does not exceed 4.00:1.00 or (y) the Interest Coverage Ratio is not less than 2.00:1.00 or (B) if such Incremental Facility and/or Incremental Equivalent Debt, as applicable, is incurred in connection with an acquisition or similar Investment, at the election of the Borrower Representative, either (x) the Total Net Leverage Ratio does not exceed the greater of (1) 4.00:1.00 and (2) the Total Net Leverage Ratio as of the last day of the most recently ended Test Period or (y) the Interest Coverage Ratio is not less than the lesser of (1) 1.75:1.00 and (2) the Interest Coverage Ratio as of the last day of the most recently ended Test Period;

in each case described in this clause (e), calculated on a Pro Forma Basis, including the application of the proceeds thereof (in the case of each of clause (i), (ii) and (iii), without “netting” the cash proceeds of the applicable Incremental Facility or Incremental Equivalent Debt on the consolidated balance sheet of Intermediate Dutch Holdings), and in the case of any Incremental Facility or Incremental Equivalent Debt consisting of a revolving facility or a delayed draw term loan facility then being incurred or established, the same shall be assumed to be fully drawn on the relevant date of determination (this clause (e), the “Incremental Incurrence-Based Component”);

provided that:

(A) any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Applicable Borrower in its sole discretion; provided, that unless the Applicable Borrower elects otherwise, so long as no MFN Provision would be triggered by the incurrence or implementation thereof, any such Incremental Facility and/or Incremental Equivalent Debt will be deemed to have been incurred under the Incremental Incurrence-Based Component, to the maximum extent permitted thereunder (and calculated as described below);

(B) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred or implemented in reliance on the Incremental Incurrence-Based Component and any other clause of this definition in a single transaction or series of related transaction, (A) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the Incremental Incurrence-Based Component shall first be determined without giving effect to any Indebtedness substantially concurrently incurred or implemented under any other clause of this definition, but giving full pro forma effect to the use of proceeds and/or commitment of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions, and (B) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be determined thereafter; and

(C) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under clauses (a) through (d) of this definition (and any Ratio Debt incurred in reliance on clauses (a) or (d) of this definition) will be automatically reclassified as having been incurred or implemented under the Incremental Incurrence-Based Component (or, in the case of any Ratio Debt, Section 6.01(w)(ii)) if, at any time after the incurrence or implementation thereof, such portion of such Incremental Facility, Incremental Equivalent Debt or Ratio Debt, as applicable, would, using the figures reflected in the financial statements most recently delivered pursuant to Section 5.01(a) or (b) or, if available earlier, the financial statements that are internally available for the then most recently ended Fiscal Quarter (it being understood and agreed that, with respect to the fourth Fiscal Quarter of any Fiscal Year, prior to the date on which financial statements of the type described in Section 5.01(b) for such Fiscal Year are delivered or become internally available, the Applicable Borrower may, in its sole discretion, rely on financial statements of the type described in Section 5.01(a) to trigger the reclassification of any transaction based on the financial results as of the end of the fourth Fiscal Quarter of such Fiscal Year), be permitted under the First Lien Net Leverage Ratio test, Secured Net Leverage Ratio test, Total Net Leverage Ratio test or Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition (or, in the case of any Ratio Debt, Section 6.01(w)(ii)); it being understood and agreed that once such Incremental Facility or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as having been incurred under the provision of this definition in reliance on which such Incremental Facility or Incremental Equivalent Debt (or Ratio Debt) was originally incurred (clauses (A) through (C) above, the “Incremental Calculation Methodology”).

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness in the form of pari passu senior secured or unsecured notes or loans and/or junior secured or unsecured notes or loans and/or, in each case commitments in respect of any of the foregoing; provided, that:

(a) the aggregate outstanding principal amount (or committed amount, if applicable) thereof shall not exceed the sum of (i) Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination) and (ii) at the Election of the Borrower Representative, any additional amount of Indebtedness otherwise permitted to be incurred under this Agreement;

(b) the Weighted Average Life to Maturity applicable to such notes or loans (other than Customary Bridge Loans and/or revolving Indebtedness) is no shorter than the Weighted Average Life to Maturity of the then existing Term Loans; provided, that any Term Borrower may incur Incremental Equivalent Debt with a Weighted Average Life to Maturity (as determined in the date of incurrence of such Incremental Equivalent Debt) shorter than the remaining Weighted Average Life to Maturity of the Tranche B-3 Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans in an aggregate outstanding principal amount not to exceed the then available Inside Maturity Amount;

(c) the final maturity date with respect to such notes or loans (other than Customary Bridge Loans and/or revolving Indebtedness) is no earlier than the Latest Term Loan Maturity Date on the date of the issuance or incurrence, as applicable, thereof; provided, that any Term Borrower may incur Incremental Equivalent Debt with a final maturity date earlier than the relevant Latest Term Loan Maturity Date in an aggregate outstanding principal amount not to exceed the then available Inside Maturity Amount;

(d) subject to clauses (b) and (c), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower Representative and the lenders providing such Incremental Equivalent Debt;

(e) the currency, pricing (including any “MFN” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and the maturity and amortization schedule applicable to any Incremental Equivalent Debt shall be determined by the Applicable Borrower and the lender or lenders providing such Incremental Equivalent Debt;

(f) such Incremental Equivalent Debt will be documented pursuant to separate documentation from the credit agreement governing the Credit Facilities;

(g) if such Indebtedness is (i) secured by the Collateral on a pari passu basis with the Secured Obligations that constitute First Lien Debt, (ii) secured by the Collateral on a junior basis as compared to the Secured Obligations that constitute First Lien Debt or (iii) subordinated to the Obligations in right of payment, then the holders of such Indebtedness shall be party to an Intercreditor Agreement; and

(h) no such Indebtedness may be (A) issued or guaranteed by any Person which is not a Loan Party (it being understood and agreed that the obligations of any Person with respect to any Escrow arrangement into which the proceeds of such Incremental Equivalent Debt are deposited shall not constitute a guarantee by any Person) or (B) secured by any asset that does not constitute Collateral; it being understood that any Incremental Equivalent Debt that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower Representative) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower Representative executed by each of (a) Holdings, Intermediate Dutch Holdings and each Applicable Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Incurrence-Based Component” has the meaning assigned to such term in the definition of “Incremental Cap”.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.12(c).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligation incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of the incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument);

(e) any Indebtedness of any other Person secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall any obligation under any Derivative Transaction be deemed to constitute “Indebtedness” for any calculation of the First Lien Net Leverage Ratio, the First Lien Gross Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid principal amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the term “Indebtedness” shall exclude (A) intercompany loans and/or advances arising from cash management, tax and accounting operations and (B) intercompany loans and/or advances made in the ordinary course of business that have a term that does not exceed 364 days (inclusive of any rollover or extension of maturity).

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness; provided, that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (1) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (2) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement) and (ii) exclude obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of any transaction solely to the extent the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available to such Person.

The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Internal Reorganization” has the meaning assigned to such term in Section 1.17.

“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

“Initial MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v)(A).

“Initial Revolving Credit Commitment” means, with respect to any Person, the commitment of such Person to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Person assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05, (c) increased pursuant to Section 2.22 or (d) other than for purposes of determining the Required Lenders or Required Revolving Lenders at any time, if such Lender is an Ancillary Lender, decreased by the amount of such Lender’s Ancillary Commitment (and is increased to the extent that any such Ancillary Commitment is reduced, cancelled or terminated). The aggregate amount of the Initial Revolving Credit Commitments as of the Eighth Amendment Effective Date is $0.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means (a) with respect to the Eighth Amendment Non-Extending Revolving Commitments, the date that is five years after the Closing Date and (b) with respect to the Eighth Amendment Extending Revolving Commitments, March 5, 2028 (the “Initial Extended Revolving Credit Maturity Date”); provided that, with respect to this clause (b), if by a date no later than the then applicable Modified Extended Revolving Credit Maturity Date, any Term Loans with an aggregate principal amount in excess of $1,000,000,000 (or any Indebtedness which replaces or refinances such outstanding Term Loans) are outstanding and the Maturity Date applicable to such Term Loans or other Indebtedness is earlier than that date that is 90 days after the Initial Extended Revolving Credit Maturity Date (such earlier Maturity Date, the “Trigger Term Loan Maturity Date”), such Initial Revolving Credit Maturity Date shall be the later of (x) December 5, 2027 and (y) the date that is 91 days prior to the Trigger Term Loan Maturity Date (such later date, the “Modified Extended Revolving Credit Maturity Date”).

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” has the meaning assigned to such term in Section 2.01(a)(ii).

“Initial Term Lender” means each Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan, including, for the avoidance of doubt, each Tranche B-1 Term Lender, each Tranche B-2 Term Lender and each Tranche B-3 Term Lender.

“Initial Term Loan Commitment” means the Tranche B-1 Commitment, the Tranche B-2 Commitment and the Tranche B-3 Commitment, as the case may be.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loans” means the Tranche B-1 Term Loans, the Tranche B-2 Term Loans and the Tranche B-3 Term Loans.

“Inside Maturity Amount” means (a) the greater of $246,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (b) the aggregate outstanding principal amount of Indebtedness incurred in reliance on (i) Section 2.22, (ii) Section 6.01(p), (iii) Section 6.01(z) and/or (iv) Section 9.02(c) that, in each case under this clause (b), (A) consists of debt for borrowed money of a Loan Party, (B) (1) has a maturity date that is earlier than the Latest Term Loan Maturity Date as determined at the time of occurrence of such other Indebtedness and/or (2) has a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans (as determined at the date of incurrence of such other Indebtedness) (without giving effect to any prepayment thereof that would otherwise modify the Weighted Average Life to Maturity thereof) and (C) is incurred in reliance on the Inside Maturity Amount.

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant of any Lien on US IP Rights owned by any Loan Party to the US Collateral Agent, for the benefit of the Secured Parties, required in accordance with this Agreement and the US Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit C hereto.

“Intercreditor Agreement” means

(a) with respect to any Indebtedness that constitutes First Lien Debt, a First Lien Intercreditor Agreement;

(b) with respect to any Indebtedness that constitutes Junior Lien Debt, a Junior Lien Intercreditor Agreement; and/or

(c) with respect to any Indebtedness, any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower Representative in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Borrower Representative and the Administrative Agent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Test Period to (b) Ratio Interest Expense for the most recently ended Test Period, in each case of Intermediate Dutch Holdings and its Restricted Subsidiaries on a consolidated basis; provided, that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Interest Election Request” means a request by the Borrower Representative in the form of Exhibit H hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan, each Scheduled Payment Date and the maturity date applicable to such ABR Loan or Canadian Prime Rate Loan, (b) with respect to any Daily Simple CORRA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the maturity date applicable to such Loan and (b) with respect to any LIBO Rate Loan or any Term SOFR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Loan or such Term SOFR Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to (x) any LIBO Rate Borrowing (other than a LIBO Rate Borrowing denominated in Canadian Dollars) or Term SOFR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, to the extent (i) available to all relevant affected Lenders and the Administrative Agent and (ii) administratively feasible for the Administrative Agent (as reasonably determined by the Administrative Agent), 12 months or a shorter period) thereafter and (y) any Term CORRA Borrowing denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months (or, to the extent available to all relevant affected Lenders, two months or a shorter period), as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Dutch Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Intra-Group Liabilities” has the meaning assigned to such term in Section 5.12(g)(iv).

“Investment” means (a) any purchase or other acquisition for consideration by Intermediate Dutch Holdings or any of its Restricted Subsidiaries of any of the Capital Stock of any other Person (other than any Loan Party), (b) the acquisition for consideration by Intermediate Dutch Holdings or any of its Restricted Subsidiaries by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of Intermediate Dutch Holdings, any Restricted Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Intermediate Dutch Holdings or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for any increase or decrease in value, or any write-up, write-down or write-off with respect thereto, but giving effect to (i) any repayment of principal and/or interest in the case of any Investment in the form of a loan or other debt instrument and (ii) any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). It is understood and agreed that the term “Investment” shall exclude (A) intercompany advances arising from cash management, tax and accounting operations and (B) intercompany loans, advances or Indebtedness made in the ordinary course of business that have a term that does not exceed 364 days (inclusive of any rollover or extension of maturity).

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) other investors that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date, which may include one or more of the Sponsor’s limited partners.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IP Separation and Relicense Transaction” means (a) any Disposition by any Loan Party of any Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture established for legitimate business purposes) and/or (b) any Investment by any Loan Party in the form of a contribution of Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture established for legitimate business purposes), in each case, which Material Intellectual Property is, following the consummation of such Investment licensed by Intermediate Dutch Holdings and/or any Restricted Subsidiary from the recipient of such Material Intellectual Property for use by Intermediate Dutch Holdings and/or such Restricted Subsidiary in the ordinary course of business (other than pursuant to a bona fide “transition service” or similar arrangement or in the same manner as other customers, suppliers or commercial partners of the relevant transferee generally).

“IP Separation Transaction” means (a) any Disposition by any Loan Party of any Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture established for legitimate business purposes or in connection with the transfer of a business line or unit) and/or (b) any Investment by any Loan Party in the form of a contribution of Material Intellectual Property to any Unrestricted Subsidiary (other than any bona fide operational joint venture established for legitimate business purposes or in connection with the transfer of a business line or unit).

“IPO” means any transaction or series of related transactions (including any initial public offering) that results in any of the common Capital Stock of Intermediate Dutch Holdings, Holdings and/or any Parent Company (and/or any permitted successor thereto) being publicly traded on any US national securities exchange or over-the-counter market or any analogous exchange in any other jurisdiction.

“IPO Entity” means, following any IPO, the Person the Capital Stock of which is publicly traded as a result of such IPO (which may, for the avoidance of doubt, be a Person the Capital Stock of which was publicly traded prior to such IPO).

“IPO Listco” means (a) any IPO Entity or (b) any Wholly-Owned Subsidiary of Holdings formed in contemplation of an IPO to become the IPO Entity.

“IPO Reorganization Transaction” means, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including:

(a) formation and ownership of any IPO Shell Company;

(b) entry into, and performance of, (i) a reorganization or similar agreement among any of Intermediate Dutch Holdings, one or more of its subsidiaries, any Parent Company and/or any IPO Shell Company that implements a transaction described in this definition of “IPO Reorganization Transaction” and any other reorganization transaction in connection with any IPO, so long as after giving effect to such agreement and the transactions contemplated thereby, in the good faith determination of the Borrower Representative, the security interests of the Lenders in the Collateral and each Loan Guaranty, taken as a whole, would not be materially impaired and (ii) any customary underwriting agreement in connection with an IPO and any future follow-on underwritten public offering of common Capital Stock in the IPO Entity, including the provision by any IPO Entity and Holdings, Intermediate Dutch Holdings or any Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder;

(c) (i) the merger of any IPO Subsidiary with one or more direct or indirect holders of Capital Stock in Intermediate Dutch Holdings with such IPO Subsidiary as the survivor of such merger and holding Capital Stock in Holdings and/or (ii) the dividend or other distribution by Holdings, Intermediate Dutch Holdings or any Borrower of Capital Stock of any IPO Shell Company or other transfer of ownership to the holder of Capital Stock of Holdings;

(d) the issuance of the Capital Stock of any IPO Shell Company to holders of Capital Stock of Holdings in connection with any IPO Reorganization Transaction;

(e) the making of Restricted Payments to (or Investments in) any IPO Shell Company or Holdings or any subsidiary to permit Holdings, Intermediate Dutch Holdings or any Borrower Representative to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amount necessary for IPO Listco to pay, IPO-related expenses and the making of any such distribution by Holdings;

(f) the repurchase by IPO Listco of its Capital Stock from Holdings, Intermediate Dutch Holdings, any Borrower or any subsidiary;

(g) the entry into any exchange agreement, pursuant to which holders of Capital Stock of Holdings and certain non-economic/voting Capital Stock in IPO Listco will be permitted to exchange such interests for certain economic/voting Capital Stock of IPO Listco;

(h) any issuance, dividend or distribution of the Capital Stock of any IPO Shell Company or other Disposition of ownership thereof to any IPO Shell Company and/or the direct or indirect holders of Capital Stock of Holdings; and

(i) any other transaction reasonably incidental to, or necessary for the consummation of, an IPO so long as after giving effect to such transaction, in the good faith determination of the Borrower Representative, the security interests of the Lenders in the Collateral and each Loan Guaranty, taken as a whole, would not be materially impaired.

“IPO Shell Company” means, collectively, IPO Listco and each IPO Subsidiary.

“IPO Subsidiary” means any Wholly-Owned Subsidiary of IPO Listco formed in contemplation of, and to facilitate, any IPO Reorganization Transaction and any IPO.

“IRS” means the US Internal Revenue Service.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02.

“Issuing Bank” means, as the context may require, (a) the Administrative Agent (in its capacity as an issuer of Letters of Credit hereunder) and (b) each Revolving Lender (each such Person in its capacity as an issuer of Letters of Credit hereunder) (it being understood and agreed that each Revolving Lender shall have a commitment to issue Letters of Credit hereunder that is at least equal to its Applicable Percentage of the Total Revolving Credit Commitments of the relevant Class of Revolving Loans). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. No Issuing Bank shall be required to issue any bank guarantee or documentary Letter of Credit without its consent.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit K or such other form that is reasonably satisfactory to the Administrative Agent and the Borrower Representative; it being understood and agreed that any Joinder Agreement executed by any Foreign Subsidiary may include such modifications as may be necessary to reflect the fact that such Foreign Subsidiary may not become party to the US Security Agreement.

“JPMorgan” has the meaning assigned to such term in the preamble of this Agreement.

“Judgment Currency” has the meaning assigned to such term in Section 9.25.

“Junior Lien Debt” means any Indebtedness (other than Indebtedness among Holdings, Intermediate Dutch Holdings and/or any of their respective subsidiaries) that is secured by a Lien on the Collateral that is expressly junior to the Lien on the Collateral securing the Tranche B-3 Term Loans, the Eighth Amendment Revolving Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit G hereto, with any changes thereto (whether material or immaterial) as the Borrower Representative and the Administrative Agent may agree in their respective reasonable discretion.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than any Letter of Credit that is subject to Letter of Credit Support at such time) at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of the relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Party” has the meaning assigned to such term in Section 9.14.

“Lenders” means the Term Lenders, the Revolving Lenders and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and/or (b) any bank guarantee issued pursuant to this Agreement.

“Letter of Credit Commitment” means with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit in an aggregate amount at least equal to the product of (a) such Issuing Bank’s pro rata share of the Total Revolving Credit Commitment and (b) the Letter of Credit Sublimit. The aggregate amount of the Letter of Credit Commitments as of the Fourth Amendment Effective Date is $80,000,000.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(d)(i).

“Letter of Credit Request” means a request by the Applicable Revolving Borrower for a new Letter of Credit or an amendment to any existing Letter of Credit in accordance with Section 2.05 and substantially in the form of Exhibit N hereto or such other form that is reasonably satisfactory to the relevant Issuing Bank and the Borrower Representative.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $80,000,000 and subject to increase in accordance with Section 2.22 hereof.

“Letter of Credit Support” means, with respect to any Letter of Credit, that (a) such Letter of Credit has been Cash collateralized or otherwise backstopped in an amount equal to 100% of the face amount of such Letter of Credit, (b) a separate letter of credit has been issued in favor of the relevant Issuing Bank (or its designee) with respect to such Letter of Credit pursuant to arrangements reasonably satisfactory to such Issuing Bank and in an amount equal to 100% of the face amount of the applicable Letter of Credit issued hereunder, (c) such Letter of Credit has been deemed reissued under another agreement in a manner reasonably acceptable to the applicable Issuing Bank or (d) other arrangements reasonably acceptable to the relevant Issuing Bank with respect to such Letter of Credit.

“LIBO Rate” means, (a) in the case of Loans denominated in any Alternate Currency (other than Euros and Canadian Dollars), the Published LIBO Rate, (b) in the case of Loans denominated in Euros, the Published EURIBOR Rate and (c) in the case of Loans denominated in Canadian Dollars, the Term CORRA, in each case, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided, that, in no event shall the LIBO Rate be less than (i) in the case of the Initial Term Loans, prior to the First Amendment Effective Date, with respect to (x) the Tranche B-1 Term Loans, 0.00% per annum, (y) the Tranche B-2 Term Loans, 0.00% per annum and (z) the Tranche B-3 Term Loans, 0.00% per annum, (ii) in the case of the Initial Revolving Loans, prior to the Eighth Amendment Effective Date, 0.00% per annum, (iii) in the case of the 2021 Repricing Euro Term Loans, on or after the First Amendment Effective Date but prior to the Eleventh Amendment Effective Date, 0.00% per annum, (iv) in the case of the Seventh Amendment Euro Incremental Term Loans, prior to the Ninth Amendment Effective Date, 0.00% per annum, (v) in the case of the Eighth Amendment Revolving Loans, 0.00% per annum, (vi) in the case of the Ninth Amendment Euro Refinancing Term Loans, on and after the Ninth Amendment Effective Date but prior to the Eleventh Amendment Effective Date, 0.00% per annum and (vii) in the case of the Eleventh Amendment Euro Refinancing Term Loans, on and after the Eleventh Amendment Effective Date, 0.00% per annum.

“LIBO Successor Rate” has the meaning assigned to such term in Section 1.13(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, any Revolving Borrower Joinder, any Intercreditor Agreement (if any) to which any Borrower is a party, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment and any other document or instrument designated by the Borrower Representative and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means (a) prior to an IPO, Holdings, (b) Intermediate Dutch Holdings and (c) any Subsidiary Guarantor.

“Loan Guaranty” means (a) the Loan Guaranty, substantially in the form of Exhibit I hereto, executed by each Loan Party party thereto and the Collateral Agents for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12 hereof and (b) each other guaranty agreement executed by the Non-US Loan Parties pursuant to Section 5.12 in form and substance substantially similar to the form of Exhibit I hereto (with appropriate changes to reflect the requirements of local law) or otherwise reasonably satisfactory to the Non-US Collateral Agent and the Borrower Representative.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means each Borrower and each Loan Guarantor.

“Loans” means any Initial Term Loan, any 2021 Repricing Term Loan, any 2023 Incremental Dollar Term Loan, any Seventh Amendment Euro Incremental Term Loan, any Ninth Amendment Dollar Refinancing Term Loan, any Ninth Amendment Euro Refinancing Term Loan, any Eleventh Amendment Dollar Refinancing Term Loan, any Eleventh Amendment Euro Refinancing Term Loan, any Additional Term Loan, any Revolving Loan or any Swingline Loan.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Loan Party” means any Loan Party that is a Luxembourg Subsidiary.

“Luxembourg Subsidiary” means any Restricted Subsidiary of Intermediate Dutch Holdings that is incorporated, organized or established under the laws of Luxembourg.

“Management Investors” means the current and former officers, directors, managers, employees and members of management of any Borrower, Intermediate Dutch Holdings, any Parent Company and/or any subsidiary of Intermediate Dutch Holdings (including, on the Closing Date, those of the Target and its subsidiaries).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount, determined by the Borrower Representative in good faith, equal to (a) the total number of issued and outstanding shares of common Capital Stock of Intermediate Dutch Holdings or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.04(a)(vii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means (a) on the Closing Date (including, for the avoidance of doubt, for purposes of any representation and warranty made as of the Closing Date), a Business Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money owing from any Person other than any Loan Party) which is required to be pledged and delivered to the Collateral Agent (or its bailee) pursuant to any Security Agreement.

“Material Dutch Intercompany Loans” means any loan made by any Dutch Loan Party to Intermediate Dutch Holdings or any of its Restricted Subsidiaries and having an outstanding principal amount in excess of $50,000,000.

“Material Dutch Intercompany Receivables” means receivables owing to any Dutch Loan Party under any Material Dutch Intercompany Loan.

“Material German Intercompany Loans” means any loan made by any German Loan Party to Intermediate Dutch Holdings or any of its Restricted Subsidiaries and having an outstanding principal amount in excess of $50,000,000.

“Material German Intercompany Receivables” means receivables owing to any German Loan Party under any Material German Intercompany Loan.

“Material Intellectual Property” means any intellectual property owned by any Loan Party that is, in the good faith determination of the Borrower Representative, material to the operation of the business of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset located in the US, any state thereof or the District of Columbia that is acquired by any Loan Party after the Closing Date having a fair market value (as reasonably determined by the Borrower Representative after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $15,000,000 as of the date of the acquisition thereof.

“Material Swiss Intercompany Contracts” means any contract entered into between a Swiss Loan Party and any of Intermediate Dutch Holdings or any of its Restricted Subsidiaries pursuant to which Intermediate Dutch Holdings or its applicable Restricted Subsidiary is required to make payments to such Swiss Loan Party in excess of $50,000,000 (determined at the execution of such contract).

“Material Swiss Intercompany Loans” means any loan made by any Swiss Loan Party to Intermediate Dutch Holdings or any of its Restricted Subsidiaries and having an outstanding principal amount in excess of $50,000,000.

“Material Swiss Intercompany Receivables” means receivables owing to any Swiss Loan Party under any Material Swiss Intercompany Loan or Material Swiss Intercompany Contracts.

“Maturity Date” means (a) with respect to the Eighth Amendment Revolving Loans, the Initial Revolving Credit Maturity Date, (b) with respect to the Tranche B-3 Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loan or Revolver Replacement Facility, the final maturity date for such Replacement Term Loan or Revolver Replacement Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (e) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“MFN Excluded Debt” means, collectively:

(a) Indebtedness incurred or implemented in connection with any acquisition or similar Investment; and

(b) any other Indebtedness that would otherwise constitute “MFN Indebtedness” in an aggregate outstanding principal amount not to exceed the greater of $492,000,000 and 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“MFN Indebtedness” means any Indebtedness incurred in reliance on Section 2.22 (other than any MFN Excluded Debt) that is:

(a) pari passu with the 2021 Repricing Term Loans in right of payment and with respect to security;

(b) a broadly syndicated term loan;

(c) denominated in US Dollars, Canadian Dollars or Euros;

(d) incurred in reliance on the Incremental Incurrence-Based Component (and not by virtue of any re-classification described in clause (C) of the proviso to the definition of “Incremental Cap”);

(e) scheduled to mature prior to the date that is one year after the Initial Term Loan Maturity Date; and

(f) incurred or implemented prior to the date that is 6 months after the Closing Date.

“MFN Provisions” has the meaning assigned to such term in Section 2.22(a)(v)(B).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the US Collateral Agent, for the benefit of the US Collateral Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall contain such terms as may be necessary under applicable local Requirements of Law to perfect a Lien on the applicable Material Real Estate Asset.

“Mortgaged Property” means any Material Real Estate Asset that is encumbered by a Mortgage.

“Multi-Account Overdraft Facility” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to:

(a) any Cash payment or proceeds (including Cash Equivalents) received by Intermediate Dutch Holdings or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any asset of Intermediate Dutch Holdings or any of its Restricted Subsidiaries or (ii) as a result of the taking of any asset of Intermediate Dutch Holdings or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case other than any amount that is attributable to business interruption and/or lost profit; minus

(b) the sum of the following:

(i) any actual out-of-pocket cost and/or expense incurred by Intermediate Dutch Holdings or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of Intermediate Dutch Holdings or the relevant Restricted Subsidiary in respect thereof;

(ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and/or any First Lien Debt and/or Junior Lien Debt) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale;

(iii) the reasonable out-of-pocket costs of putting any affected property in a safe and secure position;

(iv) any selling costs and/or out-of-pocket expense (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith transfer and similar Taxes and the Borrower Representative’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition; it being understood that the reduction of any net operating loss resulting from such Disposition shall be deemed to constitute an income Tax “paid or payable” for purposes of this clause (iv);

(v) any amount provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds); and

(vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary of Holdings, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of Intermediate Dutch Holdings or a Wholly-Owned Subsidiary of Holdings as a result thereof.

“Net Outstandings” means, in relation to a Multi-Account Overdraft, the Ancillary Outstandings of that Multi-Account Overdraft.

“Net Proceeds” means:

(a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of:

(i) any selling costs and/or out-of-pocket expense (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower Representative’s good faith estimate of income Taxes paid or payable (including pursuant to any Tax sharing arrangement and/or any intercompany distribution) in connection with such Disposition); it being understood that the reduction in the amount of any net operating loss resulting from such Disposition shall be deemed to constitute an income Tax “paid or payable” for purposes of this clause (i);

(ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Proceeds);

(iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness that constitutes First Lien Debt or Junior Lien Debt) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset);

(iv) any Cash escrow (until released from escrow to Intermediate Dutch Holdings or any of its Restricted Subsidiaries) from the sale price for such Disposition;

(v) in the case of any Disposition by any non-Wholly-Owned Subsidiary of Holdings, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) that is attributable to any minority interest and not available for distribution to or for the account of Intermediate Dutch Holdings or a Wholly-Owned Subsidiary of Holdings as a result thereof; and

(b) with respect to any issuance or incurrence of Indebtedness, issuance of Capital Stock and/or any contribution in respect of any Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith).

“Net Short Lender” has the meaning assigned to such term in Section 9.02(e).

“New Contracts” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Ninth Amendment” means that certain Ninth Amendment to Credit Agreement, dated as of July 11, 2024, among Holdings, Intermediate Dutch Holdings, the Borrowers, the Loan Guarantors party thereto, the Administrative Agent, the US Collateral Agent, the Non-US Collateral Agent and the Lenders party thereto.

“Ninth Amendment Dollar Refinancing Term Lender” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Dollar Refinancing Term Loans” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Dollar Refinancing Term Loan Commitment” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Effective Date” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Euro Refinancing Term Lender” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Euro Refinancing Term Loans” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Euro Refinancing Term Loan Commitment” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Lead Arrangers” means the “Lead Arrangers” as defined in the Ninth Amendment.

“Ninth Amendment Refinancing Term Lender” means any Person that holds a Ninth Amendment Dollar Refinancing Term Loan or a Ninth Amendment Euro Refinancing Term Loan.

“Ninth Amendment Refinancing Term Loan Commitments” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Refinancing Term Loans” means, collectively, the Ninth Amendment Dollar Refinancing Term Loans and the Ninth Amendment Euro Refinancing Term Loans.

“Ninth Amendment Repricing Transactions” has the meaning assigned to such term in the Ninth Amendment.

“Ninth Amendment Transaction Costs” means the fees, premiums, expenses and other transaction costs (including original issue discount and/or upfront fees) payable or otherwise borne by the Borrowers, any Parent Company and/or their respective subsidiaries in connection with the Ninth Amendment Transactions and the transactions contemplated thereby.

“Ninth Amendment Transactions” means, collectively, (a) the execution, delivery and performance by the Borrowers and their applicable subsidiaries of the Ninth Amendment and the other Loan Documents entered into on the Ninth Amendment Effective Date and, in each case, the transactions contemplated thereby and (b) the payment of Ninth Amendment Transaction Costs.

“Non-Debt Fund Affiliate” means any Investor (which is an Affiliate of Holdings) and any Affiliate of any such Investor, other than any Debt Fund Affiliate.

“Non-Defaulting Revolving Lenders” has the meaning assigned to such term in Section 2.21(d)(i).

“Non-US Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Non-US Collateral Agent Fee Letter” means that certain collateral agent fee letter dated as of the Eighth Amendment Effective Date, by and among the Borrower Representative and the Non-US Collateral Agent.

“Non-US Loan Party” means any Loan Party other than a US Loan Party.

“Non-US Security Agreement” means (a) each security or pledge agreement executed by any Non-US Loan Party and (b) each other security or pledge agreement executed by any Non-US Loan Party pursuant to Section 5.12 in form and substance reasonably satisfactory to the Non-US Collateral Agent and the Borrower Representative.

“Non-US Subsidiary” means any Restricted Subsidiary that is not a US Subsidiary.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, any Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 9.05(d)(ii).

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding (i) any Excluded Taxes, and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).

“Outstanding Amount” means (a) with respect to any Term Loan, Revolving Loan and/or Swingline Loan on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Term Loan, Revolving Loan and/or Swingline Loans, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement, (c) with respect to any LC Disbursement on any date, the amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the Applicable Borrower of such unreimbursed LC Disbursement and (d) with respect to any Ancillary Facility, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Ancillary Facility occurring on such date.

“Overnight Rate” means, on any date, the offered quotation to first-class banks in the European interbank market by the Swingline Lender for any Alternate Currency overnight borrowings of amounts comparable to the outstanding principal amount of the relevant Alternate Currency denominated Swingline Loan of the Swingline Lender as of 11:00 a.m. (London time) on such date; provided that, if the Overnight Rate for any such Alternate Currency is less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum; provided, further that, in the event the Administrative Agent has made any determination pursuant to Section 2.14(a) in respect of Swingline Loans denominated in any Alternate Currency, or in the circumstances described in Section 2.19 in respect of Swingline Loans denominated in any Alternate Currency, the Overnight Rate determined (acting reasonably and in good faith) pursuant to this definition shall instead be the rate determined by the Swingline Lender as the all-in-cost of funds for the Swingline Lender to fund such Swingline Loan denominated in such Alternate Currency.

“Own Funds” has the meaning assigned to such term in Section 5.12(g)(i)(A).

“Parallel Debt” has the meaning assigned to such term in Section 9.26(b).

“Parent Company” means any Person of which Intermediate Dutch Holdings is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant/SPC Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J.

“Perfection Requirements” means (a) with respect to any US Loan Party (other than any Discretionary Guarantor), the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the US Patent and Trademark Office (solely as required under applicable Requirements of Law), the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the US Collateral Agent for the benefit of the Secured Parties and the delivery to the US Collateral Agent of any stock certificate or promissory note, together with instruments of transfer executed in blank and (b) with respect to any Discretionary Guarantor and/or any Non-US Loan Party, any recording, filing, registration, notification or other action required to be taken in the applicable jurisdiction, in each case of the foregoing clauses (a) and (b), to the extent required by the applicable Loan Documents.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Acquisition” means any acquisition made by Intermediate Dutch Holdings or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase Intermediate Dutch Holdings’ or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing Intermediate Dutch Holdings’ or its relevant Restricted Subsidiary’s ownership interest in such joint venture) if (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transaction, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, Intermediate Dutch Holdings or any Restricted Subsidiary as a result of such Investment.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between Intermediate Dutch Holdings and/or any Restricted Subsidiary, on the one hand, and any other Person, on the other hand.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting Capital Stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by Holdings and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 5.01.

“Potential Subsequent Acquisition” has the meaning assigned to such term in the recitals to this Agreement.

“Prepayment Asset Sale” means any non-ordinary course Disposition by Intermediate Dutch Holdings or any Restricted Subsidiary made pursuant to Section 6.07(h) (other than any such Disposition of any asset of Intermediate Dutch Holdings or any Restricted Subsidiary that was (a) acquired with the proceeds of Qualified Capital Stock and/or any capital contribution in respect of Qualified Capital Stock and/or (b) contributed to Intermediate Dutch Holdings and/or any Restricted Subsidiary in respect of Qualified Capital Stock).

“Previous Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent prior to the effectiveness of the Eighth Amendment on the Eighth Amendment Effective Date.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the US or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Principal Obligations” has the meaning assigned to such term in Section 9.26(a).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the First Lien Gross Leverage Ratio, the Secured Net Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including any component definition thereof), that:

(a) in the case of (i) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of Intermediate Dutch Holdings and/or any Restricted Subsidiary, (ii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and/or (iii) the implementation of any Business Optimization Initiative relating to a cost-savings action or (iv) if applicable, any Subject Transaction described in clauses (i) or (j) of the definition thereof, income statement items (whether positive or negative and including any expected cost saving) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(b) in the case of (i) any Permitted Acquisition or other Investment, (ii) any designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (iii) any transaction described in clause (h) of the definition of “Subject Transaction” of (iv) if applicable, any Subject Transaction described in clause (j) of the definition thereof, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(c) [Reserved];

(d) any retirement or repayment of Indebtedness by Intermediate Dutch Holdings or any of its Subsidiaries that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(e) any Indebtedness incurred by Intermediate Dutch Holdings or any of its Restricted Subsidiaries in connection therewith that constitutes a Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Representative in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, secured overnight financing rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower Representative;

(f) the acquisition of any asset included in calculating Consolidated Total Assets (other than the amount Cash or Cash Equivalents, which is addressed in clause (g) below), whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into Intermediate Dutch Holdings or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction”, shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made;

(g) subject to Section 1.12, the Unrestricted Cash Amount shall be calculated as of the date of the consummation of such Subject Transaction after giving pro forma effect thereto, including any application of cash proceeds in connection therewith (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation is being made); and

(h) each other Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made.

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.10(a) prior to the last day of the first full Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.10(a). Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Net Leverage Ratio or the First Lien Gross Leverage Ratio, as applicable, for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.10(a) (other than for the purpose of determining pro forma compliance with Section 6.10(a) as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Project Grace Arrangers” means JPMorgan Chase Bank, N.A., UBS Securities LLC, Bank of America, N.A., BMO Capital Markets Corp., BNP Paribas, Fifth Third Bank, National Association, HSBC Securities (USA) Inc., HSBC Bank USA, National Association, MUFG Bank, Ltd., Royal Bank of Canada, RBC Capital Markets, Standard Chartered Bank and Banco Santander, S.A.

“Project Grace Fee Letter” means that certain Second Amended and Restated Fee Letter, dated as of January 14, 2023, by and among the Borrower Representative and the Project Grace Arrangers.

“Project Rally” means the cost savings and other Business Optimization Initiatives implemented by the Target and previously disclosed to the Previous Agent.

“Projections” means the financial projections, forecasts, financial estimates and other forward-looking and/or projected information of or relating to Intermediate Dutch Holdings and its subsidiaries included in the Financial Model (or a supplement thereto).

“Promissory Note” means a promissory note of one or more Applicable Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit L hereto, evidencing the aggregate outstanding principal amount of Loans of any such Applicable Borrowers to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 (and, in each case, similar Requirements of Law under other jurisdictions) and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Published EURIBOR Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing, (a) the rate of interest appearing on Reuters Screen EURIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Euros for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or (b) if the rate described in clause (a) is not available at such time for any reason, then the “Published EURIBOR Rate” for such Interest Period shall be determined in accordance with Section 2.14.

“Published LIBO Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing, (a) the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in the applicable Alternate Currency (other than Euros or Canadian Dollars), as applicable, for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or (b) if the rate described in clause (a) is not available at such time for any reason, then the “Published LIBO Rate” for such Interest Period shall be determined in accordance with Section 2.14.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.27.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Ratio Debt” has the meaning assigned to such term in Section 6.01(w).

“Ratio Interest Expense” means, with respect to any Person for any period, (a) the total Cash interest expense of such Person and its Restricted Subsidiaries on a consolidated basis for such period, whether paid or accrued and whether or not capitalized, (i) including (A) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (B) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (C) any commission, discount and/or other Cash fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and (D) any net payments arising under any interest rate Hedge Agreement with respect to Indebtedness and (ii) excluding (A) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) any fee or expense associated with any Disposition, acquisition, Investment or issuance of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) any cost associated with obtaining, or breakage costs in respect of, any Hedge Agreement or other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) any penalty and/or interest relating to Taxes, (G) commissions, discounts, yield and other fees and charges (including any interest expense) relating to any Receivables Facility and (H) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, minus (b) Cash interest income for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate determined by the Borrower Representative in good faith to be the rate of interest implicit in such Capital Lease in accordance with GAAP; provided, that, for purposes of calculating Ratio Interest Expense for any period ending prior to the first anniversary of the Closing Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“RCSL” means the Registre de Commerce et de Société Luxembourg.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Person in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Reallocated General Debt Basket Incremental Component” has the meaning assigned to such term in the clause (a)(ii) of the definition of “Incremental Cap”.

“Receivables Facility” means any receivables, factoring and/or securitization facility or arrangement pursuant to which Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries sells or grants a security interest in accounts receivable, payables or other customary securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets to either (a) a person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that, in turn, pledges, sells or otherwise transfers its accounts receivable, payables or securitization assets and/or related assets thereto to a Person that is not a Restricted Subsidiary (including any subsidiary of Intermediate Dutch Holdings).

“Receivables Subsidiary” means any subsidiary of Intermediate Dutch Holdings formed for the purpose of implementing, or that solely engages in activities relating to, any permitted securitization, receivables facility, receivables financing, any Receivables Facility and/or any other receivables arrangement and/or any other activity reasonably related thereto.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Applicable Borrower executed by (a) the Applicable Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Revolver Replacement Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulated Bank” means any insured depository institution that is regulated by foreign, federal or state banking regulators, including, without limitation, the United States Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by Intermediate Dutch Holdings or any Restricted Subsidiary in exchange for any asset transferred by Intermediate Dutch Holdings or any Restricted Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, shareholders, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant EU Directive” means Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, and amending Directive (EU) 2017/1132 (Directive on restructuring and insolvency).

“Relevant Governmental Body” means (x) with respect to SOFR, the Board and/or the Federal Reserve Bank of New York or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York and (y) with respect to CORRA, the Bank of Canada or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” means, with respect to any Person, the members, partners, directors (or equivalent managers), officers, managers, agents, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors of such Person.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the 2021 Repricing Dollar Term Loans, 2021 Repricing Euro Term Loans or Tranche B-3 Term Loans, as applicable, substantially concurrently with the incurrence by any Loan Party of any broadly syndicated secured first lien term B loans (including any Replacement Term Loan) denominated in Dollars, Euros or Canadian Dollars, respectively, having an Effective Yield that is less than the Effective Yield applicable to the 2021 Repricing Dollar Term Loans, 2021 Repricing Euro Term Loans or Tranche B-3 Term Loans, respectively, so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect (by affecting the margin and not by virtue of any fluctuation in any floating rate) of reducing the Effective Yield applicable to the Class of 2021 Repricing Dollar Term Loans, 2021 Repricing Euro Term Loans or Tranche B-3 Term Loans, as applicable; provided, that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification (as determined by the Borrower Representative in good faith) was to reduce the Effective Yield applicable to such 2021 Repricing Dollar Term Loans, 2021 Repricing Euro Term Loans or Tranche B-3 Term Loans, as applicable; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, IPO, dividend recapitalization, material acquisition or similar material Investment (as determined by the Borrower Representative in good faith) or Disposition constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required 2021 Repricing Euro Term Loan Lenders” means, at any time, Lenders having 2021 Repricing Euro Term Loans representing more than 50% of the sum of the total 2021 Repricing Euro Term Loans at such time.

“Required 2021 Repricing Dollar Term Loan Lenders” means, at any time, Lenders having 2021 Repricing Dollar Term Loans representing more than 50% of the sum of the total 2021 Repricing Dollar Term Loans at such time.

“Required Asset Sale Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Net Leverage Ratio is greater than 3.00:1.00, 100% (b) if the First Lien Net Leverage Ratio is less than or equal to 3.00:1.00 (with such First Lien Net Leverage Ratio test calculated after giving effect to a prepayment determined at a rate of 100%) and greater than 2.50:1.00, 50% and (c) if the First Lien Net Leverage Ratio is less than or equal to 2.50:1.00 (with such First Lien Net Leverage Ratio test calculated after giving effect to a prepayment determined at a rate of 50%), 0%; it being understood and agreed that, for purposes of this definition, as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Term Loans under Section 2.11(b)(ii), the First Lien Net Leverage Ratio shall be determined on the scheduled date of prepayment after giving pro forma effect to such prepayment.

“Required Canadian Dollar Lenders” means, at any time, Lenders having Tranche B-3 Term Loans, Additional Term Loans denominated in Canadian Dollars and Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Tranche B-3 Term Loans, Additional Term Loans denominated in Canadian Dollars, Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments at such time.

“Required Dollar Lenders” means, at any time, Lenders having Eleventh Amendment Dollar Refinancing Term Loans, Additional Term Loans denominated in Dollars, Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Eleventh Amendment Dollar Refinancing Term Loans, Additional Term Loans denominated in Dollars, Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments at such time.

“Required Eighth Amendment Extending Revolving Lenders” means, at any time, Eighth Amendment Extending Revolving Lenders having Eighth Amendment Extending Revolving Loans or unused Eighth Amendment Extending Revolving Commitment representing more than 50% of the sum of the total Amendment Extending Revolving Loans and unused Eighth Amendment Extending Revolving Commitment at such time.

“Required Eleventh Amendment Dollar Refinancing Term Loan Lenders” means, at any time, Lenders having Eleventh Amendment Dollar Refinancing Term Loans representing more than 50% of the sum of the total Eleventh Amendment Dollar Refinancing Term Loans at such time.

“Required Eleventh Amendment Euro Refinancing Term Loan Lenders” means, at any time, Lenders having Eleventh Amendment Euro Refinancing Term Loans representing more than 50% of the sum of the total Eleventh Amendment Euro Refinancing Term Loans at such time.

“Required Euro Lenders” means, at any time, Lenders having Eleventh Amendment Euro Refinancing Term Loans, Additional Term Loans denominated in Euros and Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Eleventh Amendment Euro Refinancing Term Loans, Additional Term Loans denominated in Euros, Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments at such time.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Net Leverage Ratio is greater than 3.00:1.00, 50% (b) if the First Lien Net Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.50:1.00 (with such First Lien Net Leverage Ratio test calculated after giving effect to a prepayment determined at a rate of 50%), 25% and (c) if the First Lien Net Leverage Ratio is less than or equal to 2.50:1.00, 0% (with such First Lien Net Leverage Ratio test calculated after giving effect to a prepayment determined at a rate of 25%); it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Net Leverage Ratio shall be determined on the scheduled date of prepayment.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and unused commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans, Additional Revolving Loans and such unused commitments at such time.

“Required Term Loan Lenders” means, at any time, Lenders having Term Loans or Additional Term Loans representing more than 50% of the sum of the total Term Loans and Additional Term Loans at such time.

“Required Tranche B-1 Term Lenders” means, at any time, Lenders having Tranche B-1 Term Loans representing more than 50% of the sum of the total Tranche B-1 Term Loans at such time.

“Required Tranche B-2 Term Lenders” means, at any time, Lenders having Tranche B-2 Term Loans representing more than 50% of the sum of the total Tranche B-2 Term Loans at such time.

“Required Tranche B-3 Term Lenders” means, at any time, Lenders having Tranche B-3 Term Loans representing more than 50% of the sum of the total Tranche B-3 Term Loans at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer of such Person and any other individual or similar official thereof, any executive vice president, any senior vice president, any vice president or the chief operating officer or other officer responsible for the administration of the obligations of such Person in respect of this Agreement, any member of the board of directors, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated in writing by the Borrower Representative to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” means any Indebtedness described in clause (a) of the definition of “Indebtedness” (other than such Indebtedness among Holdings, Intermediate Dutch Holdings or any of their respective subsidiaries) of Intermediate Dutch Holdings or its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations with an individual outstanding principal amount in excess of the Threshold Amount.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of Intermediate Dutch Holdings, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of Intermediate Dutch Holdings and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Intermediate Dutch Holdings now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Intermediate Dutch Holdings (including each Borrower).

“Retained Asset Sale Proceeds” means the amount of (a) Net Proceeds received by Intermediate Dutch Holdings and/or any Restricted Subsidiary in respect of any Prepayment Asset Sale and/or (b) any Net Insurance/Condemnation Proceeds, in each case that are not required to be applied to prepay the Term Loans pursuant to Section 2.11(b)(i) on account of the fact that the Required Asset Sale Proceeds Percentage is less than 100%.

“Retained Excess Cash Flow Amount” means, at any date of determination, an amount, determined on a cumulative basis, that is equal to (a) the aggregate cumulative sum of the Excess Cash Flow of Intermediate Dutch Holdings and its Restricted Subsidiaries that is not required to be applied as a mandatory prepayment under Section 2.11(b)(i) for all Excess Cash Flow Periods ending after the Closing Date and prior to such date plus (b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended (or no Excess Cash Flow Period has then ended), an amount equal to the Retained Excess Cash Flow Percentage of Excess Cash Flow of Intermediate Dutch Holdings and its Restricted Subsidiaries, for such Excess Cash Flow Interim Period; provided, that such amount shall not be less than zero for any Excess Cash Flow Period or Excess Cash Flow Interim Period.

“Retained Excess Cash Flow Percentage” means, with respect to any Excess Cash Flow Interim Period, (a) 100% minus (b) the Required Excess Cash Flow Percentage with respect to such Excess Cash Flow Interim Period.

“Revaluation Date” means (a) with respect to any Revolving Loan or Swingline Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of such Revolving Loan or Swingline Loan, (ii) each date of any continuation of such Revolving Loan or Swingline Loan pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(c), (b) with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of such a Letter of Credit that increases the face amount thereof and (iii) the last day of each Fiscal Quarter and (c) with respect to any Ancillary Facility denominated in an Alternate Currency, the last day of each Fiscal Quarter.

“Revolver Replacement Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Revolving Borrowers” means, collectively, the US Top Borrower, the US Borrower, Nielsen Consumer LLC, the Dutch Borrower and/or any Additional Revolving Borrower, as the case may be.

“Revolving Borrower Joinder” means the joinder hereto by any Additional Revolving Borrower, as a new Revolving Borrower pursuant to a joinder agreement in the substantially the form of Exhibit F hereto, among such Additional Revolving Borrower and the Administrative Agent.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment, any Eighth Amendment Revolving Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure, Eighth Amendment Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, the Eighth Amendment Revolving Facility, any Incremental Revolving Facility, any facility governing Extended Revolving Credit Commitments or Extended Revolving Loans and any Revolver Replacement Facility.

“Revolving Facility Test Condition” means, as of any date of determination, that the aggregate Outstanding Amount of all Revolving Loans (including Swingline Loans but excluding for the avoidance of doubt, (i) the aggregate Outstanding Amount under Ancillary Facilities, (ii) undrawn Letters of Credit (other than (A) undrawn Letters of Credit that have been cash collateralized or backstopped in an amount equal to 100% of the then-available face amount thereof and (B) all other undrawn Letters of Credit that have not been cash collateralized or backstopped in an aggregate amount of up to $25,000,000 at any time outstanding) and (iii) through and including the second full Fiscal Quarter ending after the Closing Date, the Outstanding Amount of (A) any Revolving Loan borrowed on the Closing Date to fund any original issue discount or upfront fees in connection with the Initial Term Loans by the Fee Letter and (B) up to $25,000,000 of additional Revolving Loans borrowed on the Closing Date) as of such date exceeds an amount equal to 35% of the Total Revolving Credit Commitment as of such date; provided, that for the avoidance of doubt, it is understood and agreed that any Revolving Credit Commitment provided in the form of an Ancillary Facility shall be included in the calculation of the amount of the Total Revolving Credit Commitments for purposes of the Revolving Facility Test Condition.

“Revolving Lender” means any Initial Revolving Lender, any Eighth Amendment Revolving Lender and any Additional Revolving Lender. Unless the context otherwise requires, the term “Revolving Lender” shall include the Swingline Lender.

“Revolving Loans” means any Initial Revolving Loan, any Eighth Amendment Revolving Loan and any Additional Revolving Loan.

“Revolving Outstandings” means, in relation to any Revolving Lender of a Class of Revolving Credit Commitments, its (and in the case of Ancillary Facilities, its relevant Affiliates’ branches) Revolving Credit Exposure for such Class then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it (and in the case of Ancillary Facilities, its Affiliates) as a Revolving Lender or an Ancillary Lender in respect of such Revolving Credit Exposure for such Class).

“Run-Rate Synergies” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the S&P Global, Inc.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Intermediate Dutch Holdings and/or any Restricted Subsidiary of any real property or tangible property, which property has been or is to be sold or transferred by Intermediate Dutch Holdings or such Restricted Subsidiary in contemplation of such lease arrangement.

“Sanctions” has the meaning assigned to such term in Section 3.17(a).

“Scheduled Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Scheduled Payment Date” means the last day of each March, June, September and December, commencing with the Fiscal Quarter ending June 30, 2021 (or (x) in the case of the 2023 Incremental Dollar Term Loans and the Seventh Amendment Euro Incremental Term Loans, commencing with the Fiscal Quarter ending September 30, 2023, (y) in the case of the Ninth Amendment Dollar Refinancing Term Loans and the Ninth Amendment Euro Refinancing Term Loans, commencing with the Fiscal Quarter ending December 31, 2024 and (z) in the case of the Eleventh Amendment Dollar Refinancing Term Loans, commencing with the Fiscal Quarter ending June 30, 2025).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations and any Ancillary Obligation) under each Hedge Agreement that is in effect on the Closing Date or entered into at any time on or after the Closing Date between any Loan Party and (a) a counterparty that is (or is an Affiliate of) the Administrative Agent, a Lender or an Arranger as of the Closing Date or at the time such Hedge Agreement is entered into and/or (b) any other Person designated by the Borrower Representative to the Administrative Agent, in the case of the foregoing clause (b), for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower Representative as being a Secured Hedging Obligation for purposes of the Loan Documents; it being understood that in the case of the foregoing clauses (a) and (b), each counterparty to any such Hedge Agreement shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any applicable Intercreditor Agreement as if it were a Lender.

“Secured Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of Intermediate Dutch Holdings and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations, (b) all Secured Hedging Obligations and (c) all Ancillary Obligations.

“Secured Parties” means (a) the Lenders, the Issuing Banks and the Swingline Lender, (b) the Agents, (c) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services to any Loan Party the obligations under which constitute Banking Services Obligations, (e) each Ancillary Lender and (f) any beneficiary of any indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security” means a fungible financial instrument that holds some monetary value, such as representing (a) an ownership interest in a publicly-traded company or rights to such ownership, or (b) a creditor relationship with a Governmental Authority or company.

“Security Agreements” means the US Security Agreement, the US Share Pledge Agreement, the US Pledge Agreement and each Non-US Security Agreement.

“Seventh Amendment” means that certain Seventh Amendment to Credit Agreement, dated as of the Seventh Amendment Effective Date, among Holdings, Intermediate Dutch Holdings, the Borrowers, the Loan Guarantors party thereto, the Previous Agent and the Lenders party thereto.

“Seventh Amendment Dollar Incremental Term Loans” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Dollar Incremental Term Loan Commitments” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Effective Date” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Euro Incremental Term Loans” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Euro Incremental Term Loan Commitments” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Incremental Lenders” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Incremental Term Lender” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Incremental Term Loan” has the meaning assigned to such term in the Seventh Amendment.

“Seventh Amendment Incremental Term Loan Commitment” has the meaning assigned to such term in the Seventh Amendment.

“Shared Incremental Amount” means the greater of $492,000,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.18 if the references to “Restricted Subsidiaries” in Section 5.18 were read to refer to such Person.

“SOFR” means, with respect to any Business Day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“SPD Leverage Test” means the First Lien Net Leverage Ratio, determined on a Pro Forma Basis, not exceeding the greater of (i) 3.25:1.00 and (ii) the First Lien Net Leverage Ratio level that is 0.50:1.00 inside the First Lien Net Leverage Ratio as of the end of the then most recently ended Test Period.

“SPD Proceeds” means the Net Proceeds of any Specified Permitted Disposition.

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency has designated as an area subject to special flood or mud slide hazards.

“Specified German Loan Party” means each of Grace Holdco, Grace Bidco and each Restricted Subsidiary of Grace Bidco that is a German Subsidiary.

“Specified Acquisition Agreement Representations” means the representations and warranties made by, or on behalf of, the Target, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that the US Borrower or the Dutch Borrower (or their applicable Affiliates) has the right to terminate their respective (or such Affiliate’s) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Commitment” has the meaning assigned to such term in Section 1.12(g).

“Specified EBITDA Adjustments” means the add-backs, adjustments and/or exclusions of the type reflected in clause (ii) (to the extent relating to Project Rally) and clause (iii) of the QofE Adjustment.

“Specified Guarantor Release Provision” has the meaning assigned to such term in Section 8.09.

“Specified IPO Entity” means an IPO Entity that is either a Parent Company or Intermediate Dutch Holdings.

“Specified MFN Excluded Debt” means, collectively:

(a) Incremental Term Loans incurred or implemented in connection with any acquisition or similar Investment; and

(b) any Incremental Term Loans that would otherwise constitute “Specified MFN Indebtedness” in an aggregate principal amount not to exceed of the greater of $492,000,000 and 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Specified MFN Indebtedness” means any Incremental Term Loans incurred in reliance on Section 2.22 (other than Specified MFN Excluded Debt) that:

(a) are pari passu with the 2023 Incremental Dollar Term Loans or Seventh Amendment Euro Incremental Term Loans, as applicable, in right of payment and with respect to security;

(b) are broadly syndicated;

(c) are denominated in the same currency as the relevant 2023 Incremental Dollar Term Loans or Seventh Amendment Euro Incremental Term Loans, as applicable;

(d) require payment of interest in cash (to the extent of such cash interest);

(e) incurred in reliance on the Incremental Incurrence-Based Component (and not by virtue of any re-classification described in clause (C) of the proviso to the definition of “Incremental Cap”);

(f) scheduled to mature prior to the date that is one year after the Initial Term Loan Maturity Date; and

(g) incurred or implemented prior to the date that is 6 months after the Seventh Amendment Effective Date.

“Specified Permitted Disposition” means Dispositions of certain lines of business disclosed to the Arrangers.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i) (as it relates to organizational existence of the Loan Parties), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), Section 3.16, Section 3.17(a)(ii), Section 3.17(b) and Section 3.17(c)(ii) (solely as it relates to the use of proceeds in violation of FCPA).

“Specified Repricing Transaction” means, each of (a) (i) with respect to the Eleventh Amendment Dollar Refinancing Term Loans, the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Eleventh Amendment Dollar Refinancing Term Loans, substantially concurrently with the incurrence by the Borrowers of any broadly syndicated secured first lien term B loans (including any Replacement Term Loan) denominated in Dollars, having an Effective Yield that is less than the Effective Yield applicable to the Eleventh Amendment Dollar Refinancing Term Loans so prepaid, repaid, refinanced, substituted or replaced and (ii) with respect to the Eleventh Amendment Euro Refinancing Term Loans, the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Eleventh Amendment Euro Refinancing Term Loans, substantially concurrently with the incurrence by the Borrowers of any broadly syndicated secured first lien term B loans (including any Replacement Term Loan) denominated in Euros, having an Effective Yield that is less than the Effective Yield applicable to the Eleventh Amendment Euro Refinancing Term Loans so prepaid, repaid, refinanced, substituted or replaced, and (b) any amendment, waiver or other modification to this Agreement that would have the effect (by affecting the margin and not by virtue of any fluctuation in any floating rate) of reducing the Effective Yield applicable to the Eleventh Amendment Dollar Refinancing Term Loans and/or Eleventh Amendment Euro Refinancing Term Loans; provided, that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification (as determined by the Borrower Representative in good faith) was to reduce the Effective Yield applicable to such Eleventh Amendment Dollar Refinancing Term Loans and/or Eleventh Amendment Euro Refinancing Term Loans, as applicable; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, IPO, dividend recapitalization, material acquisition or similar material Investment (as determined by the Borrower Representative in good faith), Disposition or maturity extension constitute a Specified Repricing Transaction.

“Specified Subsidiary” has the meaning assigned to such term in Section 2.11(b)(iv).

“Sponsor” means, collectively, Advent, its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increase in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Indebtedness” has the meaning assigned to such term in Section 1.03.

“Subject Loans” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means:

(a) the Transactions;

(b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (i) any Restricted Subsidiary the effect of which is to increase Intermediate Dutch Holdings’ or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing Intermediate Dutch Holdings’ or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement;

(c) any Disposition of (i) all or substantially all of the assets or (ii) Capital Stock of any subsidiary (or any business unit, line of business or division of Intermediate Dutch Holdings and/or any Restricted Subsidiary) not prohibited by this Agreement;

(d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof;

(e) any incurrence, retirement, redemption, repayment and/or prepayment of Indebtedness (other than any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes);

(f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock (other than any amount constituting a Cure Amount);

(g) the implementation of any Business Optimization Initiative;

(h) the execution of any New Contract;

(i) at the election of the Borrower Representative, any discontinued operation; and/or

(j) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of Intermediate Dutch Holdings.

“Subsidiary Guarantor” means (a) on the Closing Date (i) each wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (other than any such subsidiary that is an Excluded Subsidiary on the Closing Date) and (ii) the Dutch Borrower and (b) thereafter (other than to the extent constituting an Excluded Subsidiary) and, in each case subject to and in accordance with Section 5.12 and the definition of “Collateral and Guarantee Requirements” (i) each Dutch Subsidiary, (ii) the Swiss Target, (iii) the Specified German Loan Parties, (iv) Acceleratio and (v) each other subsidiary of Intermediate Dutch Holdings that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement (including any such subsidiary designated as a Discretionary Guarantor pursuant to Section 5.12(c)), in each case, until such time as the relevant subsidiary is released from its obligations under its Loan Guaranty in accordance with the terms and provisions hereof; provided, that each Borrower that is a Restricted Subsidiary shall only constitute a Subsidiary Guarantor in respect of the Obligations of each other Borrower.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Borrower Approved Jurisdiction” means each of Luxembourg, the Cayman Islands, Canada and the United Kingdom, and, in each case, any state, province, territory or other similar local unit therein.

“Successor Holdings” has the meaning assigned to such term in Section 6.07(cc).

“Successor Rate” means any LIBO Successor Rate, any Term SOFR Successor Rate and/or any Canadian Benchmark Replacement, as the context may require.

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent and in consultation with the Borrower Representative, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for comparable syndicated credit facilities for the administration of such Successor Rate exists, in such other manner of administration that the Administrative Agent reasonably determines (in consultation with the Borrower Representative) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Supported QFC” has the meaning assigned to such term in Section 9.27.

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall equal to its Applicable Revolving Credit Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.04.

“Swiss Code of Obligations” means the Swiss Federal Code of Obligations (Bundesgesetz betreffend die Ergänzung des Schweizerischen Zivilgesetzbuches (Fünfter Teil: Obligationenrecht)) of 30 March 1911 (SR 220), as amended from time to time.

“Swiss Collateral Documents” has the meaning assigned to such term in Section 8.01(b).

“Swiss Loan Party” means any Loan Party incorporated or established under the laws of Switzerland.

“Swiss Subsidiary” means any Restricted Subsidiary of the Swiss Target that is incorporated or established under the laws of Switzerland.

“Swiss Target” has the meaning assigned to such term in the recitals to this Agreement.

“Target” has the meaning assigned to such term in the recitals to this Agreement.

“Target Business” has the meaning assigned to the term “Business” in the Acquisition Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Guarantees” has the meaning assigned to such term in the final paragraph of Section 4.01.

“Target Quality of Earnings Report” means the quality of earnings report with respect to the Target, dated as of October 11, 2020.

“Tax and Trust Funds” means cash, Cash Equivalents or other assets comprised solely of (a) funds used for payroll and payroll Taxes and other payments to or for the benefit of employees of Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries, (b) all Taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof) and (c) any other funds which any Loan Party holds in trust or as an escrow or fiduciary for another Person which is not a Loan Party in the ordinary course of business.

“Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Borrower” means US Top Borrower, US Borrower and Dutch Borrower, as the case may be.

“Term Commitment” means any Initial Term Loan Commitment, any Fifth Amendment Dollar Incremental Term Loan Commitment, any Seventh Amendment Incremental Term Loan Commitment and any Additional Term Loan Commitment.

“Term CORRA” means, with respect to a Term CORRA Borrowing, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Canadian Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than 0.0% per annum, then Term CORRA shall be deemed to be 0.0% per annum.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice” means a notification, with the prior written consent of the Borrower Representative, by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent in consultation with the Borrower Representative that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Canadian Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Facility” means the Term Loans provided to or for the benefit of the Term Borrowers pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender, any 2021 Repricing Term Loan Lender, any Fifth Amendment Incremental Term Lender, any Seventh Amendment Incremental Term Lender, any Ninth Amendment Refinancing Term Lender, any Eleventh Amendment Refinancing Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term Loans, the 2021 Repricing Term Loans, the Ninth Amendment Dollar Refinancing Term Loans, the Ninth Amendment Euro Refinancing Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans, the Eleventh Amendment Euro Refinancing Term Loans and, if applicable, any Additional Term Loans.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as reasonably determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Borrower Representative. Notwithstanding anything to the contrary herein, “Term SOFR” means for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two US Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period.

“Term SOFR Adjustment” means (a) with respect to Eighth Amendment Revolving Loans, 0.00% (0 basis points) and (b) with respect to the Eleventh Amendment Dollar Refinancing Term Loans, 0.00% (0 basis points).

“Term SOFR Rate” means, with respect to any Interest Period when used in reference to any Loan or Borrowing, (a) Term SOFR or (b) if the rate described in clause (a) is not available at such time for any reason, then the “Term SOFR” for such Interest Period shall be determined in accordance with Section 2.14.

“Term SOFR Rate Borrowing” means, as to any Borrowing, the Term SOFR Rate Loans comprising such Borrowing.

“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate, other than pursuant to clause (b) of the definition of “Alternate Base Rate”.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 2.14(d).

“Term SOFR Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(c).

“Term SOFR Screen Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Rate Borrowing denominated in Dollars for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 1:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Screen Rate” for the applicable tenor has not been published by the CME, then, so long as such day is otherwise a US Government Securities Business Day, the Term SOFR Screen Rate for such Term SOFR Determination Day will be the Term SOFR Screen Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Screen Rate was published by the CME, so long as such first preceding US Government Securities Business Day is not more than five US Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Successor Rate” has the meaning assigned to such term in Section 2.14(d).

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Sections 5.01(a) or (b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that (i) prior to the first delivery (or required delivery) of financial statements under Sections 5.01(a) or (b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of Intermediate Dutch Holdings are available and (ii) at the election of the Borrower Representative in its sole discretion, the period of four consecutive Fiscal Quarters ending on the last day of the fourth Fiscal Quarter of any Fiscal Year may constitute a Test Period if financial statements of the type described in Section 5.01(a) for the fourth Fiscal Quarter of such Fiscal Year are internally available.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, among Holdings, Intermediate Dutch Holdings, the Borrowers, the Revolving Lenders and the Previous Agent party thereto.

“Third Amendment Effective Date” has the meaning assigned to such term in the Third Amendment.

“Threshold Amount” means the greater of $147,600,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, of Intermediate Dutch Holdings and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“Total Revolving Credit Outstandings” means the aggregate of all Revolving Outstandings with respect to a Class of Revolving Credit Commitments.

“Trade Date” means the date on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and/or obligations under this Agreement.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, (b) all renewals of the foregoing, (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof, (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing and (e) all domestic rights corresponding to any of the foregoing.

“Tranche B-1 Commitment” means, with respect to Person, the commitment of such Person to make Tranche B-1 Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Person’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Person pursuant to Section 9.05 and (c) increased from time to time pursuant to an Additional Term Loan Commitment; provided, that the aggregate amount of the Tranche B-1 Commitments as of the Closing Date shall be $950,000,000.

“Tranche B-2 Commitment” means, with respect to Person, the commitment of such Person to make Tranche B-2 Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Person’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Person pursuant to Section 9.05 and (c) increased from time to time pursuant to an Additional Term Loan Commitment; provided, that the aggregate amount of the Tranche B-2 Commitments as of the Closing Date shall be €545,000,000.

“Tranche B-3 Commitment” means, with respect to Person, the commitment of such Person to make Tranche B-3 Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Person’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Person pursuant to Section 9.05 and (c) increased from time to time pursuant to an Additional Term Loan Commitment; provided, that the aggregate amount of the Tranche B-3 Commitments as of the Closing Date shall be C$128,000,000.

“Tranche B-1 Term Lender” means any Lender with a Tranche B-1 Commitment or an outstanding Tranche B-1 Term Loan.

“Tranche B-2 Term Lender” means any Lender with a Tranche B-2 Commitment or an outstanding Tranche B-2 Term Loan.

“Tranche B-3 Term Lender” means any Lender with a Tranche B-3 Commitment or an outstanding Tranche B-3 Term Loan.

“Tranche B-1 Term Loans” has the meaning assigned to such term in Section 2.01(a)(i)(A).

“Tranche B-2 Term Loans” has the meaning assigned to such term in Section 2.01(a)(i)(B).

“Tranche B-3 Term Loans” has the meaning assigned to such term in Section 2.01(a)(i)(C).

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Intermediate Dutch Holdings, any Parent Company and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the transactions contemplated by the Acquisition Agreement, including the Closing Date Acquisition (including the Closing US Merger) and each Potential Subsequent Acquisition, (c) the Closing Date Releases, (d) the Equity Contribution, (e) the Initial Internal Reorganizations, and (f) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the US federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Adjusted Term SOFR Rate, the Alternate Base Rate, the Canadian Prime Rate or Daily Simple CORRA.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Credit Facilities and/or other permitted pari passu or junior secured Indebtedness (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Credit Facilities and/or other permitted pari passu or junior secured indebtedness), in each case (i) whether or not held in a pledged account and (ii) calculated in accordance with GAAP.

“Unrestricted Incremental Amount” means, collectively, the Shared Incremental Amount, the Reallocated General Debt Basket Incremental Component and the Additional Revolving Incremental Amount.

“Unrestricted Subsidiary” means (a) any subsidiary of Intermediate Dutch Holdings that is listed on Schedule 5.10 hereto or designated by the Borrower Representative as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and (b) each subsidiary of any Person described in the preceding clause (a).

“US” means the United States of America.

“US Bidco” has the meaning assigned to such term in the preamble to this Agreement.

“US Borrower” means prior to the consummation of the Closing US Merger, US Bidco, and following the consummation of the Closing US Merger, US Target.

“US Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“US Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“US Loan Party” means any Loan Party that is incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Pledge Agreement” means the US Pledge Agreement (Swiss Receivables), required to be delivered in accordance with Section 5.15, among the applicable Loan Parties as grantors and the US Collateral Agent for the benefit of the Secured Parties, pursuant to which the Material Swiss Intercompany Receivables are pledged.

“US Security Agreement” means the US Pledge and Security Agreement, substantially in the form of Exhibit M, among the US Loan Parties as grantors and the US Collateral Agent for the benefit of the Secured Parties.

“US Share Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, pursuant to which Intermediate Dutch Holdings pledges the Capital Stock of the US Top Borrower.

“US Special Resolution Regimes” has the meaning assigned to such term in Section 9.27.

“US Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“US Target” has the meaning assigned to such term in the recitals to this Agreement.

“US Top Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Term Loan Borrowing”).

Section 1.03. Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e) The words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof.

(f) Any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein).

(g) Any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

(h) Any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns.

(i) All references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document.

(j) In the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

(k) The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(l) For purposes of determining compliance at any time with Sections 5.16, 6.01, 6.02, 6.04, 6.05, 6.06 and 6.07, in the event that any Affiliate transaction, Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 5.16, 6.01 (other than Sections 6.01(a) (except as provided in the definition of “Incremental Cap”), 6.02 (other than Section 6.02(a)), 6.04, 6.05, 6.06 and 6.07, the Borrower Representative, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that:

(i) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available following the initial incurrence of any portion of any Indebtedness incurred under Section 6.01 (other than Section 6.01(a)) (such portion of such Indebtedness, the “Subject Indebtedness”), if any such Subject Indebtedness could, based on such financial statements, have been incurred in reliance on Section 6.01 (w), such Subject Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 6.01(w), as applicable (subject to any other applicable provision of Section 6.01(w)) and any associated Lien will be deemed to have been permitted under Section 6.02 upon any such reclassification; it being understood for the avoidance of doubt that this clause (i) shall not limit the provisions of the definition of “Incremental Cap”);

(ii) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available following the making of any Investment in reliance on Section 6.06 (other than Section 6.06(bb)), if all or any portion of such Investment could, based on such financial statements, have been made in reliance on Section 6.06(bb), such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.06(bb);

(iii) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available, following the making of any Restricted Payment under Section 6.04(a) (other than Section 6.04(a)(xi)), if all or any portion of such Restricted Payment could, based on such financial statements, have been made in reliance on Section 6.04(a)(xi), such Restricted Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(a)(xi); and

(iv) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available, following the making of any Restricted Debt Payment under Section 6.04(b) (other than Section 6.04(b)(vii)), if all or any portion of such Restricted Debt Payment could, based on such financial statements, have been made in reliance on Section 6.04(b)(vii), such Restricted Debt Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(b)(vii);

provided, further, that it is understood and agreed that, with respect to the fourth Fiscal Quarter of any Fiscal Year, prior to the date on which financial statements of the type described in Section 5.01(b) for such Fiscal Year are delivered or become internally available or, if earlier, are required to be delivered, the Borrower Representative may, in its sole discretion, rely on financial statements of the type described in Section 5.01(a) that are internally available to trigger the reclassification of any transaction based on the financial results as of the end of the fourth Fiscal Quarter of such Fiscal Year.

(m) It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 5.16, 6.01, 6.02, 6.04, 6.05, 6.06 or 6.07, respectively, and may instead be permitted in part under any combination thereof, but the Borrower Representative will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof).

(n) For purposes of any amount herein expressed as a percentage of Consolidated Adjusted EBITDA, “Consolidated Adjusted EBITDA,” unless the context otherwise requires, shall be deemed to refer to Consolidated Adjusted EBITDA of Intermediate Dutch Holdings and its Restricted Subsidiaries.

(o) Unless otherwise specified, an amount borrowed includes any amount utilized under an Ancillary Facility.

Section 1.04. Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the First Lien Net Leverage Ratio, the First Lien Gross Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice have been withdrawn or such provision amended in accordance herewith; provided, further, that the Borrower Representative and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards

Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Intermediate Dutch Holdings or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Borrower Representative notifies the Administrative Agent that Intermediate Dutch Holdings (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, Intermediate Dutch Holdings cannot elect to report under GAAP).

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.12 hereof, all financial ratios and tests (including the First Lien Net Leverage Ratio, the First Lien Gross Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow)) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Intermediate Dutch Holdings or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and/or Cash Equivalents), as of the last day of such Test Period) (it being understood, for the avoidance of doubt, that solely for purposes of (A) calculating actual compliance with Section 6.10(a) and (B) calculating the First Lien Net Leverage Ratio or the First Lien Gross Leverage Ratio, as applicable, for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” only those leases (assuming for purposes hereof that such leases were then in effect) that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases hereunder or under any other Loan Document, and all calculations and deliverables under this Agreement and/or any other Loan Document shall be made or prepared, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder shall be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to London time in connection with any Term Loan denominated in Euros and to New York City time in connection with any other Loan or Letter of Credit (in each case, (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally.

(a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Loan, Swingline Loan, Letter of Credit and/or Ancillary Outstanding that is denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

(b) For purposes of any determination under Article 1, Article 5, Article 6 (other than Section 6.10(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to any affiliate transaction, the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitment unutilized thereunder and (z) any additional amount permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.10(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness; provided, that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”. Notwithstanding the foregoing or anything to the contrary herein, to the extent that Intermediate Dutch Holdings would not be in compliance with Section 6.10(a) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.10(a) if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.10(a), the First Lien Net Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates; provided, that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower Representative’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Revolver Replacement Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10. Alternate Currencies.

(a) The Borrower Representative may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars or those specifically listed in the definition of “Alternate Currency”; provided, that the relevant requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. ten Business Days prior to the date of any Credit Extension to be made in the applicable Alternate Currency (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof, in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each applicable Issuing Bank thereof. Each such Revolving Lender (in the case of any such request pertaining to Revolving Loans) and each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans, the issuance of Letters of Credit or the makers of Swingline Loans, as the case may be, in such requested currency.

(c) Any failure by any Revolving Lender, the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender, Issuing Bank, as the case may be, to permit Revolving Loans to be made, Letters of Credit to be issued, as applicable, in such requested currency. If the Administrative Agent and all the Revolving Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Loans in the requested currency, the Administrative Agent shall so notify the Borrower Representative, and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans, if the Administrative Agent and each applicable Issuing Bank consent to the issuance of Letters of Credit in the requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuance. If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower Representative.

Section 1.11. Agreed Security Principles. Each Loan Guaranty, each Collateral Document and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation by any Non-US Loan Party shall be subject in all respects to the Agreed Security Principles.

Section 1.12. Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 6.10(a) hereof, any First Lien Net Leverage Ratio test, any First Lien Gross Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), (iii) the making and/or accuracy of any representation and/or warranty or (iv) compliance with availability under any basket (including any basket expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets), in each case, a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower Representative, (1) in the case of any acquisition or similar Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) in connection with an acquisition to which the United Kingdom City Code or Takeover and Mergers (or any comparable Requirement of Law) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the target of an acquisition (or equivalent notice under comparable Requirements of Law) or (z) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case of the foregoing clauses (1) and (2), after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) and (II) to the extent definitive documents in respect thereof have been executed, the Restricted Payment has been declared or delivery of notice with respect to a Restricted Debt Payment has been given (which definitive documents, declaration or notice has not terminated or expired without the consummation thereof), any other Subject Transaction that the Borrower Representative has elected to treat in accordance with this clause (a).

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.10(a) hereof, any First Lien Net Leverage Ratio test, any First Lien Gross Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation, or after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any First Lien Gross Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any such amount drawn or deemed to have been drawn under any revolving credit facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.10(a) hereof, any First Lien Net Leverage Ratio test, any First Lien Gross Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount and (ii) except as provided in clause (i), pro forma effect shall be given to the entire transaction. The Borrower Representative may elect that any amount incurred or transaction entered into (or consummated) in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Borrower Representative elects otherwise and except as set forth in the Incremental Calculation Methodology, each such amount or transaction shall be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.

(d) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Intermediate Dutch Holdings dated such date prepared in accordance with GAAP.

(e) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

(f) With respect to any pro forma calculation that is required to be made in connection with any acquisition or similar Investment in respect of which financial statements for the applicable target are not available for the same Test Period for which financial statements of Intermediate Dutch Holdings are available, Intermediate Dutch Holdings shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Borrower Representative may elect.

(g) In connection with the implementation or assumption of any revolving commitment and/or any delayed draw commitment in reliance on any Incurrence-Based Amount under Section 6.01(w), the Borrower Representative may, in its sole discretion either (a) elect to treat all or any portion of such revolving commitment and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption (such commitment (or portion thereof), a “Specified Commitment”), in which case (i) Intermediate Dutch Holdings shall not be required to comply with any financial ratio or test in connection with any drawing thereunder after the date of incurrence or assumption and (ii) other than for purposes of (A) the Applicable Rate, (B) the Commitment Fee Rate, (C) the Required Excess Cash Flow Percentage, (D) the Required Asset Sale Proceeds Percentage and/or (E) actual compliance with Section 6.10(a), the amount of such Specified Commitment shall be deemed to have been an actual incurrence of Indebtedness thereunder on the date of implementation or assumption for purposes of calculating such Incurrence-Based Amount or (b) elect to test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment and/or delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of such Incurrence-Based Amount to the extent of any actual drawing thereunder. It is understood and agreed that the Borrower Representative may, at any time in its sole discretion, make or change an election under clauses (a) and/or (b) with respect to all or any portion of any revolving commitment and/or delayed draw commitment.

Section 1.13. Effect of Benchmark Transition Event.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Representative) that the Borrower Representative or Required Lenders (as applicable) have determined with respect to an Alternate Currency (other than with respect to any Loan denominated in Canadian Dollars), that:

(i) adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Alternate Currency for any Interest Period hereunder or any other tenors of LIBOR, including because the LIBO Rate for such Alternate Currency is not available or published on a current basis at such time and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBO Rate for such Alternate Currency or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which the LIBO Rate or the Published LIBO Rate for such Alternate Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Alternate Currency, provided that, in each case, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide the LIBO Rate for such Alternate Currency after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) the administrator of the LIBO Rate for such Alternate Currency or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of the LIBO Rate are no longer representative; or

(iv) syndicated loans being executed at the time of such determination, or that include language similar to that contained in this Section 1.13, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate for such Alternate Currency, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice from the Borrower Representative or (I) with respect to LIBO Rate Loans denominated in Euros, the Required Euro Lenders, (II) with respect to LIBO Rate Loans denominated in Canadian Dollars, the Required Canadian Dollar Lenders and (III) with respect to LIBO Rate Loans denominated in an Alternate Currency (other than Euros and Canadian Dollars), the Required Revolving Lenders, as applicable, notwithstanding anything to the contrary in Section 9.02, the Administrative Agent and the Borrower Representative may amend (without the consent of any other Person) this Agreement solely for the purpose of replacing the LIBO Rate for such Alternate Currency in accordance with this Section 1.13 with in the case of any Alternate Currency with another alternate benchmark rate giving due consideration to any evolving or then existing convention for comparable syndicated credit facilities for such alternative benchmarks for such Alternate Currency and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for comparable syndicated credit facilities for such benchmarks for such Alternate Currency, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Borrower Representative and may be periodically updated (each, an “Adjustment;” and any such proposed rate, a “LIBO Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising (I) with respect to LIBO Rate Loans denominated in Euros, the Required Euro Lenders, (II) with respect to LIBO Rate Loans denominated in Canadian Dollars, the Required Canadian Dollar Lenders and (III) with respect to LIBO Rate Loans denominated in an Alternate Currency (other than Euros and Canadian Dollars), the Required Revolving Lenders, as applicable, have delivered to the Administrative Agent written notice that such required lenders object to such amendment.

Any LIBO Successor Rate shall be applied in a manner consistent with market practice for comparable syndicated loans being executed at the time of such determination; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBO Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower Representative.

Notwithstanding anything to the contrary herein, if at any time any LIBO Successor Rate as so determined would otherwise be less than (u) in the case of Initial Term Loans comprised of Tranche B-1 Term Loans, 0.00% per annum, then the LIBO Successor Rate with respect to such Tranche B-1 Term Loans will be deemed to be 0.00% per annum, (w) in the case of Initial Term Loans comprised of Tranche B-2 Term Loans, 0.00% per annum, then the LIBO Successor Rate with respect to such Tranche B-2 Term Loans will be deemed to be 0.00% per annum, (x) in the case of Initial Term Loans comprised of Tranche B-3 Term Loans, 0.00% per annum, then the LIBO Successor Rate with respect to such Tranche B-3 Term Loans will be deemed to be 0.00% per annum, (y) in the case of Initial Revolving Loans, 0.00% per annum, then the LIBO Successor Rate with respect to such Initial Revolving Loans will be deemed to be 0.00% per annum and (z) in the case of Term Loans comprised of 2021 Repricing Euro Term Loans, 0.00% per annum, then the LIBO Successor Rate with respect to such 2021 Repricing Euro Term Loans will be deemed to be, 0.00% per annum, in each case, for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBO Successor Rate, the Administrative Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement (other than the Borrower Representative (such consent not to be unreasonably withheld or delayed)); provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes to the Borrower Representative and the Lenders reasonably promptly after such amendment becomes effective.

(b) If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBO Successor Rate has been determined in accordance with clause (a) of this Section 1.13 or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Representative and each Lender and thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans in each Alternate Currency with respect to which such circumstances exist shall be suspended (to the extent of the affected LIBO Rate Loans, Interest Periods, interest payment dates or payment periods) and (y) the LIBO Rate component shall no longer be utilized in determining the Base Rate or Canadian Prime Rate, as applicable, for such Alternate Currency, until the LIBO Successor Rate has been determined in accordance with clause (a) for such Alternate Currency. Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, (i) (A) if the requested Loans are denominated in Canadian Dollars, will be deemed to have converted such request into a request for a Borrowing of Canadian Prime Rate Loans (subject to the foregoing clause (y) in the amount specified therein), and (B) if the requested Loans are denominated in an Alternate Currency (other than Canadian Dollars), will be deemed to have converted such request into a request for Loans at a rate reflecting the generally accepted then-prevailing market rate convention (including any mathematical or other adjustments thereto) as agreed by the Administrative Agent and the Borrower

Representative; provided that if no generally accepted then-prevailing market rate convention exists at that time, the Administrative Agent and the Borrower Representative shall enter in an amendment to establish a mutually agreed alternative rate applicable to loans denominated in such Alternate Currency, which amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, (I) with respect to LIBO Rate Loans denominated in Euros, the Required Euro Lenders, (II) with respect to LIBO Rate Loans denominated in Canadian Dollars, the Required Canadian Dollar Lenders and (III) with respect to LIBO Rate Loans denominated in an Alternate Currency (other than Euros and Canadian Dollars), the Required Revolving Lenders, as applicable, have delivered to the Administrative Agent written notice that such required lenders object to such alternative rate and (ii) any outstanding affected LIBO Rate Loans will be deemed to have been converted into (A) Canadian Prime Rate Loans (in the case of such Loans denominated in Canadian Dollars) or (B) Loans bearing interest at the rate described in the foregoing clause (i)(B) for the Alternate Currency (in the case of such Loans denominated in an Alternate Currency), in each case, at the end of the applicable Interest Period.

Section 1.14. Certain Determinations.

(a) For the avoidance of doubt, in connection with any incurrence of Indebtedness under Section 2.22, “Required Lenders” and “Required Revolving Lenders” shall be calculated on a Pro Forma Basis in accordance with Section 1.04, Section 2.22 and the definition of “Incremental Cap”; provided that any waiver, amendment or modification obtained on such basis (i) will become operative substantially contemporaneously with the incurrence of such Indebtedness and (ii) shall not affect the rights or duties under this Agreement of any Lender holding any Loan and/or Commitment under any then-outstanding Class in a manner that does not affect the rights or duties of the Lenders in respect of the Indebtedness incurred in reliance on Section 2.22 in connection with the relevant amendment.

(b) With respect to any determination under the terms of this Agreement that is vested in any Borrower or the Borrower Representative, the Borrower Representative shall have a right, in its sole discretion (but not any obligation), to deliver notice of such determination to the Administrative Agent, together with a reasonably detailed description thereof, which notice shall be conclusive evidence that such determination satisfied the applicable standard under this Agreement or the relevant other Loan Document unless, within five Business Days following receipt of notice of such determination (and the related description) from the Borrower Representative, the Required Lenders deliver a written objection to such determination to the Borrower Representative, which written objection states, with specificity, the basis upon which the Required Lenders object to such determination.

(c) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if, after delivery of any Compliance Certificate pursuant to Section 5.01(c), it is subsequently determined that the First Lien Net Leverage Ratio or the First Lien Gross Leverage Ratio, as applicable, set forth in such Compliance Certificate is inaccurate for any reason and the result of such inaccuracy is that the Lenders received any amount of interest or any fee for any relevant period based on an Applicable Rate or Commitment Fee Rate that is greater than or less than the amount that would have applied if the First Lien Net Leverage Ratio or the First Lien Gross Leverage Ratio, as applicable, set forth in such Compliance Certificate had been accurately reported, then, for all purposes under this Agreement, the Applicable Rate and the Commitment Fee Rate for each day during the relevant period shall be revised to be based upon the accurately determined First Lien Net Leverage Ratio or the First Lien Gross Leverage Ratio, as applicable, and, in such event, (i) any shortfall in the amount of any applicable interest payment shall be due and payable within five Business Days following the date on which the Borrower Representative becomes aware of the relevant inaccuracy and (ii) the amount of any overpayment shall be deducted from the amount of any required interest or fee payment on the next Interest Payment Date or Payment Date, as applicable. In the event that any inaccuracy in the calculation of the First Lien Net Leverage Ratio or the First Lien Gross Leverage Ratio, as applicable, resulted in a shortfall in the amount of any required interest payment, no Default or Event of Default shall arise under this Agreement with respect thereto unless the relevant amount has not been paid in accordance with the preceding sentence within the period described in the preceding sentence.

(d) With respect to determination of the permissibility of any transaction by Holdings, Intermediate Dutch Holdings and/or any subsidiary under this Agreement, the delivery by any Borrower of a third party valuation report from (i) a nationally recognized accounting, appraisal, investment banking or consulting firm or (ii) another firm reasonably acceptable to the Administrative Agent, in each case, shall be conclusive with respect to the value of the assets covered thereby.

(e) It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Section 5.16 and/or Article 6 may include items or activities that are not restricted by the relevant provision.

Section 1.15. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between any term or provision of this Agreement (excluding the Exhibits hereto) and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Borrower Representative shall be entitled to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement.

Section 1.16. Foreign Law Terms and Interpretive Principles.

(a) Dutch Terms. As used in this Agreement, where it relates to a Dutch Loan Party, a reference to: (i) a necessary corporate or other organizational action where applicable includes without limitation: (A) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and (B) obtaining an positive or neutral advice (advies), which, if conditional, contains conditions which can be reasonably complied with by the relevant Dutch Loan Party, from the competent works council(s); (ii) gross negligence means grove schuld; (iii) any Lien and any security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (zakelijk recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (iv) willful misconduct means opzet; (v) a bankruptcy, liquidation or winding up, dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (vi) a moratorium includes surseéance van betaling and granted a moratorium includes surseance verleend; (vii) a bankruptcy trustee, includes a curator and a liquidator includes a curator; (viii) an administrator includes a bewindvoerder and a receiver or an administrative receiver does not include a curator or bewindvoerder; (ix) the procedure described under Sections 7.01(f) and (g) includes filing a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990), (x) an attachment includes a beslag, (xi) a director includes a managing director (bestuurder) and board of directors includes a managing board (bestuur). Where “the Netherlands” or “Dutch” is referred to it refers only to the European part of the Kingdom of the Netherlands and its laws respectively.

(b) Swiss Terms.

(i) As used in this Agreement, where it relates to a Swiss Loan Party, a reference: (i) to “Organizational Documents” includes a copy of a certified excerpt from the commercial register and a copy of the certified up-to-date articles of association (evidencing, where relevant, the capacity to enter into obligations of an up- or cross-stream nature).

(ii) In this Agreement, where it relates to a Swiss Loan Party, a reference to liquidation, bankruptcy, insolvency, reorganization, moratorium or any proceeding under an applicable Debtor Relief Law means that such Swiss Loan Party (A) has initiated against it or (B) initiates: (1) bankruptcy proceedings (Konkurs), (2) proceedings leading to a provisional or a definitive composition moratorium (provisorische oder definitive Nachlassstundung), (3) proceedings leading to an emergency moratorium (Notstundung) or (4) proceedings for a postponement of bankruptcy pursuant to article 725a of the Swiss Code of Obligations (Konkursaufschub). For the avoidance of doubt, if in this Agreement reference is made to insolvency proceedings in relation to any Swiss Loan Party incorporated under the laws of Switzerland, such reference shall be limited to proceedings as set forth in this clause (ii) and, in particular, shall not include any reference to attachment proceedings.

(c) German Terms.

(i) In this Agreement, where it relates to (i) a German Loan Party or any other German Subsidiary, or (ii) any Collateral or other security rights or security assets governed by German law and unless the contrary intention appears, a reference to:

(A) a “custodian”, “liquidator”, “trustee”, “receiver”, “administrator” “manager”, “assignee”, “sequestrator” or “supervisor” or other similar officer includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or interim custodian (vorläufiger Sachwalter);

(B) a “winding up”, “administration”, “liquidation” or “dissolution” includes insolvency proceedings (Insolvenzverfahren) and the rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse);

(C) a person being “insolvent” or “bankrupt” includes that person being in the state of illiquidity (Zahlungsunfähigkeit) pursuant to section 17 of the German Insolvency Code (Insolvenzordnung, “InsO”) or in the state of over-indebtedness (Überschuldung) pursuant to section 19 InsO;

(D) a “step” or “procedure” taken in connection with insolvency proceedings for an entity to which German insolvency law applies means it being subject to a filing for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in sections 17 to 19 InsO;

(E) commencement of “bankruptcy” or “insolvency” includes the opening of insolvency proceedings (Eröffnung des Insolvenzverfahrens), and the rejection of insolvency proceedings due to lack of funds (Abweisung mangels Masse);

(F) seeking (other than on a solvent basis) “reorganization”, “arrangement”, “adjustment” or “composition” includes the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens);

(G) a “moratorium” includes, without limitation, protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren);

(H) in relation to any security or other security rights, security assets or collateral governed by German law or located in Germany, “trust”, “trustee” or “on trust” shall be construed as “Treuhand”, “Treuhänder” or “treuhänderisch”;

(I) “Organizational Documents” or “by-laws” includes reference to articles of association (Satzung), partnership agreement (Gesellschaftsvertrag) and rules of procedure (Geschäftsordnung);

(J) a “director”, “officer” or “manager” of a company includes any statutory legal representative(s) (including any German law general agent (organschaftlicher Vertreter)) of a person pursuant to the laws of its jurisdiction of incorporation, including, but not limited to, any managing director (Geschäftsführer) or member of the board of directors (Vorstand) or an authorised representative (Prokurist);

(K) a “Lien” or “security interest” includes a mortgage (Hypothek), land charge (Grundschuld) including security purpose declarations, pledge (Pfandrecht), assignment or transfer for security purposes (Sicherungsabtretung oder -übereignung) and retention of title arrangements ((verlängerter/erweiterter) Eigentumsvorbehalt); and

(L) a “Guarantee” includes any guarantee (Garantie), any indemnity, any joint and several (gesamtschuldnersich) or independent obligation (unabhängiges Schuldversprechen) within the meaning of German law.

(ii) This Agreement is made in the English language. For the avoidance of doubt, the English language version shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German meaning and the underlying German law legal concept shall prevail.

(iii) With respect to a German Loan Party, any other German Subsidiary and any other Loan Party providing security over the Capital Stock of an entity incorporated in Germany, any representations and warranties in this Agreement relating to legal, valid and binding obligations, and/or enforceability of a Loan Document (including, without limitation, pursuant to Sections 3.02 and 3.14), shall additionally be subject to and limited by (i) the application of the German StaRUG and/or the Relevant EU Directive, (ii) the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction (iii) the principle that interest on interest, additional interest or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (iv) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (v) the principle that the creation or purported creation of a Lien over (A) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (B) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created, (vi) the accessory nature of certain Liens governed by German law, (vii) the principle that a court may not give effect to any parallel debt provisions, covenants to pay any collateral agent or other similar provisions, (viii) the fact that a court may limit the concept of irrevocability by applying restrictions based on cogent reasons for the respective concerned party to withdraw from the right irrevocably granted, (ix) the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment, (x) the principle that in certain circumstances pre-existing Liens purporting to secure an additional facility, further advances or any facility following a structural adjustment may be void, ineffective, invalid or unenforceable and (xi) any other matters which are set out as qualifications or reservations (however described) as to matters of law in the legal opinions rendered in connection with the Loan Documents.

(d) Luxembourg Terms. In this Agreement where it relates to a person incorporated in or organised under the laws of Luxembourg, and unless a contrary intention appears, a reference to:

(i) a winding-up, administration or dissolution includes, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii) an “agent” includes a “mandataire”;

(iii) a trustee, an administrator, a trustee, a custodian, a receiver or a similar office includes a curateur; a commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, curateur or a juge délégué;

(iv) a “matured obligation” includes any exigible, certaine and liquid obligation;

(v) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);

(vi) “security” or a “security interest” includes any hypothéque, nantissement, privilége, accord de transfert de propriété à titre de grantie, gage sur folds de commerce, droit de retention or sûreté réelle whatsoever and any type of real security or agreement or arrangement having a similar effect, whether granted or arising by operation of law;

(vii) a “guarantee” includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionmement) within the meaning of article 2011 an seq. of the Luxembourg Civil Code;

(viii) an “attachment” includes a saisie;

(ix) “by-laws” or “organizational documents” includes its up-to-date (restated) articles of association (statuts);

(x) a “director”, “officer” or “manager” includes a gerant or an administrateur;

(xi) “gross negligence” means faute lourde; and

(xii) “shares” means parts sociales and/or actions.

Section 1.17. Initial Internal Reorganizations. Notwithstanding any provision herein or in any other Loan Document to the contrary, all of the internal corporate reorganizations and/or corporate restructuring transactions previously described to the Administrative Agent (including any action, event or intermediate transactions necessary to implement such reorganizations and/or restructuring transactions) (collectively, the “Initial Internal Reorganizations”) shall be permitted (and shall not be prohibited), and no such Initial Internal Reorganization shall, in any case, constitute, result in or be deemed to be (x) a breach of any representation or warranty under this Agreement or any other Loan Document, (y) a breach of any covenant under this Agreement or any other Loan Document or (z) a Default or Event of Default under this Agreement or any other Loan Document.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees (A) to make term loans (the “Tranche B-1 Term Loans” to the Term Borrowers on the Closing Date in Dollars in a principal amount not to exceed its Tranche B-1 Commitment, (B) to make term loans (the “Tranche B-2 Term Loans”) to the Term Borrowers on the Closing Date in Euros in a principal amount not to exceed its Tranche B-2 Commitment and (C) to make term loans (the “Tranche B-3 Term Loans”) to the Term Borrowers on the Closing Date in Canadian Dollars in a principal amount not to exceed its Tranche B-3 Commitment, (ii) each Initial Revolving Lender severally, and not jointly, agrees to make revolving loans (the “Initial Revolving Loans”) to the Revolving Borrowers in Dollars or any Alternate Currency as may be requested by a Revolving Borrower, at any time and from time to time on and after the Closing Date and until the Eighth Amendment Effective Date, (iii) each Eighth Amendment Extending Revolving Lender severally, and not jointly, agrees to make revolving loans (the “Eighth Amendment Extending Revolving Loans”) to the Revolving Borrowers in Dollars or any Alternate Currency as may be requested by a Revolving Borrower, at any time and from time to time on and after the Eighth Amendment Effective Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Eighth Amendment Extending Revolving Commitment of such Eighth Amendment Extending Revolving Lender in accordance with the terms hereof and (iv) each Eighth Amendment Non-Extending Revolving Lender severally, and not jointly, agrees to make revolving loans (the “Eighth Amendment Non-Extending Revolving Loans”) to the Revolving Borrowers in Dollars or any Alternate Currency as may be requested by a Revolving Borrower, at any time and from time to time on and after the Eighth Amendment Effective Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Eighth Amendment Non-Extending Revolving Commitment of such Eighth Amendment Non-Extending Revolving Lender in accordance with the terms hereof; provided, that, after giving effect to any Borrowing of Revolving Loans, the Outstanding Amount of such Revolving Lender’s Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, Revolving Loans may be borrowed, paid, repaid and reborrowed; provided, further, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Eighth Amendment Revolving Facilities (and related outstandings), (2) repayments required upon the Maturity Date of any Eighth Amendment Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of Eighth Amendment Revolving Commitments (subject to clause (z) below)) of Eighth Amendment Revolving Loans with respect to any Eighth Amendment Revolving Facility shall be made on a pro rata basis between the Eighth Amendment Extending Revolving Facility and the Eighth Amendment Non-Extending Revolving Facility, (y) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Eighth Amendment Revolving Lenders and (z) any permanent repayment of Eighth Amendment Revolving Loans with respect to, and reduction or termination of Eighth Amendment Revolving Credit Commitments under, any Eighth Amendment Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Eighth Amendment Revolving Facilities, except that any Applicable Revolving Borrower shall be permitted to permanently repay Eighth Amendment Revolving Loans and terminate Eighth Amendment Revolving Credit Commitments of any Eighth Amendment Revolving Facility on a greater than pro rata basis (I) as compared to any other Eighth Amendment Revolving Facilities with a later Maturity Date than such Eighth Amendment Revolving Facility and (II) to the extent refinanced or replaced with a Revolver Replacement Facility or Replacement Debt. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed. Subject to the terms and conditions set forth herein and in the relevant Ancillary Documents, any Revolving Lender (directly or through one or more of its Affiliates or branches) may make one or more Ancillary Facilities available to any Revolving Borrower in place of all or a portion of its Revolving Credit Commitment. For the avoidance of doubt, any reference to a Loan or Letter of Credit or outstanding amounts in respect thereof shall not include any utilization of any Ancillary Facility.

(b) Subject to the terms and conditions set forth herein and in the Fifth Amendment, each Fifth Amendment Incremental Term Lender, on a joint and several basis, agrees to make a Fifth Amendment Dollar Incremental Term Loan to the Term Borrowers on the Fifth Amendment Effective Date in Dollars in a principal amount not to exceed its Fifth Amendment Dollar Incremental Term Loan Commitment.

(c) Subject to the terms and conditions set forth herein and in the Seventh Amendment, each Seventh Amendment Incremental Term Lender, on a joint and several basis, agrees (A) to make Seventh Amendment Dollar Incremental Term Loans to the Term Borrowers on the Seventh Amendment Effective Date in Dollars in a principal amount not to exceed its Seventh Amendment Dollar Incremental Term Loan Commitment, and (B) to make Seventh Amendment Euro Incremental Term Loans to the Term Borrowers on the Seventh Amendment Effective Date in Euros in a principal amount not to exceed its Seventh Amendment Euro Incremental Term Loan Commitment.

(d) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment, or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Applicable Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.04.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans, LIBO Rate Loans or Term SOFR Rate Loans (or, after a Canadian Benchmark Transition Event, Daily Simple CORRA Loans) as the Applicable Borrower may request in accordance herewith; provided, that (x) each Revolving Loan (i) denominated in Dollars shall be a Term SOFR Rate Loan, (ii) denominated in any Alternate Currency (other than Canadian Dollars) shall be a LIBO Rate Loan or (iii) denominated in Canadian Dollars shall be a LIBO Rate Loan, a Canadian Prime Rate Loan or a Daily Simple CORRA Loan (provided, that at no time shall both Term CORRA Borrowings and Daily Simple CORRA Borrowings be outstanding), (y) each Swingline Loan (i) denominated in Dollars shall be an ABR Loan and (ii) denominated in Euros shall be a LIBO Rate Loan and (z) each Term Loan (i) denominated in Dollars shall be a Term SOFR Rate Loan or ABR Loan, (ii) denominated in Euros shall be a LIBO Rate Loan or (iii) denominated in Canadian Dollars shall be a LIBO Rate Loan, a Canadian Prime Rate Loan or a Daily Simple CORRA Loan (provided, that at no time shall both Term CORRA Borrowings and Daily Simple CORRA Borrowings be outstanding). Each Lender at its option may make any LIBO Rate Loan, Term SOFR Rate Loan, Canadian Prime Rate Loan or Daily Simple CORRA Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan, Term SOFR Rate Loan, Canadian Prime Rate Loan or Daily Simple CORRA Loan, as applicable, shall be deemed to have been made and held by such Lender, and the obligation of the Applicable Borrower to repay such Loans shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Applicable Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any US federal withholding tax with respect to such LIBO Rate Loan, Canadian Prime Rate Loan or Daily Simple CORRA Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing and Term SOFR Rate Borrowing (other than LIBO Rate Borrowings and Initial Revolving Loan Borrowings on the Closing Date), such Borrowing shall comprise an aggregate principal amount that is an integral multiple of (i) in the case of a Term SOFR Rate Borrowing, $100,000 and not less than $1,000,000, (ii) in the case of a LIBO Rate Borrowing denominated in Euros, €100,000 and not less than €1,000,000, (iii) in the case of a LIBO Rate Borrowing denominated in Canadian Dollars, C$100,000 and not less than C$1,000,000 or (iv) in the case of a LIBO Rate Borrowing denominated in any Alternate Currency (other than Euros or Canadian Dollars), the equivalent of $100,000 and not less than $1,000,000 in such Alternate Currency. Each ABR Borrowing (other than Initial Revolving Loan Borrowings on the Closing Date) when made shall be in a minimum principal amount of $250,000 and in an integral multiple of $100,000 and each Canadian Prime Rate Borrowing or Daily Simple CORRA Borrowing when made shall be in a minimum principal amount of C$250,000 and in an integral multiple of C$100,000; provided that an ABR Revolving Loan Borrowing, a Canadian Prime Rate Revolving Loan Borrowing or a Daily Simple CORRA Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 different Interest Periods in effect for LIBO Rate Borrowings and Term SOFR Rate Borrowings, taken together, at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall any Borrower be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03. Requests for Borrowings. Each Term Loan Borrowing, each Revolving Loan Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of LIBO Rate Loans or Term SOFR Rate Loans shall be made upon irrevocable notice by the Applicable Borrower to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request or an Interest Election Request, as applicable; provided that any telephonic notice must be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request or an Interest Election Request, as applicable (provided that any notice in respect of any Term Loan Borrowing and/or any Revolving Loan Borrowing to be made (x) on the Closing Date may be conditioned on the closing of the Closing Date Acquisition, (y) in connection with any acquisition, investment or repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted repayment or redemption of Indebtedness or (z) for any other purpose to which the Administrative Agent may consent (such consent not to be unreasonably withheld, conditioned or delayed), in each case, may be conditioned on the occurrence of the relevant event). Each such notice must be in the form of a Borrowing Request or an Interest Election Request, as applicable, appropriately completed and signed by a Responsible Officer of the Applicable Borrower or by telephone (and promptly confirmed by delivery of a Borrowing Request or an Interest Election Request, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower Representative) and must be received by the Administrative Agent (by hand delivery or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) (x) 1:00 p.m. three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of LIBO Rate Loans and (y) 1:00 p.m. three US Government Securities Business Days prior to the requested day of any Borrowing of, conversion to or continuation of Term SOFR Rate Loans (or, in each case, one Business Day in the case of any Borrowing of (i) LIBO Rate Loans to be made on the Closing Date, the First Amendment Effective Date, the Fifth Amendment Effective Date, the Seventh Amendment Effective Date or the Eighth Amendment Effective Date or (ii) Term SOFR Rate Loans to be made on the Third Amendment Effective Date, the Fifth Amendment Effective Date, the Seventh Amendment Effective Date or the Eighth Amendment Effective Date), (ii) 11:00 a.m. on the requested date of any Borrowing of or conversion to ABR Loans (other than Swingline Loans) and (iii) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of or conversion to Canadian Prime Rate Loans or Daily Simple CORRA Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided, however, that if the Applicable Borrower wishes to request (x) LIBO Rate Loans (other than a LIBO Rate Loan denominated in Canadian Dollars) having an Interest Period of other than one, two, three or six months in duration, (y) LIBO Rate Loans denominated in Canadian Dollars having an Interest Period of other than one or three months in duration or (z) Term SOFR Rate Loans having an Interest Period of other than one, three or six months in duration, in each case, as provided in the definition of “Interest Period”, (A) the applicable notice from the Applicable Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Applicable Borrower whether or not the requested Interest Period is available to the appropriate Lenders.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (if denominated in Dollars) or a Canadian Prime Rate Borrowing (if denominated in Canadian Dollars). If no Interest Period is specified with respect to any requested LIBO Rate Borrowing or Term SOFR Rate Borrowing, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing (x) in the case of any ABR Borrowing, Canadian Prime Rate Borrowing or Daily Simple CORRA Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any LIBO Rate Borrowing or Term SOFR Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make swingline loans (“Swingline Loans”) to the Revolving Borrowers in Dollars or Euros from time to time on and after the Closing Date and until the Latest Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not to exceed $80,000,000 (taking the Dollar Equivalent of all amounts denominated in Euros); provided that (i) the Swingline Lender shall not be required to make any Swingline Loan to refinance any outstanding Swingline Loan and (ii) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or €100,000 (as applicable) or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, any Swingline Loan may be in an aggregate amount that is (1) equal to the entire unused balance of the aggregate unused Revolving Credit Commitments or (2) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(d). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Applicable Revolving Borrower (or the Borrower Representative on its behalf) shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by delivery of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Applicable Revolving Borrower, not later than (x) 1:00 p.m. on the day of a proposed Swingline Loan in the case of Swingline Loans to be made available to any Borrower that is a US Loan Party and (y) 8:00 a.m. on the day of a proposed Swingline Loan in the case of Swingline Loans to be made available to the Dutch Borrower or any other Revolving Borrower that is a Non-US Loan Party. The Swingline Lender shall make each Swingline Loan available to the Applicable Revolving Borrower on the same Business Day (x) no later than 4:00 p.m. in the case of Swingline Loans requested by a Revolving Borrower that is a US Loan Party and (y) no later than 10:00 a.m. in the case of Swingline Loans requested by a Revolving Borrower that is a Non-US Loan Party, in each case, by means of a credit to the account designated in the related Borrowing Request or otherwise in accordance with the instructions of the Applicable Borrower (or the Borrower Representative on its behalf) (including, in the case of a Swingline Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day require the Revolving Lenders to purchase a participation on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount (stated in Dollars or Euros) of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by effecting a wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Applicable Revolving Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter any payment in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Applicable Revolving Borrower in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent, and any such amount received by the Administrative Agent shall be promptly remitted by the Administrative Agent to each Revolving Lender that has made its payment pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that if and to the extent such payment is required to be funded to the Applicable Revolving Borrower for any reason, such payment shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Applicable Revolving Borrower. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Applicable Revolving Borrower of any default in the payment thereof.

(c) If any Revolving Lender fails to make available to the Administrative Agent (for the account of the Swingline Lender) any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Swingline Loan denominated in Euros, the Administrative Agent’s customary rate for interbank advances in Euros) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amount owing under this clause (c) shall be conclusive absent manifest error.

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Revolving Credit Maturity Date, upon the request of any Revolving Borrower, to issue Letters of Credit (subject, in the case of Commercial Letters of Credit, to the consent of the applicable Issuing Bank), in each case, in Dollars or any Alternate Currency, issued on sight basis only (with respect to any Letter of Credit in the form of a letter of credit) for the account of Intermediate Dutch Holdings, any Revolving Borrower and/or any of its subsidiaries (provided that the Applicable Revolving Borrower will be the applicant) and to amend or renew any Letter of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor any draft under any Letter of Credit; provided that no Issuing Bank shall be required to issue any Letter of Credit if the Stated Amount of such Letter of Credit, taken together with the aggregate Stated Amount of all other then-outstanding Letters of Credit then issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment, and (ii) each Revolving Lender severally agrees to participate in each Letter of Credit as provided in Section 2.05(d); provided that no Issuing Bank shall be required to issue any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority with jurisdiction over such Issuing Bank shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or (y) the issuance of such Letter of Credit would violate one or more policies to such Issuing Bank now or hereafter applicable to similarly situated borrowers under comparable credit facilities and letters of credit generally.

(i) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, a Revolving Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request (it being understood that, to the extent applicable, the issuance of any Letter of Credit expressly for the benefit of any subsidiary that is not a Loan Party shall be contingent upon the Administrative Agent’s receipt of any documentation and other information with respect to such subsidiary that has not been previously provided with respect to any Loan Party, that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and reasonably requested by the applicable Issuing Bank at least two Business Days prior to the requested date of issuance). To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the Applicable Revolving Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank or Issuing Banks selected by the Applicable Revolving Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Applicable Revolving Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicable Revolving Borrower to, or entered into by the Applicable Revolving Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Applicable Revolving Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default not set forth in this Agreement (and to the extent any representation or warranty, covenant or event of default in any letter of credit application or any such other document is inconsistent herewith, the same shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent any representation or warranty, covenant or event of default is in any letter of credit application or any such other document inconsistent herewith, the same shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). No Letter of Credit may be issued, amended, extended or renewed unless (and with respect to clause (i) and (ii) below, upon the issuance, amendment, extension or renewal of each Letter of Credit, the Applicable Revolving Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) the LC Exposure does not exceed the Letter of Credit Sublimit, and (ii) (A) the aggregate amount of the Eighth Amendment Revolving Credit Exposure shall not exceed the aggregate amount of the Eighth Amendment Revolving Commitments then in effect, (B) the aggregate amount of the Additional Revolving Credit Exposure attributable to any Class of Additional Revolving Credit Commitments does not exceed the aggregate amount of the Additional Revolving Credit Commitments of such Class then in effect and (C) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date (1) does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date or (2) is subject to Letter of Credit Support.

(b) Expiration Date.

(i) No Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided, that any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (B) unless such Letter of Credit is subject to Letter of Credit Support).

(ii) No Commercial Letter of Credit shall expire later than the earlier to occur of (A) 180 days after the issuance thereof and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date, unless such Letter of Credit is subject to Letter of Credit Support.

(c) Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit (in respect of any Letter of Credit issued in an Alternate Currency, expressed in the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Applicable Revolving Borrower on the date due as provided in paragraph (d) of this Section, or of any reimbursement payment required to be refunded to the Applicable Revolving Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Applicable Revolving Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. two Business Days (or if the Applicable Revolving Borrower receives notice of such LC Disbursement after 11:00 a.m., two Business Days after the date of receipt of such notice) immediately following the date on which the Applicable Revolving Borrower receives notice of such LC Disbursement under paragraph (f) of this Section; provided that the Applicable Revolving Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed (A) in the case of a Letter of Credit denominated in Dollars, with an ABR Revolving Loan Borrowing or a Swingline Loan denominated in Dollars in an equivalent amount, (B) in the case of a Letter of Credit denominated in an Alternate Currency (other than Canadian Dollars), with a LIBO Rate Revolving Loan denominated in any Alternate Currency or a Swingline Loan denominated in Euros in an equivalent amount and (C) in the case of a Letter of Credit denominated in Canadian Dollars, with a LIBO Rate Revolving Loan denominated in Canadian Dollars, a Canadian Prime Rate Revolving Loan Borrowing or, after a Canadian Benchmark Transition Event, a Daily Simple CORRA Revolving Loan Borrowing (any such Revolving Loan Borrowing, a “Letter of Credit Reimbursement Loan”), and, to the extent so financed, the obligation of the Applicable Revolving Borrower to make such payment shall be discharged and replaced by the resulting Borrowing (it being understood and agreed that the Applicable Revolving Borrower may also request a Swingline Loan to reimburse such LC Disbursement in accordance with

Section 2.04, subject, in the case of any such Swingline Loan, to the satisfaction of the applicable conditions set forth in Section 4.02). If the Applicable Revolving Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Applicable Revolving Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Applicable Revolving Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Applicable Revolving Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(d) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Letter of Credit denominated in (i) Canadian Dollars, the Canadian Prime Rate or (ii) any other Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amount owing under this clause (ii) shall be conclusive absent manifest error.

(e) Obligations Absolute. The obligation of the Applicable Revolving Borrower to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Applicable Revolving Borrower hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Applicable Revolving Borrower to the extent of any direct damages suffered by the Applicable Revolving Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to any document presented which appears on its face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such document without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such document if such document is not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Applicable Revolving Borrower by electronic means or by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Applicable Revolving Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(g) Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Applicable Revolving Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Revolving Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable (x) in the case of any Letter of Credit denominated in Dollars, to Eighth Amendment Revolving Loans that are ABR Loans, (y) in the case of any Letter of Credit denominated in Canadian Dollars, to Eighth Amendment Revolving Loans that are Canadian Prime Rate Loans and (y) in the case of any Letter of Credit denominated in any Alternate Currency (other than Canadian Dollars), to Eighth Amendment Revolving Loans that are LIBO Rate Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided that if the Applicable Revolving Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (d) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Applicable Revolving Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(h) Replacement or Resignation of an Issuing Bank; Designation of New Issuing Banks. (i) Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower Representative at any time by written agreement among the Borrower Representative, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, unless otherwise agreed by the replaced Issuing Bank, the Applicable Revolving Borrower shall pay all unpaid fees accrued prior to such date for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender in respect of its Letter of Credit Commitment (the amount of which Letter of Credit Commitment shall be specified in the agreement pursuant to which such Revolving Lender becomes an Issuing Bank), and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender; provided, that for the avoidance of doubt, it is understood and agreed that the Letter of Credit Commitments of the other Issuing Banks shall not be reduced or otherwise be affected by the appointment of any additional Revolving Lender as an Issuing Bank pursuant to this paragraph (ii).

(iii) Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon thirty days’ prior written notice to the Borrower Representative, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than thirty days (or such later date as the relevant Issuing Bank may agree) after the delivery of such written notice); provided that the effectiveness of such resignation shall be conditioned on and subject to the appointment of a replacement Issuing Bank reasonably satisfactory to the Borrower Representative who agrees to assume the entire Letter of Credit Commitment of the resigning Issuing Bank, and no such resignation shall become effective unless and until such replacement Issuing Bank has accepted such appointment and agreed to provide such Letter of Credit Commitment on terms acceptable to the Borrower Representative; provided, further, that it is understood and agreed that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount have been drawn at such time). In the event of any such resignation of any Issuing Bank, the Borrower Representative shall be entitled, but shall not be obligated, to appoint another Revolving Lender that is willing, in its sole discretion to accept such appointment in writing as successor Issuing Bank in respect of such resigning Issuing Bank; it being understood that the resignation of any such Issuing Bank shall not be effective in the event of a failure to appoint any such successor Issuing Bank and/or a failure of any Revolving Lender to accept such appointment as Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(i) Cash Collateralization.

(i) If any Event of Default exists and the Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day following the date on which the Borrower Representative receives notice from the Administrative Agent (at the direction of the Required Revolving Lenders) demanding the deposit of Cash collateral pursuant to this paragraph (i), the Borrower Representative shall deposit (or shall cause to be deposited), in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (i). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Applicable Revolving Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Applicable Revolving Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the Borrower Representative is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower Representative promptly (but in no event later than three Business Days) after such Event of Default has been cured or waived.

Section 2.06. [Reserved].

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) in the case of any Borrowing of ABR Loans (other than Swingline Loans) requested on the date of such Borrowing, 1:00 p.m., (ii) in the case of any Borrowing of Canadian Prime Rate Loans, 2:00 p.m., (iii) in the case of any Borrowing of Loans denominated in Euros, 3:00 p.m. (London time) or (iv) in each other case, 11:00 a.m., in each case of the foregoing clauses (i), (ii), (iii) and (iv), on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower Representative; provided that ABR Revolving Loans (or LIBO Rate Revolving Loans in the case of any Letter of Credit denominated in any Alternate Currency) made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(d) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower Representative severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, with respect to any amount denominated in (i) Canadian Dollars, the Canadian Prime Rate or (ii) any other Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, on an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower Representative, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower Representative to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower Representative pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Applicable Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08. Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any LIBO Rate Borrowing or Term SOFR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert any Borrowing denominated in Dollars to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing or Term SOFR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower Representative, to the Administrative Agent in accordance with Section 2.03. If any such Interest Election Request requests a LIBO Rate Borrowing or Term SOFR Rate Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower Representative fails to deliver (or cause to be delivered) a timely Interest Election Request with respect to a LIBO Rate Borrowing or Term SOFR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing (or if denominated in (i) Canadian Dollars, a Canadian Prime Rate Borrowing or (ii) any Alternate Currency (other than Canadian Dollars), a LIBO Rate Borrowing with an Interest Period of one month).

(e) It is understood and agreed that (i) only Borrowings denominated in Dollars may be made in the form of, or converted into, an ABR Loan or a Term SOFR Rate Loan, (ii) only Borrowings denominated in Canadian Dollars may be made and/or converted to Canadian Prime Rate Loans or, as applicable, Daily Simple CORRA Loans and (iii) a Term SOFR Borrowing may not be converted to a LIBO Rate Borrowing.

Section 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Eighth Amendment Revolving Commitments shall automatically terminate on the applicable Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, as applicable.

(b) Upon delivery of the notice required by Section 2.09(c), the Borrower Representative may at any time terminate or from time to time reduce, the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower Representative shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans and Swingline Loans and/or the provision of Letter of Credit Support with respect to any outstanding Letter of Credit, the aggregate amount of the Revolving Credit Exposure attributable to the

Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitments, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable.

(c) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment under paragraph (b) of this Section in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of the amount of such reduction.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) (i) The Term Borrowers hereby unconditionally promise, on a joint and several basis, to repay the outstanding principal amount of the Tranche B-3 Term Loans in Canadian Dollars to the Administrative Agent for the account of each applicable Term Lender (A) on each Scheduled Payment Date prior to the Initial Term Loan Maturity Date (each such date being referred to as an “Initial Term Loan Installment Date”), in each case, in an amount equal to 0.25% of the original principal amount of the Tranche B-3 Term Loans outstanding on the First Amendment Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and repurchases and assignments in accordance with Section 9.05(g) or increased in connection with the incurrence of Incremental Term Loans made as an increase to such Class) and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Tranche B-3 Term Loans outstanding on such date, together, in each case, in the same currency as initially borrowed and with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Term Borrowers hereby unconditionally promise, on a joint and several basis, to repay the outstanding principal amount of the Eleventh Amendment Dollar Refinancing Term Loans, in each case to the Administrative Agent for the account of each Eleventh Amendment Dollar Refinancing Term Lender who holds Eleventh Amendment Dollar Refinancing Term Loans (A) on each applicable Scheduled Payment Date occurring after the making of such Eleventh Amendment Dollar Refinancing Term Loans prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Eleventh Amendment Dollar Loan Installment Date” and together with the Initial Term Loan Installment Date, collectively, each being referred to as a “Loan Installment Date”), in each case, in an amount equal to 0.25% of the original principal amount of the Eleventh Amendment Dollar Refinancing Term Loans on the Eleventh Amendment Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and repurchases and assignments in accordance with Section 9.05(g) or increased in connection with the Incremental Term Loans made as an increase to such Class) and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Eleventh Amendment Dollar Refinancing Term Loans outstanding on such date, together, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iii) The Term Borrowers hereby unconditionally promise, on a joint and several basis, to repay the outstanding principal amount of the Eleventh Amendment Euro Refinancing Term Loans, in each case to the Administrative Agent for the account of each Eleventh Amendment Refinancing Term Lender who holds Eleventh Amendment Euro Refinancing Term Loans on the Initial Term Loan Maturity Date, in an amount equal to the principal amount of the Eleventh Amendment Euro Refinancing Term Loans outstanding on such date, together, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iv) The Term Borrowers shall repay the Additional Term Loans of any Class made to it in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or repurchases in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans of such Class pursuant to Section 2.22(a)).

(b) (i) The Revolving Borrowers hereby unconditionally promise, severally and not jointly, to pay in Dollars or the relevant Alternate Currency, as applicable (A) to the Administrative Agent for the account of each applicable Eighth Amendment Revolving Lender, the then-unpaid principal amount of the Eighth Amendment Revolving Loans of such Lender on the applicable Initial Revolving Credit Maturity Date, (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto and (C) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the Latest Revolving Credit Maturity Date.

(ii) On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the Revolving Borrowers, as applicable, shall (A) cancel and return outstanding Letters of Credit (or alternatively, with respect to any outstanding Letter of Credit, provide Letter of Credit Support with respect thereto), in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class does not exceed the Revolving Credit Commitments of such other Class then in effect, (B) prepay Swingline Loans to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (C) make payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement, (ii) in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern and (iii) in the event of any inconsistency between the Register and any other accounts maintained by the Administrative Agent, the Register shall govern absent manifest error.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Applicable Borrowers shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower Representative in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower Representative. The obligation of each Lender to execute and deliver an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower Representative shall survive the Termination Date.

Section 2.11. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Term Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower Representative in its sole discretion) in whole or in part without premium or penalty (but subject (A) (i) in the case of Borrowings of 2021 Repricing Term Loans only, to Section 2.12(f) and (ii) in the case of Borrowings of Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans only, to Section 2.12(g), and (B) if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Revolving Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class and/or any Borrowing of Swingline Loans, in whole or in part without premium or penalty (but subject to Section 2.16); provided that (A) after the establishment of any Additional Revolving Loans, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23, 2.25 and/or 9.02, as applicable and (B) no Borrowing of Revolving Loans may be prepaid unless all Swingline Loans then outstanding, if any, are prepaid concurrently therewith. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii) The Borrower Representative shall notify the Administrative Agent (and the Swingline Lender, as applicable) in writing of any prepayment under this Section 2.11(a) (i) in the case of any prepayment of a LIBO Rate Borrowing or a Daily Simple CORRA Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (ii) in the case of any prepayment of a Term SOFR Rate Borrowing, not later than 1:00 p.m. three US Government Securities Business Days before the date of prepayment, (iii) in the case of any prepayment of an ABR Borrowing, not later than 11:00 a.m., on the date of prepayment, (iv) in the case of any prepayment of a Canadian Prime Rate Borrowing, not later than 10:00 a.m., on the date of prepayment or (v) in the case of any prepayment of any Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion or each relevant Class to be prepaid; provided that any notice of prepayment delivered by the Borrower Representative may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the Borrower Representative or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of Intermediate Dutch Holdings are required to be delivered pursuant to Section 5.01(b), commencing with the first full Fiscal Year ending after the Closing Date, the Borrowers shall prepay (or cause to be prepaid) the outstanding principal amount of Tranche B-3 Term Loans, Eleventh Amendment Dollar Refinancing Term Loans, Eleventh Amendment Euro Refinancing Term Loans and Additional Term Loans then subject to ratable prepayment requirements (the “Subject Loans”) in accordance with clause (vi) of this Section 2.11(b) in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (x) the Required Excess Cash Flow Percentage of Excess Cash Flow of Intermediate Dutch Holdings and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (y) at the option of the Borrower Representative (to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)):

(A) (1) the aggregate principal amount of any optional prepayment, repurchase, redemption or other retirement of any First Lien Debt (and in the case of any such First Lien Debt constituting revolving indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitments) prior to the date that the applicable prepayment is due and (2) the aggregate principal amount of any optional prepayment, repurchase, redemption or other retirement of any Junior Lien Debt (and in the case of any such Junior Lien Debt constituting revolving indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitments) prior to the date that the applicable prepayment is due, in each case of the foregoing clauses (1) and (2), excluding any such optional prepayment, repurchase, redemption or other retirement made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in any prior Fiscal Year of the Intermediate Dutch Holdings;

(B) the amount of any reduction in the outstanding principal amount of any Term Loan, any other First Lien Debt and/or any Junior Lien Debt resulting from any assignment to (and/or purchase by) Intermediate Dutch Holdings or any Restricted Subsidiary of any such Indebtedness (and in the case of any such Indebtedness constituting revolving indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitment) prior to the date that the applicable prepayment is due, in each case, to the extent of the amount paid in Cash by Intermediate Dutch Holdings or the applicable Restricted Subsidiary in connection with the relevant assignment and/or purchase, excluding any such assignment and/or purchase made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in any prior Fiscal Year;

(C) the amount of any Capital Expenditure, Investment, Restricted Payment and/or Restricted Debt Payment (1) made during such Fiscal Year or after such Fiscal Year but prior to the date that the applicable prepayment is due or (2) contractually committed during such Fiscal Year (or after such Fiscal Year but prior to the date that the applicable prepayment is due) to be made during the immediately succeeding Fiscal Year, in each case, excluding any such amount that (x) is actually applied during such Fiscal Year and (y) reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in any prior Fiscal Year; provided, that the deduction described in clause (1) above shall not apply to the extent the relevant amount was financed with the proceeds of long-term funded Indebtedness (other than revolving Indebtedness); provided, that:

(I) no prepayment under this Section 2.11(b)(i) shall be required unless the amount thereof exceeds the greater of $25,000,000 and 5% of Consolidated Adjusted EBITDA (the “De Minimis ECF Threshold”) as of the last day of the most recently ended Test Period; it being understood that (x) only the amount in excess of the De Minimis ECF Threshold shall be required to be applied to make a prepayment in accordance with this Section 2.11(b)(i) and (y) if the amount of any required prepayment pursuant to this Section 2.11(b)(i) (without giving effect to the De Minimis ECF Threshold) for any Excess Cash Flow Period is less than the De Minimis ECF Threshold for such Excess Cash Flow Period, an amount equal to (1) the De Minimis ECF Threshold for such Excess Cash Flow Period minus (2) the amount of the required prepayment (without giving effect to the De Minimis ECF Threshold) pursuant to this Section 2.11(b)(i) for such Excess Cash Flow Period shall be applied to increase the De Minimis ECF Threshold in succeeding Excess Cash Flow Periods;

(II) if at the time that any such prepayment would be required, Intermediate Dutch Holdings (or any Restricted Subsidiary of Intermediate Dutch Holdings) is also required to prepay any First Lien Debt of the type described in clause (b) of the definition thereof (such Indebtedness required to be so prepaid or offered to be so repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrower Representative may apply (or cause to be applied) such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided, that (X) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount that is required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the prepayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly and (Y) to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness prepaid, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans and any relevant Other Applicable Indebtedness with a corresponding requirement on a pro rata basis (determined in a manner consistent with that set forth in the first proviso of this clause (II)) in accordance with the terms hereof; it being understood and agreed that if any Term Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by this clause (Y), the Borrower Representative shall not be required to subsequently offer the amount of the relevant declined prepayment to any Term Lender or any holder of Other Applicable Indebtedness; and

(III) to the extent the ECF Prepayment Amount for any Excess Cash Flow Period, after giving effect to all deductions and credits (including any deduction of the types described in clauses (A) through (C) above) applicable thereto, is a negative amount, such negative amount may be carried forward to reduce the required ECF Prepayment Amount with respect to any future Excess Cash Flow Period selected by the Borrower Representative in its sole discretion.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of the greater of $25,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (the “De Minimis Proceeds Threshold”) in any Fiscal Year, the Borrowers shall apply (or cause to be applied) an amount equal to the Required Net Proceeds Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of the De Minimis Proceeds Threshold (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of, and accrued interest on, the Subject Loans in accordance with clause (vi) below; provided, that

(A) it is understood that (1) only the amount in excess of the De Minimis Proceeds Threshold shall be required to be applied to make a prepayment in accordance with this Section 2.11(b)(ii) and (2) if the amount of any prepayment that would have been required pursuant to this Section 2.11(b)(ii) (without giving effect to the De Minimis Proceeds Threshold) for any Fiscal Year is less than the De Minimis Proceeds Threshold for such Fiscal Year, an amount equal to (x) the De Minimis Proceeds Threshold for such Fiscal Year minus (y) the amount of the prepayment that would have been required but for the De Minimis Proceeds Threshold pursuant to this Section 2.11(b)(ii) for such Fiscal Year shall be applied to increase the De Minimis Proceeds Threshold in succeeding Fiscal Years;

(B) if prior to the date on which any such prepayment is required to be made, the Borrower Representative notifies the Administrative Agent of the Borrowers’ intention to reinvest the applicable Subject Proceeds in the business of Intermediate Dutch Holdings and/or any subsidiary (other than an investment in Cash or Cash Equivalents), then the Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of the applicable Subject Proceeds to the extent (1) the applicable Subject Proceeds are so reinvested within 18 months following receipt thereof, or (2) Intermediate Dutch Holdings or any subsidiary has committed to so reinvest the applicable Subject Proceeds during such 18-month period and the applicable Subject Proceeds are so reinvested within 6 month after the expiration of such 18-month period; it being understood that (x) if the applicable Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the Subject Loans with the amount of applicable Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (y) any investment by Intermediate Dutch Holdings or its applicable subsidiaries (up to an amount equal to the applicable Subject Proceeds) after the earlier to occur of (i) the date on which the definitive agreement for the applicable Disposition was executed and (ii) the date on which the Borrower Representative delivers notice to the Administrative Agent of a pending Disposition (but prior to the date on which Intermediate Dutch Holdings and/or any subsidiary receives the Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance Condemnation Proceeds) may, at the election of the Borrower Representative, be deemed to constitute a reinvestment of the applicable Subject Proceeds in compliance with, and in satisfaction of the obligations under, this clause (B); and

(C) if, at the time that any such prepayment would be required hereunder, Intermediate Dutch Holdings or any of its Restricted Subsidiaries is required to repay or repurchase any Other Applicable Indebtedness (or offer to repurchase such Other Applicable Indebtedness), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and

(2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof and any relevant Other Applicable Indebtedness with a corresponding requirement on a pro rata basis (determined in a manner consistent with that set forth in this clause (C); it being understood and agreed that if any Term Lender or holder of such Other Applicable Indebtedness declines any prepayment contemplated by clause (2) above, the Borrower Representative shall not be required to subsequently offer the amount of the relevant declined prepayment to any Term Lender or any holder of Other Applicable Indebtedness.

(iii) In the event that Intermediate Dutch Holdings or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by Intermediate Dutch Holdings or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred in reliance on clause (b) of the definition of “Incremental Cap” to refinance all or a portion of any Class of Term Loans pursuant to Section 2.22, (C) Replacement Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred in reliance on clause (b) of the definition of “Incremental Cap”, to refinance all or a portion of the Loans in accordance with the requirements of the definition thereof, in each case to the extent required by the terms thereof to prepay or offer to prepay such Indebtedness), the Borrower Representative shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by Intermediate Dutch Holdings or its applicable Restricted Subsidiary, apply (or cause to be applied) an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Term Loans in accordance with clause (vi) below.

(iv) Notwithstanding anything in this Section 2.11(b) to the contrary:

(A) the Borrower Representative shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that the relevant Excess Cash Flow is generated by any Non-US Subsidiary or any US Subsidiary of any Non-US Subsidiary (any such Person, a “Specified Subsidiary”), the relevant Prepayment Asset Sale is consummated by any Specified Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Specified Subsidiary, as the case may be, for so long as the repatriation and/or other transfer to the Borrower Representative of any such amount would be, in the good faith determination of the Borrower Representative, prohibited, restricted or delayed under any Requirement of Law (including for the avoidance of doubt, any Requirement of Law relating to financial assistance, corporate benefit, thin capitalization, capital maintenance or liquidity maintenance rules and similar legal principles, restrictions on “upstreaming” and/or “cross-streaming” of Cash intra-group and Requirements of Law relating to the fiduciary and/or statutory duties of the directors (or equivalent Persons) of Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries) or would conflict with the fiduciary and/or statutory duties of such Specified Subsidiary’s directors (or equivalent Persons), or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Specified Subsidiary (it being agreed that, if the repatriation and/or other transfer of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary and/or statutory duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Specified Subsidiary will promptly repatriate and/or transfer the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated or transferred Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv))),

(B) the Borrower Representative shall not be required to prepay (or cause to be prepaid) any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, for so long as the distribution and/or other transfer to the Borrower Representative of such Excess Cash Flow or Subject Proceeds would, in the good faith determination of the Borrower Representative, be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such joint venture;

(C) the Borrower Representative shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Non-US Subsidiary that is not a Loan Party or the relevant Subject Proceeds are received by any Non-US Subsidiary that is not a Loan Party, in each case, for so long as the Borrower Representative determines in good faith that the distribution to any Applicable Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under an agreement permitted pursuant to Section 6.05 by which such Foreign Subsidiary is bound governing any Indebtedness; and

(D) if the Borrower Representative determines in good faith that the repatriation (or other intercompany distribution or transfer) to any Applicable Borrower, directly or indirectly, from a Specified Subsidiary as a distribution or dividend (or other intercompany transfer) of any amount required to mandatorily prepay the Term Loans pursuant to Sections 2.11(b)(i) or (ii) above could reasonably be expected to result in a material and adverse Tax liability (including any withholding Tax) being incurred by Holdings, Intermediate Dutch Holdings, any Parent Company and/or any Restricted Subsidiary (such amount, a “Restricted Amount”), the amount that the Borrowers shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution or transfer) of the relevant Subject Proceeds or Excess Cash Flow, directly or indirectly, from the relevant Specified Subsidiary would no longer have or be expected to result in a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above;

(v) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower Representative pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”); provided that (A) in the event that any Term Lender elects to decline (or otherwise waives) receipt of such Declined Proceeds the remaining amount thereof may be retained by the Borrower Representative and (B) for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (1)

Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (2) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (3) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (4) Incremental Equivalent Debt incurred to refinance all or a portion of the Loans in accordance with the requirements of the definition thereof. If any Lender fails to deliver a written notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi) Except as otherwise contemplated by this Agreement or provided in, or intended with respect to, any Refinancing Amendment, any Incremental Facility Amendment, any Extension Amendment or any Replacement Debt (provided, that such Refinancing Amendment, Incremental Facility Amendment or Extension Amendment may not provide that the applicable Class of Term Loans receive a greater than pro rata portion of any prepayment of Term Loans pursuant to Section 2.11(b) than would otherwise be permitted by this Agreement), in each case effectuated or issued in a manner consistent with this Agreement, each prepayment of Term Loans pursuant to Section 2.11(b) shall be allocated to prepay any Class of Term Loans as directed by the Borrower Representative or, in the absence of such direction, to each Class of Term Loans then outstanding that is pari passu with the Tranche B-3 Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans in right of payment and with respect to security (provided that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness, Incremental Term Facility, Incremental Equivalent Debt or Replacement Term Loans shall be applied to the applicable Class of Term Loans being refinanced or replaced), it being understood and agreed that any prepayment of 2021 Repricing Term Loans may be applied to the 2021 Repricing Dollar Term Loans, the 2021 Repricing Euro Term Loans and/or the Tranche B-3 Term Loans as (and in such amounts) the Borrower Representative may elect. With respect to each relevant Class of Term Loans, any accepted prepayment under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower Representative (or, in the absence of direction from the Borrower Representative, to the remaining scheduled amortization payments in respect of the Term Loans of such Class in direct order of maturity), and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentage of the applicable Class. If no Lender exercises the right to decline a prepayment of the Term Loans pursuant to Section 2.11(b)(v), the amount of such mandatory prepayment shall be applied first to the then outstanding Term Loans that are ABR Loans to the full extent thereof and then to the then outstanding Term Loans that are LIBO Rate Loans and Term SOFR Rate Loans in a manner that minimizes the amount of any payment required to be made by any Borrower pursuant to Section 2.16.

(vii) (A) In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan, Swingline Loan, LC Obligation and/or Ancillary Commitment) the aggregate Revolving Credit Exposure of any Class exceeds an amount equal to 105% of the Total Revolving Credit Commitment of such Class then in effect, the Revolving Borrowers shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure (in each case, taking the Dollar Equivalent of any amount denominated in an Alternate Currency), in an aggregate amount sufficient to reduce such aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed 100% of the Revolving Credit Commitment of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (I) prepayment of Revolving Loans and/or Swingline Loans in accordance with Section 2.11(a)(ii) and/or (II) with respect to any excess LC Exposure, provide Letter of Credit Support with respect thereto.

(A) Each prepayment of any Revolving Loan Borrowing under this Section 2.11(b)(vii) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(viii) The amount required to be prepaid under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 (which may, at the election of the Borrower Representative, be netted in the calculation of the applicable prepayment amount and in the event such election is made, the amount of such prepayment of principal and the amount of such accrued interest shall be as determined by the Borrower Representative in good faith), (B) subject to Section 2.16, (C) in the case of prepayments of 2021 Repricing Dollar Term Loans or 2021 Repricing Euro Term Loans under clause (iii) above as part of a Repricing Transaction, subject to Section 2.12(f) and (D) in the case of prepayments of Eleventh Amendment Dollar Refinancing Term Loans or Eleventh Amendment Euro Refinancing Term Loans under clause (iii) above as part of a Specified Repricing Transaction, subject to Section 2.12(g), but shall otherwise be without premium or penalty.

Section 2.12. Fees.

(a) The Revolving Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitments of such Class on the actual daily amount of the unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates. Accrued Commitment fees shall be payable in arrears within 15 Business Days after each Scheduled Payment Date for the quarterly period then most recently ended (or, in the case of the first such payment made after the Closing Date, for the period from the Closing Date to such date), and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fee payable pursuant to this Section 2.12(a), the Revolving Credit Commitment of any Class shall be deemed to have been used to the extent of (i) the outstanding principal amount of the Revolving Loans of such Class, (ii) the LC Exposure attributable to the Revolving Credit Commitment of such Class and (iii) the Ancillary Outstandings attributable to the Revolving Credit Commitment of such Class, but no portion of the Revolving Credit Commitment of any Class shall be deemed to have been used as a result of any outstanding Swingline Loan.

(b) The Revolving Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class, a participation fee with respect to its participation, in any outstanding Letter of Credit that is not subject to Letter of Credit Support, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Term SOFR Rate Loans on the daily face amount of the portion of such Lender’s LC Exposure that is attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to any unreimbursed LC Disbursement), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and, (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit that is not subject to Letter of Credit Support issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates, (C) the Termination Date, computed at a rate agreed by such Issuing Bank and the Borrower Representative (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or the processing of any drawing thereunder. Participation fees and fronting fees shall accrue to but excluding each Scheduled Payment Date and be payable in arrears for the quarterly period then most recently ended (or, in the case of the payment made on the first such date after the Closing Date, for the period from the Closing Date to such date) within 15 Business Days after each Scheduled Payment Date); provided, that all such fees shall be payable on the date on which the Revolving

Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate and prior to the Termination Date shall be payable on demand. Any other fee payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c) [Reserved].

(d) The Borrowers agree to pay (i) to the Administrative Agent and US Collateral Agent, for each of their own accounts, the annual administration fee described in the Administrative Agent Fee Letter and (ii) to the Non-US Collateral Agent, for its own account, the annual administrative fee described in the Non-US Collateral Agent Fee Letter.

(e) All fees payable hereunder shall be paid on the date due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstance except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f) In the event that, on or prior to the date that is six months after the First Amendment Effective Date, any Term Borrower (A) prepays, repays, refinances, substitutes or replaces any 2021 Repricing Dollar Term Loan, 2021 Repricing Euro Term Loan or Tranche B-3 Term Loan, as applicable, in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, such Term Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable 2021 Repricing Dollar Term Loan Lenders, 2021 Repricing Euro Term Loan Lenders or Tranche B-3 Term Lenders, as applicable, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the 2021 Repricing Dollar Term Loan, 2021 Repricing Euro Term Loan or Tranche B-3 Term Loan, as applicable, so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the 2021 Repricing Dollar Term Loan, 2021 Repricing Euro Term Loan or Tranche B-3 Term Loan that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the First Amendment Effective Date, all or any portion of 2021 Repricing Dollar Term Loans, 2021 Repricing Euro Term Loans or Tranche B-3 Term Loans, as applicable, held by any 2021 Repricing Dollar Term Loan Lender, 2021 Repricing Euro Term Loan Lender or Tranche B-3 Term Lender, as applicable, are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such 2021 Repricing Dollar Term Loan Lender, 2021 Repricing Euro Term Loan Lender or Tranche B-3 Term Lender, as applicable, not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (B) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction. For the avoidance of doubt, (i) a Repricing Transaction with respect to 2021 Repricing Dollar Term Loans will not result in any premium payable pursuant to this Section 2.12(f) applying to 2021 Repricing Euro Term Loans or Tranche B-3 Term Loans, (ii) a Repricing Transaction with respect to the 2021 Repricing Euro Term Loans will not result in any premium payable pursuant to this Section 2.12(f) applying to 2021 Repricing Dollar Term Loans or Tranche B-3 Term Loans and (iii) a Repricing Transaction with respect to the Tranche B-3 Term Loans will not result in any premium payable pursuant to this Section 2.12(f) applying to 2021 Repricing Euro Term Loans or 2021 Repricing Dollar Term Loans.

(g) In the event that, prior to the date that is six months after the Eleventh Amendment Effective Date, any Term Borrower (A) prepays, repays, refinances, substitutes or replaces any Eleventh Amendment Dollar Refinancing Term Loan or any Eleventh Amendment Euro Refinancing Term Loans in connection with a Specified Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to

Section 2.11(b)(iii) that constitutes a Specified Repricing Transaction), or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Specified Repricing Transaction, such Term Borrower shall pay to the Administrative Agent, for the ratable account of each of the relevant Term Lenders, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Eleventh Amendment Dollar Refinancing Term Loans or Eleventh Amendment Euro Refinancing Term Loans, as applicable, so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Eleventh Amendment Dollar Refinancing Term Loans or Eleventh Amendment Euro Refinancing Term Loans, as applicable, that are the subject of such Specified Repricing Transaction outstanding immediately prior to such amendment. If, prior to the date that is six months after the Eleventh Amendment Effective Date, all or any portion of Eleventh Amendment Dollar Refinancing Term Loan or Eleventh Amendment Euro Refinancing Term Loans, as applicable, held by any Term Lender, are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (B) above (or otherwise in connection with a Specified Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Specified Repricing Transaction.

(h) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(i) The amount and timing of payments of fees in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Applicable Ancillary Borrower under such Ancillary Facility.

Section 2.13. Interest.

(a) (i) The Tranche B-1 Term Loans, each Additional Term Loan denominated in Dollars (including the Eleventh Amendment Dollar Refinancing Term Loans) and the Revolving Loans, in each case, comprising each ABR Borrowing (including Swingline Loans denominated in Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate and (ii) the Tranche B-3 Term Loans, each Additional Term Loan denominated in Canadian Dollars and the Revolving Loans, in each case, comprising each (x) Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate and (y) Daily Simple CORRA Borrowing shall bear interest at Daily Simple CORRA plus the Applicable Rate.

(b) The Term Loans and Revolving Loans, in each case, comprising each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Term Loans and Revolving Loans, in each case, comprising each Term SOFR Rate Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Swingline Loans denominated in any Alternate Currency shall bear interest at the Overnight Rate plus the Applicable Rate.

(e) Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if any principal of or interest on any Term Loan, Revolving Loan, Swingline Loan, any LC Disbursement or other amount payable by any Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall, at the direction of the Required Lenders or Required Revolving Lenders, as applicable, bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, Revolving Loan, Swingline Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan, Swingline Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any fees, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans or Canadian Prime Rate Revolving Loans (if denominated in Canadian Dollars), as applicable, as provided in paragraph (a) of this Section 2.13; provided, that no amount shall accrue pursuant to this Section 2.13(e) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(f) Accrued interest on each Term Loan, Revolving Loan and Swingline Loan shall be payable in arrears on each Interest Payment Date for such Term Loan, Revolving Loan or Swingline Loan and (i) on the Maturity Date applicable to such Loan, (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class and (iii) in the case of any Swingline Loan, upon termination of all of the Revolving Credit Commitments, as applicable; provided that (A) interest accrued pursuant to paragraph (e) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, Revolving Loan (other than an ABR Revolving Loan, Daily Simple CORRA Revolving Loan or Canadian Prime Rate Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class) or Swingline Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any LIBO Rate Loan or Term SOFR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan or Revolving Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed by reference to the Term CORRA, Daily Simple CORRA or the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (y) Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Daily Simple CORRA, LIBO Rate or Adjusted Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(h) The amount and timing of payments of interest in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Applicable Ancillary Borrower under such Ancillary Facility based on market rates and terms.

(i) For purposes of the Interest Act (Canada), (i) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (ii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(j) Notwithstanding anything to the contrary contained in any Loan Document, if any provision of this Agreement or any Loan Document would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Section 2.14. Alternate Rate of Interest; Replacement of Term SOFR or Term SOFR Successor Rate.

If, prior to the commencement of any Interest Period for a LIBO Rate Borrowing or a Term SOFR Rate Borrowing, as applicable:

(a) subject to, and without limitation of, Section 1.13 with respect to LIBO Rate Loans, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the LIBO Rate or the Adjusted Term SOFR Rate, as applicable, for such Interest Period (and the circumstances described in Section 1.13 do not apply), including, with respect to the Term SOFR Rate Loans, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (ii) deposits (whether in Dollars or an Alternate Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such LIBO Rate Loans or in the applicable secured overnight financing market for the applicable amount and Interest Period of such Term SOFR Rate Loans, as applicable (in each respect of each of the foregoing clauses (i) and (ii) and, solely to the extent a Term SOFR Successor Rate has not been determined in accordance with Section 2.14(d), this clause (a), the “Impacted Loans”);

(b) the Administrative Agent is advised by (I) with respect to LIBO Rate Loans denominated in Euros, the Required Euro Lenders, (II) with respect to LIBO Rate Loans denominated in an Alternate Currency (other than Euros), the Required Revolving Lenders and (III) with respect to Term SOFR Rate Loans, the Required Dollar Lenders having such Term SOFR Rate Loans or unused Commitments, as applicable, in writing that the LIBO Rate or the Adjusted Term SOFR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(c) with respect to any Term SOFR Rate Loan, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement or publication of information announcing that all Available Tenors of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of Term SOFR (the later of (x) the date of such public statement or publication of information and (y) the date on which all Available Tenors of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then the Administrative Agent shall reasonably promptly give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or electronic mail promptly thereafter (but at least two Business Days prior to the first day of such Interest Period or, in the case of any Swingline Loan denominated in an Alternate Currency (other than Euros or Canadian Dollars) on the date of determination) and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing or Term SOFR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing (if denominated in Dollars) or Canadian Prime Rate Borrowing (if denominated in Canadian Dollars) on the last day of the Interest Period (or in the case of a Borrowing denominated in an Alternate Currency (other than Canadian Dollars), such Borrowing will be a rate that is the generally accepted then-prevailing market rate convention including any mathematical or other adjustments thereto as agreed by the Administrative Agent and the Borrower Representative; provided that if no generally accepted then-prevailing market rate convention exists at that time, the Administrative Agent and the Borrower Representative shall enter in an amendment to establish a mutually agreed alternative rate, which amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising (I) with respect to LIBO Rate Loans denominated in Euros, the Required Euro Lenders and (II) with respect to LIBO Rate Loans denominated in an Alternate Currency (other than Euros and Canadian Dollars), the Required Revolving Lenders, as applicable, have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment), (ii) if any Borrowing Request requests a LIBO Rate Borrowing or Term SOFR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing (if denominated in Dollars) or Canadian Prime Rate Borrowing (if denominated in Canadian Dollars) (or, in the case of a pending request for a Borrowing denominated in any Alternate Currency (other than Canadian Dollars), rate applicable to such Borrowing will be a rate that is the generally accepted then-prevailing market rate convention including any mathematical or other adjustments thereto) as agreed by the Administrative and the Borrower Representative; provided that if no generally accepted then-prevailing market rate convention exists at that time, the Administrative Agent and the Borrower Representative shall enter in an amendment to establish a mutually agreed alternative rate applicable to such loans denominated in such Alternate Currency, which amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, (I) with respect to LIBO Rate Loans denominated in Euros, the Required Euro Lenders and (II) with respect to LIBO Rate Loans denominated in an Alternate Currency (other than Euros and Canadian Dollars), the Required Revolving Lenders, as applicable, have delivered to the Administrative Agent written notice that such required lenders object to such alternative rate), (iii) the obligation of the Lenders to make or maintain a LIBO Rate Loan or Term SOFR Rate Loan, as applicable, in the affected currencies shall be suspended and (iv) in the event of a determination in clauses (a) or (b) above with respect to the LIBO Rate or Adjusted Term SOFR Rate component of the Base Rate, the utilization of such component of the Base Rate shall be suspended; provided, in the cases of clauses (i) and (ii) the Borrower Representative may instead revoke any pending Interest Election Request or Borrowing Request. In the case of any outstanding LIBO Rate Loans or Term SOFR Rate Loans that are Impacted Loans, on the last day of the Interest Period applicable thereto, subject to, and without limitation of, Section 2.14(d) with respect to Eighth Amendment Revolving Loans and/or Eleventh Amendment Dollar Refinancing Term Loans, such Impacted Loans will be deemed to have been converted to ABR Loans (if denominated in Dollars) or Canadian Prime Rate Loans (if denominated in Canadian Dollars) (or in the case of such Impacted Loans that are denominated in an Alternate Currency (other than Canadian Dollars), such Impacted Loans shall bear interest at the rate that is the generally accepted then-prevailing market rate convention (including any mathematical or other adjustments thereto) as agreed by the Administrative Agent and the Borrower Representative; provided that if no generally accepted then-prevailing market rate convention exists at that time, the Administrative Agent and the Borrower Representative shall enter in an amendment to establish a mutually agreed alternative rate, which amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising (I) with respect to LIBO Rate Loans denominated in Euros, the Required Euro Lenders and (II) with respect to LIBO Rate Loans denominated in an Alternate Currency (other than Euros and Canadian Dollars), the Required Revolving Lenders, as applicable, have delivered to the Administrative Agent written notice that such required lenders object to such amendment).

(d) Notwithstanding anything to the contrary herein, in the event of the circumstances of the type set forth in Section 2.14(a), (b) or (c) has occurred with respect to the Eighth Amendment Revolving Loans and/or Eleventh Amendment Dollar Refinancing Term Loans, then, on a date and time determined by the Administrative Agent in consultation with the Borrower Representative (any such date, the “Term SOFR Replacement Date”), the Administrative Agent and the Borrower Representative may amend (without the consent of any other Person) this Agreement solely for the purpose of replacing Term SOFR or any then current successor rate in accordance with this Section 2.14, as applicable, with the first alternative set forth in the order below:

(i) Daily Simple SOFR; or

(ii) an alternative benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to any evolving or then-prevailing market convention for similar Dollar-denominated syndicated credit facilities for such alternative benchmark, and including any mathematical or other adjustments to such alternative benchmark that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to any evolving or then-prevailing market convention for similar Dollar-denominated syndicated credit facilities for such alternative benchmark (any such proposed rate under clause (i) or (ii), a “Term SOFR Successor Rate”).

Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower Representative without any further action or consent of any other party to this Agreement or any other Loan Document, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. The Administrative Agent will promptly (in one or more notices) notify the Borrower Representative and each Lender of the implementation of any Term SOFR Successor Rate.

Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice for comparable syndicated loans being executed at the time of such determination; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower Representative.

Notwithstanding anything else herein, in no event shall the Term SOFR Successor Rate be less than (x) 0.00% in the case of the Eighth Amendment Revolving Loans and the 2021 Repricing Dollar Term Loans and (y) 0.50% in the case of the Eleventh Amendment Dollar Refinancing Term Loans, in each case, for purposes of this Agreement and the other Loan Documents.

In connection with the use, administration, adoption or implementation of a Term SOFR Successor Rate, the Administrative Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement (other than the consultation rights of the Borrower Representative provided for in the definition of “Successor Rate Conforming Changes”); provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes to the Borrower Representative and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 2.14(d), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

(e) (i) Notwithstanding anything to the contrary herein, if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date has occurred for any then-current Canadian Benchmark, then, (x) if a Canadian Benchmark Replacement is determined in accordance with clause (a) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Canadian Benchmark Replacement is determined in accordance with clause (b) of the definition of “Canadian Benchmark Replacement” for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from the Required Canadian Dollar Lenders.

(ii) In connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Canadian Benchmark Transition Event, (ii) the implementation of any Canadian Benchmark Replacement and (iii) the effectiveness of any Successor Rate Conforming Changes in connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement. The Administrative Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Canadian Benchmark pursuant to Section 2.14(e)(iv) and (y) the commencement or conclusion of any Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(e) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(e).

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), (i) if the then-current Canadian Benchmark is a term rate (including Term CORRA) and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will no longer be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Canadian Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Canadian Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon any Borrower’s receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, such Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans, which are of the Type that have a rate of interest determined by reference to the then-current Canadian Benchmark, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to, (i) for a Canadian Benchmark Unavailability Period in respect of Term CORRA, Daily Simple CORRA Loans, and (ii) for a Canadian Benchmark Unavailability Period in respect of a Canadian Benchmark other than Term CORRA, Canadian Prime Rate Loans.

(vi) This Section 2.14(e) shall supersede any provision in Section 1.13 to the contrary.

Section 2.15. Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or Issuing Bank;

(ii) subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17, (B) Taxes described in clauses (c) through (g) of the definition of Excluded Taxes and (C) Connection Income Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the London interbank market or the secured overnight financing market, as applicable, any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBO Rate Loans, Term SOFR Rate Loans or Daily Simple CORRA Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any LIBO Rate Loan, Term SOFR Rate Loan or Daily Simple CORRA Loan, as applicable, (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Loan, Term SOFR Rate Loan, Daily Simple CORRA Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Borrower Representative’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrower Representative will pay (or cause to be paid) to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrower Representative shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to liquidity or capital adequacy), then within 30 days of receipt by the Borrower Representative of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrower Representative will pay (or cause to be paid) to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower Representative that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such relevant amounts to similarly situated borrowers under comparable syndicated credit facilities in connection with any request for payment, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the Borrower Representative shall not be required to compensate any Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any LIBO Rate Loan, Term SOFR Rate Loan or Daily Simple CORRA Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan, Term SOFR Rate Loan or Daily Simple CORRA Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan, Term SOFR Rate Loan or Daily Simple CORRA Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.19, then, in any such event, the Borrower Representative shall compensate each Lender for the actual amount of any actual out-of-pocket loss, expense and/or liability (including any actual out-of-pocket loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBO Rate Loans, Term SOFR Rate Loans or Daily Simple CORRA Loans, but excluding loss of anticipated profit) that such Lender has incurred or sustained as a result of such event. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower Representative that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers under comparable syndicated credit facilities in connection with any request for payment, which certificate shall be conclusive absent manifest error. The Borrower Representative shall pay (or cause to be paid) such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17. Taxes.

(a) Payments Free of Taxes. Any payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes. In addition, the Loan Parties shall, without duplication of other amounts payable by a Loan Party under this Section, pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that if the Borrower Representative reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrower Representative to obtain a refund of such Taxes (which shall be repaid to the Borrower Representative in accordance with Section 2.17(g)) at the expense of the Loan Parties, so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Loan Parties or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower Representative setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17, no Borrower shall be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower Representative of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific Tax assessment giving rise to such indemnification claim.

(d) [Reserved].

(e) Evidence of Payments. As soon as practicable after any payment of any Taxes pursuant to this Section 2.17 by any Loan Party to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payment made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation as the Borrower Representative or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to U.S. federal or Dutch withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower Representative and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f). Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section 2.17) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Lender that is a US Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding;

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the US is a party, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, US federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI (or any successor forms);

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the US Borrower or US Top Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the US Borrower or US Top Borrower as described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a US trade or business (a “Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms); or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Tax Compliance Certificate substantially in the form of Exhibit O-2, Exhibit O-3 or Exhibit O-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit O-3 on behalf of each such direct or indirect partner(s);

(C) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for US federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect (including any specific documentation required above in this Section 2.17(f)), it shall deliver to the Borrower Representative and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund (whether received in cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the applicable Loan Party pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Definition of “Lender”. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank and the Swingline Lender.

(j) Certain Documentation. On or before the date on which the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower Representative whichever of the following is applicable: (i) if the Administrative Agent is a US Person, two executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from US federal backup withholding or (ii) if the Administrative Agent is not a US Person, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI and (ii) with respect to payments received on account of any Lender, two executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a US branch and may be treated as a US person for purposes of applicable US federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower Representative. Notwithstanding anything to the contrary in this Section 2.17(j), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, each Applicable Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due. Each such payment shall be made in immediately available funds (or such other form of consideration as the relevant Lender may agree), without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower Representative, except that payments pursuant to Sections 2.15, 2.16, 2.17 and/or 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b), 2.20, 2.23 and/or 9.05(g) and/or any other express provision of this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar or Euro amount. All payments hereunder shall be made in Dollar the relevant Alternate Currency, as applicable (or such other form of consideration as the relevant recipient may agree). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of any applicable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied:

(i) first, to the payment of all costs and expenses then due incurred by the Agents in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document,

(ii) second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements constituting Secured Obligations then due to the Administrative Agent (other than those covered in clause first above) or to the Swingline Lender or any Issuing Bank from the Borrowers,

(iii) third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above,

(iv) fourth, as provided in any applicable Intercreditor Agreement, and

(v) fifth, to, or at the direction of, the Borrower Representative or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any Loan of any Class or any participation in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participation is purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any Loan to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against any Borrower with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchase or repayment. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after the date of such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received written notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Applicable Borrower has not in fact made such payment (or caused such payment to be made), then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Canadian Prime Rate in the case of Revolving Loans made in Canadian Dollars).

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amount thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain LIBO Rate Loans or Term SOFR Rate Loans, as applicable, pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain LIBO Rate Loans or Term SOFR Rate Loans, as applicable, pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Applicable Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Applicable Borrower shall, not later than the next Business Day, prepay one or more Revolving Loan Borrowings of the applicable Class and/or Swingline Loans (and, if no Revolving Loan Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements or Swingline Loans, in each case of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or any payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Applicable Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Applicable Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f) or a Specified Repricing Transaction requiring payment of a fee pursuant to Section 2.12(g), the Applicable Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction or Specified Repricing Transaction, as applicable, the fee set forth in Section 2.12(f) or Section 2.12(g), respectively.

Section 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Published LIBO Rate, the Adjusted Term SOFR Rate or Daily Simple CORRA, as applicable, or to determine or charge interest rates based upon the Published LIBO Rate, the Adjusted Term SOFR Rate or Daily Simple CORRA, as applicable, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars or any Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans, Term SOFR Rate Loans or Daily Simple CORRA Loans, as applicable, in the effected currency or currencies or to convert ABR Loans to Term SOFR Rate Loans (if denominated in Dollars) or to convert Canadian Prime Rate Loans (if denominated in Canadian Dollars), as the case may be, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Published LIBO Rate component or Adjusted Term SOFR Rate component of the Alternate Base Rate, or Canadian Prime Rate Loans the interest on which is determined by reference to the Term CORRA component of the Canadian Prime Rate, the interest rate on which ABR Loans or Canadian Prime Rate Loans, as applicable, of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to such component of the Alternate Base Rate or the Term CORRA component of the Canadian Prime Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower Representative shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay (or cause to be prepaid) or (I) if applicable and such Loans are denominated in Dollars or Canadian Dollars, convert all of such Lender’s Term SOFR Rate Loans,

LIBO Rate Loans or Daily Simple CORRA Loans, as applicable, to ABR Loans or Canadian Prime Rate Loans, as applicable (the interest rate on which ABR Loans or Canadian Prime Rate Loans, as applicable, of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate or the Term CORRA component of the Canadian Prime Rate) or (II) if applicable and such Loans (other than Swingline Loans denominated in an Alternate Currency) are denominated in any Alternate Currency (other than Canadian Dollars), convert such Loans to Loans bearing interest at an alternative rate mutually acceptable to the Borrower Representative and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans, Term SOFR Rate Loans or Daily Simple CORRA Loans, as applicable, until such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Applicable Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment); and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate, the Adjusted Term SOFR Rate or Daily Simple CORRA, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate or the Canadian Prime Rate applicable to such Lender without reference to the Published LIBO Rate component or Adjusted Term SOFR Rate, as applicable, thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate or Adjusted Term SOFR Rate, as applicable. Upon any such prepayment or conversion, the Applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provision of this Agreement or any other Loan Document.

(b) The Loans, the Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which (i) increases the Commitment of such Defaulting Lender hereunder, (ii) reduces the principal amount of any amount owing to such Defaulting Lender or (iii) affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amount made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower Representative as follows: first, to the payment of any amount owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amount owing by such Defaulting Lender to any applicable Issuing Bank and/or the Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower Representative may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Borrower Representative may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amount owing to the non-Defaulting Lenders, Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amount owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of, or LC Exposure owed to, such Defaulting Lender. Any payment, prepayment or other amount paid or payable to any Defaulting Lender that are applied (or held) to pay any amount owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any Swingline Exposure or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the Revolving Facility (the “Non-Defaulting Revolving Lenders”) in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class; it being understood and agreed that, subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against any Defaulting Lender arising from such Lender’s having become a Defaulting Lender, including any claim of any Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Applicable Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligation of such Defaulting Lender to fund any participation in any Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or the Swingline Lender with respect to such LC Exposure and/or Swingline Exposure and any obligation to fund any participation therein. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Exposure and/or LC Exposure among the non-Defaulting Lenders described in clause (i) above);

(iii) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the applicable Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless the Swingline Lender or the relevant Issuing Banks, as applicable, are reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Revolving Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interest in any such newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Borrower Representative agree that any Defaulting Lender has adequately remedied all matters that caused such Person to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of LC Exposure and the Swingline Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Person’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders (other than the Swingline Loans) or participations in Revolving Loans of the applicable Class as the Administrative Agent determine as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Person to be a Defaulting Lender, (x) no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Person’s having been a Defaulting Lender.

Section 2.22. Incremental Credit Extensions.

(a) The Borrowers may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (x) add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (any such new Class or increase, an “Incremental Term Facility” and any loan made pursuant to an Incremental Term Facility, an “Incremental Term Loan”) and/or (y) add one or more new Classes of Revolving Credit Commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, the “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided, that:

(i) no Incremental Commitment in respect of any Incremental Term Facility may be in an amount that is less than $5,000,000 (with respect to any Incremental Term Facility denominated in Dollars), €5,000,000 (with respect to any Incremental Term Facility denominated in Euros), C$5,000,000 (with respect to any Incremental Term Facility denominated in Canadian Dollars) and the equivalent of $5,000,000 in any Alternate Currency (with respect to any Incremental Term Facility denominated in any Alternate Currency (other than Euros or Canadian Dollars)) or the equivalent thereof if denominated in a currency other than Dollars (or such lesser amount to which the Administrative Agent may reasonably agree);

(ii) except as the Borrower Representative and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender (it being agreed that the Applicable Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility);

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan;

(iv) except as otherwise permitted herein (including with respect to currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts, maturity and amortization):

(A) the terms of any Incremental Term Facility, if not substantially consistent with those applicable to any then-existing Class of Term Loans, must be reasonably acceptable to the Administrative Agent; it being agreed that any terms applicable to such Incremental Term Facility that (A) are applicable only after the then-existing Latest Term Loan Maturity Date, (B) are, taken as a whole, in the good faith determination of the Borrower Representative, not more favorable to the lenders or the agent of such Incremental Term Facility than those contained in the Loan Documents, (C) are more favorable to the lenders or the agent of such Incremental Term Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Term Loans pursuant to the applicable Incremental Facility Amendment) and/or (D) taken as a whole, reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance of such Incremental Term Facility (as determined by the Borrower Representative in good faith), shall, in each case, be deemed satisfactory to the Administrative Agent; provided, that notwithstanding the foregoing, any Incremental Term Loan Facility may be structured as a “delayed draw” facility with such conditions to borrowing thereunder as the Borrower Representative and the relevant Incremental Lenders may agree; and

(B) the terms of any Incremental Revolving Facility, if not substantially consistent with those applicable to any then-existing Revolving Facility must be reasonably acceptable to the Administrative Agent (it being agreed that (A) any terms which are applicable only after the then-existing Latest Revolving Credit Maturity Date, (B) any terms which are, taken as a whole, in the good faith determination of the Borrower Representative, not more favorable to the lenders or the agent of such Incremental Revolving Facility than those contained in the Loan Documents, (C) any terms contained in such Incremental Revolving Facility that are, taken as a whole, more favorable to the lenders or the agent of such Incremental Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Revolving Loans pursuant to the applicable Incremental Facility Amendment) and (D) terms contained in such Incremental Revolving Facility that, taken as a whole, reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance of such Incremental Revolving Facility (as determined by the Borrower Representative in good faith), shall, in each case, be shall be deemed satisfactory to the Administrative Agent); provided, that any condition to any extension of credit under any Incremental Revolving Facility will be deemed to be satisfactory to the Administrative Agent;

(v) the currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premiums (including any prepayment premium), funding discounts and, subject to clauses (vi), (vii) and (viii) below, the maturity and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower Representative and the lender or lenders providing such Incremental Facility; provided, that,

(A) in the case of any Incremental Term Facility that constitutes MFN Indebtedness, the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to (1) in the case of any Incremental Term Facility denominated in Dollars, the 2021 Repricing Dollar Term Loans, (2) in the case of any Incremental Term Facility denominated in Euros, the 2021 Repricing Euro Term Loans and (3) in the case of any Incremental Term Facility denominated in Canadian Dollars, the Tranche B-3 Term Loans, in each case, unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor, the Canadian Prime Rate floor, Daily Simple CORRA floor or LIBO Rate floor) with respect to (1) in the case of any Incremental Term Facility denominated in Dollars, the 2021 Repricing Dollar Term Loans, (2) in the case of any Incremental Term Facility denominated in Euros, the 2021 Repricing Euro Term Loans and (3) in the case of any Incremental Term Facility denominated in Canadian Dollars, the Tranche B-3 Term Loans, is adjusted, or fees are paid to the relevant Initial Term Lenders, in each case, such that the Effective Yield in respect of such (1) in the case of any Incremental Term Facility denominated in Dollars, the 2021 Repricing Dollar Term Loans, (2) in the case of any Incremental Term Facility denominated in Euros, the 2021 Repricing Euro Term Loans and (3) in the case of any Incremental Term Facility denominated in Canadian Dollars, the Tranche B-3 Term Loans, as applicable, is not more than 0.75% per annum less than the Effective Yield with respect to such applicable Incremental Term Facility; provided, further, that, any increase in Effective Yield applicable to (1) in the case of any Incremental Term Facility denominated in Dollars, the 2021 Repricing Dollar Term Loans, (2) in the case of any Incremental Term Facility denominated in Euros, the 2021 Repricing Euro Term Loans and (3) in the case of any Incremental Term Facility denominated in Canadian Dollars, the Tranche B-3 Term Loans, due to the application or imposition of an Alternate Base Rate floor, the Canadian Prime Rate floor, Daily Simple CORRA floor or LIBO Rate floor on any Incremental Term Loan may, at the election of the Borrower Representative, be effected solely through an increase in (or implementation of, as applicable) any Alternate Base Rate floor, Canadian Prime Rate floor, Daily Simple CORRA floor or LIBO Rate floor applicable to such (1) in the case of any Incremental Term Facility denominated in Dollars, the 2021 Repricing Dollar Term Loans, (2) in the case of any Incremental Term Facility denominated in Euros, the 2021 Repricing Euro Term Loans and (3) in the case of any Incremental Term Facility denominated in Canadian Dollars, the Tranche B-3 Term Loans (this clause (v)(A), the “Initial MFN Provision”); and

(B) in the case of any Incremental Term Facility that constitutes Specified MFN Indebtedness, the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to (1) in the case of any such Incremental Term Facility denominated in Dollars, the 2023 Incremental Dollar Term Loans and (2) in the case of any such Incremental Term Facility denominated in Euros, the Seventh Amendment Euro Incremental Term Loans, in each case, unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Term SOFR Floor) with respect to (1) in the case of any such Incremental Term Facility denominated in Dollars, the 2023 Incremental Dollar Term Loans and (2) in the case of any such Incremental Term Facility denominated in Euros, the Seventh Amendment Euro Incremental Term Loans, is adjusted or fees are paid to the relevant Lenders, in each case, such that the Effective Yield in respect of (1) in the case of any Incremental Term Facility denominated in Dollars, the 2023 Incremental Dollar Term Loans and (2) in the case of any Incremental Term Facility denominated in Euros, the Seventh Amendment Euro Incremental Term Loans, as applicable, is not more than 0.75% per annum less than the Effective Yield with respect to such applicable Incremental Term Facility; provided, that any increase in Effective Yield applicable to any (1) in the case of any Incremental Term Facility denominated in Dollars, the 2023 Incremental Dollar Term Loans and (2) in the case of any Incremental Term Facility denominated in Euros, the Seventh Amendment Euro Incremental Term Loans, in each case, due to the application or imposition of an Alternate Base Rate floor or Term SOFR Floor on any Incremental Term Loan may, at the election of the Borrower Representative, be effected solely through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or Term SOFR Floor applicable to the 2023 Incremental Dollar Term Loans or Seventh Amendment Euro Incremental Term Loans, as applicable (this clause (v)(B), the “2023 MFN Provision” and together with the Initial MFN Provision, collectively, the “MFN Provisions”);

it being understood and agreed that (a) the Initial MFN Provision shall only be applicable to the 2021 Repricing Dollar Term Loans to the extent that any Incremental Term Facility is denominated in Dollars, (b) the Initial MFN Provision shall only be applicable to the 2021 Repricing Euro Term Loans to the extent that any Incremental Term Facility is denominated in Euros, (c) the Initial MFN Provision shall only be applicable to the Tranche B-3 Term Loans to the extent that any Incremental Term Facility is denominated in Canadian Dollars, (d) the 2023 MFN Provision shall only be applicable to the 2023 Incremental Dollar Term Loans to the extent that any Incremental Term Facility is denominated in Dollars and (e) the 2023 MFN Provision shall only be applicable to the Seventh Amendment Euro Incremental Term Loans to the extent that any Incremental Term Facility is denominated in Euros;

(vi) (A) other than with respect to any Incremental Term Facility consisting of Indebtedness in the form of Customary Bridge Loans, the final maturity date with respect to any Incremental Term Loan shall be no earlier than the then-existing Latest Term Loan Maturity Date; provided, that any Term Borrower may incur Incremental Term Loans with a final maturity date earlier than the Initial Term Loan Maturity Date in an aggregate outstanding principal amount not to exceed the then available Inside Maturity Amount and (B) no Incremental Revolving Facility may have a final maturity date earlier than (or required scheduled amortization or mandatory commitment reductions prior to) the Latest Revolving Credit Maturity Date, it being understood and agreed for the avoidance of doubt that any undrawn commitment in respect of any Incremental Term Facility and/or any Incremental Revolving Facility may terminate at such time as the Borrower Representative and the lenders providing the relevant Incremental Facility may agree;

(vii) other than with respect to any Incremental Term Facility consisting of Indebtedness in the form of Customary Bridge Loans, the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans (without giving effect to any prepayment thereof that would otherwise modify the Weighted Average Life to Maturity thereof); provided, that any Term Borrower may incur Incremental Term Loans with a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans in an aggregate outstanding principal amount not to exceed the then available Inside Maturity Amount;

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower Representative and the lenders providing such Incremental Term Facility;

(ix) subject to clause (v) above, to the extent applicable, any fee payable in connection with any Incremental Facility shall be determined by the Borrower Representative and the arrangers and/or lenders providing such Incremental Facility;

(x) (A) any Incremental Term Facility or Incremental Revolving Facility that is secured shall be subject to an Intercreditor Agreement and (B) no Incremental Facility may be (x) guaranteed by any Person that is not a Loan Party (it being understood and agreed that the obligations of any Person with respect to any escrow arrangement into which the proceeds of such Incremental Term Facility are deposited shall not constitute a guarantee by any subsidiary that is not a Loan Party) or (y) secured by any asset that does not constitute Collateral; it being understood that any Incremental Facility that is funded into Escrow pursuant to customary (in the good faith determination of the Borrower Representative) escrow arrangements may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the date on which such funds are released from Escrow;

(xi) any Incremental Term Facility may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

(xii) [reserved];

(xiii) the proceeds of any Incremental Facility may be used for working capital needs and other general corporate purposes (including capital expenditures, acquisitions and other Investments, working capital and or purchase price adjustments, Restricted Payments and Restricted Debt Payments and related fees and expenses) and any other use not prohibited by this Agreement; and

(xiv) on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13 above, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower Representative, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiv) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding LIBO Rate Loans or Term SOFR Rate Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided, that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Incremental Lender; provided, further, that any Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c) Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower Representative all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of the relevant Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loan:

(i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel with respect to the Applicable Borrowers, as well as such reaffirmation agreements, supplements and/or amendments as it may reasonably require;

(ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it may reasonably require from such Incremental Lender;

(iii) subject to Section 2.22(h), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not result in the imposition of any condition precedent, including to the availability of the relevant Incremental Loans (including with respect to the absence of a Default or Event of Default and/or the accuracy of any representation and/or warranty); and

(iv) the Administrative Agent shall be entitled to receive a certificate of the Applicable Borrower signed by a Responsible Officer thereof certifying and attaching a copy of the resolutions adopted by the governing body of the Applicable Borrower approving or consenting to such Incremental Facility or Incremental Loans.

(e) Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, the conditions to the availability or funding of any Incremental Facility shall be determined by the relevant Incremental Lenders providing such Incremental Facility and the Borrower Representative.

(f) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i) if such Incremental Revolving Facility establishes a Revolving Credit Commitment of the same Class as any then-existing Class of Revolving Credit Commitments, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of such participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (1) participations hereunder in Letters of Credit and (2) participations hereunder in Swingline Loans shall, in each case of the foregoing clauses (1) and (2), be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment of such Class pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii) if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, then (A) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required on the Maturity Date of any Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (C) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, (B) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (C) any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made with respect to such Incremental Revolving Facility on a pro rata basis or less than pro rata basis with all other Revolving Facilities; provided, that subclauses (A) and (C) of this clause (f)(ii) shall only apply to any Incremental Revolving Facility that is pari passu with the Eighth Amendment Revolving Facility in right of payment and security.

(g) On the date of effectiveness of any Incremental Revolving Facility, the Letter of Credit Sublimit and/or maximum amount Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Borrower Representative, the Administrative Agent and the relevant Issuing Bank and/or the Swingline Lender, as applicable; it being understood and agreed that the Borrower Representative and any Lender providing any Incremental Revolving Facility may agree that such Lender will provide a portion of the Letter of Credit Sublimit in excess of its Applicable Percentage thereof.

(h) The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall (without the consent of any Lender (other than any Lender providing the applicable Incremental Facility)), enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary, appropriate or advisable in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 including (i) technical amendments as may be necessary, appropriate or advisable in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22, (ii) if the Borrower Representative and the Administrative Agent so agree, an extension of the period of time during which the fee payable in respect of the applicable 2021 Repricing Term Loans pursuant to Section 2.12(f) applies, (iii) if the Borrower Representative and the Administrative Agent so agree, an extension of the period of time during which the fee payable in respect of the Eleventh Amendment Dollar Refinancing Term Loans or the Eleventh Amendment Euro Refinancing Term Loans, as applicable, pursuant to Section 2.12(g) applies and/or (iv) any other amendment contemplated by Section 9.02(d)(ii). In addition, the Incremental Facility Amendment with respect to any Incremental Term Facility may, without the consent of any Lenders (other than those providing such Incremental Term Loans) or the Administrative Agent, include such amendments to this Agreement as may be necessary, appropriate or advisable as reasonably determined by the Administrative Agent and the Borrower Representative to make the applicable Incremental Term Loans “fungible” with the relevant existing Class of Term Loans (including by modifying the amortization schedule and/or extending the time period during which any prepayment premium applies).

(i) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23. Extensions of Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by any Applicable Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”; it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i) except as to (A) currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, premium (including prepayment premiums), funding discounts, maturity and amortization (which shall, subject to immediately succeeding clause (iii) and to the extent applicable, be determined by the Applicable Borrower and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans (each as defined below) that are, taken as a whole, in the good faith determination of the Borrower Representative, more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Revolving Loans pursuant to the applicable Extension Amendment), (C) terms, taken as a whole, that reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance (as determined by the Borrower Representative) and (D) any covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date, the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required upon the Maturity Date of any Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of Revolving Credit Commitments under any Revolving Facility (subject to clause (z) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (z) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that any Applicable Revolving Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility and (II) to the extent refinanced or replaced with a Revolver Replacement Facility or Replacement Debt; provided, further, that any condition to any extension of credit for Extended Revolving Loans will be deemed to be satisfactory to the Administrative Agent;

(ii) except as to (A) currency, pricing (including any “MFN” or other pricing term), interest rate margins, rate floors, fees, funding discounts, amortization, final maturity date, premium (including prepayment premiums), required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Applicable Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Term Loans (as defined below) that are, taken as a whole, in the good faith determination of the Borrower Representative, more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents applicable to the relevant Term Loans and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders in respect of such Term Loans or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Term Loans of the applicable Class pursuant to the applicable Extension Amendment), (C) terms, taken as a whole, that reflect then current market terms and conditions, taken as a whole, at the time of incurrence or issuance (as determined by the Borrower Representative) and (D) any covenant or other provision applicable only to any period after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer; provided, that notwithstanding the forgoing, any Extended Term Loans may be structured as a “delayed draw” facility with such conditions to borrowing thereunder as the Borrower Representative and the relevant lenders of such Extended Term Loans may agree;

(iii) (x) the final maturity date of any Extended Term Loans may be no earlier than the then applicable Latest Term Loan Maturity Date at the time of Extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans may have a final maturity date earlier than (or require commitment reductions prior to) the Latest Revolving Credit Maturity Date, it being understood and agreed for the avoidance of doubt that any undrawn commitments in respect of any Extended Revolving Credit Commitments or Extended Revolving Loans may terminate at such time as the Borrower Representative and the lenders providing such Extended Revolving Credit Commitments or Extended Revolving Loans may agree;

(iv) the Weighted Average Life to Maturity of any Class of Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Borrower Representative and the Lenders providing such Extended Term Loans;

(vi) any Class of Extended Term Loans may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

(vii) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by any Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000 (with respect to any Extension denominated in Dollars), €5,000,000 (with respect to any Extension denominated in Euros), C$5,000,000 (with respect to any Extension denominated in Canadian Dollars) and the equivalent of $5,000,000 in any Alternate Currency (with respect to any Extension denominated in any Alternate Currency (other than Euros or Canadian Dollars));

(ix) any applicable Minimum Extension Condition must be satisfied or waived by the Borrower Representative;

(x) any documentation in respect of any Extension shall be consistent with the foregoing; and

(xi) no Extension of any Revolving Facility shall be effective as to the obligations of the Swingline Lender to make any Swingline Loan or any Issuing Bank with respect to Letters of Credit without the consent of the Swingline Lender or such Issuing Bank, as applicable (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to the Swingline Lender or such Issuing Bank, as applicable, without giving effect to such Extension).

(b) (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Applicable Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Applicable Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Applicable Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) Subject to any consent required under Section 2.23(a)(xi), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24. Additional Revolving Borrowers.

(a) The Borrower Representative may, at any time and from time to time, designate any Restricted Subsidiary to be an Additional Revolving Borrower; provided, that (i) to the extent such Restricted Subsidiary is organized in a jurisdiction other than an Approved Jurisdiction, such designation shall be subject to the reasonable consent of all of the Revolving Lenders (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the Borrower Representative shall provide (or caused to be provided) such documentation as may be reasonably requested by the Administrative Agent at the time of such designation and consistent with the documentation delivered under Section 4.01(n) and Section 4.01(o) with respect to such Person (and modified as appropriate for the jurisdiction of organization of the applicable Restricted Subsidiary). From and after such designation (and if applicable, such reasonable consent of the Revolving Lenders), such Restricted Subsidiary shall be a “Revolving Borrower” under the applicable Class of Revolving Facility for all purposes of this Agreement and the other Loan Documents and will have the right to directly request Revolving Loans in accordance with Article II hereof until the relevant Maturity Date of such Class of Revolving Facility.

(b) For the avoidance of doubt, each Additional Revolving Borrower shall be liable solely for its direct Revolving Loans (and Swingline Loans) and interest (including at the Default Rate), any Letter of Credit fees in respect of Letters of Credit requested by such Additional Revolving Borrower and any reimbursement obligations to the Administrative Agent, the Swingline Lender, any Issuing Bank, any Guarantee Bank and the Lenders that may arise in respect of the foregoing, and no Additional Revolving Borrower in its capacity as such shall have any liability whatsoever for any of the obligations of any other Revolving Borrower. Notwithstanding the term “Additional Revolving Borrower”, which is used for convenience only, under no circumstance shall any Additional Revolving Borrower in its capacity as such be deemed to be jointly and severally liable for the Obligations of any other Loan Party under any Loan Document. Notwithstanding anything to the contrary set forth in this Section 2.24(b), this Section 2.24(b) shall in no way limit the obligations of such Additional Revolving Borrower under the applicable Loan Guaranty.

(c) In the event of (i) any sale or disposition of a Revolving Borrower permitted under this Agreement that results in such Revolving Borrower ceasing to be a Restricted Subsidiary or (y) any release of a Revolving Borrower of its obligations hereunder pursuant to Section 8.01 or Section 9.23, then on or prior to (or substantially contemporaneously with) such sale, disposition or release, such Revolving Borrower shall (i) pay (or have paid) in full in Cash all of its direct Obligations under any Revolving Facility of any Class under which it is a Revolving Borrower and/or (ii) reallocate (or shall have reallocated) to another Revolving Borrower with Revolving Loans and/or Revolving Credit Commitments in the same Class as such Revolving Borrower all of its reimbursement or participation Obligations to another Revolving Borrower with Revolving Loans and/or Revolving Credit Commitments in the same Class in a manner reasonably satisfactory to the Administrative Agent, the Swingline Lender, any Issuing Bank, any Guarantee Bank and the Revolving Lenders, as applicable.

Section 2.25. Ancillary Facilities.

(a) Availability of Ancillary Facilities.

(i) Any Revolving Lender may, upon the agreement of any Ancillary Borrower and such Revolving Lender, provide, directly or indirectly through one or more of its Affiliates (other than any Disqualified Institution), one or more Ancillary Facilities on a bilateral basis in place of all or a portion of such Revolving Lender’s unused Revolving Credit Commitment of any Class.

(ii) Any Ancillary Borrower may implement any Ancillary Facility by providing, not less than five Business Days prior to the Ancillary Commencement Date with respect thereto (or one Business Day prior in the case of any Ancillary Facility to be implemented on the Closing Date), written notice to the Administrative Agent that such Ancillary Facility has been established and specifying:

(A) the proposed Ancillary Commencement Date for such Ancillary Facility and the scheduled expiration date thereof;

(B) the proposed type of such Ancillary Facility;

(C) the Ancillary Commitment (including the maximum amount of such Ancillary Facility) and, if such Ancillary Facility is an overdraft facility comprising more than one account, the maximum gross amount (the “Designated Gross Amount”) and maximum net amount (the “Designated Net Amount”) thereof;

(D) the proposed currency of such Ancillary Facility (if not denominated in Euros);

(E) the identity of the relevant Ancillary Lender (including whether such Ancillary Lender is a Revolving Lender or an Affiliate of a Revolving Lender); and

(F) if there is more than one Class of Revolving Credit Commitments, (x) the Class of Revolving Credit Commitments to which such Ancillary Facility relates and (y) if such Ancillary Facility is replacing another Ancillary Facility which relates to another Class of Revolving Credit Commitments.

(iii) The Applicable Ancillary Borrower shall provide such other customary information as the Administrative Agent may reasonably request in connection with any Ancillary Facility.

(iv) The Administrative Agent shall promptly notify the Revolving Lender proposing to provide such Ancillary Facility and the other Revolving Lenders of the establishment of any Ancillary Facility and, subject to the satisfaction of the requirements set forth in Section 2.25(b) below, (A) the relevant Revolving Lender (or its relevant Affiliate) will constitute an Ancillary Lender and (B) such Ancillary Facility will be deemed to be made available hereunder, in each case as of the Ancillary Commencement Date.

(v) Notwithstanding anything to the contrary herein or in any other Loan Document (including Section 9.02 hereof), no amendment or waiver of any term of any Ancillary Facility shall require the consent of any Lender other than the relevant Ancillary Lender except to the extent that such amendment or waiver otherwise gives rise to a matter that would require an amendment of or waiver under this Agreement (including, for the avoidance of doubt, under this Section 2.25), in which case the provisions of Section 9.02 shall apply thereto.

(b) Terms of Ancillary Facilities.

(i) Except as provided below in this Section 2.25, the terms of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Applicable Ancillary Borrower; provided, that such terms (A) shall be market terms on the date of determination (as determined in the good faith judgment of the Borrower Representative), (B) may only allow the Applicable Ancillary Borrower(s) to use the Ancillary Facility, (C) may not permit the amount of Ancillary Outstandings under such Ancillary Facility to exceed the Ancillary Commitment with respect to such Ancillary Facility, (D) may not allow the Ancillary Commitment of any Ancillary Lender under such Ancillary to exceed the unused Revolving Credit Commitment of such Ancillary Lender (before taking into account the effect of the Ancillary Facility on the unused Revolving Credit Commitment) (with the Ancillary Commitments of a Revolving Lender’s Affiliate being deemed “held” by such Revolving Lender for purposes of this clause (D)) and (E) subject to Section 2.25(c), shall require that the Ancillary Commitment in respect of such Ancillary Facility will be reduced to zero, and that all Ancillary Outstandings will be repaid (or cash collateralized or back-stopped by a letter of credit or bank guarantee or otherwise in a manner reasonably satisfactory to the relevant Ancillary Lender, in each case, in an amount equal to 100% of such Ancillary Outstandings, unless the Applicable Ancillary Borrower otherwise agrees) on or prior to the Maturity Date with respect to the Revolving Facility to which such Ancillary Facility relates (or such date as the Revolving Credit Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero), and, that in the case of clauses (D) and (E), except as a result of currency fluctuations for an excess amounting to not more than 5% of the amount of the respective Ancillary unless the excess over such 5% threshold is reduced in accordance with its terms.

(ii) If there is an inconsistency between any term of any Ancillary Facility and any term of this Agreement, this Agreement shall prevail, except for (A) Section 2.12(h) and Section 2.13(g) hereof, which shall be superseded by the terms of the relevant Ancillary Documents for purposes of calculating fees, interest or commissions in respect of the relevant Ancillary Facility, (B) any Ancillary Facility that is a Multi-Account Overdraft Facility where the terms of the relevant Ancillary Documents shall prevail to the extent required to permit the netting of balances in respect of the relevant accounts and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case the relevant term of this Agreement shall be superseded by the terms of the relevant Ancillary Document to the extent necessary to eliminate the subject conflict or inconsistency.

(c) Repayment of Ancillary Facilities.

(i) Each Ancillary Commitment shall terminate on the Maturity Date with respect to the Revolving Facility to which such Ancillary Facility relates or such earlier date (A) as provided in the relevant Ancillary Document or (B) on which it is cancelled in accordance with the terms of this Agreement; provided that an Ancillary Borrower and an Ancillary Lender may, as between themselves only, agree that any Ancillary Facilities will continue to remain available on a bilateral basis following the Termination Date applicable to the Revolving Facility or, as the case may be, the date the Revolving Credit Commitments are otherwise cancelled under this Agreement. If any arrangement contemplated in the foregoing sentence is to occur, each Applicable Ancillary Borrower and the Ancillary Lender shall each confirm that to be the case in writing to the Administrative Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such Ancillary Facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Loan Documents. Save for any rights and obligations against any Secured Party under the Loan Documents arising prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Secured Parties, continue and the Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

(ii) Upon the expiration of any Ancillary Facility in accordance with its terms, the Ancillary Commitment of the relevant Ancillary Lender shall be reduced to zero (and the Revolving Credit Commitment of such Ancillary Lender shall be increased accordingly). Upon the making of one or more Revolving Loans as provided below in an amount sufficient to repay the Ancillary Outstandings under any Ancillary Facility, such Ancillary Facility shall be cancelled upon receipt by the relevant Ancillary Lender of the proceeds thereof.

(iii) No Ancillary Lender may demand repayment, prepayment or cash collateralization of any amounts made available or liabilities incurred by it under any Ancillary Facility (except where the relevant Ancillary Facility is provided on a net limit basis to the extent required to reduce any gross outstandings to the net limit) unless (A) (w) required to reduce the Gross Outstandings of a Multi-Account Overdraft to or towards an amount equal to its Net Outstandings, (x) the Maturity Date with respect to the Revolving Facility to which such Ancillary Facility relates has occurred, (y) the Required Revolving Lenders have accelerated the Revolving Loans and Additional Revolving Loans and terminated the commitments thereunder and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations thereunder or (z) the expiration date of the relevant Ancillary Facility occurs, (B) it becomes unlawful in any applicable jurisdiction for the relevant Ancillary Lender to perform its obligations under this Agreement or to fund, issue or maintain its participation in the relevant Ancillary Facility or (C) the Ancillary Outstandings (if any) under the relevant Ancillary Facility may be refinanced by a Revolving Loan and the relevant Ancillary Lender provides sufficient notice to permit the refinancing of such Ancillary Outstandings with a Revolving Loan.

(iv) Notwithstanding anything to the contrary herein, for purposes of determining whether or not the Ancillary Outstandings under any Ancillary Facility referenced in clause (c)(iii)(C) above may be refinanced by a Revolving Loan, (A) the Revolving Credit Commitment of the relevant Ancillary Lender will be increased by the amount of its Ancillary Commitment in respect of such Ancillary Facility and (B) unless the circumstances described in clauses (c)(iii)(A)(x) or (y) then exist, each Revolving Lender shall be obligated to make a Revolving Loan to the Applicable Ancillary Borrower for the purpose of refinancing the relevant Ancillary Outstandings on a pro rata basis in accordance with its Applicable Percentage of the Revolving Credit Commitment (determined for such purpose as if such Ancillary Outstanding had already been repaid) whether or not a Default or Event of Default exists or any other applicable condition precedent is not satisfied and irrespective of whether any Ancillary Borrower has delivered a Borrowing Request.

(v) With respect to any Ancillary Facility that comprises an overdraft facility in which a Designated Net Amount has been established, for purposes of calculating compliance with the Designated Net Amount, the Ancillary Lender providing such Ancillary Facility shall only be obligated to take into account the credit balances which it is permitted to take into account by then applicable law and regulations relating to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

(d) Ancillary Outstandings. The Borrower Representative, on behalf of the Applicable Ancillary Borrower, and each Ancillary Lender agrees with and for the benefit of each Revolving Lender that (i) the Ancillary Outstandings under any Ancillary Facility provided by such Ancillary Lender shall not exceed the Ancillary Commitment applicable to such Ancillary Facility, and where such Ancillary Facility is a Multi-Account Overdraft Facility, the Ancillary Outstandings under such Ancillary Facility shall not exceed the Designated Net Amount in respect of such Ancillary Facility and (ii) where all or a portion of any Ancillary Facility is a Multi-Account Overdraft Facility, the Ancillary Outstandings (calculated without giving effect to the parenthetical in clause (a) of the definition of “Ancillary Outstandings”) shall not exceed the Designated Gross Amount applicable to such Ancillary Facility.

(e) Information. The Borrower Representative, on behalf of the Applicable Ancillary Borrower, and each Ancillary Lender shall, promptly upon the request of the Administrative Agent, provide the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the amount of Ancillary Outstandings and Ancillary Commitments) as the Administrative Agent may from time to time reasonably request (subject to compliance with Section 9.05 hereof).

(f) Affiliates of Lenders as Ancillary Lenders.

(i) Subject to the terms of this Agreement, an Affiliate of any Revolving Lender (other than any Disqualified Institution) may become an Ancillary Lender, in which case such Revolving Lender and such Affiliate shall be treated as a single Revolving Lender whose Revolving Credit Commitment is as set forth in the Commitment Schedule or in the Assignment Agreement pursuant to which such Revolving Lender assumed its Revolving Credit Commitment, as the same may be modified in accordance with the terms of clauses (a) through (d) of the definition of “Initial Revolving Credit Commitment”; it being understood that the relevant Revolving Lender’s Revolving Credit Commitment will be reduced to the extent of the Ancillary Commitment of such Affiliate.

(ii) If a Revolving Lender assigns all of its rights and benefits or transfers all of its rights and obligations to another entity (which is not an Affiliate of that Revolving Lender), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Documents.

(iii) To the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an Affiliate of a Revolving Lender and not a party thereto, the relevant Revolving Lender shall ensure that such obligation is performed by such Affiliate in compliance with the terms hereof or such other Loan Document.

(iv) Each Ancillary Lender, in its capacity as such, hereby appoints the Agents as its agent for purposes of the Loan Documents.

(g) Adjustment for Ancillary Facilities.

(i) If any notice of acceleration is delivered pursuant to Section 7.01 (other than a notice declaring Loans and/or Letters of Credit to be due on demand) or Commitments are automatically accelerated under the proviso in Section 7.01, each Revolving Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents and Ancillary Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility of any Class and each Ancillary Facility of such Class to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Revolving Lender for such Class bear the same proportion to the Total Revolving Credit Outstandings for such Class as such Revolving Lender’s Revolving Credit Commitment of such Class bears to the total Revolving Credit Commitment for such Class, each as at the earlier of (x) the date the notice is served under Section 7.01 or (y) the date of automatic acceleration under the proviso in Section 7.01 (and ignoring, for the purpose of the calculation of a Revolving Lender’s Revolving Credit Commitment of such Class and the total Revolving Credit Commitment of such Class for this purpose, any reduction of a Revolving Lender’s Revolving Credit Commitment of such Class pursuant to Section 2.25(a)).

(ii) If an amount outstanding under an Ancillary Facility is a contingent liability and such contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under clause (g)(i) above, then each Revolving Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents and the Ancillary Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(iii) Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Section 2.25(g) shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to such Revolving Outstandings.

(iv) All calculations to be made pursuant to this Section 2.25(g) shall be made by the Administrative Agent based upon information provided to it by the Revolving Lenders and Ancillary Lenders and the Spot Rate for the applicable currency in relation to Dollars in effect on the date of determination.

(v) This Section 2.25(g) shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Ancillary Document) in either Dollars, Euros or any other currency which has been approved as an Alternate Currency for the purpose of the Revolving Facility related to such Ancillary Facility or in another currency which is acceptable to such Lender.

(vi) Prior to the application of the provisions of clause (g)(i) above, an Ancillary Lender that has provided a Multi-Account Overdraft Facility shall set off any available credit balance on any account comprised in such Multi-Account Overdraft Facility.

(h) Unless otherwise agreed between the Ancillary Lender under an Ancillary Facility and the Applicable Ancillary Borrower(s) thereunder, the provisions of Sections 2.14, 2.15, 2.16, 2.17, 2.19, 2.20, 9.03 and 9.05 shall apply mutatis mutandis to the Ancillary Lenders and the Ancillary Documents to the same extent as they apply to the Lenders and the Loan Documents, respectively.

Section 2.26. Appointment of the Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and designates the US Borrower as its agent (the US Borrower in such capacity, any successor entity or any other entity designated as such by Holdings or Intermediate Dutch Holdings as the “Borrower Representative” to the Administrative Agent in writing from time to time, the “Borrower Representative”) to request and receive Loans, Letters of Credit and Ancillary Facilities pursuant to this Agreement and the other Loan Documents from the Administrative Agent or any Lender in the name or on behalf of such Borrower and for all purposes under the Loan Documents and/or the Ancillary Documents, including designation of interest rates, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents and/or the Ancillary Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, Issuing Banks, any or all Lenders and/or any Ancillary Lender. The Administrative Agent, the Lenders and the Ancillary Lenders may disburse the Loans, provide Letters of Credit and provide Ancillary Facilities for the account of any Borrower, in each case as the Borrower Representative may designate or direct, without notice to any other Borrower or any other Loan Party.

(b) Each Borrower agrees that any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Borrower by the Borrower Representative shall be deemed for all purposes to have been made by the Applicable Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower; provided it has been made in the form appropriate for such agreement and subject to the Applicable Borrower’s corporate or similar approvals, if necessary.

(c) The US Borrower hereby accepts the appointment by each Borrower to act as the agent of such Borrower pursuant to this Section 2.26 and shall continue to act hereunder so long as this Agreement remains in effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, Holdings, Intermediate Dutch Holdings and each Borrower hereby represent and warrant to the Lenders, the Issuing Banks and the Administrative Agent that:

Section 3.01. Organization; Powers. Holdings, Intermediate Dutch Holdings and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than clause (a)(i) and clause (b), in each case, with respect to each Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party (a) are within such Loan Party’s corporate or other organizational power and (b) have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party of its obligations thereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of Intermediate Dutch Holdings on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted herein, and/or (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments and (z) except as may be necessary to reflect any differing entities and/or organizational structure prior to giving effect to the Transactions.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing.

Section 3.05. Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b) Holdings, Intermediate Dutch Holdings and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good and valid title to their personal property and assets, including the Collateral, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, (ii) for any Lien permitted under Section 6.02 hereof, or (iii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c) Holdings, Intermediate Dutch Holdings and its Restricted Subsidiaries own or otherwise have a valid license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software) and all other intellectual property rights (“IP Rights”) that are reasonably necessary to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower Representative, any infringement, violation or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement, violation or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower Representative, threatened in writing against or affecting Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings, Intermediate Dutch Holdings nor any of its Restricted Subsidiaries is subject to, or has received notice of, any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Liability or Environmental Claim of Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries and (ii) neither Holdings, Intermediate Dutch Holdings nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c) Neither Holdings, Intermediate Dutch Holdings nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each of Holdings, Intermediate Dutch Holdings and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of Holdings, Intermediate Dutch Holdings and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes that are not required to be paid in accordance with Section 5.03, (b) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings, Intermediate Dutch Holdings or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (c) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date, with respect to information relating to Holdings, Intermediate Dutch Holdings, any Borrower and, to the knowledge of the Borrower Representative, the Target and its subsidiaries, all written information (other than the Projections, forecasts, financial estimates, other forward-looking information and/or projected information, information of a general economic or industry-specific nature and/or any third party report and/or memorandum (but not the written information (other than Projections, forecasts, financial estimates, other forward looking information and/or projected information and/or general economic or industry-specific information) on which such third party report and/or memorandum was based, if such written information was provided to any Initial Lender by Holdings, Intermediate Dutch Holdings, the US Borrower,

the Dutch Borrower and/or any of their respective Representatives, and is otherwise subject to this Section 3.11(a))) concerning Holdings and its subsidiaries that was prepared by or on behalf of Holdings, Intermediate Dutch Holdings or its subsidiaries or their respective representatives and made available to any Initial Lender, any Arranger or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) As of the Closing Date, the Projections have been prepared in good faith based upon assumptions believed by the Borrower Representative to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower Representative’s control, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency. As of the Closing Date, after giving effect to the Transactions that occur on the Closing Date and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions on the Closing Date, (i) the sum of the debt (including contingent liabilities) of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, (ii) the capital of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date and (iii) Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this Section 3.12, (A) it is assumed that the Indebtedness and other obligations under the Credit Facilities will come due at their respective maturities and (B) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13. Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) with respect to each Loan Party on the Closing Date, (i) a correct and complete list of the name of each such Loan Party and the ownership interest therein held by Holdings or its applicable subsidiary, and (ii) the type of entity of such Loan Party and (b) to the knowledge of the Borrower Representative, (i) a correct and complete list of the name of each subsidiary of Holdings on the Closing Date (other than those identified in the preceding clause (a)) and the ownership interest therein held by Holdings or its applicable subsidiary, and (ii) the type of entity of such subsidiary.

Section 3.14. Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the Agreed Security Principles and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agents, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements and/or any other perfection action required under the terms of any Loan Document, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are then required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither Intermediate Dutch Holdings nor any other Loan Party makes any representation or warranty as to (A) the effect of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in the Capital Stock held by any Loan Party in any Person organized under the laws of any jurisdiction other than the jurisdiction in which such Loan Party is organized, or as to the rights and remedies of the Collateral Agents or any Lender with respect thereto, under the Requirements of Law of any jurisdiction other than the jurisdiction in which such Loan Party is organized, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date.

Section 3.15. Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower Representative, threatened.

Section 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.

Section 3.17. Sanctions; PATRIOT ACT and FCPA.

(a) (i) None of Holdings, Intermediate Dutch Holdings nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower Representative, any director, officer or employee of any of the foregoing is subject to any US sanctions administered by the US government (including the Office of Foreign Assets Control of the US Treasury Department (“OFAC”) and the US State Department), the United Nations, any EEA Member Country or the United Kingdom (collectively, “Sanctions”); and (ii) no Borrower will directly or, to the knowledge of the Borrower Representative, indirectly, use the proceeds of the Loans, Ancillary Facilities or Letters of Credit or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is subject to any Sanctions, except to the extent licensed or otherwise approved by OFAC or in compliance with applicable exemptions, licenses or other approvals.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act and/or any other applicable anti-terrorism law.

(c) Neither Holdings, Intermediate Dutch Holdings nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower Representative, any director, officer, agent (solely to the extent acting in its capacity as an agent for Holdings, Intermediate Dutch Holdings or any of its subsidiaries) or employee of Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary, has taken any action, directly or, to the knowledge of the Borrower Representative, indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA; and (ii) no Borrower has directly or, to the knowledge of the Borrower Representative, indirectly, used the proceeds of the Loans, Ancillary Facilities or Letters of Credit or otherwise made available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any such representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization. Furthermore, for the avoidance of doubt, with respect to any German Loan Party and any other German Subsidiary, Section 3.17(a)(ii) shall only apply to such Person or for the benefit for any Secured Party to the extent that giving or receiving of or complying with the relevant negative covenant does not result in a violation of or conflict with or does not expose any such Person or any Secured Party or any Affiliates or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statue that is in force from time to time and applicable to such entity (including, without limitation, the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung).

ARTICLE 4

CONDITIONS

Section 4.01. Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit, in each case, on the Closing Date, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from Intermediate Dutch Holdings and each Loan Party, to the extent party thereto, (i) a counterpart signed by Intermediate Dutch Holdings or such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement and (B) each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, (i) a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special counsel for Intermediate Dutch Holdings and the Loan Parties and (ii) customary written opinions of local counsel to the Loan Parties organized in the jurisdictions set forth on Schedule 4.01(b), each dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c) Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received:

(i) the audited consolidated balance sheet of the Target Business as of December 31, 2018 and December 31, 2019 and the related audited statements of income and cash flows of the Target Business for the fiscal years then ended, together with the related notes and schedules thereto;

(ii) the unaudited consolidated balance sheet of the Target Business as of June 30, 2020 and September 30, 2020 and the unaudited statements of income and cash flows of the Target Business for the quarters ended June 30, 2020 and September 30, 2020; and

(iii) a pro forma consolidated balance sheet and a related consolidated statement of income for Intermediate Dutch Holdings as of and for, as applicable, the twelve-month period ended on September 30, 2020 , prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), provided, that no financial statement or pro forma financial statement will be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(d) Secretary’s Certificate and Good Standing Certificates of Loan Parties. The Administrative Agent (or its counsel) shall have received:

(i) a certificate of each US Loan Party on the Closing Date, dated the Closing Date and executed by a Responsible Officer, which shall:

(A) certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of its board of directors, board of managers, supervisory board, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the US Top Borrower and the US Borrower, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect,

(B) identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such US Loan Party on the Closing Date that is authorized to sign the Loan Documents to which it is a party on the Closing Date, as applicable, and

(C) certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, articles of association or other equivalent thereof) of each US Loan Party on the Closing Date (certified by the relevant authority of the jurisdiction of organization of such US Loan Party) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), and

(ii) a certificate of Holdings, Intermediate Dutch Holdings and the Dutch Borrower, dated the Closing Date and executed by a Responsible Officer, which shall:

(A) certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of its board of directors, supervisory board or shareholders (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Dutch Borrower, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect,

(B) identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such Dutch Loan Party on the Closing Date that is authorized to sign the Loan Documents to which it is a party on the Closing Date, as applicable, and

(C) certify (I) that attached thereto is a true and complete copy of the deed of incorporation and articles of association (or other equivalent thereof) of each Dutch Loan Party on the Closing Date and a true and correct copy of an extract of the Trade Register of the Dutch Chamber of Commerce in relation to such Dutch Loan Party and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), and

(iii) a good standing certificate (or equivalent), dated as of a recent date for each Loan Party that is a Loan Party on the Closing Date from the relevant office of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction of organization of such Loan Party).

(e) Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof on and as of the Closing Date and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided, that (A) in the case of any Specified Representation that specifically refers to a given date or period, such Specified Representation shall be true and correct in all material respects as of such date or for such period and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (1) the definition thereof shall be the definition of “Business Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (2) such Specified Representation shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such respective periods.

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the US Borrower and the Dutch Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the US Borrower and the Dutch Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which Intermediate Dutch Holdings may agree (including the reasonable fees and expenses of legal counsel required to be paid), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g) Closing Date Releases. Prior to or substantially concurrently with the initial funding of the Loans hereunder, including by use of the proceeds thereof, the Closing Date Releases shall be effectuated.

(h) Equity Contribution. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution will be made in an amount that represents not less than 35% of the sum of (a) the aggregate gross proceeds of the Initial Term Loans funded on the Closing Date plus (b) the amount of such Cash and rollover equity.

(i) Solvency. The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit P from a Responsible Officer of Intermediate Dutch Holdings dated as of the Closing Date and certifying as to the matters set forth therein.

(j) Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower Representative, together with all attachments contemplated thereby.

(k) Filings Registrations and Recordings. Subject to the final paragraph of this Section 4.01 and except as may otherwise be agreed by the Administrative Agent, the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” shall be satisfied.

(l) Acquisition. Substantially concurrently with the initial funding of the Loans hereunder, the Closing Date Acquisition shall be consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendment or waiver by Intermediate Dutch Holdings (or any of its Affiliates) that is materially adverse to the interests of the Initial Lenders in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned.

(m) Business Material Adverse Effect. Since the date of the Acquisition Agreement, no Business Material Adverse Effect shall have occurred.

(n) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o) Beneficial Ownership Certification. To the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, no later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to such Borrower to the extent reasonably requested by it at least ten Business Days in advance of the Closing Date.

(p) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative (or, at the election of the Borrower Representative, with respect to the accuracy of the Specified Acquisition Agreement Representations, the Target) certifying the satisfaction of the conditions precedent set forth in Sections 4.01(e) and (m).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder or issuing a Letter of Credit on the Closing Date, the Administrative Agent, each Lender and each Issuing Bank, as applicable, shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, such Lender or such Issuing Bank, as the case may be.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, to the extent that (i) any Loan Guaranty (solely to the extent provided by the Target or any of its subsidiaries that are Non-US Subsidiaries) (the “Target Guarantees”) is or cannot be provided on the Closing Date and/or (ii) the Lien on any Collateral is not or cannot be created or perfected on the Closing Date (other than, in the case of this clause (ii) to the extent required herein or in the other Loan Documents, (a) the creation and perfection of a Lien on Collateral that is of the type that may be perfected by the filing of a Form UCC-1 financing statement under the UCC and (b) a pledge of the Capital Stock of the US Borrower, the Dutch Borrower and any Subsidiary Guarantor that is not an Immaterial Subsidiary with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate) (other than the Capital Stock of the Target or any subsidiary of the Target with respect to which the certificate evidencing such Capital Stock has not been delivered to the Borrower Representative at least two Business Days prior to the Closing Date, to the extent the Borrower Representative has used commercially reasonable efforts to procure delivery thereof, which may instead be delivered ten Business Days after the Closing Date (or such later date as the Administrative Agent may reasonably agree) in each case, after the Borrower Representative’s use of commercially reasonably efforts to do so without undue burden or expense, then in each case, the provisions of such Target Guarantees and/or the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Credit Facilities on the Closing Date, but may instead be delivered or perfected within the time period set forth in Section 5.15 (or such later date as the Administrative Agent may reasonably agree).

Section 4.02. Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender and each Issuing Bank to make any Credit Extension is subject to the satisfaction of the following conditions:

(a) (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request or (iii) in the case of any Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received Borrowing Request as required by Section 2.04(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such respective periods.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Default or Event of Default has occurred and is continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Applicable Revolving Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section; provided, however, that, for the avoidance of doubt, the conditions set forth in this Section 4.02 shall not apply to (A) any Incremental Loan and/or (B) any Credit Extension under any Refinancing Amendment and/or Extension Amendment, unless, in each case, the lenders in respect thereof have required satisfaction of the same in the applicable Refinancing Amendment or Extension Amendment, as applicable.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in the manner prescribed by Section 2.18 and all Letters of Credit have expired or have been terminated (or have been made subject to Letter of Credit Support), all LC Disbursements have been reimbursed and all Ancillary Obligations under Ancillary Documents have been paid in full in Cash (or arrangements reasonably satisfactory to the applicable Ancillary Lender shall have been made) (such date, the “Termination Date”), Holdings (solely to the extent applicable to it), Intermediate Dutch Holdings and each Borrower hereby covenant and agree with the Lenders, the Issuing Banks and the Administrative Agent that:

Section 5.01. Financial Statements and Other Reports. The Borrower Representative will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a) Quarterly Financial Statements. Within 60 days (or, in the case of the first three applicable Fiscal Quarters with respect to which Intermediate Dutch Holdings is required to deliver financial statements pursuant to this Section 5.01(a) after the Closing Date, 75 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2021, the consolidated balance sheet of Intermediate Dutch Holdings as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of Intermediate Dutch Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail; provided, that any comparison against the corresponding figures from the corresponding period in any prior Fiscal Year may reflect the financial results of any applicable predecessor entity;

(b) Annual Financial Statements. Within 150 days (or, in the case of the Fiscal Year ending December 31, 2021, 180 days) after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of Intermediate Dutch Holdings as at the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows of Intermediate Dutch Holdings for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year (it being understood and agreed that no such comparison shall be required if (A) the relevant independent certified public accountant is not willing to provide the same or (B) the corresponding figures from the previous Fiscal Year are not available) and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (A) a “going concern” qualification (but not a “going concern” explanatory paragraph or like statement) (except as resulting from, in the good faith determination of the Borrower Representative, (1) the impending maturity of any Indebtedness, (2) the breach or anticipated breach of any financial covenant and/or (3) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) or (B) a qualification as to the scope of the relevant audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Intermediate Dutch Holdings as at the dates indicated and its results of operations and cash flows for the periods indicated in conformity with GAAP;

(c) Compliance Certificate and Narrative Report. Together with each delivery of financial statements pursuant to Sections 5.01(a) and (b), (i) a duly executed and completed Compliance Certificate, (ii) (A) a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of Intermediate Dutch Holdings as a Restricted Subsidiary or Unrestricted Subsidiary as of the last day of the Fiscal Quarter or Fiscal Year, as applicable, covered by such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list delivered pursuant to this clause (ii)(B) and (iii) a customary narrative report describing the operations of Intermediate Dutch Holdings and its Restricted Subsidiaries for the Relevant Fiscal Quarter or Fiscal Year, as applicable;

(d) [Reserved];

(e) Notice of Default; Notice of Material Adverse Effect. Promptly upon any Responsible Officer of the Borrower Representative obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed written notice specifying the nature and period of existence of such condition, event or change and what action such Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower Representative obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by such Borrower (or the Borrower Representative) to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof from such Borrower (or the Borrower Representative) together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower Representative becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof from such Borrower (or the Borrower Representative);

(h) Financial Budget. Together with each delivery of financial statements pursuant to Sections 5.01(b) for the preceding fiscal year, an annual consolidated financial budget prepared by management of the Borrower Representative; provided, that notwithstanding the foregoing, no such financial budget shall be required at any time following an IPO;

(i) Information Regarding Collateral. Within 90 days of the relevant change (or such later date to which the Collateral Agent may agree in its reasonable discretion), written notice (i) with respect to each US Loan Party, of any change in (A) such US Loan Party’s legal name, (B) such US Loan Party’s type of organization, (C) such US Loan Party’s jurisdiction of organization or (D) such US Loan Party’s organizational identification number, in each case, to the extent such information is necessary to enable the US Collateral Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant US Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change, (ii) with respect to any Loan Party that is a Discretionary Guarantor, such types of changes affecting the perfection or priority of the Collateral Agent’s security interest in the applicable Collateral of such Discretionary Guarantor as the Borrower Representative and the Collateral Agent have agreed in connection with such Loan Party becoming a Discretionary Guarantor and (iii) with respect to any Non-US Loan Party, to the extent that information regarding such change is necessary to enable the Non-US Collateral Agent to perfect or maintain the perfection and priority of the Non-US Collateral Agent’s security interest in the applicable Collateral of such Non-US Loan Party; and

(j) Other Information. Such customary additional information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of Intermediate Dutch Holdings and its Restricted Subsidiaries; provided, that none of Holdings, Intermediate Dutch Holdings nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes a non-financial trade secret or non-financial proprietary information of any Person, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary owes confidentiality obligations to any third party (provided, such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(j)).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative (or a representative thereof) (A) posts such documents or (B) provides a link thereto at the website address listed on Schedule 9.01 (which Schedule 9.01 may be updated from time to time); (ii) on which such documents are delivered by the Borrower Representative to the Administrative Agent for posting on behalf of any Borrower on IntraLinks/SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the relevant documents are electronically mailed or otherwise transmitted to the Administrative Agent in a manner to which the Administrative Agent may reasonably agree.

Notwithstanding the foregoing, the obligations in Section 5.01(a), 5.01(b) and 5.01(h) may instead be satisfied with respect to any relevant information of Intermediate Dutch Holdings by furnishing (i) the applicable financial statements or other information required by such clauses of Holdings (or any other Parent Company) or (ii) following an IPO in the case of Sections 5.01(a) and (b), Intermediate Dutch Holding’s, Holdings’ or any other Parent Company thereof, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided, that, with respect to each of clauses (i) and (ii), (A) to the extent (x) such financial statements relate to any Parent Company and (y) either (1) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Borrower Representative in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of Intermediate Dutch Holdings and its subsidiaries) or (2) there are material differences (in the good faith determination of the Borrower Representative) between the financial statements of such Parent Company and its consolidated subsidiaries, on the one hand, and Intermediate Dutch Holdings and its consolidated subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated subsidiaries, on the one hand, and the information relating to Intermediate Dutch Holdings and its consolidated subsidiaries on a consolidated stand-alone basis, on the other hand (other than any such difference relating to shareholders’ equity), and (B) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion with respect to the financial statements of the applicable Parent Company of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include any acquisition accounting adjustment relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustment in such financial statement.

Section 5.02. Existence. Except as otherwise permitted under Section 6.07 or Section 6.14, Holdings, Intermediate Dutch Holdings and each Borrower will, and Intermediate Dutch Holdings will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business, except, other than with respect to the preservation of the existence of each Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that neither Holdings, Intermediate Dutch Holdings nor any of Intermediate Dutch Holding’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of Holdings, Intermediate Dutch Holdings and each Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03. Payment of Taxes. Holdings, Intermediate Dutch Holdings and each Borrower will, and Intermediate Dutch Holdings will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, that no such Tax need be paid if (a) it is not more than 30 days overdue, (b) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax and/or (c) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. Holdings and Intermediate Dutch Holdings will, and Intermediate Dutch Holdings will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of Intermediate Dutch Holdings and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof, in each case except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. (a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Intermediate Dutch Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liability, loss or damage in respect of the assets, properties and businesses of Intermediate Dutch Holdings and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall, subject to Section 5.15 hereof, (i) name the Collateral Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the lender loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premium thereunder).

Section 5.06. Inspections. Intermediate Dutch Holdings will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of Intermediate Dutch Holdings and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided, that Intermediate Dutch Holdings (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided, that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year, (c) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower Representative at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither Intermediate Dutch Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Person, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Intermediate Dutch Holdings or any Restricted Subsidiary owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07. Maintenance of Book and Records. Intermediate Dutch Holdings will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of Intermediate Dutch Holdings and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws. Holdings and Intermediate Dutch Holdings will comply, and Intermediate Dutch Holdings will cause each of its Restricted Subsidiaries to comply, with all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, any US sanctions administered by OFAC, the USA PATRIOT Act and the FCPA), except to the extent the failure of Holdings, Intermediate Dutch Holdings or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided, that the requirements set forth in this Section 5.08, (i) as they pertain to compliance by any Foreign Subsidiary (other than any German Subsidiary) with any US sanctions administered by OFAC, the USA PATRIOT ACT and the FCPA, are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction and shall not apply to such Foreign Subsidiary to the extent the same conflict with relevant local Requirements of Law applicable to such Foreign Subsidiary, and (ii) with respect to any German Subsidiary, are subject to and limited by any Requirement of Law applicable to such German Subsidiary and shall not apply to such German Subsidiary to the extent the same conflict with the local Requirements of Law applicable to such German Subsidiary (including, in each case, if giving or receiving of or complying with the relevant affirmative covenant would result in a violation of or conflict with or would expose any German Loan Party or any other German Subsidiary or any Secured Party or any Affiliates or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statue that is in force from time to time and applicable to such entity (including, without limitation, the Council Regulation (EC) No 2271/96 and/or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

Section 5.09. Environmental.

(a) Environmental Disclosure. The Borrower Representative will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by Intermediate Dutch Holdings or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, would reasonably be expected to give rise to a Material Adverse Effect, (B) any Release required to be reported by Intermediate Dutch Holdings or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or other Governmental Authority that would reasonably be expected to have a Material Adverse Effect, (C) any request made to Intermediate Dutch Holdings or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which would reasonably be expected to have a Material Adverse Effect and (D) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a), in each case of the foregoing clauses (A) through (D), subject to the limitations set forth in the proviso to Section 5.01(j);

(b) Hazardous Materials Activities, Etc. Intermediate Dutch Holdings shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Intermediate Dutch Holdings or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Intermediate Dutch Holdings or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries. The Borrower Representative may at any time after the Closing Date designate (or redesignate) any subsidiary of Intermediate Dutch Holdings (other than the US Top Borrower, the US Borrower or the Dutch Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (a) immediately after giving effect to such designation, no Event of Default exists (including after giving effect to the reclassification of any Investment in, Indebtedness of and/or Lien on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary) and (b) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of Intermediate Dutch Holdings. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Intermediate Dutch Holdings (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to Intermediate Dutch Holding’s (or its applicable Restricted Subsidiary’s) equity interest therein as estimated by the Borrower Representative in good faith. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided, that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, Intermediate Dutch Holdings (or its applicable Restricted Subsidiary) shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) Intermediate Dutch Holding’s (or its applicable Restricted Subsidiary) “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to Intermediate Dutch Holding’s (or its applicable Restricted Subsidiary’s) equity therein at the time of such re-designation as estimated by the Borrower Representative in good faith.

Section 5.11. Use of Proceeds.

(a) The Revolving Borrowers shall use the proceeds of the Revolving Loans and advances or other extensions of credit under any Ancillary Facility (i) on the Closing Date, (A) in an aggregate principal amount of up to $50,000,000 (1) to finance (or to replenish balance sheet cash used to finance) all or a portion of the Transactions (including the payment of Transaction Costs and other costs and expenses) and (2) to finance other general corporate purposes, (B) to finance working capital needs (including with respect to any working capital adjustment under the Acquisition Agreement), (C) to finance purchase price adjustments under the Acquisition Agreement (including with respect to the amount of any Cash, Cash Equivalents, marketable securities and working capital to be acquired), (D) to fund any other payments contemplated by the Acquisition Agreement, (ii) on the Seventh Amendment Effective Date, (A) (1) to finance (or to replenish balance sheet cash used to finance) all or a portion of the Grace Transactions (including the payment of Grace Transaction Costs and other costs and expenses) and (2) to finance working capital needs and other general corporate purposes; provided, that the Initial Revolving Loans made pursuant to the Initial Revolving Credit Commitments established on the Seventh Amendment Effective Date drawn for the purposes described in this clause (A) may not exceed an aggregate principal amount of $13,000,000, (B) to finance purchase price adjustments under the Grace Acquisition Agreement (including with respect to the amount of any Cash, Cash Equivalents, marketable securities and/or working capital to be acquired), (C) to fund certain original issue discount agreed by the Borrower Representative and the Project Grace Arrangers and (D) to fund any other payment contemplated by the Grace Acquisition Agreement, and (iii) after the Seventh Amendment Effective Date, to finance working capital needs and other general corporate purposes of Intermediate Dutch Holdings and its subsidiaries (including for capital expenditures, acquisitions, Investments, working capital and/or purchase price adjustments (including in connection with the Acquisition), Restricted Payments, Restricted Debt Payments and related fees and expenses (including Taxes)) and any other purpose not prohibited by the terms of the Loan Documents (including to replenish balance sheet cash used to finance any acquisition or other Investment).

(b) The Revolving Borrowers shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of Intermediate Dutch Holdings and its subsidiaries and for any other purpose not prohibited by the terms of the Loan Documents.

(c) The Term Borrowers shall use the proceeds of the Initial Term Loans made on the Closing Date solely to finance all or a portion of the Transactions (including working capital and/or purchase price adjustments under the Acquisition Agreement (including with respect to the amount of any Cash, Cash Equivalents, marketable securities and working capital to be acquired) and the payment of Transaction Costs). The Term Borrowers shall use the proceeds of the 2021 Repricing Dollar Term Loans and 2021 Repricing Euro Term Loans to finance all or a portion of the First Amendment Transactions and the payment of First Amendment Transaction Costs, to repay drawn amounts under the Initial Revolving Loans and to finance working capital needs and other general corporate purposes. The Term Borrowers shall use the proceeds of the Fifth Amendment Dollar Incremental Term Loans to finance working capital needs and other general corporate purposes of Intermediate Dutch Holdings and its subsidiaries (including the repayment of all or any portion of the Initial Revolving Loans outstanding immediately prior to the Fifth Amendment Effective Date). The Term Borrowers shall use the proceeds of the Seventh Amendment Incremental Term Loans to finance all or a portion of the Grace Transactions (including working capital and/or purchase price adjustments under the Grace Acquisition Agreement and the payment of fees, premiums, expenses and other transaction costs incurred in connection with the Grace Transactions). The Term Borrowers shall use the proceeds of the Ninth Amendment Refinancing Term Loans to finance all or a portion of the Ninth Amendment Transactions and the payment of Ninth Amendment Transaction Costs and to finance working capital needs and other general corporate purposes. The Term Borrowers shall use the proceeds of the Eleventh Amendment Refinancing Term Loans to finance all or a portion of the Eleventh Amendment Transactions and the payment of Eleventh Amendment Transaction Costs and to finance working capital needs and other general corporate purposes.

(d) Letters of Credit may be issued (i) on the Closing Date for general corporate purposes and/or to replace or provide credit support for any letter of credit, bank guarantee and/or surety, customs, performance or similar bond of Intermediate Dutch Holdings and its subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of the foregoing Persons and (ii) after the Closing Date, for general corporate purposes of Intermediate Dutch Holdings and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

Section 5.12. Covenant to Guarantee Obligations and Provide Security.

(a) (i) In the case of the Swiss Target and any Dutch Subsidiary acquired on the Closing Date, within 90 days after the Closing Date, (ii) in the case of Acceleratio, within 90 days after the Seventh Amendment Effective Date (or such later date as the Collateral Agent may reasonably agree), (iii) in the case of any German Subsidiary that is a Specified German Loan Party in existence on the Seventh Amendment Effective Date, within 90 days after the Seventh Amendment Effective Date (or such longer period as the Collateral Agent may reasonably agree) and (iv) upon (1) the formation or acquisition after the Closing Date of any Restricted Subsidiary (other than any Restricted Subsidiary described in clauses (ii) and (iii) above), (2) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or (3) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a)(iv) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a), for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a)(iv) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Collateral Agent may reasonably agree), the Borrower Representative shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Collateral Agent, if the Consolidated Total Assets of the relevant Restricted Subsidiary constitute more than 10% of the Consolidated Total Assets of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Collateral Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Collateral Agent and the Lenders.

(b) Within 90 days (or such longer period as the US Collateral Agent may reasonably agree) after the acquisition of any Material Real Estate Asset other than any Excluded Asset by any Loan Party that is a Domestic Subsidiary, the Borrower Representative will give the US Collateral Agent written notice of the acquisition of such Material Real Estate Asset and, if requested by the US Collateral Agent, the Borrower Representative shall, or shall cause such Loan Party that is a Domestic Subsidiary, to comply with the requirements set forth in clause (c) of the definition of “Collateral and Guarantee Requirement” within 90 days of the receipt of such request (or such longer period as the US Collateral Agent may reasonably agree). For purposes of this clause (b), any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower Representative may, in its sole discretion, elect to cause any Excluded Subsidiary and/or Parent Company (any such Person, a “Discretionary Guarantor”) that is not otherwise required to be a Subsidiary Guarantor to provide a Loan Guaranty by causing such Person to execute a Joinder Agreement, and any such Person shall constitute a Loan Party and a Guarantor for all purposes hereunder; it being understood and agreed that such Person shall grant a security interest in such categories of assets pursuant to such documentation as the Borrower Representative and the Collateral Agent may reasonably agree.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Collateral Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time;

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or any action requested in connection therewith shall be subject to the Agreed Security Principles and the other exceptions and limitations set forth in this Agreement and the Collateral Documents;

(iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of (A) pledged Capital Stock of any material first tier Restricted Subsidiary that is a Wholly-Owned Subsidiary and (B) any Material Debt Instrument owing from any Person that is not a Loan Party, in each case, to the extent the same otherwise constitute Collateral);

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v) no Loan Party (including for the avoidance of doubt, any Discretionary Guarantor) will be required to (A) take any action to grant or perfect a security interest in any asset located outside of (1) in the case of any US Loan Party, the US, any state thereof, or the District of Columbia or (2) in the case of any Non-US Loan Party, in its jurisdiction of organization or (B) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than its jurisdiction of organization (other than in the case of Mortgaged Property located in the US that is owned by any Loan Party that is a Domestic Subsidiary, the jurisdiction where such property is located); provided, that notwithstanding the foregoing, subject in all respects to the Agreed Security Principles, (x) the US Loan Parties shall be required to provide the pledges of Capital Stock of each issuer owned by it and organized in the US, any state thereof or the District of Columbia, the Netherlands or Switzerland (other than to the extent such Capital Stock constitutes Excluded Assets) and (y) to the extent that any US Loan Party owns the Capital Stock of any Restricted Subsidiary that is organized in a jurisdiction in which another Loan Party is organized and such Capital Stock constitutes Collateral, such Loan Party shall be required to provide a pledge of the Capital Stock of such Restricted Subsidiary governed by the laws of organization of such Restricted Subsidiary to the extent such local law pledge agreement is required to perfect the Lien of the US Collateral Agent;

(vi) in no event will (A) the Collateral include any Excluded Asset or (B) any Excluded Subsidiary be required to become a Subsidiary Guarantor;

(vii) without limiting clause (xiv) below, no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) any Letter-of-Credit Right, (C) the Capital Stock of any Immaterial Subsidiary (other than any Immaterial Subsidiary that is a Loan Party) and/or (D) the Capital Stock of any Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary and/or (E) any aircraft, in each case, except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC or any analogous filing under the laws of any other applicable jurisdiction (without the requirement to list an “VIN” or similar number);

(viii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision; it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right;

(ix) (A) no Loan Party shall be required to perfect a Lien in any asset to the extent the perfection of a security interest in such asset would be prohibited under any applicable Requirement of Law and (B) it is understood and agreed for the avoidance of doubt that no Loan Party shall be required to comply with the Federal Assignment of Claims Act or any similar statute;

(x) any Joinder Agreement, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become (or otherwise becomes) a Loan Party pursuant to Section 5.12(a) above (including any Joinder Agreement) may, with the consent of the Collateral Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(xi) the Lenders and the Collateral Agents acknowledge and agree that the Collateral that may be provided by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the Guarantee and/or secured amount is disproportionate to the cost of such fees, taxes and duties;

(xii) any required Mortgage will be permitted to be delivered after the Closing Date;

(xiii) the Collateral Agents shall not require the taking of a Lien on, or require the perfection of any Lien granted in, any asset as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined in writing by the Borrower Representative and the Collateral Agent;

(xiv) no Loan Party (other than any Loan Party (including any Discretionary Guarantor) that is organized under the laws of a jurisdiction outside the US) shall be required, and the Collateral Agents shall not be authorized, to perfect any security interest or Mortgage by means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of any Loan Party’s jurisdiction of organization, (B) filings with the U.S. Patent and Trademark Office with respect to IP Rights as expressly required by the US Security Agreement, (C) delivery to the Collateral Agent, for its possession (subject to the terms of any applicable Intercreditor Agreement), of any Collateral consisting of pledged Capital Stock held by any Loan Party in Intermediate Dutch Holdings or any Restricted Subsidiary that is a Wholly-Owned Subsidiary and/or any Material Debt Instrument issued to Intermediate Dutch Holdings or another Loan Party, in each case, to the extent required by the Security Agreement or (D) mortgages in respect of Material Real Estate Assets;

(xv) (A) no Collateral Document executed and delivered after the Closing Date, including any Mortgage, will impose any commercial obligation on any Loan Party or contain any representation, warranty or undertaking that is not required for the creation and/or perfection of a security interest in the relevant asset and, in the case of Material Swiss Intercompany Receivables governed by Swiss law, that is not required to avoid discharging effect of the debtor and (B) to the extent the subject matter of any representation, warranty or undertaking in any Collateral Document executed and delivered after the Closing Date is the same as any representation, warranty or covenant in the Credit Agreement, such representation, warranty or covenant shall be no more burdensome to the applicable Loan Party than the corresponding provision of this Agreement unless the relevant additional requirement is necessary for the creation and/or perfection of a security interest in the relevant asset;

(xvi) it is understood and agreed that, in certain jurisdictions, it may be either impossible or impractical to create security over certain categories of assets, in which event security will not be taken over such assets;

(xvii) no Loan Party will be required to grant a security interest in any asset or perfect a security interest in any asset to the extent that the same (A) is not within the legal capacity of such Loan Party (whether as a result of any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or legal principles), (B) in the case of the German Loan Parties, may, and in each case based upon any of the aforementioned rules or legal principles, could reasonably be expected to, conflict with the fiduciary duties of such Loan Party’s directors or result in, or could be reasonably expected to result in, a risk of personal or criminal liability for such Loan Party or any of its officers or directors and in the case of any German Loan Parties, any of its officers, directors employees, managers, members of management or consultants (in each case, whether as a result of any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or legal principles), (C) may result in a risk of personal and/or criminal liability for such German Loan Party or any of its officers, directors, employees, managers, members of management or consultants (in each case, whether as a result of any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or legal principles) or (D) would contravene any applicable legal prohibition or regulatory condition; provided, that, subject to the Agreed Security Principles, the Borrower Representative will use its commercially reasonable efforts to structure the provision of security by such Loan Party to avoid or address such restrictions, conflicts or risks and where such restrictions, conflicts or risks apply, the relevant guarantees and security will be limited to the maximum amount or the maximum scope which such Loan Party may provide having regard to applicable law, rules and legal principles without subjecting members of management or directors of such Loan Party to any risk of personal and/or criminal liability;

(xviii) no action will be required to be taken at the expense of any Non-US Loan Party in relation to the Guarantees or Collateral in connection with any assignment, transfer or sub-participation by any First Lien Lender of any portion of its interest in the First Lien Credit Facilities after the Closing Date, other than in connection with assignments, transfers or sub-participations by any Initial First Lien Lender in connection with the primary syndication of the First Lien Term Facility prior to the later of the Closing Date and the expiration of the Syndication Period;

(xix) in no event shall any Dutch Loan Party (other than any Discretionary Guarantor) be required to grant or perfect a security interest in or a Lien on any property other than the Capital Stock of first tier subsidiaries of such Dutch Loan Party, Deposit Accounts maintained by such Dutch Loan Party in the Netherlands and Material Dutch Intercompany Receivables;

(xx) in no event shall any Swiss Loan Party (other than any Discretionary Guarantor) be required to grant or perfect a security interest in or a Lien on any property other than the Capital Stock of first tier subsidiaries of such Swiss Loan Party, Deposit Accounts maintained by such Swiss Loan Party in Switzerland and Material Swiss Intercompany Receivables; and

(xxi) in no event shall any German Loan Party (other than any Discretionary Guarantor) be required to grant or perfect a security interest in or a Lien on any property other than the Capital Stock of first tier subsidiaries of such German Loan Party, Deposit Accounts maintained by such German Loan Party in Germany and Material German Intercompany Receivables.

(e) It is understood and agreed for the avoidance of doubt that the Borrower Representative may elect to join any Domestic Subsidiary that is not required to be or become a Subsidiary Guarantor solely because such Restricted Subsidiary is an Immaterial Subsidiary without (i) the consent of the Collateral Agents or (ii) delivery of an opinion of counsel.

(f) Prior to the date on which any Restricted Subsidiary becomes an Additional Revolving Borrower, the Borrower Representative shall cause any such Restricted Subsidiary to execute and deliver a Revolving Borrower Joinder and comply with the requirements set forth in the definition of “Additional Revolving Borrower” and clause (b) of the definition of Collateral and Guarantee Requirement.

(g) Notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(i) the Guarantee granted by a Luxembourg Subsidiary under the applicable Loan Guaranty for the obligations of any other Loan Party which is not a direct or indirect subsidiary of such Luxembourg Subsidiary shall be limited at any time to an aggregate amount not exceeding the higher of:

(A) 95 per cent. of such Luxembourg Subsidiary’s capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended, and as implemented by the Grand-Ducal regulation dated 18 December 2015 setting out the form and the content of the presentation of the balance sheet and profit and loss account) (the “Own Funds”) as determined as at the date on which a demand is made under the guarantee, increased by the amount of Intra-Group Liabilities (as defined below); or

(B) 95 per cent. of such Luxembourg Subsidiary’s Own Funds determined as at the date of its accession to the Credit Agreement, increased by the amount of any Intra-Group Liabilities,

in each case, as determined on the basis of the then most recent annual accounts of such Luxembourg Subsidiary.

(ii) Where, for the purpose of calculating any amount under clause (g)(i) above:

(A)

no duly prepared annual accounts are available for the relevant reference period (which will include a situation where no final annual accounts have been prepared in due time in respect of the then most recently ended financial year);

(B)	the relevant annual accounts do not adequately reflect the status of the Own Funds or the Intra-Group Liabilities as required for clause (g)(i) above; or

(C)	the Luxembourg Subsidiary has taken corporate or contractual actions which have resulted in the increase of the Own Funds or Intra-Group Liabilities since the close of its last financial year,

the Non-US Collateral Agent (acting in good faith) may determine the amount of the relevant Own Funds and Intra-Group Liabilities based on the information available and deemed relevant by it at that time.

(iii) The limitation set out in clause (g)(i) above shall not apply:

(A)	in respect of any amounts due under the Loan Documents by a Loan Party which is a Subsidiary of such Luxembourg Subsidiary;

(B)

in respect of any amounts due under the Loan Documents by a Loan Party which is not a Subsidiary of the Luxembourg Subsidiary and which have been on-lent to or made available by whatever means, directly or indirectly, to the Luxembourg Subsidiary or any of its Subsidiaries; and

(C)	to any Collateral Document granted by a Luxembourg Subsidiary.

(iv) For the purpose of this clause (g): “Intra-Group Liabilities” shall mean any amounts owed by the applicable Luxembourg Subsidiary to Intermediate Dutch Holdings or any of its Restricted Subsidiaries and that have not been financed (directly or indirectly) by a borrowing under any Loan Document.

Section 5.13. Maintenance of Ratings. Intermediate Dutch Holdings shall use commercially reasonable efforts to maintain (a) public corporate credit facility ratings for (x) the Tranche B-3 Term Loans and (y) on and after the Eleventh Amendment Effective Date, the Eleventh Amendment Dollar Repricing Term Loan and the Eleventh Amendment Euro Repricing Term Loans and (b) public corporate family ratings for Intermediate Dutch Holdings, in each case from at least two of S&P, Moody’s and Fitch; provided that in no event shall Intermediate Dutch Holdings be required to maintain any specific rating with any such agency.

Section 5.14. Further Assurances. Promptly upon request of the Collateral Agent and subject to, (i) the limitations described in Section 5.12 and (ii) the Agreed Security Principles:

(a) Intermediate Dutch Holdings will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirement of Law and which the Collateral Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) Intermediate Dutch Holdings will, and will cause each other applicable Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.15. Post-Closing Covenant. Take the actions required by Schedule 5.15 in each case within the time periods specified therein (or, in each case, such longer period to which the Administrative Agent may reasonably agree).

Section 5.16. Transactions with Affiliates. Intermediate Dutch Holdings shall, and shall cause its Restricted Subsidiaries to, consummate any transaction (with any Affiliate thereof that involves payment in excess of the greater of $25,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, on terms that are at least as favorable (as determined by the Borrower Representative in good faith at the time of the execution of the definitive agreement relating thereto) to Intermediate Dutch Holdings or such Restricted Subsidiary, as the case may be, as those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate (or, if in the good faith judgment of Borrower Representative, there is no comparable transaction on the basis of which to make the comparison described above, such transaction is fair to Intermediate Dutch Holdings or its applicable Restricted Subsidiary from a financial point of view); provided, that the foregoing requirement shall not apply to:

(a) any transaction between or among Holdings, Intermediate Dutch Holdings and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of Intermediate Dutch Holdings or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement (including salary or guaranteed payment and bonuses) entered into by Intermediate Dutch Holdings or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) any transaction pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.04 and 6.06 and (ii) issuances of Capital Stock, equity contributions and issuances and incurrences of Indebtedness not otherwise restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous in any material respect to the Lenders than the relevant transaction in existence on the Closing Date;

(f) (i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, the payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees to any Investor in an amount not to exceed the greater of $25,000,000 and 5% of Consolidated Adjusted EBITDA per Fiscal Year; provided, that such fees may continue to accrue during the pendency of any such Event of Default and shall become payable upon the waiver, termination or cure of the relevant Event of Default and (ii) the payment or reimbursement of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (i) and (ii) whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, the payment of Transaction Costs and any payment required under the Acquisition Agreement;

(h) customary compensation to, and reimbursement of expenses of, Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower Representative or Intermediate Dutch Holdings;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) transactions that are otherwise permitted (or not restricted) under Article 6;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of Intermediate Dutch Holdings or its subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to Intermediate Dutch Holdings and/or its applicable Restricted Subsidiary in the good faith determination of the Borrower Representative (or its board of directors (or similar governing body) or senior management) or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) Intermediate Dutch Holdings (ii) any purchase by Intermediate Dutch Holdings of the Capital Stock of (or contribution to the equity capital of) US Top Borrower or Dutch Borrower, (iii) any purchase by US Top Borrower of Capital Stock of (or contribution to the equity capital of) US Borrower and (iv) any intercompany loans made by any Borrower to Holdings, Intermediate Dutch Holdings or any Restricted Subsidiary;

(o) any transaction (or series of related transactions) in respect of which any Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of such Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction or transactions, as applicable, is or are on terms that either (i) are no less favorable to such Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate or (ii) fair to such Borrower or the relevant Restricted Subsidiary from a financial point of view;

(p) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership or incentive plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of any Borrower in good faith;

(q) any transaction in connection with any Receivables Facility;

(r) any payment pursuant to any tax sharing agreement or arrangement (whether written or as a matter of practice), that would otherwise be permitted as a distribution pursuant to Section 6.04(a);

(s) the licensing of any intellectual property right in the ordinary course of business to permit the commercial use of intellectual property between or among Intermediate Dutch Holdings and/or any subsidiary and/or any of its or their Affiliates;

(t) any transaction (or series of related transactions) approved by a majority of the disinterested directors (or members of any similar governing body) of any Borrower or an applicable Parent Company;

(u) any investment by any Investor or Parent Company in securities or other Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary;

(v) transactions for the purpose of (i) reorganizing to facilitate any initial public offering of securities of Intermediate Dutch Holdings or any Parent Company, including any IPO Reorganization Transaction, (ii) forming a holding company and/or (iii) reincorporating any Borrower in a new jurisdiction;

(w) any payment to or from, and/or any transaction with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activity related thereto);

(x) (i) the existence and performance of any agreement and/or transaction with any Unrestricted Subsidiary that was entered into prior to the designation of such subsidiary as an Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and/or (ii) any transaction entered into by any Unrestricted Subsidiary with any Affiliate prior to the re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that such transaction was not entered into in contemplation of such designation or re-designation, as applicable;

(y) any capital contribution (whether or not in exchange for the issuance of additional Capital Stock) or loan to any Unrestricted Subsidiary that is not otherwise prohibited by this Agreement;

(z) transactions permitted pursuant to Section 9.05(g);

(aa) (i) any investment by any Affiliate in securities or other Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Intermediate Dutch Holdings or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments and/or distributions to Affiliates in respect of securities or Indebtedness of Intermediate Dutch Holdings or any Restricted Subsidiary in connection with the securities and other Indebtedness contemplated in the foregoing subclause (i) or that were acquired from Persons other than Intermediate Dutch Holdings and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness; and/or

(bb) any transaction with any portfolio company of any Investor in the ordinary course of business.

Section 5.17. Fiscal Year. In the event that Intermediate Dutch Holdings elects to change the end date of its Fiscal Year to a date other than as described in the definition of “Fiscal Year”, Intermediate Dutch Holdings shall notify the Administrative Agent in writing, in which case Intermediate Dutch Holdings and the Administrative Agent will, and are hereby authorized to, make any adjustment to this Agreement that is necessary to reflect such change in Fiscal Year.

Section 5.18. Nature of Business. From and after the Closing Date, Intermediate Dutch Holdings shall, and shall cause its Restricted Subsidiaries to, ensure that any material line of business in which it engages is either (a) a business engaged in by Intermediate Dutch Holdings and/or any Restricted Subsidiary on the Closing Date or a similar, incidental, complementary, ancillary or related business or (b) another line of business to which, in the case of this clause (b), the Administrative Agent provides its consent.

Section 5.19. Lender Calls. Upon the written request of the Administrative Agent following delivery of the financial statements required to be delivered pursuant to Sections 5.01(a) or (b), as applicable, Intermediate Dutch Holdings or the Borrower Representative will host a conference call with the Lenders, at dates and times to be mutually agreed between the Borrower Representative and the Administrative Agent, to discuss the financial information presented in such financial statements; provided, that Intermediate Dutch Holdings and its Restricted Subsidiaries shall not be required to host more than one such conference call in any Fiscal Quarter.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date until the Termination Date, Intermediate Dutch Holdings (and, solely in the case of Section 6.10, Holdings) covenants and agrees with the Lenders, the Issuing Banks and the Administrative Agent that:

Section 6.01. Indebtedness. Intermediate Dutch Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Term Loan and/or any Additional Revolving Loan);

(b) Indebtedness of (i) Intermediate Dutch Holdings to Holdings and/or any Restricted Subsidiary and/or (ii) any Restricted Subsidiary to Holdings, Intermediate Dutch Holdings and/or any other Restricted Subsidiary; provided, that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party, the related Investment is permitted under Section 6.06;

(c) [reserved];

(d) (i) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with the Transactions, any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock or any other Investment, and (ii) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of Intermediate Dutch Holdings or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary (i) as a result of or pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary in respect of Banking Services and/or otherwise in connection with Cash management and Deposit Accounts;

(g) (i) Guarantees by Intermediate Dutch Holdings and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of Intermediate Dutch Holdings and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by Intermediate Dutch Holdings and/or any Restricted Subsidiary of Indebtedness or other obligations of Intermediate Dutch Holdings, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i) (A) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date; provided, that any such Indebtedness or commitment having an outstanding principal amount in excess of $10,000,000 shall be described on Schedule 6.01 and (B) intercompany Indebtedness outstanding on the Closing Date;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $246,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $123,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary and/or Indebtedness assumed in connection with any acquisition or similar Investment; provided, that:

(i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in contemplation of the applicable acquisition or similar Investment, and

(ii) after giving effect to such Indebtedness on a Pro Forma Basis, either:

(A) (1) if such Indebtedness is First Lien Debt, the First Lien Net Leverage Ratio does not exceed the First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period, (2) if such Indebtedness is Junior Lien Debt, the Secured Net Leverage Ratio does not exceed the Secured Net Leverage Ratio as of the last day of the most recently ended Test Period or (3) if such Indebtedness is not secured by the Collateral or is unsecured, the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio as of the last day of the most recently ended Test Period;

(B) Intermediate Dutch Holdings is in compliance with Section 6.10 hereof (whether or not then in effect) as of the last day of the most recently ended Test Period; or

(C) such Indebtedness is in an aggregate principal amount outstanding not to exceed the greater of $100,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o) Indebtedness issued by Intermediate Dutch Holdings or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, Intermediate Dutch Holdings or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (r), (u), (w), (x), (y), (z), (hh) and/or (ii) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of, and commitments in respect of, the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02);

(ii) in the case of Refinancing Indebtedness with respect to clauses (a), (w) and/or (z) (other than (I) Customary Bridge Loans and (II) Refinancing Indebtedness that the Borrower Representative elects to apply to the Inside Maturity Amount), such Indebtedness (other than revolving indebtedness) has (A) a final maturity equal to or later than the Latest Term Loan Maturity Date and (B) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the outstanding Term Loans at such time;

(iii) the terms of any Replacement Debt with an original principal amount in excess of the Threshold Amount (excluding, to the extent applicable, pricing (including any “MFN” provision), fees, premiums, rate floors, optional prepayment, funding discounts, maturity, amortization schedule, redemption terms or subordination terms and security), are not, taken as a whole (as determined by the Borrower Representative in good faith), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenant or any other provision applicable only to periods after the applicable maturity date of the debt then being refinanced as of such date, (B) any covenant or provision which constitutes a then-current market term for the applicable type of Indebtedness (as determined by the Borrower Representative in good faith), or (C) any covenant or other provision which is conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)), it being understood and agreed that if any Replacement Debt that constitutes a revolving facility includes a financial covenant, the requirement set forth in this clause (iii) shall be satisfied if such financial covenant is added to this Agreement for the benefit of the then-existing Revolving Facility but not any then-existing Term Facility);

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (n)(ii)(C), (r), (u), (w) (solely as it relates to the Shared Incremental Amount), (x), (y), (z) (solely as it relates to the Shared Incremental Amount), (hh) and/or (ii) of this Section 6.01, the incurrence thereof shall be without duplication of any amount outstanding in reliance on the relevant clause such that the amount available under the relevant clause shall be reduced by the amount of the applicable Refinancing Indebtedness;

(v) except in the case of Refinancing Indebtedness constituting Replacement Debt, (A) (1) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and (2) either (x) if the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Tranche B-3 Term Loans, the

Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans, the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Tranche B-3 Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans on terms not materially less favorable (as determined by the Borrower Representative in good faith), taken as a whole, to the Lenders than those (I) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or (II) set forth in any relevant Intercreditor Agreement or (y) the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)); it being understood that the proceeds of any such Refinancing Indebtedness may be funded into Escrow pursuant to customary (in the good faith determination of the Borrower Representative) escrow arrangements, (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 (it being understood that (1) any entity that was a guarantor in respect of the relevant refinanced Indebtedness may be the primary obligor in respect of the refinancing Indebtedness, and any entity that was the primary obligor in respect of the relevant refinanced Indebtedness may be a guarantor in respect of the refinancing Indebtedness and (2) the obligation of any Person with respect to any Escrow arrangement into which the proceeds of such Refinancing Indebtedness are deposited shall not constitute a guarantee) and (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (x) such Indebtedness is contractually subordinated to the Obligations in right of payment, or (y) if not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)); and

(vi) in the case of Refinancing Indebtedness constituting Replacement Debt, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any asset that does not constitute Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Restricted Subsidiary of Intermediate Dutch Holdings other than one or more Loan Parties and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement;

(q) [reserved];

(r) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 200% of the amount of Net Proceeds received by Intermediate Dutch Holdings and/or its Restricted Subsidiaries from (i) the issuance or sale of Qualified Capital Stock or (ii) any Cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the Qualified Capital Stock of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, Intermediate Dutch Holdings or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder in reliance on a provision of Section 6.06, Section 6.04(a) or Section 6.04(b), as applicable, with respect to which such Net Proceeds were required to permit the relevant transaction and (C) other than any Cure Amount and/or any Available Excluded Contribution Amount (the amount of any Net Proceeds or contribution utilized to incur Indebtedness in reliance on this clause (r), a “Contribution Indebtedness Amount”);

(s) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of any Parent Company, Intermediate Dutch Holdings and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed (i) the greater of $369,000,000 and 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (ii) the aggregate outstanding principal amount of any Incremental Facility or Incremental Equivalent Debt incurred or issued in reliance on clause (a)(ii) of the definition of “Incremental Cap”;

(v) to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement;

(w) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary (any Indebtedness incurred pursuant to this Section 6.01(w), the “Ratio Debt”) so long as, after giving effect thereto, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred), the outstanding principal amount thereof does not exceed an amount equal to the sum of (i) the Unrestricted Incremental Amount, and (ii) an additional unlimited amount, so long as, in the case of this clause (ii), on a Pro Forma Basis:

(A) if such Ratio Debt constitutes First Lien Debt, the First Lien Net Leverage Ratio does not exceed (1) 3.50:1.00 or (2) if such Ratio Debt is incurred in connection with an acquisition or similar Investment, at the election of the Borrower Representative, the First Lien Net Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) the First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period;

(B) if such Ratio Debt constitutes Junior Lien Debt, (1) at the election of the Borrower Representative, either (x) the Secured Net Leverage Ratio does not exceed 3.75:1.00 or (y) the Interest Coverage Ratio is not less than 2.00:1.00 or (2) if such Ratio Debt is incurred in connection with an acquisition or similar Investment, at the election of the Borrower Representative, either (x) the Secured Net Leverage Ratio does not exceed the greater of (I) 3.75:1.00 and (II) ) and the Secured Net Leverage Ratio as of the last day of the most recently ended Test Period or (y) the Interest Coverage Ratio is not less than the lesser of (I) 1.75:1.00 and (II) the Interest Coverage Ratio as of the last day of the most recently ended Test Period; or

(C) if such Ratio Debt is not secured by the Collateral, (1) at the election of the Borrower Representative, either (x) the Total Net Leverage Ratio does not exceed 4.00:1.00 or (y) the Interest Coverage Ratio is not less than 2.00:1.00 or (2) if such Ratio Debt is incurred in connection with an acquisition or similar Investment, at the election of the Borrower Representative, either (x) the Total Net Leverage Ratio does not exceed the greater of (I) 4.00:1.00 and (II) the Total Net Leverage Ratio as of the last day of the most recently ended Test Period or (y) the Interest Coverage Ratio is not less than the lesser of (I) 1.75:1.00 and (II) the Interest Coverage Ratio as of the last day of the most recently ended Test Period;

(x) Indebtedness of any Restricted Subsidiary that is not a Loan Party incurred under working capital lines, lines of credit or overdraft facilities in an aggregate principal amount at any time outstanding not to exceed the greater of $100,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(y) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary incurred in connection with any Sale and Lease-Back Transaction permitted pursuant to Section 6.07;

(z) Incremental Equivalent Debt;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by Intermediate Dutch Holdings and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment, property, casualty or liability insurance (including premiums related thereto) or self-insurance, other reimbursement-type obligations regarding workers’ compensation claims, other types of social security, pension obligations, vacation pay or health, disability or other employee benefits;

(bb) Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, Intermediate Dutch Holdings or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or any other Investment permitted hereby;

(cc) Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made, hereunder;

(dd) Indebtedness of Intermediate Dutch Holdings or any Restricted Subsidiary supported by any Letter of Credit or any other letter of credit, bank guarantee or similar instrument permitted by this Section 6.01;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by Intermediate Dutch Holdings and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(gg) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of Intermediate Dutch Holdings and/or any Restricted Subsidiary hereunder;

(hh) Indebtedness that is unsecured in an aggregate outstanding principal amount not to exceed the Available RP Capacity Amount determined at the time of incurrence of such Indebtedness; provided, that the incurrence of such Indebtedness shall be deemed to be a utilization of the relevant Restricted Payment basket under Section 6.04(a);

(ii) Indebtedness in respect of Receivables Facilities;

(jj) any liability arising under a declaration of joint and several liability as referred to in Section 2:403 of the Dutch Civil Code; and

(kk) any joint and several liability as a result of a fiscal unity (fiscale eenheid) for corporate income tax purposes or value added tax purposes in the Netherlands; provided, that all members of the fiscal unity are subsidiaries of Holdings.

Section 6.02. Liens. Intermediate Dutch Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens securing the Secured Obligations;

(b) Liens for Taxes which (i) are not then due, (ii) if due, are not at such time required to be paid pursuant to Section 5.03 or (iii) are being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) for amounts with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens granted or arising (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Intermediate Dutch Holdings and its subsidiaries or (B) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of survey exceptions, easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas, oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables, covenants, conditions, declarations, encroachments, zoning restrictions and other defects or irregularities in title or environmental deed restrictions, in each case, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of Intermediate Dutch Holdings and/or its Restricted Subsidiaries, taken as a whole;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h) (i) purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) Liens arising from precautionary UCC financing statements or similar filings and (iii) any Lien relating to the sale of accounts receivable for which a UCC financing statement or similar financing statement is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building, environmental or similar Requirements of Law or right reserved to or vested in any Governmental Authority to control or regulate the use or dimensions of any real property or the structures thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (1) Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (n), (r), (u), (w), (x), (y), (z), (gg) and/or (ii) and (2) Indebtedness that is secured in reliance on Section 6.02(u) (provided that the granting of the relevant Lien shall be without duplication of any Lien outstanding under Section 6.02(u) such that the amount available under Section 6.02(u) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (2))); provided, that (i) no such Lien extends to any asset not covered by the Lien securing (or permitted to secure) the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Intercreditor Agreement and (iii) except as permitted by another provision of this Section 6.02, no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced;

(l) Liens in existence on the Closing Date and any modification, replacement, refinancing, renewal or extension thereof; provided, that any such Lien securing Indebtedness having an aggregate principal amount outstanding on the Closing Date in excess of $10,000,000 shall be described on Schedule 6.02; provided, further that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary and/or any subsidiary of such Restricted Subsidiary (including, for the avoidance of doubt, any after-acquired property of any such newly acquired subsidiary and/or any such subsidiary of such subsidiary); provided, that no such Lien (i) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon) (it being understood that (A) individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross collateralized to other financings of such type provided by such lender or its affiliates and (B) any such Lien may extend to after-acquired property of any such Person) or (ii) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of Intermediate Dutch Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Intermediate Dutch Holdings or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of Intermediate Dutch Holdings or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (vii) any general banking Lien over any bank account arising in the ordinary course of business;

(q) Liens on assets owned by, and/or Capital Stock of, Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Intermediate Dutch Holdings and/or its Restricted Subsidiaries;

(s) Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Sections 6.01(w) and/or (z); provided, that any Lien that is granted on the Collateral in reliance on this clause (s) shall be subject to an Intercreditor Agreement unless, in the case of any Lien granted to secure Indebtedness incurred in reliance on Section 6.01(w), the holders of such Indebtedness and the Collateral Agent have not requested or required an intercreditor arrangement;

(t) [reserved];

(u) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $369,000,000 and 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, subject, in the case of any Lien on the Collateral, at the request of the relevant lender, to an Intercreditor Agreement;

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) (i) leases, licenses, subleases or sublicenses in the ordinary course of business which do not secure any Indebtedness and (ii) ground leases in respect of real property on which facilities owned or leased by Intermediate Dutch Holdings or any of its subsidiaries are located;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of clauses (i) and (ii), securing intercompany Indebtedness permitted (or not restricted) under Section 6.01 or Section 5.16;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) (i) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (ii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations of the type described in Section 6.01(f) and/or (ii) obligations of the type described in Section 6.01(s);

(ee) (i) Liens on Capital Stock of (A) joint ventures securing capital contributions to, or obligations of, such Persons and/or (B) Unrestricted Subsidiaries and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries of Intermediate Dutch Holdings;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens disclosed in any title insurance policy (or commitment) or survey delivered to the US Collateral Agent with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(ii) ground leases in respect of real property on which facilities owned or leased by Intermediate Dutch Holdings or any of its Subsidiaries are located;

(jj) Liens consisting of (i) any reservation, limitation, proviso and/or condition, if any, expressed in any original grant from the Crown of any real property or any interest therein and/or (ii) any right of expropriation, access, or user or any other right conferred or vested by statutes of Canada or any applicable province;

(kk) Liens that do not secure Indebtedness for borrowed money and are customary in the operation of the business of Intermediate Dutch Holdings and its Restricted Subsidiaries;

(ll) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(mm) Liens that are granted or arise (or deemed to have been granted or arise) in connection with any Receivables Facility;

(nn) Liens arising under clause 24 or 25 of the general banking conditions of the Dutch Banking Association or similar provisions;

(oo) Liens that are granted or arise under any netting or set-off as a result of a fiscal unity (fiscale eenheid) for corporate income tax purposes or value added tax purposes in the Netherlands; provided, that all members of the fiscal unity are subsidiaries of Holdings;

(pp) Liens under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen);

(qq) Liens granted in order to comply with the requirements of section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or of section 7e of the German Social Code IV (SGB IV); and

(rr) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to sections 22, 204 German Transformation Act (Umwandlungsgesetz – UmwG) or a termination of a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Ergebnisabführungsvertrag) pursuant to section 303 German Stock Corporation Act (Aktiengesetz – AktG).

Notwithstanding anything to the contrary in this Section 6.02, if the proceeds of any Indebtedness the liens securing which are required or permitted to be subject to an Intercreditor Agreement are funded into Escrow, at the election of the Borrower Representative, either (x) the relevant Intercreditor Agreement shall not be required to be entered into or become effective until the release and/or termination of the relevant Escrow arrangement, so long as, prior to such release and/or termination, the relevant Indebtedness is secured only by a Lien on such proceeds so funded into Escrow or (y) the property subject to the applicable Escrow arrangement is not required to be subject to the relevant Intercreditor Agreement.

Section 6.03. [Reserved].

Section 6.04. Restricted Payments; Restricted Debt Payments.

(a) Intermediate Dutch Holdings shall not pay or make any Restricted Payment, except that:

(i) Intermediate Dutch Holdings may make, directly or indirectly, Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative and operating costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of any Parent Company) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence or qualification to do business of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus the amount of any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than Intermediate Dutch Holdings and/or its subsidiaries);

(B) (x) for any taxable period for which US Top Borrower, US Borrower or any of their respective Restricted Subsidiaries is classified as a corporation for US federal income tax purposes and it is a member of a consolidated, combined or similar tax group for US federal, state and local income tax purposes of which a direct or indirect Parent Company of US Top Borrower and/or US Borrower is the common parent (or US Top Borrower, US Borrower or any of their respective Restricted Subsidiaries is a disregarded entity or partnership directly or indirectly owned by a member or members of such a group), distributions of US federal, state, and local income taxes solely to the extent that such income taxes are attributable to the income of US Top Borrower, US Borrower and their respective Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that US Top Borrower, US Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such US federal, state and local income taxes for such fiscal year had US Top Borrower, US Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect Parent Company) for all fiscal years ending after the Closing Date (without duplication of such amounts directly paid by US Top Borrower, US Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries) and/or (y) to pay the aggregate amount of consolidated, combined, unitary or similar group tax liabilities attributable to the income of any Parent Company and/or any of its subsidiaries;

(C) to pay audit and other accounting and reporting expenses of any Parent Company to the extent such expenses are attributable to such Parent Company, Intermediate Dutch Holdings and its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than Intermediate Dutch Holdings and/or its subsidiaries);

(D) for the payment of any insurance premium that is payable by or attributable to any Parent Company, Intermediate Dutch Holdings and its subsidiaries and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than Intermediate Dutch Holdings and/or its subsidiaries);

(E) to pay (1) any fee and/or expense related to any debt and/or equity offering and/or any IPO, investment or acquisition (whether or not consummated) and/or any expense of, or indemnification obligation in favor of, any trustee, agent, arranger, underwriter or similar role, and (2) Public Company Costs;

(F) to finance any Investment permitted under Section 6.06 (other than Section 6.06(t)) provided, that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment (except with respect to any deferred purchase price or other contingent consideration, the Restricted Payments in respect of which may be made after the closing of such Investment) and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to Intermediate Dutch Holdings or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into Intermediate Dutch Holdings or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if the relevant Investment was undertaken as a direct Investment by Intermediate Dutch Holdings or the relevant Restricted Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of Intermediate Dutch Holdings and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) Intermediate Dutch Holdings may pay (or make Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, Intermediate Dutch Holdings or any subsidiary:

(A) with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company, Intermediate Dutch Holdings or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, Intermediate Dutch Holdings or any subsidiary) in an amount not to exceed, in any Fiscal Year, the greater of $50,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

(B) with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of Intermediate Dutch Holdings or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to Intermediate Dutch Holdings or any Restricted Subsidiary); or

(C) with the net proceeds of any key-man life insurance policy;

(iii) Intermediate Dutch Holdings may make Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower Representative elects to apply to this clause (iii)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower Representative elects to apply to this clause (iii)(B);

(iv) Intermediate Dutch Holdings may make Restricted Payments:

(A) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with any dividend, split or combination thereof in connection with any Investment permitted hereunder or the exercise or vesting of warrants, options, restricted stock units or similar incentive interests or other securities convertible into or exchangeable for Capital Stock of such Parent Company or otherwise to honor a conversion requested by a holder thereof or

(B) consisting of (1) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of Intermediate Dutch Holdings, any subsidiary of Intermediate Dutch Holdings or Parent Company or any of their respective Immediate Family Members, (2) payments or other adjustments to outstanding Capital Stock in accordance with any management equity plan, stock option plan or any other similar employee benefit or incentive plan, agreement or arrangement in connection with any Restricted Payment and/or (3) repurchases of Capital Stock in consideration of the payments described in clauses (1) and/or (2) above, including demand repurchases, in connection with the exercise or vesting of stock options, restricted stock units or similar incentive interests;

(v) Intermediate Dutch Holdings may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(vi) Intermediate Dutch Holdings may make Restricted Payments, the proceeds of which are applied (A) to effect the consummation of the Transactions, (B) to satisfy any payment obligation owing under the Acquisition Agreement (including payment of working capital and/or purchase price adjustments) and to pay Transaction Costs, in each case, with respect to the Transactions and (C) to direct or indirect holders of Capital Stock of Intermediate Dutch Holdings (immediately prior to giving effect to the Transactions) in connection with, or as a result of any working capital and purchase price adjustment, in each case, with respect to the Transactions;

(vii) following the consummation of the first IPO, Intermediate Dutch Holdings may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments in an annual amount not to exceed the greater of (A) an amount equal to 6.00% of the Net Proceeds received by or contributed to Intermediate Dutch Holdings from any IPO and (B) an amount equal to 7.00% of the Market Capitalization at the time of determinations;

(viii) Intermediate Dutch Holdings may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of Intermediate Dutch Holdings and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to Intermediate Dutch Holdings and/or any Restricted Subsidiary) of, Qualified Capital Stock of Intermediate Dutch Holdings or any Parent Company to the extent any such proceeds are contributed to the capital of Intermediate Dutch Holdings and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to Intermediate Dutch Holdings or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix) to the extent constituting a Restricted Payment, Intermediate Dutch Holdings may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 5.16 (other than Sections 5.16(d) and (j));

(x) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) exists at the time of the declaration of such Restricted Payment, Intermediate Dutch Holdings may make Restricted Payments with respect to any Capital Stock in an aggregate amount not to exceed the greater of $147,600,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(xi) Intermediate Dutch Holdings may make Restricted Payments so long as (i) no Event of Default under Sections 7.01(a), 7.01(f) or Section 7.01(g) exists at the time of the declaration thereof and (ii) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.75:1.00;

(xii) Intermediate Dutch Holdings may declare and make dividend payments or other Restricted Payments payable solely in the Capital Stock of Intermediate Dutch Holdings or of any Parent Company;

(xiii) Intermediate Dutch Holdings may make Restricted Payments (other than in the form of Cash and Cash Equivalents) in connection with and/or relating to any internal reorganization or restructuring activities (including related to tax planning activities or in connection with, or in preparation for, an IPO); provided that such activities do not result in any Capital Stock of Intermediate Dutch Holdings becoming an Excluded Asset;

(xiv) payments or distributions to satisfy dissenters’ or appraisal rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.07;

(xv) Restricted Payments necessary or advisable in connection with the consummation of any IPO Reorganization Transaction shall be permitted;

(xvi) Intermediate Dutch Holdings may make Restricted Payments consisting of the dividend or other distribution of the Capital Stock of, or Indebtedness owed to, Intermediate Dutch Holdings or a Restricted Subsidiary by, any Unrestricted Subsidiary (other than the Capital Stock of any Unrestricted Subsidiary, the primary assets of which are Cash and Cash Equivalents which were contributed to such unrestricted subsidiary); and

(xvii) in the event that Intermediate Dutch Holdings or any of its subsidiaries consummates a Specified Permitted Disposition, Intermediate Dutch Holdings may make Restricted Payments using the SPD Proceeds thereof, so long as Intermediate Dutch Holdings is in compliance on a Pro Forma Basis with the SPD Leverage Test.

It is understood and agreed that, for purposes of this Section 6.04(a), (i) any determination of the value of any asset other than Cash shall be made by the Borrower Representative in good faith and (ii) the amount of Restricted Payments available to be made at any time pursuant to any provision of this Section 6.04(a) that is expressly referenced in the definition of “Available RP Capacity Amount” shall be reduced by the amount of any Restricted Payment basket that is actually applied in reliance on the Available RP Capacity Amount.

(b) Intermediate Dutch Holdings shall not, nor shall it permit any Restricted Subsidiary to make any payment in Cash in respect of principal outstanding under any Restricted Debt, including any sinking fund or similar deposit, on account of the voluntary prepayment, repurchase, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt, in each case, more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Indebtedness permitted by Section 6.01;

(ii) as part of an applicable high yield discount obligation catch-up payment;

(iii) payments of regularly scheduled principal or regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments that are prohibited by the subordination provisions thereof);

(iv) Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $196,800,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus (B) at the election of the Borrower Representative, the amount of Restricted Payments then permitted to be made by Intermediate Dutch Holdings in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make a Restricted Debt Payment shall result in a reduction in the amount available under Section 6.04(a)(x));

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Capital Stock of any Parent Company or Qualified Capital Stock of Intermediate Dutch Holdings and/or any capital contribution in respect of Qualified Capital Stock of Intermediate Dutch Holdings, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of Intermediate Dutch Holdings or the Capital Stock of any Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower Representative elects to apply to this clause (vi)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower Representative elects to apply to this clause (vi)(B);

(vii) Restricted Debt Payments in an unlimited amount; provided, that after giving effect thereto (A) no Event of Default under Sections 7.01(a), 7.01(f), or 7.01(g) exists and (B) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.75:1.00;

(viii) mandatory prepayments of Restricted Debt (and related payments of interest) made with Declined Proceeds (it being understood that any Declined Proceeds applied to make Restricted Debt Payments in reliance on this Section 6.04(b)(viii) shall not increase the amount available under clause (a)(ix) of the definition of “Available Amount” to the extent so applied);

(ix) Restricted Debt Payments in an aggregate amount not to exceed amount of Restricted Payments then permitted to be made in reliance on Sections 6.04(a)(ii) and/or Section 6.04(a)(vii) (it being understood that any amount utilized under this clause (ix) to make a Restricted Debt Payment shall result in a reduction in the amount available under Section 6.04(a)(ii) and/or Section 6.04(a)(vii), as applicable); and

(x) in the event that Intermediate Dutch Holdings or any of its subsidiaries consummates a Specified Permitted Disposition, Restricted Debt Payments using the SPD Proceeds thereof, so long as Intermediate Dutch Holdings is in compliance on a Pro Forma Basis with the SPD Leverage Test.

Section 6.05. Burdensome Agreements. Except as provided herein or in any other Loan Document, Ancillary Document and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, Intermediate Dutch Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement (any such agreement, a “Burdensome Agreement”) restricting the ability of (x) any Restricted Subsidiary of Intermediate Dutch Holdings that is not a Loan Party to pay dividends or other distributions to Intermediate Dutch Holdings or any Loan Party or (y) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (after giving effect to the applicable anti-assignment provisions of the UCC and/or any other applicable Requirement of Law), except restrictions:

(a) set forth in any agreement governing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (j), (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (r), (u), (w), (x), (y), (z), (hh) and/or (ii) of Section 6.01), (r), (u), (w), (x), (y), (z), (hh) and/or (ii) of Section 6.01;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower Representative);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement, any agreement or arrangement relating to any Banking Services and/or any other obligation of the type permitted under Section 6.01(f);

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of Intermediate Dutch Holdings and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement or that would result in the occurrence of the Termination Date;

(n) set forth in any agreement relating to any Permitted Lien that limit the right of Intermediate Dutch Holdings or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o) customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Indebtedness for borrowed money) that is entered into in the ordinary course of business;

(p) any restriction created in connection with any factoring program implemented in the ordinary course of business, so long as in the case of any prohibition on Liens, the relevant restriction relates solely to assets subject to such factoring program and the Capital Stock of any Person participating in such factoring program; and/or

(q) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower Representative, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06. Investments. Intermediate Dutch Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in Intermediate Dutch Holdings or in any subsidiary and (ii) Investments made after the Closing Date by, between and/or among Intermediate Dutch Holdings and/or one or more Restricted Subsidiaries;

(c) Investments (i) constituting deposits, prepayments, trade credit and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to Intermediate Dutch Holdings or any Restricted Subsidiary;

(d) (i) Investments in joint ventures in an aggregate outstanding amount not to exceed the greater of $246,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (ii) Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $246,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(e) (i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to directly, or indirectly through one or more other Restricted Subsidiaries, consummate a Permitted Acquisition, which amount is applied, by such Restricted Subsidiary, directly or indirectly, through one or more other Restricted Subsidiaries to consummate such Permitted Acquisition;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date; provided, that, to the extent the outstanding amount (or contractually committed or contemplated amount) of any such Investment on the Closing Date exceeds $10,000,000, such Investment is described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, Intermediate Dutch Holdings, its subsidiaries and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company or Intermediate Dutch Holdings, either (i) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed (or deemed to have been contributed) to Intermediate Dutch Holdings for the purchase of such Capital Stock;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(B) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments (i) in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers and/or (ii) in the ordinary course of business and/or consistent with industry practice consisting of loans or advances made to distributors;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Intermediate Dutch Holdings and/or its subsidiaries)), Intermediate Dutch Holdings and/or any subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made with Capital Stock of any Parent Company or Qualified Capital Stock of Intermediate Dutch Holdings or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control; provided, that in connection with any such Investment, any payment (or portion thereof) not made with Capital Stock of any Parent Company or Qualified Capital Stock of Intermediate Dutch Holdings or any Restricted Subsidiary must otherwise be permitted under this Section 6.06;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, Intermediate Dutch Holdings or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such acquired Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment, except as otherwise permitted by this Section 6.06;

(p) Investments made in connection with the Transactions;

(q) Investments made after the Closing Date by Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) (A) the greater of $369,000,000 and 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus (B) at the election of the Borrower Representative, the amount of Restricted Payments then permitted to be made by Intermediate Dutch Holdings in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make an Investment shall result in a reduction in the amount available under Section 6.04(a)(x)), plus (C) at the election of the Borrower Representative, the amount of Restricted Debt Payments then permitted to be made by Intermediate Dutch Holdings or any Restricted Subsidiary in reliance on Section 6.04(b)(iv)(A) (it being understood that any amount utilized under this clause (C) to make an Investment shall result in a reduction in the amount available under Section 6.04(b)(iv)(A)), plus

(ii) in the event that (A) Intermediate Dutch Holdings or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r) Investments made after the Closing Date by Intermediate Dutch Holdings and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower Representative elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower Representative elects to apply to this clause (r)(ii);

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of Intermediate Dutch Holdings and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a) (other than Section 6.04(a)(i)(F)); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of $246,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) Investments in Intermediate Dutch Holdings and/or any subsidiary in connection with internal reorganizations and/or restructurings and/or activities related to tax planning; provided, that, after giving effect to any such reorganization, restructuring or activity, in the good faith determination of the Borrower Representative, neither the Loan Guaranty, taken as a whole, nor the security interest of the Collateral Agents in the Collateral, taken as a whole, is materially impaired;

(w) Investments under Derivative Transactions of the type permitted under Section 6.01(s);

(x) Investments in Immaterial Subsidiaries, so long as, on a Pro Forma Basis, the subsidiary in which the relevant Investment was made remains an Immaterial Subsidiary;

(y) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, Intermediate Dutch Holdings, its subsidiaries and/or any joint venture;

(aa) Investments in Intermediate Dutch Holdings, any Restricted Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed the greater of (i) 3.50:1.00 and (ii) the Total Net Leverage Ratio as of the end of the most recently ended Test Period;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) Investments consisting of the licensing, sublicensing or contribution of IP Rights, including pursuant to joint marketing, collaboration or joint development arrangements with other Persons in the ordinary course of business;

(ee) any loan and/or advance to any Parent Company not in excess of the amount (after giving effect to any other loan, advance or Restricted Payment in respect thereof) of Restricted Payments that are permitted to be made to such Parent Company in accordance with Section 6.04(a)(i), such Investment being treated for purposes of the applicable provision of Section 6.04(a), including any limitation, as a Restricted Payment made pursuant to such clause;

(ff) Investments in an aggregate outstanding amount not to exceed the amount of Restricted Payments then permitted to be made in reliance on Sections 6.04(a)(ii) and/or Section 6.04(a)(viii) (it being understood that any amount utilized under this clause (ff) to make an Investment shall result in a reduction in the amount available under Section 6.04(a)(ii) and/or Section 6.04(a)(vii), as applicable);

(gg) Investments (i) in connection with any Receivables Facility and/or (ii) necessary to permit the payment of fees, expenses and/or indemnification obligations and/or the satisfaction of any repurchase obligation in connection with any Receivables Facility;

(hh) [reserved];

(ii) Investments made in connection with any IPO Reorganization Transaction; and/or

(jj) any contribution to a “rabbi” trust for the benefit of any employee, director, consultant, independent contractor or other service provider or any other grantor trust.

Notwithstanding the foregoing, it is understood and agreed that this Section 6.06 shall not permit an IP Separation and Relicense Transaction.

Section 6.07. Fundamental Changes; Disposition of Assets. Intermediate Dutch Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, merge, consolidate, amalgamate, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any voluntary Disposition of assets outside the ordinary course of business having a fair market value in excess of $20,000,000 in any single transaction or series of related transactions (including, in each case, pursuant to a Delaware LLC Division), except:

(a) Intermediate Dutch Holdings or any Restricted Subsidiary may be merged, consolidated or amalgamated with or into Intermediate Dutch Holdings or any Restricted Subsidiary or, if applicable, effect a Delaware LLC Division; provided that:

(i) in the case of any such merger, consolidation or amalgamation with or into any Borrower or any Delaware LLC Division relating to any Borrower, (A) a Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation, amalgamation or Delaware LLC Division is not such Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia, the Netherlands or another Successor Borrower Approved Jurisdiction, (2) the Successor Borrower shall expressly assume the Obligations of such Borrower in a manner reasonably satisfactory to the Administrative Agent and (3) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the applicable Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (1) through (3) are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement and the other Loan Documents; provided that, after giving effect to any such reorganization, restructuring or activity resulting in a Successor Borrower, in the good faith determination of the Borrower Representative, neither Guarantee, taken as a whole, nor the security interest of the Collateral Agents in the Collateral, taken as a whole, is materially impaired, and

(ii) in the case of any such merger, consolidation, amalgamation or Delaware LLC Division with or into any Subsidiary Guarantor, either (A) a Borrower or a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person (or, in the case of an amalgamation, the Person formed as a result thereof) shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (B) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b) Dispositions (including of Capital Stock) among Intermediate Dutch Holdings and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c) (i) the liquidation, dissolution or Delaware LLC Division of any Restricted Subsidiary if the Borrower Representative determines in good faith that (A) such liquidation, dissolution or Delaware LLC Division is in the best interests of the Borrower Representative and (B) is not materially disadvantageous to the Lenders (taken as a whole) and (ii) Intermediate Dutch Holdings or any Restricted Subsidiary receives the assets (if any) of the relevant liquidated, dissolved or divided Restricted Subsidiary; provided that in the case of any liquidation, dissolution or Delaware LLC Division of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation, consolidation or Delaware LLC Division, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than Section 6.06(j)); and (iii) the conversion of Intermediate Dutch Holdings or any Restricted Subsidiary into another form of entity, so long as such conversion does not, in the good faith determination of the Borrower Representative, adversely affect the value of any Loan Guaranty or the Collateral, if any;

(d) (i) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Borrower Representative, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of Intermediate Dutch Holdings) or (B) otherwise economically impracticable to maintain, including any property abandoned in connection with the termination of any lease;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (i) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (ii) Permitted Liens and (iii) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix));

(h) Dispositions for fair market value; provided, that

(i) with respect to any such Disposition (other than any Permitted Asset Swap) with a purchase price in excess of the greater of $75,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, at least 75% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap) shall consist of Cash or Cash Equivalents;

(ii) for purposes of the 75% Cash consideration requirement described immediately above:

(A) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to Intermediate Dutch Holdings or any Restricted Subsidiary) of Intermediate Dutch Holdings or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which Intermediate Dutch Holdings and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing,

(B) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition,

(C) any Security received by Intermediate Dutch Holdings or any Restricted Subsidiary from such transferee that will be converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and

(D) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess of the greater of $147,600,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash; and

(iii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions, discounting or forgiveness of notes receivable or accounts receivable in the ordinary course of business (including to insurers which have provided insurance as to the collection thereof) or in connection with the collection or compromise thereof (including sales to factors);

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of Intermediate Dutch Holdings and its Restricted Subsidiaries (taken as a whole) or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions;

(q) Dispositions of non-core assets acquired in connection with any acquisition or other Investment permitted hereunder and sales of Real Estate Assets acquired in any acquisition or other Investment permitted hereunder which, within 90 days of the date of such acquisition or other Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of Intermediate Dutch Holdings or any of its Restricted Subsidiaries or any of their respective businesses; provided, that no Event of Default under Sections 7.01(a), (f) or (g) exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as determined by the Borrower Representative in good faith) for like assets (including Related Business Assets); provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s) Dispositions of assets that do not constitute Collateral for fair market value;

(t) (i) Dispositions, licensing, sublicensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of Intermediate Dutch Holdings or any Restricted Subsidiary in the ordinary course of business, and (ii) the Disposition, abandonment, cancellation or lapse of IP Rights, or any issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the good faith determination of the Borrower Representative are not material to the conduct of the business of Intermediate Dutch Holdings and its Restricted Subsidiaries, taken as a whole, or are no longer economical to maintain in light of its use;

(u) Dispositions in connection with the termination or unwind of Derivative Transactions or Banking Services Obligations;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, Intermediate Dutch Holdings and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law (including as a condition to, or in connection with, the consummation of the Transactions);

(y) any merger, consolidation, Disposition or conveyance the purpose of which is to reincorporate or reorganize (i) any Restricted Subsidiary in the US (or another jurisdiction in the US), in the Netherlands or in Switzerland and/or (ii) any Foreign Subsidiary in the US (or another jurisdiction in the US), in the Netherlands, in Switzerland or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) Dispositions involving assets having a fair market value of not more than the greater of $172,200,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

(bb) Dispositions in connection with reorganizations and/or restructurings and/or activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, in the good faith determination of the Borrower Representative, no Loan Guaranty, taken as a whole, nor the security interest of the Collateral Agents in the Collateral, taken as a whole, is materially impaired;

(cc) Dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of Intermediate Dutch Holdings and the Restricted Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided, that any such sale shall be at a commercially reasonable price and on commercially reasonable terms in a bona fide arm’s-length transaction;

(dd) [reserved];

(ee) (i) Equipment Sale and Leaseback Transactions and (ii) other Sale and Lease-Back Transactions; provided, that in the case of this clause (ii), the fair market value of all property so Disposed of after the Closing Date shall not exceed the greater of $246,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ff) any transaction in connection with any IPO Reorganization Transaction;

(gg) any Disposition of any receivable and/or any similar or related asset (and/or any participation therein) in connection with any Receivables Facility;

(hh) any Borrower may merge with or into any Person that is not a Restricted Subsidiary (other than Holdings) as long as (i) a Borrower is the continuing or surviving Person and (ii) the relevant transaction does not result in a Change of Control or otherwise violate the terms of this Agreement; and

(ii) any Specified Permitted Disposition, so long as such Specified Permitted Disposition occurs on or prior to the third anniversary of the Closing Date and immediately after giving effect thereto, Intermediate Dutch Holdings is in compliance on a Pro Forma Basis with the SPD Leverage Test.

It is understood and agreed that (a) to the extent that any Collateral is Disposed of as permitted by this Section 6.07, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition, and the Administrative Agent shall be authorized to take, and shall take, any action reasonably requested by the Borrower Representative in order to effect the foregoing; provided, that in the case of a Disposition to a Loan Party, the relevant transferred assets shall become part of the Collateral of the transferee Loan Party (except to the extent (i) such assets constitute Excluded Assets and/or (ii) that the assets subject to such Disposition would not constitute Collateral of such Loan Party following the consummation of such Disposition as a result of the application of the Agreed Security Principles), (b) any determination of fair market value of any asset other than Cash for purposes of this Section 6.07 shall be made by the Borrower Representative in good faith at its election either (1) at the time of the execution of the definitive agreement governing such Disposition or (2) the date on which such Disposition is consummated and (c) notwithstanding the foregoing provisions of this Section 6.07, this Section 6.07 shall not permit an IP Separation and Relicense Transaction.

Section 6.08. Amendments of or Waivers with Respect to Restricted Debt. Intermediate Dutch Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the subordination terms set forth in the definitive documentation governing any Restricted Debt if the effect of such amendment or modification, together with all other amendments or modifications made, is, as reasonably determined by the Borrower Representative, materially adverse to the interests of the Lenders (in their capacities as such); provided, that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is otherwise permitted to be incurred under this Agreement in respect thereof.

Section 6.09. Holdings. At any time prior to an IPO, Holdings shall not:

(a) [reserved];

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money); or

(c) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise Dispose of all or substantially all of its assets to, any Person; provided, that (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than Intermediate Dutch Holdings and any of its subsidiaries) so long as (x) Holdings is the continuing or surviving Person or (y) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (any such successor Person or acquirer referred to in clause (B) below, “Successor Holdings”), (i) Successor Holdings shall be an entity organized or existing under the law of the Netherlands, the US, any state thereof or the District of Columbia and (ii) Successor Holdings shall expressly assume all Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (B) Holdings may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than Intermediate Dutch Holdings and any of its subsidiaries) so long as (x) no Change of Control results therefrom, (y) Successor Holdings shall be an entity organized or existing under the law of the Netherlands, the US, any state thereof or the District of Columbia and (z) Successor Holdings shall expressly assume all of the Obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent; provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and (2) it is understood and agreed that Holdings may convert into another form of entity organized or existing under the law of the Netherlands, the US, any state thereof or the District of Columbia so long as such conversion does not adversely affect the value of its Loan Guaranty or the Collateral and/or (C) Holdings may consummate any IPO Reorganization Transaction.

Section 6.10. Financial Covenant.

(a) First Lien Net Leverage Ratio. On the last day of any Test Period (commencing with the Test Period ending on the First Potential Covenant Testing Date) on which the Revolving Facility Test Condition is then satisfied (and on such date, only to the extent the Revolving Facility Test Condition is then satisfied), Intermediate Dutch Holdings shall not permit the First Lien Net Leverage Ratio to be greater than 5.40:1.00.

(b) Notwithstanding anything to the contrary in this Agreement (including Article 7), upon any failure by Intermediate Dutch Holdings to comply with Section 6.10(a) above for any Test Period, Intermediate Dutch Holdings shall have the right (the “Cure Right”) at any time during such Test Period or thereafter until the date that is 15 Business Days after the date on which financial statements for the applicable Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, to issue Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of its Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) (the “Cure Amount”), and thereupon Intermediate Dutch Holdings’s compliance with Section 6.10(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.10(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.10(a) would be satisfied, then the requirements of Section 6.10(a) shall be deemed to have been satisfied as of the end of the relevant Fiscal Quarter (and Test Period) with the same effect as though there had been no failure to comply therewith at such date and the applicable breach or default of Section 6.15(a) that would have otherwise occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary:

(i) in each four Fiscal Quarter period there shall be at least two Fiscal Quarters in which the Cure Right is not exercised (it being understood that, subject to clause (iii), the Cure Right may be exercised in consecutive Fiscal Quarters),

(ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times,

(iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.10(a),

(iv) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.10(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness),

(v) any pro forma adjustment to Consolidated Adjusted EBITDA resulting from any Cure Amount shall be disregarded for purposes of determining (A) whether any financial ratio-based condition to the availability of any carve-out set forth in Article 6 of this Agreement has been satisfied or (B) the Applicable Rate or the Commitment Fee Rate, in each case during each Fiscal Quarter in which the pro forma adjustment applies, and

(vi) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue, amend or increase the face amount of any Letter of Credit from and after the date on which a Compliance Certificate is (or would be required to be) delivered pursuant to Section 5.01(c) hereof demonstrating a failure to comply with Section 6.10(a) for the Test Period ending on the last day of any Fiscal Quarter until the date on which Intermediate Dutch Holdings receives the relevant Cure Amount.

Section 6.11. [Reserved].

Section 6.12. Eighth Amendment Extending Revolving Facility Covenants. From immediately after the Eighth Amendment Effective Date and until the repayment in full of the aggregate principal amount of the Eighth Amendment Extending Revolving Loans and the termination of the Eighth Amendment Extending Revolving Commitments, Intermediate Dutch Holdings shall not, nor shall it permit any of its Restricted Subsidiaries to:

(a) incur any additional Indebtedness in reliance on the Reallocated General Debt Basket Incremental Component of the Unrestricted Incremental Amount;

(b) incur any additional Liens in reliance on Section 6.02(u) unless the aggregate outstanding principal amount of Indebtedness and other obligations secured thereby does not exceed the greater of $230,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(c) incur any additional Liens in reliance on Section 6.02(mm) on accounts receivable owed by Persons formed outside of Europe in connection with a Receivables Facility the lenders with respect to which have full recourse to the Borrower and its Restricted Subsidiaries (other than any Receivables Subsidiary) unless the aggregate outstanding amount of such receivables pledged in connection therewith does not at any time exceed the greater of $230,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(d) make any (i) Investment in reliance on Section 6.06 or (ii) Disposition in reliance on Section 6.07, in either case, that would constitute an IP Separation Transaction; or

(e) request the release of any Subsidiary Guarantor from its obligations under its Loan Guaranty in reliance on Section 8.09(b) and/or 9.22 if such Subsidiary Guarantor ceases to constitute a Wholly-Owned Subsidiary of Intermediate Dutch Holdings solely as a result of a Disposition of a de minimis amount of Capital Stock of such Subsidiary Guarantor (as determined by the Borrower Representative in good faith) to an Affiliate of the Borrowers.

This Section 6.12 shall not apply to any transaction consummated on or prior to the Eighth Amendment Effective Date, including the incurrence of any previous Incremental Facility and the transactions in connection therewith.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by any Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money of such Loan Party (other than (x) Indebtedness referred to in clause (a) above and (y) intercompany Indebtedness) with an individual outstanding principal amount exceeding $100,000,000, in each case beyond the grace period, if any, provided therefor or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of third-party Indebtedness for borrowed money of such Loan Party (other than (x) Indebtedness referred to in clause (a) above and (y) intercompany Indebtedness) with an individual outstanding principal amount exceeding $100,000,000 or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that (I) clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (II) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7, (III) with respect to any default, event or condition referred to in clauses (i) or (ii) above resulting from the breach of any financial covenant under any revolving or asset-based facility (or any refinancing or replacement thereof), such default, event or condition shall only constitute an Event of Default if such default, event or condition results in the demand by the holders of such Indebtedness of repayment thereof and the acceleration of such Indebtedness (and the termination of the commitments thereunder), which demand and acceleration have not been rescinded and (IV) it is understood and agreed that the occurrence of any event described in this clause (b) that would, prior to the expiration of any applicable grace period, permit the holder or holders of the relevant Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, will not result in a Default or Event of Default under this Agreement prior to the expiration of such grace period; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with Section 5.01(e)(i) (provided that any Event of Default arising from a failure to deliver any notice of Default or Event of Default shall automatically be deemed cured (and no longer be continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default (unless, in the case of this clause (y), a Responsible Officer of the Borrower Representative had knowledge of the underlying Default or Event of Default prior to such cessation and failed to deliver any such notice of Default or Event of Default), Section 5.02 (as it applies to the preservation of the existence of the Borrowers), or Article 6; provided that:

(i) notwithstanding this clause (c), neither (A) a breach or default by any Loan Party under Section 6.10(a) nor (B) any Event of Default arising from the material inaccuracy of any representation or warranty made as a condition to any Credit Extension for deemed Credit Extension) will constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”);

(ii) any breach of Section 6.10(a) is subject to cure as provided in Section 6.10(b); and

(iii) no Default or Event of Default may arise under Section 6.10(a) until the 15th Business Day after the date on which financial statements are required to be delivered for the relevant Fiscal Quarter under Sections 5.01(a) or (b), as applicable (unless the Cure Right has previously been exercised for an aggregate of five times over the life of this Agreement and/or the Cure Right has previously been exercised twice in the applicable four Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made; it being understood and agreed that (i) any breach of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code financing statement, amendment and/or continuation statement or any analogous filing under the laws of any other applicable jurisdiction or the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document and (ii) if the relevant representation and warranty (other than any Specified Representation made on the Closing Date and/or any Specified Acquisition Agreement Representation) is capable of being cured (including by the delivery of a restated certification or calculation or restated financial statements), no Default or Event of Default may arise under this Section 7.01(d) with respect to such representation and warranty unless such representation and warranty remains incorrect in any material respect for a period of 30 days following the delivery of a written notice by the Administrative Agent of the relevant inaccuracy to the Borrower Representative; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Borrower Representative of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case against any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case under this Section 7.01(f), undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; provided that, in relation to each relevant Loan Party that is a Foreign Subsidiary, to the extent located in a relevant jurisdiction (and any respective Restricted Subsidiary to the extent located in a relevant jurisdiction), the foregoing shall not include any negotiations and/or any action, proceedings, procedure and/or step pursuant to or in connection with the German StaRUG and/or any similar law in any other country implementing, in whole or in part, the Relevant EU Directive; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of an order for relief, the commencement by any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of the property of any Borrower and any Subsidiary Guarantor (other than any Immaterial Subsidiary), taken as a whole or (ii) the making by any Borrower or any Subsidiary Guarantor (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; provided that, in relation to each relevant Loan Party that is a Foreign Subsidiary to the extent located in a relevant jurisdiction (and any respective Restricted Subsidiary to the extent located in a relevant jurisdiction), the foregoing shall not include any negotiations and/or any action, proceedings, procedure and/or step pursuant to or in connection with the German StaRUG and/or any similar law in any other country implementing, in whole or in part, the Relevant EU Directive; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against any Loan Party individually or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case, to the extent not adequately covered by indemnity from a third party by self-insurance (if applicable) or by insurance as to which, in the case of any such third party insurance, the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared, by a court of competent jurisdiction, to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (in each case, other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof and other than as a result of any act or omission by the Collateral Agent or any Lender), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on a material portion of the Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than (A) Collateral consisting of Material Real Estate Assets to the extent that the relevant losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (B) solely by reason of (1) such perfection not being required pursuant to the Collateral and Guarantee Requirement, the Collateral Documents, this Agreement or otherwise, (2) the failure of the Collateral Agent to maintain possession of any Collateral actually delivered to it or the failure of the Collateral Agent to file Uniform Commercial Code financing statements, amendments or continuation statements, (3) a release of Collateral in accordance with the terms hereof or thereof or (4) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents on any material portion of the Collateral or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of any Collateral Agent to file any Uniform Commercial Code financing statement, amendment or continuation statement or any analogous filing under the laws of any other applicable jurisdiction and/or maintain possession of any physical Collateral shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order, or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than (x) an event with respect to any Borrower described in Section 7.01(f) or Section 7.01(g) or (y) any Event of Default arising under Section 7.01(c) (to the extent arising from a breach of Section 6.10(a)), and at any time thereafter during the continuance of such event, the Administrative Agent may (solely with the consent of the Required Lenders) and shall, upon the request of the Required Lenders, by notice to the Borrower Representative, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments and/or any Ancillary Commitments, and thereupon such Commitments and/or Ancillary Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers, accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) declare the obligations under any Ancillary Facility then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the obligations under any Ancillary Facility so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iv) require that the Borrower Representative deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided, that (A) upon the occurrence of an event with respect to any Borrower described in Section 7.01(f) or Section 7.01(g), any such Commitments and/or Ancillary Commitments to such Borrower shall automatically terminate and the principal of the Loans and the obligations under any Ancillary Facility owing to such Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower, and the obligation of the Borrower Representative to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case, without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 7.01(c) (to the extent resulting from a breach of Section 6.10(a)), (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower Representative, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (3) require that the Borrower Representative deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill, the Administrative Agent shall, upon the request of the Required Lenders, by notice to the Borrower Representative, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Representative. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower Representative, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

THE AGENTS

Section 8.01. Appointment and Authorization of Agents.

(a) Each of the Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates in their respective capacities as such and as counterparties under Hedge Agreements and/or providers of Banking Services, as applicable, hereby irrevocably appoint (i) JPMorgan (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto; (ii) JPMorgan (or any successor appointed pursuant hereto) as US Collateral Agent and authorizes the US Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the US Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto; and (iii) Kroll Agency Services (US) LLC (or any successor appointed pursuant hereto) as Non-US Collateral Agent and authorizes the Non-US Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Non-US Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) In relation to the Collateral Documents that are governed by Swiss law (the “Swiss Collateral Documents”) (i) the Non-US Collateral Agent holds: (A) any security created or evidenced or expressed to be created under or pursuant to a Swiss Collateral Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security, and (B) any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such security in accordance with this Agreement and the respective Swiss Collateral Document, (ii) each present and future Secured Party hereby authorizes the Non-US Collateral Agent (A) to accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or evidenced or expressed to be created under or pursuant to a Swiss Collateral Document for the benefit of such Secured Party and hold, administer and, if necessary, enforce any such security for and on behalf of each relevant Secured Party which has the benefit of such security, (B) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Collateral Document which creates or evidences or expresses to create a pledge or any other Swiss law accessory (akzessorische) security, (C) to effect as its direct representative (direkter Stellvertreter) any release of a security created or evidenced or expressed to be created under a Swiss Collateral Document in accordance with this Agreement; and (D) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Non-US Collateral Agent hereunder or under the relevant Swiss Collateral Document.

(c) In relation to the Collateral Documents governed by the laws of Germany (the “German Security Documents”) the following additional provisions shall apply:

(i) Each of the Secured Parties (other than the Non-US Collateral Agent) hereby appoints the Non-US Collateral Agent as trustee (Treuhänder) and administrator for the purpose of accepting and administering any Collateral granted pursuant to a German Security Document for and on behalf of the other Secured Parties.

(ii) The Non-US Collateral Agent shall (A) hold and administer any Collateral granted pursuant to a German Security Document which is security assigned or otherwise transferred (Sicherungseigentum/Sicherungsabtretung) under a non-accessory security right (nichtakzessorische Sicherheit) to it in its own name as trustee (treuhänderisch) for the benefit of the Secured Parties and (B) administer any Collateral granted pursuant to a German Security Document which is pledged (Verpfändung) or otherwise transferred to the Non-US Collateral Agent creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(iii) Each of the Secured Parties hereby authorizes the Non-US Collateral Agent (whether or not by or through employees or agents) (A) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Security Documents, together with such powers and discretions as are reasonably incidental thereto; (B) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents; and (C) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favour of such Secured Party in connection with the German Security Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security.

(iv) Each of the Secured Parties hereby releases the Non-US Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make use of any authorization granted under this Agreement and to perform its duties and obligations as Non-US Collateral Agent hereunder and under the German Security Documents.

(v) Each of the Secured Parties hereby ratifies and approves all acts and declarations previously done by the Non-US Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the Non-US Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of the Secured Parties as future pledgee or otherwise).

(d) Notwithstanding any other provision of this Agreement, for such time as any Lender is an Equitably Subordinated Lender, (i) it shall not benefit from any Collateral granted by Loan Parties and (ii) the proceeds received from the enforcement of any Collateral Document granted by the Loan Parties shall not be used for, or required to be applied towards, discharging any obligations under the Loan Documents owed to that Equitably Subordinated Lender but shall be used for, and applied towards, the obligations under the Loan Documents owed to the Lenders that are not Equitably Subordinated Lenders.

Section 8.02. Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not an Agent hereunder. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents shall not be under any obligation to provide such information to them.

Section 8.03. Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing:

(a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to any of the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) no Agent shall have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which such Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agents to liability or that is contrary to any Loan Document or applicable Requirements of Law;

(c) except as expressly set forth in the Loan Documents, no Agent shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender or Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates or relating to Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries that is communicated to or obtained by or in the possession of any Person serving as an Agent, an Arranger, a Project Grace Arranger or any of their respective Affiliates and Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by such Agent herein; it being understood that no Agent shall be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as such Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein; and

(d) no Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower Representative or any Lender and such written notice is clearly identified as a “notice of default”, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Collateral Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to any Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Section 8.04. Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower Representative, the Agents and each Secured Party agree that:

(a) (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the provisions of any Loan Document, including this Agreement, the Security Agreements and/or the Loan Guaranties; it being understood that any right to enforce any such provision (including to realize upon the Collateral or enforce any Loan Guaranty) against any Loan Party pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, (ii) each Lender, each Issuing Bank, the Swingline Lender and/or each counterparty to a Hedge Agreement and/or any agreement governing any Banking Services Obligation that is a Secured Party, in each case in their respective capacities as such, waives its right to commence any action, suit or litigation against any Loan Party in connection with the Loan Documents without the consent of the Required Lenders and (iii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Collateral Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other Disposition and (B) the Collateral Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition;

(b) No holder of any Secured Hedging Obligation, Banking Services Obligation or Ancillary Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement; and

(c) Each Secured Party agrees that the Collateral Agent may in its sole discretion, but is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.

Section 8.05. Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Agents may presume that such condition is satisfactory to such Lender unless such Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agents may consult with legal counsel (who may be counsel for the Borrower Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06. Delegation of Duties. The Agents may perform any and all of its respective duties and exercise its rights and powers by or through any one or more sub-agents appointed by it, or any of its Affiliates (in each case, other than any Disqualified Institution). The Agents and any such sub-agent or Affiliate may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent, Affiliate and to the Related Parties of the Agents and any such sub-agent or Affiliate and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

Section 8.07. Successor Agents.

(a) Any Agent may resign at any time by giving 30 days’ prior written notice to the Lenders, the Issuing Banks and the Borrower Representative; provided that if no successor agent is appointed in accordance with the terms set forth below within such 30-day period, such Agent’s resignation shall not be effective until the earlier to occur of (i) the date of the appointment of the successor agent (and acceptance thereof by such successor Agent) or (ii) the date that is specified in such notice (which shall be no earlier than 30 days after the date thereof) (or such later date as the resigning Agent may agree). If such Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower Representative may, upon ten days’ notice, remove such Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such 30-day period, such Agent’s removal shall, at the option of the Borrower Representative, not be effective until the earlier to occur of (A) the date of the appointment of the successor agent or (B) the last day of such 30-day period (or such later date as the Borrower Representative may agree).

Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower Representative (not to be unreasonably withheld or delayed), to appoint a successor Agent which shall be a commercial bank, trust company or other Person acceptable to the Borrower Representative, in each case, with offices in the US having combined capital and surplus in excess of $1,000,000,000; provided, that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to any Borrower, Sections 7.01(f) or (g), no consent of the Borrower Representative shall be required.

(b) If no successor has been appointed as provided above and accepted such appointment within thirty days after the resigning Agent gives notice of its resignation or such Agent receives notice of removal (or such later date as the resigning Agent may agree), then (i) in the case of a resignation, the resigning Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower Representative) or (ii) in the case of a removal, the Borrower Representative may, after consulting with the Required Lenders, appoint a successor Agent meeting the qualifications set forth above; provided, that (A) in the case of a resignation, if such Agent notifies the Borrower Representative, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (B) in the case of a removal, the Borrower Representative notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph (unless the resigning Agent has agreed in its sole discretion to extend the effectiveness of its resignation) and (1) the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the resigning Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations required to be made by, to or through such Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower Representative to enable the Borrower Representative to take such actions), until such time as the Required Lenders or the Borrower Representative, as applicable, appoint a successor Agent, as provided above in this Article 8.

(c) Upon the acceptance of its appointment as an Agent hereunder as a successor Agent, the successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent (other than any rights to indemnity payments owed to the resigning Agent), and the resigning or removed Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as expressly provided above in this Section 8.07) (other than its obligations under Section 9.13 hereof).

(d) The fees payable by the Borrowers to any successor Agent shall not be greater than those payable to its predecessor unless otherwise expressly agreed in writing between the Borrower Representative and such successor Agent.

(e) After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such resigning or removed Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them (i) while the relevant Person was acting as such Agent (including for this purpose holding any collateral security following the resignation or removal of a Collateral Agent) and (ii) after such resignation or removal, solely to the extent that such outgoing Agent (x) continues to act as collateral agent or otherwise holds any collateral security on behalf of the Lenders or (y) takes any actions in connection with transferring the agency to any successor Agent.

(f) Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Agent.

Section 8.08. Non-Reliance on Agents, the Arrangers or the Other Lenders. Each of each Lender, each Issuing Bank and each Ancillary Lender represents and warrants and acknowledges that it has, independently and without reliance upon Agents, the Arrangers, the Project Grace Arrangers, the Ninth Amendment Lead Arrangers, the Eleventh Amendment Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby and made its own decision to enter into this Agreement and extend credit to the Borrowers hereunder. Each of each Lender, each Issuing Bank and each Ancillary Lender expressly acknowledges that none of the Agents nor the Arrangers nor the Project Grace Arrangers nor the Ninth Amendment Lead Arrangers nor the Eleventh Amendment Lead Arrangers have made any representation or warranty to it, and that no act by any Agent, the Arrangers, the Project Grace Arrangers, the Ninth Amendment Lead Arrangers or the Eleventh Amendment Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agents, any Arranger, any Project Grace Arranger, any Ninth Amendment Lead Arranger or any Eleventh Amendment Lead Arranger to any Lender or each Issuing Bank as to any matter, including whether the Agents, the Arrangers, the Project Grace Arrangers, the Ninth Amendment Lead Arrangers or the Eleventh Amendment Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each of each Lender, each Issuing Bank and each Ancillary Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Project Grace Arrangers, the Ninth Amendment Lead Arrangers, the Eleventh Amendment Lead Arrangers or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders, the Issuing Banks and the Ancillary Lenders by the Agents herein, no Agent shall have any duty or responsibility to provide any Lender, any Issuing Bank or any Ancillary Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent or any of its Related Parties.

Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Notwithstanding anything to the contrary herein, neither the Arrangers nor the Project Grace Arrangers nor the Ninth Amendment Lead Arrangers nor the Eleventh Amendment Lead Arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as an Agent, an Issuing Bank or a Lender hereunder, as applicable.

Section 8.09. Collateral and Guarantee Matters. Each Lender and each other Secured Party irrevocably authorizes and instructs the respective Collateral Agent to, and the respective Collateral Agent shall:

(a) release (or evidence the release of) any Lien on any property granted to or held by Collateral Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or otherwise Disposed of (or to be sold or otherwise Disposed of) as part of or in connection with any Disposition permitted under (or not restricted by) the Loan Documents (subject to the last paragraph of Section 6.07), (iii) that does not constitute (or ceases to constitute) Collateral (and/or otherwise becomes an Excluded Asset), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below, (vi) pursuant to the provisions of any applicable Loan Document or (vii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b) subject to Section 9.22, release (or evidence the release of) (x) any Subsidiary Guarantor from its obligations under its Loan Guaranty (i) if such Person ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder) and/or (ii) in the case of any Discretionary Guarantor, at the election of the Borrower Representative, upon notice from the Borrower Representative to the Collateral Agent at any time; provided that if any Subsidiary Guarantor ceases to constitute a Wholly-Owned Subsidiary of Intermediate Dutch Holdings, such Subsidiary Guarantor shall not be released from its Loan Guaranty unless (A) such Subsidiary Guarantor is no longer a direct or indirect subsidiary of any Borrower or (B) after giving pro forma effect to such release and the consummation of the relevant transaction, Intermediate Dutch Holdings is deemed to have made a new Investment in such Person (as if such Person was then newly acquired) and such Investment is not otherwise prohibited by the Loan Documents; it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise constitutes an Excluded Subsidiary for any reason other than not constituting a Wholly-Owned Subsidiary of Intermediate Dutch Holdings (this proviso, the “Specified Guarantor Release Provision”) or (y) Holdings and/or Intermediate Dutch Holdings from its obligations under the Loan Guaranty and/or any other Loan Document upon the consummation of any IPO of Holdings or Intermediate Dutch Holdings, respectively;

(c) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(m), 6.02(n), 6.02(o) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r), 6.02(s) (to the extent the relevant Lien is of the type to which the Lien of the Collateral Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Collateral Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd) (in the case of clause (ii) thereof, to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii), 6.02(mm), 6.02(nn) and/or 6.02(oo) (and, in each case, any Lien securing any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k));

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements (including any Intercreditor Agreement and/or any amendment to any Intercreditor Agreement) with respect to any Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement, with each of the Lenders and the other Secured Parties irrevocably agreeing to the treatment of the Lien on the Collateral securing the Secured Obligations as set forth in any such agreement and that it will be bound by and will take no action contrary to the provisions of any such agreement; and

(e) execute and/or deliver, as applicable, amendments to any UCC financing statement, any analogous filing under the laws of any other applicable jurisdiction and/or any other document evidencing the security interest granted pursuant to any Collateral Document to indicate that Excluded Assets and/or other assets that do not constitute Collateral are not subject to the security interest granted pursuant to any such Collateral Document.

Upon the request of the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under its Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Collateral Agent will (and each Lender, and each Issuing Bank hereby authorizes the Collateral Agent to), without recourse or warranty (other than as to the Collateral Agent’s authority to execute and deliver the same) and at the Borrower Representative’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under its Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Collateral Agent, the Borrower Representative shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

Notwithstanding anything to the contrary in this Section 8.09 or in any other provision of any Loan Document, each Lender and each other Secured Party hereby authorizes the Collateral Agent to, and the Collateral Agent shall, execute and deliver any instruments, documents, consents, acknowledgments, and agreements necessary or desirable to evidence, effectuate or confirm the release of any Subsidiary Guarantor or Collateral or the subordination of any Lien pursuant to the provisions of this Section 8.09.

Section 8.10. Intercreditor Agreements. The Collateral Agent is authorized by the Lenders and each other Secured Party to enter into any Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (B) secured by any Lien and (ii) which contemplates an intercreditor, subordination, collateral trust or similar agreement and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination, collateral trust and/or similar agreement an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Intercreditor Agreement and any other Additional Agreement is binding upon them. Each Lender and each other Secured Party hereto hereby (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Intercreditor Agreement or any other Additional Agreement and (b) authorizes and instructs the Collateral Agent to enter into any Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Lenders and the other Secured Parties to extend credit to the Borrowers, and the Lenders and the other Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Intercreditor Agreement and/or any other Additional Agreement.

Section 8.11. Indemnification of Agents. To the extent that an Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers in accordance with and to the extent required by Section 9.03(b) hereof, the Lenders will reimburse and indemnify such Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.12. Withholding Taxes. To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax.

Without limiting or expanding the provisions of Section 2.17, each Lender shall severally indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For the avoidance of doubt, the term “Lender” shall, for all purposes of this paragraph, include any Issuing Bank and the Swingline Lender.

Section 8.13. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Section 8.14. Acknowledgement of Foreign Law Terms and Interpretive Principles. It is understood and agreed that this Article 8 is subject to Section 1.16 in all respects.

Section 8.15. Banking Services Obligations and Secured Hedging Obligations. Except as otherwise expressly set forth herein or in the Loan Guaranty or any Security Document, no counterparty to a Hedge Agreement or agreement governing any Banking Services Obligation that obtains the benefits of Section 2.18(b), any Guaranty or any Collateral by virtue of the provisions hereof or of the Loan Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than, if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any obligation arising under a Hedge Agreement or any agreement governing any Banking Services Obligation unless the Administrative Agent has received written notice of such obligation, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Hedge Agreement or the agreement governing such Banking Services Obligation, as the case may be.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower Representative at:

Nielsen Consumer, Inc.

200 W Jackson Blvd.

Chicago, IL, USA 60606

Attention: Ruth Ducena

Email: [***]

with copies to (which shall not constitute notice to any Loan Party):

Advent International Corporation

Tower 49

12 E. 49th Street

New York, New York 10017

Attention: Ken Prince

Email: [***]

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Paul J. Overmyer

Email: [***]

(ii) if to the Administrative Agent or Swingline Lender, at:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: [***]

Agency Withholding Tax Inquiries:

Email: [***]

Agency Compliance/Financials/Virtual Data rooms:

Email: [***]

(iii) if to the US Collateral Agent, at:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 09

Chicago, IL, 60603-5506

Attention: Alaina Moran

Tel: +[***]

Email: [***]

(iv) if to the Non-US Collateral Agent, at:

Non-US Collateral Agent:

Kroll Agency Services (US) LLC

55 E 52nd St. New York, NY 10055

Attention: Jay Polcari

Telephone: [***]

E-mail: [***]

(v) if to any Issuing Bank, such address set forth on its signature page hereto or any other such address as may be specified in the documentation pursuant to which such Issuing Bank is appointed in its capacity as such; provided that if to JPMorgan as Issuing Bank, at:

JPMorgan Chase Bank, N.A.

131 S131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: LC Agency Team

Tel: [***]

Fax: [***]

Email: [***]

With a copy to:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: [***]

(vi) if to any Lender, to it at its physical address or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Agents. The Agents or the Borrower Representative (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower Representative may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

(d) The Borrower Representative hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by, or on behalf of, Holdings, Intermediate Dutch Holdings or any Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the US federal securities laws with respect to Holdings, Intermediate Dutch Holdings, the Borrowers or their respective securities) (each, a “Public Lender”). At the reasonable request of the Administrative Agent, the Borrowers hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that would (A) customarily be made publicly available (or could be derived from publicly available information), as determined by the Borrower Representative, if such Borrower were to become a public reporting company or (B) would not be material with respect to Holdings, Intermediate Dutch Holdings, the Borrowers, their respective subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrower Representative for purposes of the US federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Loan Documents shall be deemed to be marked “PUBLIC,” unless the Borrower Representative notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower Representative shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including US federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of US Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE AGENTS NOR ANY OF THEIR RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENTS OR ANY OF THEIR RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY PARTY HERETO OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as expressly provided in this Section 9.02 (or otherwise in this Agreement or the applicable Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower (or the Borrower Representative on any of their behalf) and the Required Lenders (or the applicable Agent with the consent of the Required Lenders) (provided that the Agents have received written notice from the Borrower Representative at least two Business Days prior to the anticipated date of effectiveness of any such amendment) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Agents and each Loan Party that is party thereto, with the consent of the Required Lenders; provided, that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Incremental Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4) reduces the rate of interest (other than to waive any Default or Event of Default or any obligation of a Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(e), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in the definition of “First Lien Net Leverage Ratio”, “First Lien Gross Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02 or otherwise in this Agreement);

(B) no such agreement shall:

(1) change (w) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders”, in each case to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, (x) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”) or (y) the definition of “Required Eighth Amendment Extending Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Eighth Amendment Extending Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Eighth Amendment Extending Revolving Lenders”);

(2) (A) release all or substantially all of the Collateral from the Lien granted pursuant to the Collateral Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender or (B) subordinate a material portion of the Liens, taken as a whole (as determined by the Borrower Representative in good faith), granted pursuant to the Collateral Documents securing the Obligations to the Liens securing any other Indebtedness for borrowed money (other than in connection with any Acceptable Debtor-In-Possession Financings) without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guarantees (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender;

(C) solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.10 (or the definition of “First Lien Net Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.10) (other than, in the case of Section 6.10(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Letter of Credit and/or (z) any Event of Default resulting from the material inaccuracy of any representation and/or warranty made as a condition precedent to any Borrowing of any Revolving Loan and/or the issuance of any Letter of Credit);

(D) solely with the consent of the Required Eighth Amendment Extending Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify (x) Section 6.12 and/or (y) any Event of Default arising from the failure to observe, perform or comply with any condition, covenant or agreement contained in Section 6.12;

(E) solely with the consent of each Issuing Bank, any such agreement may (x) increase or decrease the Letter of Credit Sublimit, (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit or (z) amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between any Revolving Borrower and any Issuing Bank regarding such Issuing Bank’s LC Exposure or the respective rights and obligations between any Revolving Borrower and such Issuing Bank in connection with the issuance of Letters of Credit; and

(F) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Borrower Representative and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Class of Replacement Term Loans shall not exceed the aggregate principal amount of the relevant Replaced Term Loans (plus (1) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and plus (2) the amount of any accrued interest, fee, expense, penalty and/or premium (including any tender premium) on the relevant Replaced Term Loans any committed but undrawn amount, and/or any underwriting discount, fees (including any upfront fee, original issue discount and/or initial yield payment), commission and/or expense associated with the relevant Replacement Term Loan);

(B) any Class of Replacement Term Loans (other than Customary Bridge Loans) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the applicable Replaced Term Loans at the time of the relevant refinancing; provided that the Borrowers may incur Replacement Term Loans (1) with a final maturity date that is earlier to the final maturity date of the Replaced Term Loans and/or (2) with a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-existing Term Loans in an aggregate outstanding principal amount not to exceed the then-available Inside Maturity Amount;

(C) any Class of Replacement Term Loans may be pari passu with or junior to any then-existing Class of Term Loans in right of payment and may be pari passu with or junior to such Class of Term Loans with respect to the Collateral or unsecured; provided that any Class of Replacement Term Loans that is junior to any then-existing Class of Term Loan in right of payment or security shall be subject to an Intercreditor Agreement;

(D) any Class of Replacement Term Loans that is secured may not be secured by any asset other than Collateral;

(E) any Class of Replacement Term Loans that is guaranteed may not be guaranteed by any subsidiary of Intermediate Dutch Holdings other than one or more Loan Parties;

(F) any Class of Replacement Term Loans that is pari passu with the Tranche B-3 Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans and the Eleventh Amendment Euro Refinancing Term Loans in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi);

(G) any Class of Replacement Term Loans may have pricing (including “MFN” or other pricing terms), interest, fees, rate margins, rate floors, premiums (including prepayment premiums), funding discounts, and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the Borrower Representative and the lenders providing such Class of Replacement Term Loans may agree;

(H) the other terms and conditions of any Class of Replacement Term Loans (except as set forth above) shall be deemed satisfactory to the Administrative Agent so long as any such terms and conditions (1) that are not substantially consistent with those applicable to the relevant Replaced Term Loans are applicable after the latest Maturity Date of such Class of Replaced Term Loans (in each case, as of the date of incurrence of such Class of Replacement Term Loans), (2) are substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower Representative in good faith) to the lenders providing such Class of Replacement Term Loans than those applicable to the relevant Replaced Term Loans (other than such terms to which clause (1) is applicable), (3) reflect then-current market terms and conditions (as determined by the Borrower Representative in good faith) for the applicable type of Indebtedness or (4) are reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent); provided that any Replacement Term Loan that constitutes a Customary Term A Loan may include one or more financial covenants that do not apply for the benefit of any Lender that does not hold such Customary Term A Loan;

(I) Replacement Term Loans may be provided by any existing Lender or by any other Eligible Assignee; provided that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Person’s provision of Replacement Term Loans if such consent would be required under Section 9.05(b) for an assignment of Loans to such Person; and

(J) the relevant outstanding Replaced Term Loans and all accrued but unpaid interest and fees then due and payable in connection therewith shall be paid in full, in each case on the date the applicable Replacement Term Loan is implemented; and

(ii) with the written consent of the Borrower Representative and the Lenders providing the relevant Revolver Replacement Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment of any Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility and/or replacement term loans hereunder (a “Revolver Replacement Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate maximum amount of any Revolver Replacement Facility shall not exceed the aggregate maximum amount of the relevant Replaced Revolving Facility (plus (x) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith);

(B) no Revolver Replacement Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing;

(C) any Revolver Replacement Facility may be pari passu with or junior to any then-existing Revolving Commitment in right of payment and pari passu with or junior to any then-existing Revolving Commitment with respect to the Collateral or may be unsecured; provided, that any Revolver Replacement Facility that is (x) junior to the then-existing Revolving Credit Commitments in right of payment or security shall be subject to an Intercreditor Agreement; provided, further, that if any Revolver Replacement Facility is not in the form of a loan constituting First Lien Debt, such Revolver Replacement Facility will be documented pursuant to separate documentation from the Loan Documents;

(D) any Revolver Replacement Facility that is secured may not be secured by any asset other than Collateral;

(E) any Revolver Replacement Facility that is guaranteed may not be guaranteed by any subsidiary of Intermediate Dutch Holdings other than one or more Loan Parties;

(F) (1) if the relevant Revolver Replacement Facility is a revolving facility, such Revolver Replacement Facility may provide for the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolver Replacement Facility and (z) repayments made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (3) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Revolver Replacement Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, (2) if the relevant Revolver Replacement Facility is a revolving facility, all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders, (3) if the relevant Revolver Replacement Facility is a revolving facility, any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolver Replacement Facility after the effective date of such Revolver Replacement Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, or, to the extent such Revolver Replacement Facility is terminated in full and refinanced or replaced with another Revolver Replacement Facility or Replacement Debt a greater than pro rata basis and (4) if the relevant Revolver Replacement Facility is a term loan, it shall be subject to the “ratability” provisions applicable to Replacement Term Loans, consistent with clause (F) of Section 9.02(c)(i);

(G) any Revolver Replacement Facility may have pricing (including “MFN” or other pricing terms), interest, fees, rate margins, rate floors, premiums (including prepayment premiums), funding discounts, and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrower Representative and the lenders providing such Revolver Replacement Facility may agree;

(H) the other terms of any Revolver Replacement Facility (excluding as set forth above) shall be substantially consistent with the Replaced Revolving Facility (or any other then-existing Revolving Facility) or be reasonably satisfactory to the Administrative Agent; provided that such terms shall be deemed satisfactory to the Administrative Agent so long as any such terms and conditions (i) (1) that are not substantially consistent with those applicable to the relevant Replaced Revolving Facility are applicable only to periods after the latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of implementation of such Revolver Replacement Facility), (2) are substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower Representative in good faith) to the lenders providing such Revolver Replacement Facility than those applicable to the relevant Replaced Revolving Facility (other than such terms to which clause (1) is applicable), (3) reflect then-current market terms and conditions (as determined by the Borrower Representative in good faith) for the applicable type of Indebtedness or are reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Revolver Replacement Facility that are more favorable to the lenders or the agent of such Revolver Replacement Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing

Amendment shall be deemed satisfactory to the Administrative Agent) and (ii) in the case of a Revolver Replacement Facility that consists of replacement term loans, consistent with the provisions of Section 9.02(c)(i)(H) or (5) if such Revolver Replacement Facility is a term facility, represent customary differences (in the good faith determination of the Borrower Representative) between “term” facilities, on the one hand, and “revolving” facilities on the other hand;

(I) the commitments in respect of the relevant Replaced Revolving Facility (or the relevant portion thereof) shall be terminated, and all loans outstanding in respect of such Replaced Revolving Facility and all accrued but unpaid interest and fees then due and payable in connection therewith shall be paid in full, in each case on the date any Revolver Replacement Facility is implemented; and

(J) any Revolver Replacement Facility may be provided by any existing Lender and/or any other Eligible Assignee; provided, that the Administrative Agent (and, in the case of any Revolver Replacement Facility that constitutes a Revolver Replacement Facility, any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Person’s provision of a Revolver Replacement Facility if such consent would be required under Section 9.05(b) for an assignment of Loans to the relevant Person;

provided, further, that, in respect of each of sub-clauses (i) and (ii) of this clause (c), any Non-Debt Fund Affiliate and/or any Debt Fund Affiliate shall (x) be permitted without the consent of the Administrative Agent to provide any Class of Replacement Term Loans and/or any Revolver Replacement Facility in the form of a term loan, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05 and (y) no Debt Fund Affiliate or Non-Debt Fund Affiliate may provide any Revolver Replacement Facility that is in the form of revolving facility.

Each party hereto hereby agrees that this Agreement may be amended by the Applicable Borrower, the Administrative Agent and the lenders providing the relevant Class of Replacement Term Loans or the relevant Revolver Replacement Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Term Loans or Revolver Replacement Facility, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Class of Replacement Term Loans or any Revolver Replacement Facility, may elect or decline, in its sole discretion, to provide such Class of Replacement Term Loans or such Revolver Replacement Facility.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower Representative, the Administrative Agent and the Collateral Agent may, without the input or consent of any Lender, amend, supplement and/or waive this Agreement and/or any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) the Borrower Representative and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrower Representative and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 5.17, 5.18 and/or 9.02(c), or any other provision of this Agreement or any other Loan Document specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent, (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment, an Extension Amendment and/or a Refinancing Amendment) and/or (C) in connection with the establishment of a tranche of Customary Term A Loans under this Agreement pursuant to any Incremental Amendment and/or any Refinancing Amendment, incorporate a “financial maintenance covenant” that only applies for the benefit of the lenders in respect of such facility (but not any other Lender); it being understood that the Borrower Representative and the Administrative Agent are hereby authorized under this clause (ii)(C) to amend such provisions of this Agreement (including, without limitation, Section 6.10, Section 7.01 and this Section 9.02) as may be necessary to establish such financial maintenance covenant and ensure that only the Lenders in respect of such Customary Term A Loans have rights with respect thereto provided that any Replacement Term Loan that constitutes a Customary Term A Loan may include one or more financial covenants that do not apply for the benefit of any Lender that does not hold such Customary Term A Loan,

(iii) if the Administrative Agent and the Borrower Representative have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower Representative shall be permitted to amend such provision solely to address such matter as reasonably determined by them,

(iv) the Administrative Agent and the Borrower Representative may amend, restate, amend and restate or otherwise modify any Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b),

(vii) other than with respect to clause (xi) below, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(viii) any amendment, waiver or modification of any term or provision that solely affects Lenders under one or more Classes and does not directly and adversely affect Lenders under one or more other Classes (including any waiver or modification of conditions to the extensions of credit under any Class of Commitments, pricing or other modifications) may be effected with the consent of Lenders owning more than 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders,

(ix) this Agreement may be amended in the manner prescribed in Section 1.13,

(x) this Agreement may be amended in the manner prescribed in Sections 2.22(h) and 2.23(c); it being understood and agreed that any such amendment may provide that with respect to the holders of any Class of Loans and/or Commitments that is structured as a “delayed draw” or similar facility to waive, amend or modify (i) any condition precedent to the funding of any Loan thereunder and/or (ii) any Event of Default arising as a result of any inaccuracy of any representation and/or warranty (including any certification) made in connection with the satisfaction of any such condition precedent may be waived, amended or modified solely with the consent of a majority of the holders of such Loans and/or Commitments (or such other percentage of such holders as may be required in the amendment implementing such Class of Loans and/or Commitments (and without the consent of the Required Lenders or any other Lenders),

(xi) for the avoidance of doubt, any “MFN” provision, including, without limitation, Sections 2.22(a)(v) hereof, may be amended solely with the consent of the Borrower Representative and the Required Lenders,

(xii) the Required Lenders, without the consent of any other Lender, may (A) rescind any acceleration of the Loans and/or any other Obligation pursuant to Article 7 hereof and/or (B) agree that the Administrative Agent and the Lenders will forbear from exercising any remedy provided under any Loan Document with respect to any Event of Default, and

(xiii) no amendment, modification or waiver of any provision of any Ancillary Document shall require the consent of any Lender other than the relevant Ancillary Lender.

(e) It is understood that:

(i) notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders or Required Revolving Lenders, as applicable, have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than any Arranger, Revolving Lender or any Lender that is a Regulated Bank or an affiliate of any such Arranger, Revolving Lender or any Lender) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower Representative otherwise elects (in its sole discretion), have no right to vote any of its Loans and/or Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders;

(ii) for purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and/or Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes each Borrower and/or any other Loan Party or any instrument issued or guaranteed by a Borrower and/or any other Loan Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) such

Borrower and/or any other Loan Party and any instrument issued or guaranteed by such Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions, each as published by the International Swaps and Derivatives Association, Inc. (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (1) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by IHS Markit Ltd, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (2) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (3) any Borrower and/or any other Loan Party is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivative transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of each Borrower and/or any other Loan Party other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) each Borrower and/or any other Loan Party and any instrument issued or guaranteed by a Borrower and/or any other Loan Party, collectively, represent less than 5% of the components of such index;

(iii) each Lender that is or at any time becomes a Net Short Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall be deemed to have represented and warranted to Intermediate Dutch Holdings and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that Intermediate Dutch Holdings and the Administrative Agent shall be entitled to rely on each such representation and deemed representation); and

(iv) once deemed effective, no amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom shall be deemed to be invalid on the basis that a consenting Lender is determined to be a Net Short Lender after the effective date of such amendment or waiver.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Section 9.02(e). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Net Short Lender or (y) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender.

Section 9.03. Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, each Ninth Amendment Lead Arranger, each Eleventh Amendment Lead Arranger, the Administrative Agent, the other Agents and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x)(A) one firm of outside counsel to all such Persons taken as a whole and (B) if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole and, (y) in the event of any actual conflict of interest, (A) of another firm of outside counsel to the Non-US Collateral Agent, and, (B) if necessary, of one local counsel in any relevant material jurisdiction to the Non-US Collateral Agent), in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by a Borrower and except as otherwise provided in a separate writing between any Borrower, the relevant Arranger, the relevant Ninth Amendment Lead Arranger, the relevant Eleventh Amendment Lead Arranger and/or the relevant Agent(s)) and (ii) without duplication of the obligation set forth in Section 9.03(b), all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the other Agents, the Arrangers, the Ninth Amendment Lead Arrangers, the Eleventh Amendment Lead Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x)(A) one firm of outside counsel to all such Persons taken as a whole and (B) if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole and, (y) in the event of any actual conflict of interest, (A) of another firm of outside counsel to the Non-US Collateral Agent, and, (B) if necessary, of one local counsel in any relevant material jurisdiction to the Non-US Collateral Agent) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Borrower Representative of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrowers shall indemnify each Arranger, each Project Grace Arranger, each Ninth Amendment Lead Arranger, each Eleventh Amendment Lead Arranger, each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees, taken as a whole and solely in the case of a conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by Intermediate Dutch Holdings, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to Intermediate Dutch Holdings, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Intermediate Dutch Holdings, any other Loan Party or any of their respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any other Agents, any Issuing Bank, any Arranger, any Project Grace Arranger, any Ninth Amendment Lead Arranger or any Eleventh Amendment Lead Arranger, acting in its capacity as the Administrative Agent, as a Collateral Agent, as an Issuing Bank or as an Arranger or a Project Grace Arranger or a Ninth Amendment Lead Arranger or an Eleventh Amendment Lead Arranger) that does not involve any act or omission of Holdings, Intermediate Dutch Holdings or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by a Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. Any amount due under this Section 9.03(b) shall be payable by the Borrowers within 30 days (x) after receipt by the Borrower Representative of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower Representative of an invoice setting forth such costs and expenses in reasonable detail, together with reasonable backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrowers shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower Representative (which consent shall not be unreasonably withheld, delayed or conditioned) or any other losses, claims, damages, liabilities and/or expenses incurred in connection therewith, but if any proceeding is settled with the written consent of the Borrower Representative, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower Representative shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04. Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives on behalf of itself and its Related Parties, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against a Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to, and in accordance with, the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as permitted under Section 6.07, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and having provided written notice to the Administrative Agent at least two Business Days prior to the effectiveness of such assignment or other transfer (and any attempted assignment or transfer by any such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void (except as set forth in Section 9.05(f)) and, if applicable, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in Section 9.05(e)), Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Project Grace Arrangers, the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent of:

(A) the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower Representative shall be deemed to have consented to any assignment of Term Loans (other than any assignment to any Person that is not an Eligible Assignee) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt by the Borrower Representative of a written notice requesting consent thereto and (y) the consent of the Borrower Representative shall not be required for any assignment (1) of Term Loans or Term Commitments to any Lender or any Affiliate of any Lender or an Approved Fund, (2) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) exists or (3) of Revolving Loans or Revolving Credit Commitments to any other Revolving Lender; it being understood and agreed that the Borrower Representative may withhold its consent (in its sole discretion) to any assignment of any Loans and/or Commitments to any Person that is (i) known by it to be an Affiliate of a Disqualified Institution and/or an Affiliate of a Competitor, regardless of whether any such Person is reasonably identifiable as an Affiliate of a Disqualified Institution or a Competitor, as applicable (other than a Competitor Debt Fund Affiliate, unless the Borrower Representative has other reasonable grounds on which to withhold its consent) and/or (ii) known by it to be a “loan to own” investor and/or an investor primarily in distressed credits or opportunistic or special situations or any affiliate of any such investor;

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C) in the case of any Revolving Facility, each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of any Issuing Bank or the Swingline Lender shall be required for any assignment to a Revolving Lender or an Affiliate of a Revolving Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the Trade Date and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000 in the case of Term Loans and Term Commitments denominated in Dollars, €1,000,000 in the case of Term Loans and Term Loan Commitments denominated in Euros or C$1,000,000 in the case of Term Loans and Term Loan Commitments denominated in Canadian Dollars or (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, in each case unless each of the Borrower Representative and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (or €3,500 if the currency in which the Class of Loans or Commitments being assigned is denominated in Euros) (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement (including with respect to any Ancillary Facility), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Applicable Borrower(s) shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the US a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations to repay such Loans and LC Disbursements in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Intermediate Dutch Holdings or any Restricted Subsidiary or the performance or observance by Intermediate Dutch Holdings or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is (1) an Eligible Assignee and (2) not a Disqualified Institution or an Affiliate of any Disqualified Institution, legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and each applicable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower Representative (solely in the case of participations in any Lender’s rights and obligations with respect to the Term Loans), the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the final paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), any Borrower or any of such Borrower’s respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided, that it is understood and agreed that the consent of the Borrower Representative will be required for any participation of any rights or obligations (including any Loan or Commitment) of any Lender under or in respect of the Revolving Facility; provided, further, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b); it being understood and agreed that no Lender may enter into any agreement or other arrangement with any Participant that provides such Participant with the right to agree to or approve (or direct such Lender to agree, approve, consent or not to agree, approve or consent) any other amendment, modification or waiver in respect of any Loan Document, and any such agreement or arrangement shall be deemed to be null and void and of no force or effect. Subject to paragraph (c)(ii) of this Section, the Borrower Representative agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and

2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower Representative and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(i) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant.

Each Lender that sells a participation or makes a grant to an SPC shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant/SPC Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant/SPC Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the Treasury Regulations (or any amended or successor version) or any other applicable section of the Code or Treasury Regulations. The entries in the Participant/SPC Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant/SPC Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant/SPC Register.

(d) (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii) No Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a reference obligation (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) with any counterparty that is a Disqualified Institution.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower Representative (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the US or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower Representative or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Any assignment, participation, entry into an Obligations Derivative Instrument or pledge by a Lender (A) to or with any Disqualified Institution or (B) in the case of any assignment and/or participation to any Person, without the Borrower Representative’s consent to the extent the Borrower Representative’s consent is required under this Section 9.05 (and, if applicable, not deemed to have been given pursuant to Section 9.05(b)(i)(A)), in each case, shall be null and void unless, solely in the case of any assignment, solely to the extent that there has been any subsequent assignment by a Disqualified Institution or any such other Person to an Eligible Assignee that complies with the requirements of Section 9.05(b), in which case such subsequent assignment will be deemed to be a valid and enforceable assignment for the purposes hereof; and Holdings, Intermediate Dutch Holdings and each Borrower shall each be entitled to seek specific performance to unwind any such assignment, participation, Obligations Derivative Instrument or pledge and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to any Borrower at law or in equity; it being understood and agreed that the Borrowers, Holdings and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment or participation to a Disqualified Person, any entry into any Obligations Derivative Instrument with any Disqualified Person, the pledge or assignment of any security interest in any Loan or Commitment to a Disqualified Person and/or any assignment or participation of, or pledge or assignment of a security interest in, any Loan or Commitment to any Person to whom the Borrower Representative’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings, Intermediate Dutch Holdings or any Borrower may otherwise have at law or equity. The Administrative Agent may make the list of Disqualified Institutions available on a confidential basis in accordance with Section 9.13 to any Lender who specifically requests a copy thereof, and such Lender may provide such list of Disqualified Institutions to any potential assignee or participant or counterparty to any Obligations Derivative Instrument who agrees to keep such list confidential in accordance with Section 9.13 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made to any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than any Competitor Debt Fund Affiliate) and/or any other Person to whom the Borrower Representative’s consent is required but not obtained, in each case, without the Borrower Representative’s prior written consent (any such person, a “Disqualified Person”), then the Applicable Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of such Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loan, held by such Disqualified Person, purchase such Term Loan by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loan, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided, that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit and Swingline Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrowers, (II) in the case of clauses (A) and (B), no Borrower shall be liable to the relevant Disqualified Person under Section 2.16 if any LIBO Rate Loan or Term SOFR Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to any Borrower or any of their respective subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (IV) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(e). Further, any Disqualified Person identified by a Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority of Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons (1) in any proceeding under any Debtor Relief Law commenced by or against Intermediate Dutch Holdings or any other Loan Party and/or (2) for purposes of any matter requiring the consent of each Lender or each affected Lender and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii) Notwithstanding anything to the contrary herein, each of Holdings, each Borrower and each Lender acknowledges and agrees that the Administrative Agent (in its capacity as such) shall not (x) have any liability with respect to or arising out of any assignment or participation of commitments and/or Loans to any Disqualified Institution or Affiliated Lender (regardless of whether the consent of the Administrative Agent is required thereto) or (y) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender and none of the Borrower Representative, any Lender or any of their respective Affiliates will bring any claim to that effect.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases (including, for the avoidance of doubt, any negotiated transaction), in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided, that:

(i) any Term Loan acquired by Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided, that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loan acquired by any Non-Debt Fund Affiliate (other than Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries) may (but shall not be required to) be contributed to any Borrower or any of its subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution); provided, that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Tranche B-3 Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans and/or the Eleventh Amendment Euro Refinancing Term Loans, as applicable, pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of the Tranche B-3 Term Loans, the Eleventh Amendment Dollar Refinancing Term Loans or the Eleventh Amendment Euro Refinancing Term Loans, as applicable, so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning or purchasing, as applicable, Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) subject to Section 9.05(f)(ii), after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellation thereof) (the “Affiliated Lender Cap”); provided, that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void (except to the extent such excess amount is subsequently assigned to a Person that is not an Affiliated Lender);

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, Intermediate Dutch Holdings or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loan to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) subject to clause (iv) above, the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payment in which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Intermediate Dutch Holdings, any Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii) in any proceeding under any Debtor Relief Law, (A) the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender (in its capacity as a Lender) in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans held by other Term Lenders and (B) all Affiliated Lenders shall be treated as a single lender for purposes of any “numerosity” or similar requirement applicable therein.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans and/or Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments (x) on a pro rata basis through Dutch Auctions open to all applicable Lenders in accordance with customary procedures or (y) on a non-pro rata basis through open market purchases (including, for the avoidance of doubt, negotiated transactions) without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (viii) of this clause (g); provided that the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the

Required Lenders or Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loan and/or Commitments that accounts for more than 49.9% of the relevant Required Lender or Required Revolving Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Loan acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loan so contributed shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and cancelled.

(h) In the event that an Assignment by any Lender of its rights and/or obligations under any relevant Loan Documents occurred or was deemed to occur by way of novation, each Loan Party explicitly agrees that all security interests and guarantees created under any Loan Documents governed by Luxembourg law shall be preserved for the benefit of the new Lender and the Secured Parties, including in respect of any Loan Party, in accordance with the provisions of article 1278 of the Luxembourg Civil Code.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, each Intercreditor Agreement, the Fee Letter and the Project Grace Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, Intermediate Dutch Holdings, each Borrower and each Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed that, subject to any Requirement of Law, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any Loan Document shall be deemed to include any Electronic Signature, delivery or the keeping of any record in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state laws based on the Uniform Electronic Transactions Act.

Section 9.08. Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and, upon the written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender, respectively, to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. The Administrative Agent shall promptly notify the Borrower Representative and any applicable Lender or Issuing Bank shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application, as applicable; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have. For the avoidance of doubt, the term “Lender” shall, for all purposes of this paragraph, include the Swingline Lender.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “BUSINESS DATE MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER A BUSINESS DATE MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF, US BORROWER, DUTCH BORROWER OR THEIR RESPECTIVE APPLICABLE AFFILIATE HAS A RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE CLOSING DATE ACQUISITION AND/OR, IF APPLICABLE, ANY POTENTIAL SUBSEQUENT ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE CLOSING DATE ACQUISITION AND/OR, IF APPLICABLE, ANY POTENTIAL SUBSEQUENT ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF THE LAWS WHICH GOVERN THE ACQUISITION AGREEMENT REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY US FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (EXCEPT AS OTHERWISE PROVIDED IN ANY APPLICABLE COLLATERAL DOCUMENT) AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE COLLATERAL AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each of the Agents, each Lender, each Issuing Bank, each Arranger, each Project Grace Arranger, each Ninth Amendment Lead Arranger and each Eleventh Amendment Lead Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed:

(a) to its Representatives, its Affiliates, and to its Affiliates’ Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower Representative otherwise consents, no such disclosure shall be made by any Agent, any Issuing Bank, any Arranger, any Project Grace Arranger, any Ninth Amendment Lead Arranger, any Eleventh Amendment Lead Arranger, any Lender, any Ancillary Lender or any Affiliate or Representative thereof to any Affiliate or Representative of any Agent, any Issuing Bank, any Arranger, any Project Grace Arranger, any Ninth Amendment Lead Arranger, any Eleventh Amendment Lead Arranger, any Ancillary Lender, or any Lender that is a Disqualified Institution,

(b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent practicable and permitted by applicable Requirements of Law, inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment),

(c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment),

(d) to the extent provided by or on behalf of the Borrower Representative to the Administrative Agent for distribution to the Issuing Banks and/or Lenders, by any Agent to any Lender or Issuing Bank party to this Agreement, as applicable,

(e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower Representative and the Administrative Agent) in accordance with the standard syndication process of the Arrangers, the Project Grace Arrangers, the Ninth Amendment Lead Arrangers or the Eleventh Amendment Lead Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution and/or any Person to whom the Borrower Representative has, at the time of disclosure, affirmatively declined to consent to any assignment or participation), (ii) any pledgee referred to in Section 9.05 and (iii) other than any Disqualified institution, any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party,

(f) subject to the Borrower Representative’s prior approval of the information to be disclosed, (i) to Moody’s, S&P or Fitch on a confidential basis in connection with obtaining or maintaining ratings required under Section 5.13 or (ii) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, solely for the purpose of obtaining league table credit,

(g) [reserved],

(h) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives, and

(i) with the prior written consent of the Borrower Representative.

For purposes of this Section, “Confidential Information” means all information relating to Holdings, Intermediate Dutch Holdings and/or any of its affiliates, subsidiaries and their respective businesses or the Transactions, including any trade secrets or other proprietary information of Holdings, Intermediate Dutch Holdings and/or any of its affiliates, subsidiaries and their respective businesses (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, any Project Grace Arranger, any Ninth Amendment Lead Arranger, any Eleventh Amendment Lead Arranger or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, Intermediate Dutch Holdings and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, any Project Grace Arranger, any Ninth Amendment Lead Arranger, any Eleventh Amendment Lead Arranger, Issuing Bank, Ancillary Lender or Lender on a non-confidential basis prior to disclosure by Holdings or any of its subsidiaries. The existence of this Agreement (but not the terms hereof), the existence of the Credit Facilities (but not the terms thereof), generic information regarding the Credit Facilities (but not any other Confidential Information) may be disclosed by the Administrative Agent to market data collectors and other similar service providers to the lending industry and to service providers to the Administrative Agent in connection with the administration of the Credit Facilities. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to any Person that is a Disqualified Institution at the time of disclosure. Notwithstanding anything to the contrary herein, each of Holdings, each Borrower and each Lender agrees that the Administrative Agent (in its capacity as such) shall not have any liability with respect to or arising out of any disclosure by any Lender or any Issuing Bank of Confidential Information to any Disqualified Institution.

Section 9.14. No Fiduciary Duty. Each of the Agents, the Arrangers, the Project Grace Arrangers, the Ninth Amendment Lead Arrangers, the Eleventh Amendment Lead Arrangers, each Lender, each Issuing Bank and their respective Affiliates (solely for purposes of this paragraph, each a “Lender Party”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading thereto, (x) no Lender Party, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person and (iii) it hereby waives any claims against any of the Lender Parties for breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and any Borrower in accordance with the Beneficial Ownership Regulation.

Section 9.17. Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that each of the Agents and/or its respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Collateral Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Collateral Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.20. Intercreditor Agreements. REFERENCE IS MADE TO EACH INTERCREDITOR AGREEMENT. EACH LENDER AND EACH ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTION CONTRARY TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO EACH APPLICABLE INTERCREDITOR AGREEMENT AS “FIRST LIEN AGENT” (OR EQUIVALENT) AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH

LENDER AND EACH ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE COLLATERAL AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS AND/OR HOLDER OF ANY INDEBTEDNESS SUBJECT TO ANY INTERCREDITOR AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS AND/OR HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH APPLICABLE INTERCREDITOR AGREEMENT.

Section 9.21. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided, that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.

Section 9.22. Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty and any Lien granted by such Subsidiary Guarantor pursuant to any Collateral Document) shall be automatically released) (i) upon the consummation of any transaction or series of related transactions not prohibited hereunder if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited hereunder), subject, if applicable, to the Specified Guarantor Release Provision, (ii) upon the occurrence of the Termination Date and/or (iii) with respect to any Discretionary Guarantor, upon notice by the Borrower Representative to the Collateral Agent at any time as a result of a single transaction or series of related transactions not prohibited hereunder, (b) any Subsidiary Guarantor that meets the definition of an “Excluded Subsidiary” shall be released by the Collateral Agent promptly following the request therefor by the Borrower Representative, subject, if applicable, to the Specified Guarantor Release Provision, (c) Holdings shall be released from its obligations under its Loan Guaranty and the other Loan Documents upon the consummation of an IPO of Holdings and (d) Intermediate Dutch Holdings shall be released from its obligations under its Loan Guaranty and the other Loan Documents upon the consummation of an IPO of Intermediate Dutch Holdings. In connection with any such release, the Collateral Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Collateral Agent, the Borrower Representative shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Collateral Agent (other than as to the Collateral Agent’s authority to execute and deliver such documents).

Section 9.23. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24. Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c) (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between any Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Intermediate Dutch Holdings or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.25. Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower Representative in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower Representative in the Agreement Currency, the Borrower Representative agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower Representative (or to any other Person who may be entitled thereto under applicable Requirements of Law).

Section 9.26. Parallel Debt.

(a) For the purpose of this Section 9.26, “Principal Obligations” means each Loan Party’s payment obligations to one or more Secured Parties under or in connection with the Loan Documents (but, for the avoidance of doubt, excluding each Parallel Debt).

(b) Each Loan Party irrevocably and unconditionally undertakes to pay to the Non-US Collateral Agent (and, where applicable, by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis)) amounts equal to its Principal Obligations as they may exist from time to time (each a “Parallel Debt”).

(c) Each Parallel Debt will become due and payable at the same time as the corresponding Principal Obligation becomes due and payable and in the same currency as the corresponding Principal Obligation.

(d) The rights of the Non-US Collateral Agent under each Parallel Debt are its own claims to receive payment from the relevant Loan Party, several and independent from any right that any Secured Party may have under the Loan Documents.

(e) Each Parallel Debt of a Loan Party shall be decreased to the extent that the corresponding Principal Obligation has been irrevocably and unconditionally paid or discharged, and each Principal Obligation of a Loan Party shall be decreased to the extent that the corresponding Parallel Debt has been irrevocably and unconditionally paid or discharged, in each case provided that the Parallel Debts of a Loan Party shall never exceed its Principal Obligations.

(f) For the purpose of this Section 9.26, the Non-US Collateral Agent acts in its own name and not as agent, trustee or representative of the Secured Parties. The Non-US Collateral Agent shall hold any Lien governed by the laws of the Netherlands and securing any Parallel Debt in its own name as creditor of the Parallel Debts and not on trust or otherwise as agent, trustee or representative of the Secured Parties.

Section 9.27. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Derivative Transaction or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the US or any other state of the US): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the US or a state of the US. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the US or a state of the US. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.28. Erroneous Payments.

(a) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.28(a) shall be conclusive, absent manifest error.

(b) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each party hereto agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount, (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party except to the extent such erroneous Payment (or portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received from or on behalf of such Borrower or any other Loan Party for the purpose of prepaying, repaying, discharge or otherwise satisfying such Obligations and (z) this Section 9.28 shall not in any way be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for) the Obligations owed by any Borrower or any other Loan Party under the Loan Documents.

(d) Each party’s obligations under this Section 9.28 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

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